As filed with the Securities and Exchange Commission on October 2, 2007
Registration No. 333-146027
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
RF Micro Devices, Inc.
(Exact name of Registrant as specified in its charter)

North Carolina	3674	56-1733461
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7628 Thorndike Road
Greensboro, North Carolina 27409-9421
(336) 664-1233
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert A. Bruggeworth
President and Chief Executive Officer
RF Micro Devices, Inc.
7628 Thorndike Road
Greensboro, North Carolina 27409-9421
(336) 664-1233
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Jane Ross, Esq. David A. Lipkin, Esq. Cooley Godward Kronish LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 (650) 843-5000	Suzanne Rudy RF Micro Devices, Inc. 7628 Thorndike Road Greensboro, NC 27409-9421 (336) 664-1233	Robert Van Buskirk Sirenza Microdevices, Inc. 303 S. Technology Court Broomfield, CO 80021 (303) 327-3030	Michael S. Ringler, Esq. Steven V. Bernard, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation One Market Street Spear Tower, Suite 3300 San Francisco, CA 94105 (415) 947-2099

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	per Unit	Price(2)	Fee(2)(3)
Common stock, no par value	99,012,372	N/A	$637,639,676	$19,576

(1)	This registration statement relates to common stock, no par value, of RF Micro Devices, Inc. (“RFMD”) issuable to holders of common stock, $0.001 par value per share, of Sirenza Microdevices, Inc., a Delaware corporation (“Sirenza”), in the proposed merger of Iceman Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of RFMD, with and into Sirenza. Except as indicated in the following sentence, the number of shares of RFMD common stock to be registered has been determined by multiplying: (A) the exchange ratio (1.7848 shares of RFMD common stock for each share of Sirenza common stock) by (B) the estimated maximum number of shares of Sirenza common stock that may be exchanged in or otherwise issued as a result of the first merger, which is comprised of (i) 52,368,714 shares of Sirenza common stock outstanding, (ii) 1,713,562 shares of Sirenza common stock issuable upon the exercise of outstanding options (whether or not currently exercisable), (iii) 250,000 shares of Sirenza common stock issuable upon the exercise of purchase rights under Sirenza’s employee stock purchase plan, (iv) 64,161 shares of Sirenza common stock issuable pursuant to performance share awards outstanding, and (v) 250,000 shares of Sirenza common stock that may be issued pursuant to restricted stock awards that may be granted under Sirenza’s equity plans prior to the effective time of the first merger (whether or not then vested). To calculate the maximum number of shares of Sirenza common stock that may be exchanged in or otherwise issued as a result of the first merger pursuant to the exercise of outstanding options (whether or not currently exercisable), the 1,713,562 shares specified in clause (ii) of the preceding sentence was multiplied by the sum of (a) the exchange ratio of 1.7848 and (b) the quotient of the per share cash amount ($5.56 for each share of Sirenza common stock) and $6.44, the average of the high and low sale prices for shares of RFMD common stock as reported on the NASDAQ Global Select Market on September 27, 2007.

(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rules 457(c) and (f) of the Securities Act of 1933, as amended, based upon the product of: (A) the number of shares of RFMD common stock being registered hereunder, multiplied by (B) $6.44, the average of the high and low sale prices for shares of RFMD common stock as reported on the NASDAQ Global Select Market on September 27, 2007.

(3)	$18,562 previously paid, $1,014 paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SPECIAL MEETINGS OF STOCKHOLDERS
MERGERS PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of RF Micro Devices, Inc., or RFMD, and Sirenza Microdevices, Inc., or Sirenza, have unanimously approved an Agreement and Plan of Merger and Reorganization dated as of August 12, 2007, among RFMD, Iceman Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of RFMD, and Sirenza, which contemplates the acquisition by RFMD of Sirenza through (a) a merger of such wholly owned subsidiary of RFMD with and into Sirenza, and (b) the subsequent merger of Sirenza with and into RFMD.

If the mergers are completed, holders of Sirenza common stock will receive, in exchange for each share of Sirenza common stock they own, a combination of cash in the amount of $5.56 and 1.7848 shares of RFMD common stock (with cash substituted for any fractional shares). The stock component of the merger consideration is a fixed exchange ratio that will not be adjusted for changes in the stock price of either company before the mergers are completed. RFMD common stock is listed on the NASDAQ Global Select Market under the symbol “RFMD.” Sirenza common stock is listed on the NASDAQ Global Market under the symbol “SMDI.” On October 1, 2007, the last trading day before the date of this joint proxy statement/prospectus, the closing price of RFMD common stock was $6.82 per share, and the closing price of Sirenza common stock was $17.51 per share.

Stockholders of RFMD will be asked, at RFMD’s special meeting of stockholders, (a) to approve the issuance of shares of RFMD common stock to the stockholders of Sirenza, and (b) to approve an increase in the maximum size of the RFMD board of directors from nine members to 11 members (so as to permit the appointment to the RFMD board of directors of two existing members of the Sirenza board of directors). Stockholders of Sirenza will be asked, at Sirenza’s special meeting of stockholders, to adopt the merger agreement.

The dates, times and places of the special meetings are as follows:

For RFMD stockholders:	For Sirenza stockholders:
October 29, 2007	October 29, 2007
4:00 p.m., local time	11:00 a.m., local time
RF Micro Devices, Inc.	Sirenza Microdevices, Inc.
7628 Thorndike Road	303 S. Technology Court
Greensboro, NC 27409-9421	Broomfield, CO 80021

This joint proxy statement/prospectus provides you with information about RFMD, Sirenza and the proposed transaction. You may obtain other information about RFMD and Sirenza from documents filed with the Securities and Exchange Commission. We encourage you to read the entire joint proxy statement/prospectus carefully.

Robert Bruggeworth	Robert Van Buskirk
Chief Executive Officer	Chief Executive Officer
RF Micro Devices, Inc.	Sirenza Microdevices, Inc.

FOR A DISCUSSION OF SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING AT THE SPECIAL MEETINGS, SEE “RISK FACTORS” BEGINNING ON PAGE 23.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE RFMD COMMON STOCK TO BE ISSUED IN THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement/prospectus is dated October 2, 2007, and is first being mailed to stockholders of RFMD and Sirenza on or about October 8, 2007.

THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

RF MICRO DEVICES, INC.
7628 Thorndike Road
Greensboro, NC 27409-9421
(336) 664-1233

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 29, 2007

To the Stockholders of RF Micro Devices, Inc.:

On behalf of the board of directors of RF Micro Devices, Inc., a North Carolina corporation, we are pleased to deliver this joint proxy statement/prospectus relating to the proposed mergers by which RFMD is proposing to acquire Sirenza Microdevices, Inc., a Delaware corporation, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of August 12, 2007, among RFMD, Iceman Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of RFMD, and Sirenza. A special meeting of stockholders of RFMD will be held on Monday, October 29, 2007 at 4:00 p.m., local time, at the principal executive offices of RFMD located at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, for the following purposes:

Proposal No. 1. To consider and vote upon the issuance of shares of RFMD common stock in the merger of Iceman Acquisition Sub, Inc. with and into Sirenza as contemplated by the merger agreement.

Proposal No. 2. To consider and vote upon an adjournment of the RFMD special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Proposal No. 3. To consider and vote upon an amendment to the RFMD Bylaws to increase the maximum size of the RFMD board of directors from nine members to 11 members (so as to permit the appointment to the RFMD board of directors of two existing members of the Sirenza board of directors).

The RFMD special meeting will also address such other business as may properly come before the RFMD special meeting or any adjournment or postponement thereof.

The RFMD board of directors has fixed September 27, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the RFMD special meeting and any adjournment or postponement thereof. Only holders of record of shares of RFMD common stock at the close of business on the record date are entitled to notice of, and to vote at, the RFMD special meeting. At the close of business on the record date, RFMD had outstanding and entitled to vote 194,878,847 shares of common stock.

Your vote is important. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the RFMD special meeting is required for approval of each of Proposal No. 1 and Proposal No. 2 above. The affirmative vote of the holders of a majority of the outstanding shares of RFMD common stock on the record date for the RFMD special meeting is required for approval of Proposal No. 3 above. THE APPROVAL OF PROPOSAL NO. 1 IS A CONDITION TO THE COMPLETION OF THE MERGERS. Even if you plan to attend the RFMD special meeting in person, we request that you sign and return the enclosed proxy card or vote by telephone or by using the Internet as instructed on the enclosed proxy card, and thus ensure that your shares will be represented at the RFMD special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of each of Proposals Nos. 1, 2 and 3 above. If you fail to return your proxy card or vote by telephone or by using the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the RFMD special meeting, and the effect will be a vote against amending the RFMD Bylaws to increase the maximum size of the RFMD board of directors. If you do attend the RFMD special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Robert Bruggeworth
Chief Executive Officer

Greensboro, North Carolina
October 2, 2007

THE RFMD BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE ISSUANCE OF SHARES OF RFMD COMMON STOCK IN THE MERGER DESCRIBED ABOVE IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, RFMD AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT RFMD STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2 AND “FOR” PROPOSAL NO. 3.

SIRENZA MICRODEVICES, INC.
303 S. Technology Court
Broomfield, CO 80021
(303) 327-3030

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 29, 2007

To the Stockholders of Sirenza Microdevices, Inc.:

On behalf of the board of directors of Sirenza Microdevices, Inc., a Delaware corporation, we are pleased to deliver this joint proxy statement/prospectus relating to the proposed mergers by which RF Micro Devices, Inc. is proposing to acquire Sirenza, pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of August 12, 2007, among RFMD, Iceman Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of RFMD, and Sirenza. A special meeting of stockholders of Sirenza will be held on Monday, October 29, 2007 at 11:00 a.m., local time, at the principal executive offices of Sirenza located at 303 S. Technology Court, Broomfield, Colorado 80021, for the following purposes:

Proposal No. 1. To consider and vote upon the adoption of the merger agreement.

Proposal No. 2. To consider and vote upon an adjournment of the Sirenza special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

The Sirenza special meeting will also address such other business as may properly come before the Sirenza special meeting or any adjournment or postponement thereof.

The Sirenza board of directors has fixed September 27, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Sirenza special meeting and any adjournment or postponement thereof. Only holders of record of shares of Sirenza common stock at the close of business on the record date are entitled to notice of, and to vote at, the Sirenza special meeting. At the close of business on the record date, Sirenza had outstanding and entitled to vote 52,841,154 shares of common stock.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of Sirenza common stock on the record date for the Sirenza special meeting is required for approval of Proposal No. 1 above. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Sirenza special meeting is required to approve Proposal No. 2 above. THE APPROVAL OF PROPOSAL NO. 1 IS A CONDITION TO THE COMPLETION OF THE MERGERS. Even if you plan to attend the Sirenza special meeting in person, we request that you sign and return the enclosed proxy card or vote by telephone or by using the Internet as instructed on the enclosed proxy card and thus ensure that your shares will be represented at the Sirenza special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of each of Proposals Nos. 1 and 2 above. If you fail to return your proxy card or vote by telephone or by using the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the Sirenza special meeting, and the effect will be a vote against the adoption of the merger agreement. If you do attend the Sirenza special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Please do not send any certificates representing your Sirenza common stock at this time.

By Order of the Board of Directors,

Robert Van Buskirk
Chief Executive Officer

Broomfield, Colorado
October 2, 2007

THE SIRENZA BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE MERGERS ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, SIRENZA AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SIRENZA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1. THE SIRENZA BOARD OF DIRECTORS ALSO RECOMMENDS THAT SIRENZA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus “incorporates by reference” important business and financial information about RFMD and Sirenza from documents that are not included in or delivered with this joint proxy statement/prospectus. For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 141.

If you are an RFMD or Sirenza stockholder, you may have received some of the documents incorporated by reference. You may also obtain any of those documents from the appropriate company, the Securities and Exchange Commission, or the SEC, or the SEC’s Internet web site at http://www.sec.gov. Documents incorporated by reference in this joint proxy statement/prospectus are available from the appropriate company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

RF Micro Devices, Inc.
Attn: Investor Relations Department
7628 Thorndike Road
Greensboro, NC 27409-9421
Telephone: (336) 664-1233

Sirenza Microdevices, Inc.
Attn: Investor Relations
303 S. Technology Court
Broomfield, CO 80021
(303) 327-3030

If you would like to request documents, please do so by October 22, 2007 to receive them before the special meetings. If you request any incorporated documents, the appropriate company will strive to mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q:	What are the mergers?

A:	RFMD and Sirenza have entered into an agreement and plan of merger and reorganization, dated as of August 12, 2007, which is referred to in this joint proxy statement/prospectus as the merger agreement, that contains the terms and conditions of the proposed acquisition of Sirenza by RFMD. Under the merger agreement, Iceman Acquisition Sub, Inc., a wholly owned subsidiary of RFMD, will merge with and into Sirenza, with Sirenza surviving as a wholly owned subsidiary of RFMD. We refer to this transaction as the first merger. The merger agreement contemplates that immediately following the first merger, Sirenza will merge with and into RFMD, which is referred to as the second merger and, together with the first merger, are referred to the mergers. The shares of RFMD common stock to be issued to Sirenza stockholders in the first merger are expected to represent approximately 33% of the outstanding shares of RFMD common stock immediately following the completion of the mergers. For a more complete description of the mergers, please see the section entitled “RFMD Proposal No. 1 and Sirenza Proposal No. 1 — The Mergers” beginning on page 55.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because you have been identified as a stockholder of either RFMD or Sirenza, and thus you are entitled to vote at the applicable company’s special meeting. This document serves as both a joint proxy statement of RFMD and Sirenza, used to solicit proxies for the respective special meetings, and as a prospectus of RFMD, used to offer shares of RFMD common stock in exchange for shares of Sirenza common stock pursuant to the terms of the merger agreement. This document contains important information about the mergers and the special meetings of the respective stockholders of RFMD and Sirenza, and you should read it carefully.

Q:	What is required to complete the mergers?

A:	To complete the mergers, RFMD stockholders must approve the issuance of shares of RFMD common stock in the first merger, which approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the RFMD special meeting. In addition, Sirenza stockholders must adopt the merger agreement, which adoption requires the affirmative vote of the holders of a majority of the voting power of the shares of Sirenza common stock outstanding on the record date for the Sirenza special meeting. In addition to the receipt of stockholder approval and appropriate regulatory approvals, including antitrust clearance, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, we urge you to read the section entitled “The Merger Agreement — Conditions to the Mergers” beginning on page 107 and the merger agreement attached to this joint proxy statement/prospectus as Annex A.

Q:	What will Sirenza stockholders receive as a result of the mergers?

A:	As a result of the first merger, Sirenza stockholders will receive, in exchange for each share of Sirenza common stock they own, a combination of cash in the amount of $5.56 and 1.7848 shares of RFMD common stock. No fractional shares of RFMD common stock will be issued in the first merger, and any holder of Sirenza common stock otherwise entitled to receive a fraction of share of RFMD common stock will instead receive an additional cash amount equal to the dollar amount, rounded to the nearest whole cent, determined by multiplying such fraction by the closing price of a share of RFMD common stock on the NASDAQ Global Select Market on the date the first merger is completed. No additional consideration will be issued to any Sirenza stockholder in connection with the second merger.

For example, if you own 100 shares of Sirenza common stock at the time the first merger is completed, you will receive, in exchange for your Sirenza shares, cash in the amount of $556.00, 178 shares of RFMD common stock, and an additional cash amount equal to the product of 0.48 multiplied by the closing price of a share of RFMD common stock on the NASDAQ Global Select Market on the date the first merger is completed. The number of shares of RFMD common stock comprising the stock component of the merger consideration in exchange for each share of Sirenza common stock is fixed and will not be adjusted based upon changes in the value of Sirenza common stock or RFMD common stock. As a result, the value of the RFMD shares you will receive in the first merger will not be known until the completion of the first merger, and will go up or down as the market price of RFMD common stock goes up or down. We encourage you to obtain current market quotations of Sirenza common stock and RFMD common stock. For a more complete description of what Sirenza stockholders will receive in the first merger, please see the section entitled “The Merger Agreement — Manner and Basis of Converting Shares” beginning on page 95.

Q:	What will holders of Sirenza options, performance share awards and restricted stock awards receive as a result of the mergers?

A:	Subject to certain exceptions, each Sirenza stock option that is outstanding and unexercised immediately prior to the completion of the first merger will be converted into an option to purchase RFMD common stock and RFMD will assume that stock option (or will replace that stock option by issuing a materially equivalent replacement stock option to purchase RFMD common stock) in accordance with the terms of the applicable Sirenza stock option plan and terms of the stock option agreement relating to that Sirenza stock option. No additional consideration will be issued to any Sirenza option holder in connection with the second merger. For more information, please see “The Merger Agreement — Sirenza Stock Options, Performance Share Awards and Restricted Stock Awards” beginning on page 100.

Additionally, and subject to certain exceptions, each Sirenza performance share award that is outstanding and unvested immediately prior to the completion of the first merger will be converted into and become a right to be issued RFMD common stock and RFMD will assume such performance share award (or will replace such performance share award by issuing a materially equivalent replacement stock right to be issued in RFMD common stock) in accordance with the terms of the applicable Sirenza stock plan and terms of the agreement relating to such Sirenza performance share award.

No cash consideration will be paid to any holder of a Sirenza stock option or performance share award in connection with the first merger; provided, however, that the exchange ratio used to determine the number of shares of RFMD common stock that each holder of a Sirenza option may purchase after the first merger, as well as the exercise price thereof, and that each holder of a Sirenza performance share award may be issued after the first merger, will take into account the cash consideration payable to Sirenza stockholders.

Holders of shares of Sirenza common stock that are unvested or subject to a repurchase option, risk of forfeiture or other condition under a restricted stock purchase right award or similar arrangement with Sirenza or under which Sirenza has any rights will be entitled to receive the same cash and shares of RFMD common stock issued in exchange for shares of Sirenza common stock as other Sirenza stockholders. However, the cash and shares which such holders of Sirenza restricted stock will be entitled to receive will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. Any portion of the cash payment that is attributable to an unvested restricted stock award will not be paid to the holder of the restricted stock award until such award vests. The cash payments attributable to restricted stock awards that are unvested as of the first merger will be held by RFMD and paid out to the holders of restricted stock awards when such award vests.

For more information, please see “The Merger Agreement — Sirenza Stock Options, Performance Share Awards and Restricted Stock Awards” beginning on page 100.

Q:	What are the material federal income tax consequences of the mergers to me?

A:	The mergers have been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and it is a closing condition to the mergers that RFMD and Sirenza receive opinions of counsel regarding such qualification. As a result of the anticipated qualification of the mergers as a reorganization, a holder of Sirenza common stock who receives a combination of RFMD common stock and cash in exchange for Sirenza common stock in the first merger will not be permitted to recognize loss, but will recognize gain, if any, equal to the lesser of (i) the amount of cash received in the exchange (other than cash received in lieu of fractional shares) or (ii) the excess of (A) the sum of the cash (other than cash received in lieu of fractional shares) plus the fair market value of the RFMD common stock received in the exchange (treating any fractional shares as received for this purpose) over (B) the tax basis of the Sirenza common stock surrendered.

Tax matters are very complicated, and the tax consequences of the mergers to a particular stockholder of Sirenza will depend in part on such stockholder’s circumstances. Accordingly, we urge you to consult your own tax advisor for a full understanding of the tax consequences of the mergers to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For more information, please see the section entitled “RFMD Proposal No. 1 and Sirenza Proposal No. 1 — The Mergers — Material U.S. Federal Income Tax Consequences” beginning on page 88.

Q:	If I am an RFMD stockholder, how does the RFMD board of directors recommend that I vote?

A:	After careful consideration, the RFMD board of directors unanimously recommends that RFMD stockholders vote “FOR” Proposal No. 1 to approve the issuance of shares of RFMD common stock in the first merger, “FOR” Proposal No. 2 to adjourn the RFMD special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, and “FOR” Proposal No. 3 to amend RFMD’s bylaws to increase the maximum size of the RFMD board of directors from nine to 11 members. For a description of the reasons underlying the recommendations of the RFMD board of directors, see the sections entitled “RFMD Proposal No. 1 and Sirenza Proposal No. 1 — The Mergers — RFMD’s Reasons for the Mergers” beginning on page 62, the section entitled “RFMD Proposal No. 2 — Possible Adjournment of the RFMD Special Meeting” beginning on page 115, and the section entitled “RFMD Proposal No. 3 — Amendment of RFMD Bylaws to Increase Maximum Size of RFMD Board of Directors” beginning on page 116.

Q:	If I am a Sirenza stockholder, how does the Sirenza board of directors recommend that I vote?

A:	After careful consideration, the Sirenza board of directors unanimously recommends that Sirenza stockholders vote “FOR” Proposal No. 1 to adopt the merger agreement. The Sirenza board of directors also recommends that Sirenza stockholders vote “FOR” Proposal No. 2 to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. For a description of the reasons underlying the recommendations of the Sirenza board of directors, see the sections entitled “RFMD Proposal No. 1 and Sirenza Proposal No. 1 — The Mergers — Sirenza’s Reasons for the Mergers” beginning on page 64 and the section entitled “Sirenza Proposal No. 2 — Possible Adjournment of the Sirenza Special Meeting” beginning on page 117.

Q:	What risks should I consider in deciding whether to vote in favor of the various proposals being submitted to the stockholders of RFMD and Sirenza?

A:	You should carefully review the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 23, which presents risks and uncertainties related to the mergers, RFMD and Sirenza.

Q:	When do you expect the mergers to be completed?

A:	We anticipate that the completion of the mergers will occur in the fourth calendar quarter of 2007, but we cannot predict the exact timing. For more information, please see the section entitled “The Merger Agreement — Conditions to the Mergers” beginning on page 107.

Q:	What do I need to do now?

A:	We urge you to read this joint proxy statement/prospectus carefully, including its annexes, and to consider how the mergers affect you. You may provide your proxy instructions in three different ways. First, you can mail your signed proxy card in the enclosed return envelope. Alternatively, you can provide your proxy instructions via the toll-free call center set up for this purpose at (800) 932-6798 if you are an RFMD stockholder and (800) 685-4258 if you are a Sirenza stockholder. Finally, you can provide your proxy instructions via the Internet at www.proxyvote.com. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the special meeting of RFMD stockholders or special meeting of Sirenza stockholders, as applicable.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions?

A:	If you are an RFMD stockholder, the failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting against the proposal to increase the maximum size of the RFMD board of directors and could be a factor in establishing a quorum for the special meeting of RFMD stockholders, which is required to transact business at the meeting. If you are a Sirenza stockholder, the failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting against the adoption of the merger agreement and could be a factor in establishing a quorum for the special meeting of Sirenza stockholders, which is required to transact business at the meeting.

Q:	May I vote in person?

A:	If your shares of RFMD common stock or Sirenza common stock are registered directly in your name with RFMD’s or Sirenza’s transfer agent, respectively, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by RFMD or Sirenza, respectively. If you are an RFMD stockholder of record, you may attend the special meeting of RFMD stockholders to be held on October 29, 2007 and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions. If you are a Sirenza stockholder of record, you may attend the special meeting of Sirenza stockholders to be held on October 29, 2007 and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions.

If your shares of RFMD common stock or Sirenza common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting of RFMD stockholders or the special meeting of Sirenza stockholders, respectively. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the applicable special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q:	May I change my vote after I have provided proxy instructions?

A:	Yes. You may change your vote at any time before your proxy is voted at the RFMD special meeting or the Sirenza special meeting, as applicable. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If I am a Sirenza stockholder, should I send in my stock certificates now?

A:	No. If you are a Sirenza stockholder, after the mergers are completed, you will receive written instructions from the exchange agent explaining how to exchange your stock certificates representing shares of Sirenza common stock for certificates representing shares of RFMD common stock and cash. If you are an RFMD stockholder, please note that your shares are not being exchanged in the transaction, and thus there is no reason to return your stock certificates.

Q:	Am I entitled to appraisal rights?

A:	Under Delaware corporate law, holders of Sirenza common stock are entitled to appraisal rights in connection with the first merger and may obtain payment in cash for the fair value of their shares of Sirenza common stock, but only if they submit a written demand for an appraisal before the vote is taken on the adoption of the merger agreement at the Sirenza special meeting and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is included as Annex F to this joint proxy statement/prospectus, and a summary of these provisions can be found in the section hereof entitled “RFMD Proposal No. 1 and Sirenza Proposal No. 1 — The Mergers — Appraisal Rights with Respect to Sirenza Common Stock.” RFMD stockholders are not entitled to appraisal rights in connection with the mergers.

Q:	Who is paying for this proxy solicitation?

A:	RFMD and Sirenza are conducting this proxy solicitation and will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. RFMD has engaged the services of Mellon Investor Services LLC to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from RFMD stockholders. Sirenza has also engaged the services of Mellon Investor Services LLC to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from Sirenza stockholders. RFMD estimates that its proxy solicitor fees will be approximately $8,000 plus reimbursement of reasonable expenses and Sirenza estimates that its proxy solicitor fees will be approximately $8,000 plus reimbursement of reasonable expenses. RFMD and Sirenza may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

Q:	Who can help answer my questions?

A:	If you are an RFMD stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the mergers, including the procedures for voting your shares, you should contact:

RF Micro Devices, Inc.
Attn: Investor Relations Department
7628 Thorndike Road
Greensboro, NC 27409-9421
(336) 664-1233

OR

Mellon Investor Services LLC
Newport Office Center VII
480 Washington Boulevard, 29th Floor
Jersey City, NJ 07310
(800) 932-6798

If you are a Sirenza stockholder, and would like additional copies, without charge, of this joint proxy statement/prospectus or if you have questions about the mergers, including the procedures for voting your shares, you should contact:

Sirenza Microdevices, Inc.
Attn: Investor Relations
303 S. Technology Court
Broomfield, CO 80021
(303) 327-3030

OR

Mellon Investor Services LLC
Newport Office Center VII
480 Washington Boulevard, 29th Floor
Jersey City, NJ 07310
(800) 685-4258

SUMMARY

This summary highlights selected information from this document. To understand the mergers fully, you should read carefully this entire document and the documents to which it refers. See “Where You Can Find More Information” beginning on page 141. The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement as it is the legal document that governs the mergers. We have included page references in parentheses to direct you to a more detailed description of the topics presented in this summary.

Comparative Per Share Market Price Information

RFMD common stock is listed on the NASDAQ Global Select Market under the symbol “RFMD” and Sirenza common stock is listed on the NASDAQ Global Market under the symbol “SMDI”. On August 10, 2007, the last full trading day prior to the public announcement of the proposed merger, RFMD common stock closed at $6.21 per share and Sirenza common stock closed at $14.17 per share. On October 1, 2007, the last full trading day prior to the printing of this joint proxy statement/prospectus, RFMD common stock closed at $6.82 per share and Sirenza common stock closed at $17.51 per share.

The Companies (Page 49)

RF Micro Devices, Inc.
7628 Thorndike Road
Greensboro, NC 27409-9421
Telephone: (336) 664-1233

RFMD is a global leader in the design and manufacture of high-performance radio frequency, or RF, components and system solutions for mobile communications. RFMD’s power amplifiers, or PAs, transmit modules, cellular transceivers and transceiver modules and system-on-chip, or SoC, solutions enable worldwide mobility, provide enhanced connectivity and support advanced functionality in current- and next-generation mobile devices, cellular base stations, wireless local area networks, or WLANs, and global positioning systems, or GPS. RFMD’s diverse portfolio of state-of-the-art semiconductor technologies and industry-leading RF systems expertise positions RFMD as a preferred supplier to the world’s leading mobile device manufacturers which deliver advanced wireless capabilities that satisfy current and future market demands.

Iceman Acquisition Sub, Inc. is a wholly owned subsidiary of RFMD that was incorporated in Delaware in August 2007. Iceman Acquisition Sub, Inc. does not engage in any operations and exists solely to facilitate the first merger.

Sirenza Microdevices, Inc.
303 S. Technology Court
Broomfield, CO 80021
(303) 327-3030

Sirenza is a supplier of RF components for the commercial communications, consumer and aerospace, defense and homeland security equipment markets. Sirenza’s products are designed to optimize the reception and transmission of voice, video and data signals in mobile wireless communications networks and in other wireless and wireline applications. Commercial applications for Sirenza’s RF components include mobile wireless infrastructure networks, wireless local area networks, fixed wireless networks, broadband wireline applications such as coaxial cable and fiber optic networks and cable television set-top boxes. Sirenza also supplies components to consumer-oriented end markets including antennae and receivers for satellite radio, tuner-related integrated circuits, or ICs, for high definition television, or HDTV, and transceiver ICs for use in digital cordless telephones, personal handyphone systems, or PHS, handsets, wireless speakers, cordless headsets and other personal electronic appliances. Sirenza’s aerospace and defense, or A&D, products include RF components for government, military, avionics, space and homeland security systems.

The Special Meetings

The RFMD Special Meeting (Page 49)

Time, Date and Place.  A special meeting of the stockholders of RFMD will be held on Monday, October 29, 2007, at the principal executive offices of RFMD located at 7628 Thorndike Road, Greensboro, North Carolina 27409 at 4:00 p.m., local time, to vote on Proposal No. 1 to approve the issuance of shares of RFMD common stock in the first merger, Proposal No. 2 to adjourn the RFMD special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, and Proposal No. 3 to amend the RFMD Bylaws to increase the maximum size of the RFMD board of directors from nine to 11 members.

Record Date and Voting Power for RFMD.  You are entitled to vote at the RFMD special meeting if you owned shares of RFMD common stock at the close of business on September 27, 2007, the record date for the RFMD special meeting. You will have one vote at the RFMD special meeting for each share of RFMD common stock you owned at the close of business on the record date. There are 194,878,847 shares of RFMD common stock entitled to be voted at the RFMD special meeting.

RFMD Required Vote.  The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the RFMD special meeting is required for approval of each of Proposal No. 1 to approve the issuance of shares of RFMD common stock in the first merger and Proposal No. 2 to adjourn the RFMD special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. The affirmative vote of the holders of a majority of the outstanding shares is required for approval of Proposal No. 3 to amend the RFMD Bylaws to increase the maximum size of the RFMD board of directors from nine to 11 members.

Share Ownership of Management.  As of September 27, 2007, the directors and executive officers of RFMD beneficially held approximately 0.8% of the shares entitled to vote at the RFMD special meeting. Dr. Albert Paladino, Robert Bruggeworth, Daniel DiLeo, Jeffrey Gardner, John Harding, David Norbury, William Pratt, Eric van der Kaay, Walter Wilkinson, Jr., who are all the members of the RFMD board of directors, and William A. Priddy, an executive officer of RFMD, who collectively held approximately 0.8% of the outstanding common stock of RFMD as of September 27, 2007, have agreed to vote their shares in favor of each of the proposals being submitted to the stockholders of RFMD at the RFMD special meeting.

The Sirenza Special Meeting (Page 52)

Time, Date and Place.  A special meeting of the stockholders of Sirenza will be held on Monday, October 29, 2007, at the principal executive offices of Sirenza located at 303 S. Technology Court, Broomfield, CO 80021, at 11:00 a.m., local time, to vote on Proposal No. 1 to adopt the merger agreement and Proposal No. 2 to adjourn the Sirenza special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Record Date and Voting Power for Sirenza.  You are entitled to vote at the Sirenza special meeting if you owned shares of Sirenza common stock at the close of business on September 27, 2007, the record date for the Sirenza special meeting. You will have one vote at the Sirenza special meeting for each share of Sirenza common stock you owned at the close of business on the record date. There are 52,841,154 shares of Sirenza common stock entitled to be voted at the Sirenza special meeting.

Sirenza Required Vote.  The affirmative vote of the holders of a majority of the voting power of the shares of Sirenza common stock outstanding on the record date for the Sirenza special meeting is required to approve Proposal No. 1 to adopt the merger agreement. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Sirenza special meeting is required to approve Proposal No. 2 to adjourn the Sirenza special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Share Ownership of Management.  As of September 27, 2007, the directors and executive officers of Sirenza beneficially owned approximately 23.3% of the shares entitled to vote at the Sirenza special meeting. Robert Van Buskirk, Christopher Crespi, John Bumgarner, Jr., Casimir Skrzypczak, John Ocampo (in his individual capacity and on behalf of trusts controlled by him and Susan Ocampo, his spouse, and a third trustee) and Gil Van Lunsen, who are all the members of the Sirenza board of directors, and Charles Bland, Gerald Quinnell, Norm Hilgendorf and Clay Simpson, each executive officers of Sirenza, who collectively beneficially owned approximately 23.3% of the outstanding common stock of Sirenza as of September 27, 2007, have agreed to vote their shares in favor of each of the proposals being submitted to the stockholders of Sirenza at the Sirenza special meeting.

Recommendations to Stockholders

To RFMD Stockholders (Page 50).  The RFMD board of directors has unanimously determined and believes that the issuance of shares of RFMD common stock in the first merger is advisable to, and in the best interests of, RFMD and its stockholders. The RFMD board of directors unanimously recommends that the holders of RFMD common stock vote “FOR” Proposal No. 1 to approve the issuance of shares of RFMD common stock in the first merger, “FOR” Proposal No. 2 to adjourn the RFMD special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, and “FOR” Proposal No. 3 to amend the RFMD Bylaws to increase the maximum size of the RFMD board of directors from nine to 11 members.

To Sirenza Stockholders (Page 52).  The Sirenza board of directors has unanimously determined and believes that the mergers are advisable and fair to, and in the best interests of, Sirenza and its stockholders. The Sirenza board of directors unanimously recommends that the holders of Sirenza common stock vote “FOR” Proposal No. 1 to adopt the merger agreement. The Sirenza board of directors also recommends that Sirenza stockholders vote “FOR” Proposal No. 2 to adjourn the Sirenza special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

The Mergers (Page 95)

In the first merger, Iceman Acquisition Sub, Inc., a wholly owned subsidiary of RFMD, will merge with and into Sirenza, and Sirenza will become a wholly owned subsidiary of RFMD. Holders of Sirenza common stock and options will become holders of RFMD common stock and options, respectively, following the first merger. The shares of RFMD common stock issued to Sirenza stockholders in the first merger are expected to represent approximately 33% of the outstanding shares of RFMD common stock immediately following the completion of the mergers. In the second merger, Sirenza, as the surviving corporation of the first merger, will be merged with and into RFMD.

Manner and Basis of Converting Shares (Page 95)

If you are a Sirenza stockholder, you will receive in the first merger, in exchange for each share of Sirenza common stock you own, a combination of cash in the amount of $5.56 and 1.7848 shares of RFMD common stock. No fractional shares of RFMD common stock will be issued in the first merger, and any holder of Sirenza common stock otherwise entitled to receive a fraction of share of RFMD common stock will instead receive an additional cash amount equal to the dollar amount, rounded to the nearest whole cent, determined by multiplying such fraction by the closing price of a share of RFMD common stock on the NASDAQ Global Select Market on the date the first merger is completed. No additional consideration will be issued to any Sirenza stockholder in connection with the second merger.

The exchange ratio representing the number of shares of RFMD common stock comprising the stock component of the merger consideration in exchange for each share of Sirenza common stock is fixed and, regardless of fluctuations in the market price of RFMD’s or Sirenza’s common stock, will not change between now and the date the mergers are completed, subject to any adjustments for changes in the number of outstanding shares of RFMD or Sirenza by reason of future stock splits, division of shares, stock dividends or other similar transactions.

Treatment of Stock Options, Performance Share Awards and Restricted Stock Awards (Page 100)

The merger agreement provides that, subject to certain exceptions, each Sirenza stock option that is outstanding and unexercised immediately prior to the completion of the first merger will be converted into an option to purchase RFMD common stock and RFMD will assume that stock option (or will replace that stock option by issuing a materially equivalent replacement stock option to purchase RFMD common stock) in accordance with the terms of the applicable Sirenza stock option plan and terms of the stock option agreement relating to that Sirenza stock option.

The merger agreement also provides that, subject to certain exceptions, each Sirenza performance share award that is outstanding and unvested immediately prior to the completion of the first merger will be converted into and become a right to be issued RFMD common stock and RFMD will assume such performance share award (or will replace such performance share award by issuing a materially equivalent replacement stock right to be issued in RFMD common stock) in accordance with the terms of the applicable Sirenza stock plan and terms of the agreement relating to such Sirenza performance share award.

No cash consideration will be paid to any holder of a Sirenza stock option or performance share award in connection with the mergers; provided, however, that the exchange ratio used to determine the number of shares of RFMD common stock that each holder of a Sirenza stock option may purchase after the first merger, as well as the exercise price thereof, and that each holder of a Sirenza performance share award may be issued after the first merger, will take into account the cash consideration payable to Sirenza stockholders.

Additionally, the merger agreement provides, subject to certain exceptions, that holders of shares of Sirenza common stock that are unvested or subject to a repurchase option, risk of forfeiture or other condition under a restricted stock purchase right award or similar arrangement with Sirenza or under which Sirenza has any rights will be entitled to receive the same cash and shares of RFMD common stock issued in exchange for shares of Sirenza common stock as other Sirenza stockholders. However, the cash and shares which such holders of Sirenza restricted stock will be entitled to receive will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. Any portion of the cash payment that is attributable to an unvested restricted stock award will not be paid to the holder of the restricted stock award until such award vests. The cash payments attributable to restricted stock awards that are unvested as of the first merger will be held by RFMD and paid out to the holders of restricted stock awards when such award vests.

Risks Relating to the Mergers (Page 23)

In evaluating the merger agreement or the issuance of shares of RFMD common stock in the first merger, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors — Risks Relating to the Mergers” beginning on page 23, as well as the additional risk factors discussed in the section entitled “Risk Factors” that relate to RFMD or Sirenza, respectively.

Reasons for the Mergers (Page 61)

The principal factors and risks considered by the RFMD board of directors in reaching its conclusion to approve the mergers and to recommend that the RFMD stockholders approve the issuance of shares of RFMD common stock in the first merger, and the principal factors and risks considered by the Sirenza board of directors in reaching its conclusion to approve the mergers and to recommend that the Sirenza stockholders adopt the merger agreement are discussed, respectively, in the sections entitled “Reasons for the Mergers — RFMD’s Reasons for the Mergers” beginning on page 62 and “Reasons for the Mergers — Sirenza’s Reasons for the Mergers” beginning on page 64.

Opinions of Financial Advisors

Opinion of RFMD’s Financial Advisor (Page 66)

In connection with the mergers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, RFMD’s financial advisor, delivered to the RFMD board of directors a written opinion, dated August 12, 2007, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to holders of RFMD common stock. The full text of the written opinion, dated August 12, 2007, of Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus. Holders of RFMD common stock are encouraged to read the opinion carefully in its entirety. Merrill Lynch provided its opinion to the RFMD board of directors for the benefit and use of the RFMD board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Merrill Lynch’s opinion does not address any other aspect of the mergers and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed mergers.

Opinion of Sirenza’s Financial Advisor (Page 73)

In connection with the mergers, Sirenza’s financial advisor, Banc of America Securities LLC, or Banc of America Securities, delivered to the Sirenza board of directors a written opinion, dated August 12, 2007, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Sirenza common stock. The full text of the written opinion, dated August 12, 2007, of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus. Holders of Sirenza common stock are encouraged to read the opinion carefully in its entirety. Banc of America Securities provided its opinion to the Sirenza board of directors for the benefit and use of the Sirenza board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the mergers and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed mergers.

Interests of Sirenza’s Executive Officers and Directors in the Mergers (Page 79)

When considering the recommendations by the Sirenza board of directors, you should be aware that a number of Sirenza’s executive officers and directors have interests in the mergers that are different from those of other Sirenza stockholders.

Restrictions on Resales (Page 94)

The merger agreement provides that Sirenza will use its reasonable best efforts to obtain a signed affiliate agreement from each person who may be deemed to be an affiliate of Sirenza. The merger agreement provides that Sirenza shall not register, or allow its transfer agent to register, on its books any transfer of any shares of Sirenza common stock of any “affiliate” of Sirenza who has not provided a signed affiliate agreement. The affiliate agreements provide, among other things, that these persons will not sell, transfer or otherwise dispose of their shares of RFMD common stock received in the first merger unless they do so in compliance with securities laws governing sales by affiliates.

Limitation on the Solicitation, Negotiation and Discussion by Sirenza of Other Acquisition Proposals (Page 104)

Sirenza has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than RFMD, and to certain related matters.

Change of Board Recommendations (Page 103)

Subject to limited conditions, the boards of directors of Sirenza and RFMD may withdraw or modify its recommendation in support of the adoption of the merger agreement and the issuance of shares of RFMD common stock in the first merger, as the case may be. In the event that the board of directors of either company withdraws or modifies its recommendation in a manner adverse to the other company, the company whose board of directors withdrew or modified its recommendation may be required to pay a termination fee of $27 million to the other company.

Conditions to the Mergers (Page 107)

The respective obligations of RFMD and Sirenza to complete the mergers are subject to the satisfaction of certain conditions.

Termination of the Merger Agreement (Page 109)

Either RFMD or Sirenza can terminate the merger agreement under certain circumstances, which would prevent the mergers from being completed.

Expenses and Termination Fees (Page 111)

Subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses.

A termination fee of $27 million may be payable by either RFMD or Sirenza to the other party upon the termination of the merger agreement under several circumstances.

Tax Matters (Page 88)

The mergers have been structured to qualify as a reorganization within the meaning of Section 368(a) of the Code, and it is expected that Cooley Godward Kronish LLP will render a tax opinion to RFMD and Wilson Sonsini Goodrich & Rosati, Professional Corporation, will render a tax opinion to Sirenza regarding such qualification. Assuming that the mergers will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Code, a holder of Sirenza common stock who receives a combination of RFMD common stock and cash in exchange for Sirenza common stock in the first merger will not be permitted to recognize loss, but will recognize gain, if any, equal to the lesser of (i) the amount of cash received in the exchange (other than cash received in lieu of fractional shares) or (ii) the excess of (A) the sum of the cash (other than cash received in lieu of fractional shares) plus the fair market value of the RFMD common stock received in the exchange (treating any fractional shares as received for this purpose) over (B) the tax basis of the Sirenza common stock surrendered. The gain recognized by Sirenza stockholders will be a capital gain, and will be long term capital gain if the stockholder’s holding period for his, her, or its Sirenza common stock is more than one year at the time of completion of the mergers, provided that the receipt of the cash does not have the effect of a dividend for U.S. tax purposes. In general, the determination of whether the receipt of cash pursuant to the mergers will be treated as a dividend for U.S. federal income tax purposes depends upon the extent to which a Sirenza stockholder’s receipt of cash reduces its deemed percentage stock ownership of RFMD. For purposes of this determination, a Sirenza stockholder will be treated as if it first exchanged all of its Sirenza common stock solely for RFMD common stock, and then RFMD immediately redeemed a portion of such RFMD common stock in exchange for the cash that such stockholder actually received. The deemed redemption will not be treated as a dividend for U.S. federal income tax purposes if it results in a “meaningful reduction” in the stockholder’s deemed percentage stock ownership of RFMD, taking into account certain constructive ownership rules. The IRS has ruled that a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the stockholder has even a minor reduction in percentage stock ownership under the above analysis. As these rules are complex and dependent upon a Sirenza stockholder’s specific circumstances, each Sirenza stockholder should consult its tax advisor to determine whether the receipt of cash by such stockholder may be treated as a dividend for U.S. federal income tax purposes. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. Subject to certain exceptions, dividends received by non-corporate stockholders currently are taxed at a maximum 15% federal rate, provided certain holding period requirements are met.

Tax matters can be complicated, and the tax consequences of the mergers to you will depend on the facts of your own situation. You should consult your own tax advisors to fully understand the tax consequences of the mergers to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Regulatory Approvals (Page 93)

To complete the mergers, RFMD and Sirenza must make filings and obtain approvals or clearances from antitrust regulatory authorities in the United States and China. RFMD must also comply with applicable federal and state securities laws and the rules and regulations of the NASDAQ Stock Market in connection with the issuance of shares of RFMD common stock in the first merger and the filing of this joint proxy statement/prospectus with the SEC.

Anticipated Accounting Treatment (Page 90)

The mergers will be accounted for as a purchase transaction by RFMD for financial reporting and accounting purposes under U.S. generally accepted accounting principles. The results of operations of Sirenza will be included in the consolidated financial statements of RFMD following the completion of the mergers.

Appraisal Rights (Page 91)

Under Delaware corporate law, holders of Sirenza common stock are entitled to appraisal rights in connection with the first merger. This means that if you as a Sirenza stockholder are not satisfied with the amount of consideration you would otherwise receive in the first merger, you are legally entitled to have the value of your Sirenza shares independently determined and to receive payment in cash based on that valuation. This value could be more than, less than or the same as the merger consideration. Sirenza stockholders who wish to seek appraisal rights must submit a written demand for an appraisal before the vote is taken on the adoption of the merger agreement at the Sirenza special meeting and comply with the applicable provisions of Delaware law. Holders of RFMD common stock are not entitled to appraisal rights in connection with the mergers.

MARKET PRICE AND DIVIDEND DATA

RFMD’S common stock is listed on the NASDAQ Global Select Market under the symbol “RFMD.” Sirenza’s common stock is listed on the NASDAQ Global Market under the symbol “SMDI”. The following tables present, for the periods indicated, the range of high and low intraday sales prices of RFMD’s common stock and the high and low intraday sales prices of Sirenza’s common stock as reported by The NASDAQ Stock Market LLC.

RFMD’s fiscal year ends on the Saturday closest to March 31 of each year, and Sirenza’s year ends on December 31 of each year.

RFMD Common Stock

	High	Low

Calendar Year 2005
January 1, 2005 — March 31, 2005	$6.97	$5.09
April 1, 2005 — June 30, 2005	$5.55	$3.77
July 1, 2005 — September 30, 2005	$7.06	$5.32
October 1, 2005 — December 31, 2005	$6.25	$4.81
Calendar Year 2006
January 1, 2006 — March 31, 2006	$8.91	$5.32
April 1, 2006 — June 30, 2006	$9.58	$5.49
July 1, 2006 — September 30, 2006	$7.74	$5.25
October 1, 2006 — December 31, 2006	$8.29	$6.69
Calendar Year 2007
January 1, 2007 — March 31, 2007	$8.60	$6.12
April 1, 2007 — June 30, 2007	$6.76	$6.00
July 1, 2007 — September 30, 2007	$7.28	$5.57
October 1, 2007	$6.90	$6.77

Sirenza Common Stock

	High	Low

Calendar Year 2005
January 1, 2005 — March 31, 2005	$6.73	$3.00
April 1, 2005 — June 30, 2005	$3.76	$2.15
July 1, 2005 — September 30, 2005	$4.46	$2.90
October 1, 2005 — December 31, 2005	$4.89	$2.73
Calendar Year 2006
January 1, 2006 — March 31, 2006	$9.45	$4.48
April 1, 2006 — June 30, 2006	$13.23	$8.50
July 1, 2006 — September 30, 2006	$13.63	$7.44
October 1, 2006 — December 31, 2006	$9.34	$6.95
Calendar Year 2007
January 1, 2007 — March 31, 2007	$9.05	$6.39
April 1, 2007 — June 30, 2007	$12.50	$8.40
July 1, 2007 — September 30, 2007	$17.33	$10.62
October 1, 2007	$17.56	$17.31

As of the record date for the RFMD special meeting, there were approximately 1,938 record holders of RFMD common stock, and as of the record date for the Sirenza special meeting there were approximately 1,464 record holders of Sirenza common stock. RFMD has never declared or paid cash dividends on its common stock. Sirenza has not declared any dividends on its common stock during the last two fiscal years. RFMD currently intends to retain earnings to support the development of its business following the mergers, and does not anticipate paying cash dividends for the foreseeable future.

The following table presents the closing per share sales price of RFMD common stock and Sirenza common stock, as reported by The NASDAQ Stock Market LLC, and the estimated equivalent per share price (as explained below) of Sirenza common stock on August 10, 2007, the last full trading day before the public announcement of the proposed mergers, and on October 1, 2007, the last full trading day prior to the printing of this joint proxy statement/prospectus:

			Estimated Equivalent
	RFMD Common Stock	Sirenza Common Stock	Sirenza per Share Price

August 10, 2007	$6.21	$14.17	$16.64
October 1, 2007	$6.82	$17.51	$17.73

The estimated equivalent per share price of Sirenza common stock equals the exchange ratio of 1.7848 multiplied by the closing price of a share of RFMD common stock on the applicable date, plus the $5.56 per share cash component of the merger consideration. You may use this calculation to determine what your shares of Sirenza common stock will be worth if the mergers are completed. If the mergers had been completed on October 1, 2007, you would have received 1.7848 shares of RFMD common stock worth $12.17, plus cash in the amount of $5.56, for each share of Sirenza you owned. The actual equivalent per share price of a share of Sirenza common stock that you will receive if the mergers are completed may be different from this price because the per share price of RFMD common stock as reported by The NASDAQ Stock Market LLC fluctuates continuously.

Following the completion of the mergers, RFMD stock will continue to be listed on the NASDAQ Global Select Market, and there will be no further market for the Sirenza common stock.

RFMD
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

You should read the following tables in conjunction with RFMD’s audited consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007 incorporated by reference in this joint proxy statement/prospectus.

The consolidated statements of income data for the fiscal years ended April 2, 2005 through March 31, 2007 and the consolidated balance sheet data as of April 1, 2006 and March 31, 2007 have been derived from RFMD’s audited consolidated financial statements, incorporated by reference in this joint proxy statement/prospectus, and have been audited by Ernst and Young LLP, independent registered public accounting firm, whose report is also incorporated by reference in this joint proxy statement/prospectus. The consolidated statements of income data for the fiscal years ended March 29, 2003 and April 3, 2004 and the consolidated balance sheet data as of March 29, 2003, April 3, 2004 and April 2, 2005 are derived from audited consolidated financial statements not included or incorporated by reference in this joint proxy statement/prospectus. The consolidated statement of operations data for the three months ended June 30, 2007 and July 1, 2006 and the consolidated balance sheet data as of June 30, 2007 have been derived from unaudited condensed consolidated financial statements, incorporated by reference in this joint proxy statement/prospectus and, in the opinion of RFMD, include all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of this information when read in conjunction with the RFMD audited consolidated financial statements and related notes incorporated by reference in this joint proxy statement/prospectus.

Historical results are not necessarily indicative of the results to be expected in the future.

	Three Months Ended		Fiscal Year Ended
	June 30,	July 1,	March 31,		April 1,		April 2,	April 3,	March 29,
	2007	2006	2007		2006		2005	2004	2003
			(In thousands, except per share data)
	(Unaudited)	(Unaudited)

Consolidated Statement of Operations Data:
Revenue	$211,599	$238,335	$1,023,615		$770,247		$634,204	$651,379	$507,819
Operating costs and expenses:
Cost of goods sold	144,901	158,679	666,755		501,224	(3)	417,079	405,008	325,168
Research and development	47,688	43,885	184,979		168,858	(3)	156,464	128,152	101,736
Marketing and selling	12,230	13,410	53,863		52,121	(3)	47,409	45,226	36,833
General and administrative	7,776	8,262	37,301		29,589	(3)	25,053	21,135	18,364
Other operating (income) expense	759	67	(33,834	)(1)	(251)		49,469 (4)	9,785 (5)	13,961

Total operating costs and expenses	213,354	224,303	909,064		751,541		695,474	609,306	496,062(6)

Income (loss) from operations	(1,755)	14,032	114,551		18,706		(61,270)	42,073	11,757
Interest expense	(2,376)	(1,048)	(4,583)		(4,188)		(6,506)	(12,865)	(24,433)
Interest income	8,549	1,819	9,305		4,354		4,018	3,463	5,545
Other income (expense), net	(104)	180	(32,874	)(2)	1,339		(1,706)	(2,478)	(1,954)

Income (loss) before income taxes	4,314	14,983	86,399		20,211		(65,464)	30,193	(9,085)
Income tax (expense) benefit	19,287(7)	(1,049)	(2,983)		(3,881)		(581)	(485)	(250)

Net income (loss)	$23,601	$13,934	$83,416		$16,330		$(66,045)	$29,708	$(9,335)

Net income (loss) per share:
Basic	$0.12	$0.07	$0.43		$0.09		$(0.35)	$0.16	$(0.05)

Diluted	$0.11	$0.07	$0.39		$0.08		$(0.35)	$0.15	$(0.05)

Shares used in per share calculation:
Basic	194,222	191,037	192,137		188,832		186,985	184,974	172,706
Diluted	227,504	225,706	226,513		192,781		186,985	213,272	172,706

		As of
	As of	March 31,		April 1,	April 2,	April 3,	March 29,
	June 30, 2007	2007		2006	2005	2004	2003
	(Unaudited)	(In thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$290,819	$229,034		$81,588	$26,016	$102,965	$83,172
Short-term investments	393,217	89,678		68,949	134,828	224,880	173,437
Working capital	852,891	467,223		303,403	251,493	434,485	322,773
Total assets	1,475,999	1,089,634	(2)	938,835	864,442	995,601	940,518	(6)
Long-term debt and capital lease obligations, less current portion	617,901	245,709		226,876	226,168	324,686	296,476
Shareholders’ equity	754,621	719,667		599,357	548,050	603,138	557,400	(6)

(1)	During fiscal 2007, RFMD recorded a $33.9 million gain (net of restructuring expenses) for the sale of substantially all of its Bluetooth® assets.

(2)	During the second quarter of fiscal 2007, RFMD recorded a $33.9 million impairment charge associated with the announcement of a merger of Jazz Semiconductor, Inc. with a wholly-owned subsidiary of Acquicor Technology, Inc. and RFMD’s intention to sell its equity interest in Jazz.

(3)	During the fourth quarter of fiscal 2006, a non-cash variable accounting expense totaling $19.9 million was recorded as a result of RFMD’s option exchange program. This expense was recorded directly in cost of goods sold ($2.8 million), research and development ($10.9 million), marketing and selling ($3.9 million), and general and administrative expenses ($2.3 million).

(4)	During the fourth quarter of fiscal 2005, a non-cash asset write-off was recorded relating to the discontinuation of the WLAN chipset development efforts in the amount of $42.4 million. During the first quarter of fiscal 2005, RFMD recorded a $6.2 million charge for acquired in-process research and development associated with the Silicon Wave acquisition that RFMD determined had no alternative future use.

(5)	During the fourth quarter of fiscal 2004, a non-cash asset impairment charge was recorded in the amount of $7.7 million.

(6)	Fiscal 2003 includes the effects of the merger with Resonext Communications, Inc.

(7)	Includes a $20.7 million tax benefit related to a reduction in the deferred tax asset valuation reserve.

SIRENZA
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data should be read in conjunction with the Sirenza Microdevices, Inc. consolidated financial statements and related notes and Sirenza’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Sirenza’s 2006 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the period ended June 30, 2007, which are incorporated by reference in this joint proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 2004, 2005 and 2006 and the consolidated balance sheet data as of December 31, 2005 and 2006 have been derived from audited consolidated financial statements incorporated by reference in this joint proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 2002 and 2003 and the consolidated balance sheet data as of December 31, 2002, 2003 and 2004 have been derived from audited consolidated financial statements not incorporated by reference in this joint proxy statement/prospectus. The consolidated statement of operations data for the six months ended June 30, 2006 and 2007 and the consolidated balance sheet data as of June 30, 2007 have been derived from unaudited condensed consolidated financial statements incorporated by reference in this joint proxy statement/prospectus and, in the opinion of Sirenza, include all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of this information when read in conjunction with the Sirenza audited consolidated financial statements and related notes incorporated by reference in this joint proxy statement/prospectus. The consolidated statement of operations data presented below are not necessarily indicative of results for any future period.

	Six Months Ended		Fiscal Year Ended
	June 30,	June 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except per share data)

Consolidated Statement of Operations Data:
Net revenues	$85,789	$59,925	$136,578	$64,178	$61,256	$38,510	$20,710
Cost of revenues:
Cost of product revenues	47,527	35,320	78,881	35,522	31,375	21,246	8,749
Amortization of deferred stock compensation	—	—	—	—	—	90	138

Total cost of revenues	47,527	35,320	78,881	35,522	31,375	21,336	8,887

Gross profit	38,262	24,605	57,697	28,656	29,881	17,174	11,823
Operating expenses:
Research and development(1)	10,571	6,109	13,776	10,104	8,963	8,611	6,960
Sales and marketing(1)	6,168	5,239	10,377	7,372	7,779	6,365	5,043
General and administrative(1)	10,082	7,424	17,078	8,096	7,795	6,696	4,914
Amortization of deferred stock compensation(2)	—	—	—	—	3	541	877
In-process research and development(3)	—	—	—	—	2,180	—	2,200
Amortization of acquisition-related intangible assets(3)	6,327	1,952	6,232	1,838	1,538	1,213	48
Restructuring and special charges(3)	122	—	—	56	(98)	434	279
Impairment of investment in GCS(3)	—	—	2,850	—	1,535	—	2,900

Total operating expenses	33,270	20,724	50,313	27,466	29,695	23,860	23,221
Income (loss) from operations	4,992	3,881	7,384	1,190	186	(6,686)	(11,398)
Interest and other income (expense), net	380	222	104	196	229	383	893
Provision for (benefit from) income taxes	1,503	400	(107)	(6)	135	(125)	59

Net income (loss)	$3,869	$3,703	$7,595	$1,392	$280	$(6,178)	$(10,564)

Basic net income (loss) per share	$0.08	$0.09	$0.17	$0.04	$0.01	$(0.19)	$(0.35)

Diluted net income (loss) per share	$0.07	$0.09	$0.17	$0.04	$0.01	$(0.19)	$(0.35)

Shares used to compute basic net income (loss) per share	50,422	40,681	43,652	35,828	34,593	32,383	29,856
Shares used to compute diluted net income (loss) per share	52,310	42,620	45,583	37,803	37,448	32,383	29,856

		As of
	As of June 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2007	2006	2005	2004	2003	2002
	(In thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$26,934	$24,847	$11,266	$2,440	$7,468	$12,874
Working capital	61,018	50,307	29,043	21,980	20,007	21,923
Total assets	219,667	211,592	62,489	55,894	54,132	53,964
Long term obligations, less current portion	295	531	391	18	56	143
Total stockholders’ equity	180,005	170,721	50,741	47,278	45,173	44,977

(1)	Exclusive of amortization of deferred stock compensation.

(2)	The following table outlines the components of amortization of deferred stock compensation:

	Years Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands)

Research and development	$—	$—	$2	$64	$196
Sales and marketing	—	—	1	173	262
General and administrative	—	—	—	304	419

(3)	See notes to Sirenza’s consolidated financial statements which are incorporated by reference in this joint proxy statement/prospectus.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
(In thousands, except per share data)

The following selected unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. The selected unaudited pro forma condensed combined financial information is based on the respective historical consolidated financial statements and the accompanying notes of RFMD and Sirenza. RFMD reports its financial results on a fiscal year basis ending on the Saturday closest to March 31 of each year. Sirenza reports its financial results on a calendar year basis ending December 31. The unaudited pro forma condensed combined balance sheet is based on historical balance sheets of RFMD and Sirenza and has been prepared to reflect the mergers as if they had been completed on June 30, 2007. The unaudited pro forma condensed combined statements of income assume that the mergers were completed as of April 2, 2006. RFMD’s audited consolidated statement of income for the fiscal year ended March 31, 2007 has been combined with Sirenza’s audited consolidated statement of income for the year ended December 31, 2006. RFMD’s unaudited consolidated statement of income for the three months ended June 30, 2007 has been combined with Sirenza’s unaudited consolidated statement of income for the three months ended June 30, 2007.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations of the combined companies in future periods or the results that actually would have been realized had the companies been combined during these periods. The selected unaudited pro forma condensed combined financial data as of and for the three months ended June 30, 2007 and for the fiscal year ended March 31, 2007 are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this joint proxy statement/prospectus and should be read in conjunction with those statements and the related notes. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

As of
June 30, 2007
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$317,753
Short term investments	107,412
Working capital	625,062
Total assets	2,111,838
Long-term obligations, less current portion	618,196
Shareholders’ equity	1,321,282

	Three Months	Fiscal Year
	Ended	Ended
	June 30, 2007	March 31, 2007

Unaudited Pro Forma Condensed Combined Statements of Income Data:
Revenue	$258,334	$1,160,193
Income (loss) from operations	(4,429)	100,054
Income (loss) before income taxes	(2,096)	67,836
Net income	19,800	74,703
Net income per share: basic	0.07	0.28
Net income per share: diluted	0.06	0.26
Weighted average number of shares used in computing earnings per share:
Basic	284,793	270,047
Diluted	321,277	307,870

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Presented below is comparative historical per share data for shares of RFMD stock for the three months ended June 30, 2007 and for the fiscal year ended March 31, 2007, and historical per share data for shares of Sirenza stock for the three months ended June 30, 2007 and for the year ended December 31, 2006. Unaudited pro forma combined per share data is presented for shares of RFMD stock as of and for the three months ended June 30, 2007, and as of and for the fiscal year ended March 31, 2007. Equivalent unaudited pro forma per share data is presented for shares of Sirenza stock, as of and for the three months ended June 30, 2007, and as of and for the fiscal year ended March 31, 2007.

RFMD has derived the unaudited pro forma combined per share data from the unaudited pro forma condensed combined financial information presented elsewhere in this joint proxy statement/prospectus. You should read the information below in conjunction with the respective audited and unaudited consolidated financial statements and related notes of RFMD and Sirenza incorporated by reference in this joint proxy statement/prospectus and the unaudited pro forma combined financial statements included under the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of RFMD that would have been reported had the mergers been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of RFMD.

RFMD Historical Per Share Data:

	Three Months	Fiscal Year
	Ended	Ended
	June 30, 2007	March 31, 2007

Historical Per Share Data:
Net income per share — basic	$0.12	$0.43
Net income per share — diluted	0.11	0.39
Book value per share	3.88	3.71
Cash dividends per share	—	—

Sirenza Historical Per Share Data:

	Three Months	Year
	Ended	Ended
	June 30, 2007	December 31, 2006

Historical Per Share Data:
Net income per share — basic	$0.06	$0.17
Net income per share — diluted	0.05	0.17
Book value per share	3.45	3.33
Cash dividends per share	—	—

RFMD Unaudited Pro Forma Combined Per Share Data:

The following table sets forth per share data regarding the net income, book value and cash dividends of RFMD on an unaudited pro forma combined basis as of and for the three months ended June 30, 2007 and as of and for the fiscal year ended March 31, 2007, and is calculated by combining the RFMD historical share amounts with the unaudited pro forma share amounts of Sirenza, based on Sirenza historical share amounts and the exchange ratio of 1.7848 shares of RFMD common stock for each share of Sirenza common stock. This pro forma data is not necessarily indicative of actual results that would have been achieved by RFMD had the mergers been completed on the dates specified or the results of operations or financial position which may be achieved in the future. The unaudited pro forma combined per share data is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and accompanying notes included in this joint proxy statement/prospectus set forth in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.”

	Three Months	Fiscal Year
	Ended	Ended
	June 30, 2007	March 31, 2007

Combined Unaudited Pro Forma Per Share Data:
Net income per RFMD share — basic	$0.07	$0.28
Net income per RFMD share — diluted	0.06	0.26
Book value per share	4.60	N/A
Cash dividends per RFMD share	—	—

Sirenza Equivalent Unaudited Pro Forma Per Share Data:

The following table sets forth per share data regarding the net income, book value and cash dividends of Sirenza on an unaudited pro forma equivalent per share basis as of and for the three months ended June 30, 2007 and as of and for the fiscal year ended March 31, 2007, and is calculated by multiplying the RFMD unaudited pro forma combined per share information by the exchange ratio of 1.7848.

	Three Months	Fiscal Year
	Ended	Ended
	June 30, 2007	March 31, 2007

Combined Unaudited Pro Forma Per Equivalent Share Data:
Net income per equivalent Sirenza share — basic	$0.12	$0.49
Net income per equivalent Sirenza share — diluted	0.11	0.46
Book value per equivalent Sirenza share	8.21	N/A
Cash dividends per equivalent Sirenza share	—	—

FORWARD-LOOKING INFORMATION

This joint proxy statement/prospectus includes “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements relating to the timing of the mergers and satisfaction of conditions to the mergers, whether any anticipated benefits of the mergers will be realized, including future competitive positioning and business synergies, future expectations that the mergers will be accretive to non-GAAP earnings per share, future market demand, future benefits to stockholders and future economic and industry conditions and any other statements that are not historical facts. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent the current judgment and expectations of the respective companies, but the actual results, events and performance of each company and of the combined company following the mergers are subject to risks and uncertainties, and could differ materially from those expressed or implied by forward-looking statements. The companies do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. The potential risks and uncertainties include, but are not limited to: potential difficulties that may be encountered in integrating the merged businesses; potential uncertainties regarding market acceptance of the combined company; uncertainties as to the timing of the mergers, approval of the stockholder proposals related to the transaction by the stockholders of the companies and the satisfaction of other closing conditions to the transaction, including the receipt of regulatory approvals; competitive responses to the mergers; an economic downturn; variability in quarterly operating results, the rate of growth and development of the wireless, wireline or RF component markets, risks associated with the operation of RFMD’s wafer fabrication facilities, molecular beam epitaxy facility, assembly facility and test and tape and reel facilities, each company’s ability to attract and retain skilled personnel and develop leaders, variability in production yields, each company’s ability to reduce costs and improve gross margins by implementing innovative technologies, each company’s ability to bring new products to market, each company’s ability to adjust production capacity in a timely fashion in response to changes in demand for its products, dependence on a limited number of customers, and dependence on third parties. These and other risks and uncertainties, which are described in more detail in the “Risk Factors” section that is set forth immediately following this cautionary statement, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. All forward-looking statements are qualified in their entirety by this cautionary statement.

RISK FACTORS

You should consider the following factors in evaluating whether (if you are an RFMD stockholder) to approve the issuance of shares of RFMD common stock in the first merger or whether (if you are a Sirenza stockholder) to approve the adoption of the merger agreement, as the case may be. These factors should be considered in conjunction with the other information included or incorporated by reference by RFMD and Sirenza in this joint proxy statement/prospectus.

Risks Relating to the Mergers

If RFMD is not successful in integrating the two organizations, RFMD will not be able to operate efficiently after the mergers.

Achieving the benefits of the mergers will also depend in part on the successful integration of RFMD’s and Sirenza’s operations, products and personnel in a timely and efficient manner. The integration process requires coordination of different sales forces, administrative staff and development and engineering teams, and involves the integration of systems, applications, policies, procedures, business processes and channel operations. This, too, will be difficult, unpredictable, and subject to delay because of possible cultural conflicts and different opinions on technical decisions and product roadmaps. If RFMD cannot successfully integrate the operations and personnel of the two companies, RFMD will not realize the expected benefits of the mergers.

Integrating the companies may divert management’s attention away from operations.

Successful integration of RFMD’s and Sirenza’s operations, products and personnel may place a significant burden on the management and our internal resources of both RFMD and Sirenza. The diversion of management attention and any difficulties encountered in the transition and integration process could harm the business, financial condition and operating results of each of the companies, and the combined company after completion of the mergers.

RFMD expects to incur significant costs integrating the companies into a single business, and if such integration is not successful RFMD may not realize the expected benefits of the mergers.

RFMD expects to incur significant costs integrating RFMD’s and Sirenza’s operations, products and personnel. These costs may include costs for:

•	employee redeployment, relocation or severance;

•	conversion of information systems;

•	combining research and development teams and processes;

•	reorganization or closures of facilities; and

•	relocation or disposition of excess equipment.

In addition, RFMD expects to incur significant transaction costs in connection with the mergers. RFMD does not know whether it will be successful in these integration efforts or in consummating the mergers and cannot assure you that it will realize the expected benefits of the mergers.

If RFMD fails to retain key employees, the benefits of the mergers could be diminished.

The successful combination of RFMD and Sirenza will depend in part on the retention of key personnel. There can be no assurance that RFMD will be able to retain its or Sirenza’s key management, technical, sales and customer support personnel. If RFMD fails to retain such key employees, it may not realize the anticipated benefits of the mergers.

If RFMD does not integrate Sirenza’s products, RFMD may lose customers and fail to achieve its financial objectives.

Achieving the benefits of the mergers will depend in part on the integration of RFMD’s and Sirenza’s products in a timely and efficient manner. In order for RFMD to provide enhanced and more valuable products to its customers after the mergers, RFMD will need to integrate its product lines and development organizations with those of Sirenza. This will be difficult, unpredictable, and subject to delay because RFMD’s and Sirenza’s products are highly complex, have been developed independently and were designed without regard to such integration. If RFMD cannot successfully integrate Sirenza’s products and continue to provide customers with products and new product features in the future on a timely basis, RFMD may lose customers and its business and results of operations may be harmed.

Sales could decline if customer or supplier relationships are disrupted by the mergers.

The customers of RFMD and Sirenza may not continue their current buying patterns during the pendency of, and following, the mergers. Any significant delay or reduction in orders for RFMD’s or Sirenza’s products could harm the combined company’s business, financial condition and results of operations. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of RFMD’s and Sirenza’s products and the combined company’s future product strategy, or consider purchasing products of competitors. Customers may also seek to modify or terminate existing agreements, or prospective customers may delay entering into new agreements or purchasing products. In addition, by increasing the breadth of RFMD’s and Sirenza’s business, the mergers may make it more difficult for the combined company to enter into or maintain relationships, including customer relationships, with suppliers or strategic partners, some of whom may view the combined company as a more direct competitor than either RFMD or Sirenza as an independent company.

Because Sirenza stockholders will receive (in addition to cash) a fixed number of shares of RFMD common stock in the first merger, rather than a fixed value, if the market price of RFMD common stock declines, Sirenza stockholders will receive consideration in the first merger of lesser value.

Upon the completion of the first merger, each Sirenza share will be converted into the right to receive a combination of cash in the amount of $5.56 and 1.7848 shares of RFMD common stock (with cash substituted for any fractional shares). Since the exchange ratio is fixed, the number of shares that Sirenza stockholders will receive in the first merger will not change, even if the market price of RFMD common stock changes. In recent years, the stock market, in general, and the securities of technology companies, in particular, have experienced extreme price and volume fluctuations. These market fluctuations or other factors, including any degradation in RFMD’s business, may adversely affect the market price of RFMD common stock. The market price of RFMD common stock upon and after the completion of the first merger could be lower than the market price on the date of the merger agreement or the current market price. Sirenza stockholders should obtain recent market quotations of RFMD common stock before they vote on the adoption of the merger agreement.

RFMD and Sirenza may be required to comply with material restrictions or conditions in order to obtain the regulatory approvals required to complete the mergers.

The mergers are subject to review by the Antitrust Division of the U.S. Department of Justice, or DOJ, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act. Under this statute, RFMD and Sirenza are required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to consummating the mergers. RFMD and Sirenza filed the required notification reports on August 31, 2007. It is also anticipated that the parties will submit an antitrust filing in China, and may have to submit antitrust filings in other foreign jurisdictions, seeking approval of the mergers. The governmental entities from whom approvals are required may attempt to condition their approval of the mergers, or of the transfer to RFMD of licenses and other entitlements, on the satisfaction of certain regulatory conditions that may have the effect of imposing additional costs on RFMD or otherwise substantially reducing the benefits to RFMD if the mergers are completed. RFMD and Sirenza have not yet obtained any of the regulatory approvals required to complete the mergers.

The trading price of the combined company’s stock may be affected by factors different from those currently affecting the prices of RFMD and Sirenza common stock.

Upon completion of the first merger, holders of Sirenza’s common stock will become holders of the common stock of RFMD. The results of operations of the combined company, as well as the trading price of RFMD’s common stock after the mergers, may be affected by factors different from those currently affecting the results of operations and the trading price of the common stock of RFMD and Sirenza, respectively.

The combined company will face uncertainties related to the effectiveness of internal controls.

Public companies in the United States are required to review their internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. It should be noted that any system of controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, there can be no assurance that any design will achieve its stated goal under all potential future conditions, regardless of how remote.

Although each of RFMD’s and Sirenza’s management has determined, and each of their respective independent registered public accounting firms have attested, that their respective internal controls were effective as of the end of their most recent fiscal years, there can be no assurance that the combined company or its independent registered public accounting firm will not identify a material weakness in the combined company’s internal controls in the future. A material weakness in internal controls over financial reporting would require management and the combined company’s independent public accounting firm to evaluate its internal controls as ineffective. If internal controls over financial reporting are not considered adequate, the combined company may experience a loss of public confidence, which could have an adverse effect on its business and stock price.

Risks Relating to RFMD

RFMD’s success depends on the development and growth of markets for wireless communications products and services.

RFMD cannot be sure about the rate at which markets for wireless communications products and services will develop or its ability to produce competitive products for these markets as they develop. In particular, the market adoption of RFMD products based on Enhanced Data for Global Evolution (EDGE)- air interface standards has been a significant factor in RFMD’s revenue growth in recent fiscal years. In fiscal 2007, RFMD’s POLARIStm TOTAL RADIOtm transceiver solutions for EDGE handsets, as well as its EDGE transmit modules, were significant factors in its revenue growth. POLARIStm TOTAL RADIOtm transceiver solutions provide handset manufacturers with a reduced-size, highly integrated radio solution that helps reduce component count and total cost while providing superior radio performance.

RFMD supplies radio frequency (RF) components and system-level solutions primarily for wireless applications. The wireless markets are characterized by the frequent introduction of new products and services in response to evolving product and process technologies and consumer demand for greater functionality, lower costs, smaller products and better performance. As a result, RFMD has experienced and will continue to experience some product design obsolescence. RFMD expects its customers’ demands for improvements in product performance to continue, which means that RFMD must continue to improve its product designs and develop new products that may use new technologies. It is possible that competing technologies will emerge that permit the manufacture of integrated circuits that are superior to the products RFMD makes under existing processes. If that happens and RFMD cannot design products using that technology or develop competitive products, its operating results will be adversely affected.

To remain competitive in its silicon-based products, RFMD expects to continue to transition its silicon semiconductor products to increasingly smaller line-width geometries. As smaller geometry processes become more prevalent, RFMD expects to continue to integrate greater levels of functionality, as well as customer and third party intellectual property and software, into its products. However, RFMD may not be able to achieve higher levels of design integration or deliver new integrated products on a timely basis, or at all.

RFMD faces risks associated with the operation of its manufacturing facilities.

RFMD operates one molecular beam epitaxy (MBE) process facility, which grows transistor layers on wafers and two wafer fabrication facilities, which isolate the transistor layers and interconnect the transistors according to the circuit design on the wafer. RFMD currently uses several international and domestic assembly suppliers, as well as its internal assembly facility in Beijing, China, to assemble its products. RFMD currently has its own test and tape and reel facilities located in Greensboro, North Carolina and Beijing, China, and RFMD also utilizes contract suppliers and partners in Asia to test its products. A number of factors will affect the future success of RFMD’s facilities, including the following:

•	demand for its products;

•	its ability to expand its facilities in a timely manner;

•	its ability to generate revenues in amounts that cover the significant fixed costs of operating the facilities;

•	its ability to qualify its facilities for new products in a timely manner;

•	the availability of raw materials, including gallium arsenide (GaAs) substrates, and high purity source materials such as gallium, aluminum, arsenic, indium, silicon, phosphorous and beryllium;

•	its manufacturing cycle times;

•	its manufacturing yields;

•	the political and economic risks associated with the increased reliance on its assembly, test and tape and reel operation in Beijing, China;

•	its reliance on one qualified MBE facility;

•	the location of its two wafer fabrication facilities in the same geographic area;

•	its ability to hire, train and manage qualified production personnel;

•	its compliance with applicable environmental and other laws and regulations; and

•	its ability to avoid prolonged periods of down-time in its facilities for any reason.

RFMD faces challenges managing the expansion of its employee base.

To manage its growth effectively, RFMD must:

•	develop leaders for key business units and functions;

•	expand its presence in international locations and adapt to cultural norms in foreign locations;

•	train and manage its employee base; and

•	attract and retain qualified people with experience in RF engineering, integrated circuit design, software and technical marketing and support.

Competition for these technical resources is intense. RFMD must also manage multiple relationships with various customers, business partners and other third parties, such as its foundry, assembly, test and tape and reel partners. RFMD’s systems, networks, software tools, or procedures may not be adequate to support its operations, and RFMD may not be able to expand quickly enough to exploit potential market opportunities. RFMD’s future operating results and success may also depend on keeping key technical personnel and management and expanding its sales and marketing, research and development and administrative support. RFMD does not have employment agreements with the majority of its employees. RFMD must also continue to attract qualified personnel. The competition for qualified personnel is intense, and the number of people with experience, particularly in RF engineering, integrated circuit design, and technical marketing and support, is limited. RFMD cannot be sure that it will be able to attract and retain other skilled personnel in the future.

RFMD depends heavily on third parties.

RFMD purchases numerous component parts, such as pseudomorphic high electron mobility transistor (pHEMT) die and passive components, as well as substrates and silicon-based products, from external suppliers. The use of external suppliers involves a number of risks, including the possibility of material disruptions in the supply of key components and the lack of control over delivery schedules, capacity constraints, manufacturing yields, quality and fabrication costs.

RFMD currently uses several external manufacturing suppliers, as well as its internal manufacturing facilities in Beijing, China, for assembly, test and tape and reel requirements. RFMD believes all of its key vendors and suppliers are compliant with applicable ISO 9000 or QS 9000 standards. However, if these vendors’ processes vary in reliability or quality, they could negatively affect its products and, therefore, its results of operations.

RFMD currently has manufacturing capabilities in Greensboro, North Carolina and Beijing, China, and RFMD also utilizes contract suppliers and partners in Asia. RFMD expect to increase its reliance on its Beijing facility as well as its utilization of contract suppliers and partners in Asia in order to minimize the movement of inventory, which improves cycle time and results in lower levels of inventory.

RFMD’s operating results fluctuate.

RFMD’s revenue, earnings and other operating results have fluctuated significantly in the past and may fluctuate significantly in the future. RFMD’s future operating results will depend on many factors, including the following:

•	its ability to accurately predict market requirements and evolving industry standards in a timely manner;

•	its ability to accurately predict customer demand and thereby avoid the possibility of obsolete inventory, which would reduce its profit margins;

•	the ability of third party foundries, assembly, test and tape and reel partners to handle its products in a timely and cost-effective manner that meets its customers’ requirements;

•	its ability to achieve cost savings and improve yields and margins on its new and existing products;

•	its ability to respond to possible downward pressure on the average selling prices of its products caused by its customers or its competitors;

•	its ability to efficiently utilize its capacity, or acquire additional capacity, in response to customer demand;

•	its ability to successfully complete the ongoing efforts of certain cost-reduction actions; and

•	its ability to successfully integrate and realize expected synergies from its acquisitions.

It is likely that RFMD’s future operating results will be adversely affected by the factors set forth above or other similar factors. If its future operating results are below the expectations of stock market analysts or its investors, its stock price may decline.

RFMD’s operating results could vary as a result of the methods, estimates and judgments RFMD uses in applying its accounting policies.

The methods, estimates and judgments RFMD uses in applying its accounting policies have a significant impact on its results of operations. Such methods, estimates and judgments are, by their nature, subject to substantial risks, uncertainties and assumptions, and factors may arise over time that lead RFMD to change its methods, estimates and judgments that could significantly affect its results of operations. In particular, in fiscal 2007, the calculation of share-based compensation expense under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” or SFAS 123(R), required RFMD to use valuation methodologies and a number of assumptions, estimates and conclusions regarding matters such as expected forfeitures, expected volatility of its share price, the expected dividend rate with respect to its common stock and the exercise behavior of its employees. Furthermore, there are no means under applicable accounting principles to compare and adjust an expense if and when RFMD learns of additional information that may affect the estimates that RFMD previously made, with the exception of changes in expected forfeitures of share-based awards. Factors may arise over time that lead RFMD to change its estimates and assumptions with respect to future share-based compensation arrangements, resulting in variability in its share-based compensation expense over time. Changes in forecasted share-based compensation expense could impact RFMD’s gross margin percentage, research and development expenses, marketing and selling expenses, general and administrative expenses and its tax rate.

If RFMD experiences poor manufacturing yields, its operating results may suffer.

RFMD’s products are very complex. Each product has a unique design and is fabricated using semiconductor process technologies that are highly complex. In many cases, the products are assembled in customized packages. RFMD’s products, which primarily consist of multiple components in a single package, feature enhanced levels of integration and complexity. RFMD’s customers insist that its products be designed to meet their exact specifications for quality, performance and reliability. RFMD’s manufacturing (logistics) yield is a combination of yields across the entire supply chain including wafer fabrication, assembly, and test yields. Due to the complexity of its products, RFMD periodically experiences difficulties in achieving acceptable yields on certain new and existing products. RFMD’s customers also test its components once they have been assembled into their products. The number of usable products that result from its production process can fluctuate as a result of many factors, including the following:

•	design errors;

•	defects in photomasks, which are used to print circuits on a wafer;

•	minute impurities in materials used;

•	contamination of the manufacturing environment;

•	equipment failure or variations in the manufacturing processes;

•	losses from broken wafers or other human error; and

•	defects in packaging.

RFMD seeks to improve its manufacturing yields. Typically, for a given level of sales, when its yields improve, its gross margins improve, and when its yields decrease, its unit costs are higher, its margins are lower, and its operating results are adversely affected. During fiscal 2007, RFMD improved its final test yields and during fiscal 2008, RFMD expects to focus additional efforts on improving its total logistics yield.

RFMD depends on a few large customers for a substantial portion of its revenue.

Historically, a substantial portion of its revenue has come from large purchases by a small number of customers and RFMD expects that trend to continue. RFMD’s future operating results depend on both the success of its largest customers and on its success in diversifying its products and customer base. RFMD typically manufactures custom products on an exclusive basis for individual customers for a negotiated period of time. The concentration of its revenue with a few large customers makes RFMD particularly dependent on factors affecting those customers. For example, if demand for their products decreases, they may stop purchasing its products and its operating results would suffer. Most of its customers can cease incorporating its products into their products with little notice to RFMD and with little or no penalty. The loss of a large customer and failure to add new customers to replace lost revenue would have a material adverse effect on its business, financial condition and results of operations.

RFMD relies on reference designs for a portion of its revenue.

RFMD’s customers increasingly utilize handset reference designs from leading baseband manufacturers. Handset reference designs combine baseband functionality with RF components sourced from companies such as RFMD. RFMD has established very strong relationships with leading baseband manufacturers and supports their reference design development efforts, and RFMD has historically been successful designing its RF products into their reference designs. However, if baseband manufacturers were to choose RF products produced by RFMD’s competitors, it would have a material adverse effect on its revenue if its customers using these reference designs were unwilling or technically unable to integrate its products.

RFMD’s operating results are dependent on its GaAs HBT process technology and demand for its GaAs HBT products.

Although RFMD designs products using multiple distinct process technologies, a substantial portion of its revenue comes from the sale of products manufactured using GaAs heterojunction bipolar transistor (HBT) process technology. RFMD’s dependence on GaAs HBT products could have an adverse effect on its operating results in the future. Competitors offer their own GaAs products, which can adversely affect selling prices. Also, new process technologies are being developed, and one or more of these processes could have characteristics that are superior to GaAs HBT. If RFMD is unable to access these technologies through licenses or foundry service arrangements, RFMD will be competitively disadvantaged. These and other factors could reduce the demand for GaAs HBT components or otherwise adversely affect its operating results.

RFMD depends on its exclusive license from Northrop Grumman Space Technology (formerly TRW Space & Electronics, Inc.), or Northrop, for its GaAs HBT technology. If the license is terminated for breach of contract or if it were determined that products made with this technology infringed on a third party’s intellectual property rights, its operating results would be adversely affected. Northrop made no representation to RFMD about whether the licensed technology infringed on the intellectual property rights of anyone else.

RFMD operates in a very competitive industry and must continue to implement innovative technologies and increase capacity utilization in order to reduce costs and improve margins.

RFMD competes with several companies primarily engaged in the business of designing, manufacturing and selling RF components and system-level solutions, as well as suppliers of discrete products such as transistors, capacitors and resistors. Several of its competitors either have GaAs HBT process technology or are developing GaAs HBT or new fabrication processes. Customers could develop products that compete with or replace its products. A decision by any of its large customers to design and manufacture integrated circuits internally could have an adverse effect on its operating results. Increased competition could mean lower prices for its products, reduced demand for its products and a corresponding reduction in its ability to recover development, engineering and manufacturing costs. In order to improve its margins, RFMD needs to reduce its costs by making continual operational improvements to reduce cycle time, increase capacity utilization and improve test yields. RFMD’s inability to meet these objectives could have an adverse effect on its operating results.

Many of its existing and potential competitors have entrenched market positions, historical affiliations with original equipment manufacturers (OEMs), considerable internal manufacturing capacity, established intellectual property rights and substantial technological capabilities. Many of its existing and potential competitors may have greater financial, technical, manufacturing or marketing resources than RFMD does. RFMD cannot be sure that it will be able to compete successfully with its competitors.

RFMD’s operating results are substantially dependent on development of new products.

RFMD’s future success will depend on its ability to develop new product solutions for existing and new markets. RFMD must introduce new products in a timely and cost-effective manner and secure production orders from its customers. The development of new products is a highly complex process, and RFMD has upon occasion experienced delays in completing the development and introduction of new products at times in the past. RFMD’s successful product development depends on a number of factors, including the following:

•	the accuracy of its prediction of market requirements and evolving standards;

•	acceptance of its new product designs;

•	the availability of qualified product designers;

•	its timely completion and execution on the product designs and ramp of new products according to its customer needs with acceptable manufacturing yields;

•	acceptance of its customers’ products by the market and the variability of the life cycle of such products; and

•	its ability to successfully design, develop, manufacture and integrate new components, such as pHEMT switches and filters, to increase its product content.

RFMD may not be able to design and introduce new products in a timely or cost-efficient manner, and its new products may fail to meet the requirements of the market or its customers. In that case, RFMD likely will not reach the expected level of production orders, which could adversely affect its operating results. Even when a design win is achieved, its success is not assured. Design wins may require significant expenditures by RFMD and typically precede volume revenues by six to nine months or more. The actual value of a design win to RFMD will ultimately depend on the commercial success of its customer’s product.

RFMD is subject to risks from international sales and operations.

RFMD operates globally with sales offices and research and development activities as well as manufacturing, assembly and testing facilities in multiple countries. As a result, RFMD is subject to regulatory, geopolitical and other risks and factors associated with doing business outside the U.S. Global operations involve inherent risks that include currency controls and fluctuations as well as tariff, import and other related restrictions and regulations.

Sales to customers located outside the U.S. accounted for approximately 93% of its revenue in fiscal 2007. RFMD expects that revenue from international sales will continue to be a significant part of its total revenue. Because the majority of its foreign sales are denominated in U.S. dollars, its products become less price-competitive in countries with currencies that are low or are declining in value against the U.S. dollar. Also, RFMD cannot be sure that its international customers will continue to accept orders denominated in U.S. dollars. If they do not, its reported revenue and earnings will become more directly subject to foreign exchange fluctuations.

The majority of its assembly, test and tape and reel vendors are located in Asia. RFMD does business with its foreign assemblers in U.S. dollars. RFMD’s manufacturing costs could increase in countries with currencies that are increasing in value against the U.S. dollar. Also, RFMD cannot be sure that its international manufacturing suppliers will continue to accept orders denominated in U.S. dollars. If they do not, its costs will become more directly subject to foreign exchange fluctuations.

In addition, if terrorist activity, armed conflict, civil or military unrest or political instability occur in the U.S. or other locations, such events may disrupt manufacturing, assembly, logistics, security and communications, and could also result in reduced demand for its products. Major health concerns could also adversely affect its business and its customer order patterns. RFMD could also be affected if labor issues disrupt its transportation arrangements or those of its customers or suppliers. On a worldwide basis, RFMD regularly reviews its key infrastructure, systems, services and suppliers, both internally and externally, to seek to identify significant vulnerabilities as well as areas of potential business impact if a disruptive event were to occur. Once identified, RFMD assesses the risks, and as RFMD considers it to be appropriate, RFMD initiates actions intended to minimize the risks and their potential impact. However, there can be no assurance that RFMD has identified all significant risks or that RFMD can mitigate all identified risks with reasonable effort.

RFMD may engage in future acquisitions that dilute its stockholders, cause RFMD to incur debt and assume contingent liabilities.

As part of its business strategy, RFMD expects to continue to review potential acquisitions that could complement its current product offerings, augment its market coverage or enhance its technical capabilities, or that may otherwise offer growth or margin improvement opportunities. While RFMD currently has no definitive agreements providing for any such acquisitions, RFMD may acquire additional businesses, products or technologies in the future. In the event of such future acquisitions, RFMD could issue equity securities that would dilute its current stockholders’ percentage ownership, incur substantial debt or other financial obligations or assume contingent liabilities. Such actions by RFMD could seriously harm its results of operations or the price of its common stock. Acquisitions also entail numerous other risks that could adversely affect its business, results of operations and financial condition, including:

•	unanticipated costs, capital expenditures or working capital requirements associated with the acquisition;

•	acquisition-related charges and amortization of acquired technology and other intangibles that could negatively affect its reported results of operation;

•	diversion of management’s attention from its business;

•	injury to existing business relationships with suppliers and customers;

•	failure to successfully integrate acquired businesses, operations, products, technologies and personnel; and

•	unrealized expected synergies.

RFMD relies on intellectual property and faces claims of infringement relating to its products.

RFMD’s success depends in part on its ability to obtain patents, trademarks and copyrights, maintain trade secret protection and operate its business without infringing on the proprietary rights of other parties. The wireless industry is subject to frequent litigation, often regarding patent and other intellectual property rights. Leading companies and organizations in the wireless industry have numerous patents that protect their intellectual property rights in these areas. In the event of an adverse result of any intellectual property rights litigation, RFMD could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology covered by the litigation. RFMD cannot be sure that RFMD would be successful in such development or that any such license would be available on commercially reasonable terms, if at all.

In addition to patent and copyright protection, RFMD also relies on trade secrets, technical know-how and other unpatented proprietary information relating to its product development and manufacturing activities. RFMD tries to protect this information by entering into confidentiality agreements with its employees and other parties. RFMD cannot be sure that these agreements will not be breached, that RFMD would have adequate remedies for any breach or that its trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

RFMD may be subject to other lawsuits and claims relating to its products.

RFMD cannot be sure that third parties will not assert product liability or other claims against RFMD, its customers or its licensors with respect to existing and future products. Any litigation to determine the validity of any third party’s claims could result in significant expense and liability to RFMD and divert the efforts of its technical and management personnel, whether or not the litigation is determined in its favor or covered by insurance.

RFMD is subject to stringent environmental regulations.

RFMD is subject to a variety of federal, state and local requirements governing the protection of the environment. These environmental regulations include those related to the use, storage, handling, discharge and disposal of toxic or otherwise hazardous materials used in its manufacturing processes. A change in environmental laws or its failure to comply with environmental laws could subject RFMD to substantial liability or force RFMD to significantly change its manufacturing operations. In addition, under some of these laws and regulations, RFMD could be held financially responsible for remedial measures if its properties are contaminated, even if RFMD did not cause the contamination.

RFMD’s stock price is subject to volatility.

The trading price of its common stock is subject to wide fluctuations in response to quarterly variations in operating results, positive or adverse business developments, changes in financial estimates by securities analysts, announcements of technological innovations, introduction of new products by RFMD or its competitors, transactions by corporate insiders and other events and factors. In addition, the stock market has experienced extreme price and volume fluctuations based on factors outside its control that have particularly affected the market prices for many high technology companies. These broad market fluctuations may materially and adversely affect the market price of its common stock.

RFMD’s convertible subordinated debt may have a dilutive effect on its existing stockholders and may have other adverse effects on its results of operations.

On April 4, 2007, RFMD issued convertible subordinated notes due in 2012, or the 2012 notes, with an aggregate principal amount of $175.0 million with an interest rate of 0.75% per annum and convertible subordinated notes due in 2014, or the 2014 notes, with an aggregate principal amount of $175.0 million with an interest rate of 1.00% per annum. RFMD issued these notes in a private placement to Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, for resale to qualified institutional buyers. On April 10, 2007, RFMD issued an additional $25.0 million aggregate principal amount of 2012 notes in connection with Merrill Lynch’s partial exercise of its option to purchase (i) up to an additional $25.0 million aggregate principal amount of 2012 notes and (ii) up to an additional $25.0 million aggregate principal amount of 2014 notes, in each case solely to cover over-allotments. The notes are convertible into shares of RFMD common stock under certain circumstances. Upon conversion, in lieu of shares of its common stock, for each $1,000 principal amount of notes, a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, as determined under the applicable indentures governing the notes. If the conversion value exceeds $1,000, RFMD also will deliver, at its election, cash or common stock or a combination of cash and common stock equivalent to the amount of the conversion value in excess of the $1,000. This election to deliver cash or common stock if the conversion value exceeds the conversion price will require RFMD to evaluate the inclusion of shares in its dilutive earnings per share calculation (based on the treasury stock method) in the event its stock price exceeds $8.05 per share.

In addition, in July 2003, RFMD completed the private placement of convertible promissory notes due in 2010, or the 2010 notes, with an aggregate principal amount of $230.0 million with an interest rate of 1.50% per annum. These 2010 notes are convertible into a total of approximately 30.1 million shares of RFMD common stock (subject to adjustment in certain circumstances) at a conversion price of $7.63 per share and are convertible at the option of the holder at any time on or prior to the close of business on the maturity date.

In the future, RFMD may issue additional equity, debt or convertible securities to raise capital. If RFMD does so, the percentage ownership of RFMD held by existing stockholders would be further reduced, and existing stockholders may experience significant further dilution. In addition, new investors in RFMD may demand rights, preferences or privileges that differ from, or are senior to, those of its existing stockholders. The perceived risk associated with the sale of a large number of shares, including the recently completed convertible subordinated notes offering, could cause some of its stockholders to sell their stock, thus causing the price of its common stock to decline. Subsequent sales of its common stock in the open market could also have an adverse effect on the market price of its common stock. If its stock price declines, it may be more difficult or RFMD may be unable to raise additional capital, which could have a material adverse impact on its business and results of operations.

The degree to which RFMD is leveraged could have important consequences, including, but not limited to, the following:

•	RFMD’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited;

•	RFMD’s stockholders may experience dilution resulting from the issuance of shares of RFMD common stock in the event of conversion of all of the outstanding convertible subordinated notes;

•	RFMD may be more vulnerable to economic downturns, less able to withstand competitive pressures and less flexible in responding to changing business and economic conditions;

•	a portion of RFMD’s cash flow from operations will be dedicated to the payment of the principal of, and interest on, its indebtedness;

•	RFMD’s ability to meet its payment and other obligations under its debt depends on its ability to generate significant cash flow in the future and RFMD cannot assure holders that its business will generate cash flow from operations, or that future borrowings will be available to RFMD in an amount sufficient to enable RFMD to meet its payment obligations under its debt and to fund other liquidity needs; and

•	RFMD’s ability to have sufficient cash to satisfy its obligations, if any of its outstanding convertible subordinated notes become convertible pursuant to their terms and the holders elect to convert or if holders elect to put their notes to RFMD on the specified repurchase dates.

In connection with the issuance of the 2012 notes and the 2014 notes, RFMD entered into a registration rights agreement with Merrill Lynch. Pursuant to the registration rights agreement, RFMD may be required to pay additional interest to record holders of the convertible subordinated notes and the amount of such additional interest, if any, may adversely affect its results of operations. Under the registration rights agreement, RFMD was required to file a shelf registration statement with the SEC covering resales of the 2012 notes and 2014 notes and the common stock issuable upon conversion of such notes, which became effective July 3, 2007. If RFMD fails to meet certain obligations to amend the registration statement, RFMD will be required to make (i) additional interest payments to the holders of the affected notes that is equal to an annual rate of 0.5% of the aggregate principal amount of the affected notes, or (ii) if any of the affected notes have been converted into shares of its common stock, a payment equal to an annual rate of 0.5% of the applicable conversion price with respect to such shares of common stock. If RFMD is required to make these additional interest payments to the holders of the notes, such payments may adversely affect its financial condition and results of operation, particularly its earnings results.

Provisions in RFMD’s governing documents could discourage takeovers and prevent stockholders from realizing an investment premium.

Certain provisions of its articles of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of RFMD. These provisions include the ability of the RFMD board of directors to designate the rights and preferences of preferred stock and issue such shares without stockholder approval and the requirement of supermajority stockholder approval of certain transactions with parties affiliated with RFMD. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of its common stock.

On August 10, 2001, the RFMD board of directors adopted a stockholder rights plan, pursuant to which uncertificated stock purchase rights were distributed to its stockholders at a rate of one stock purchase right for each share of common stock held of record as of August 30, 2001. The rights plan is designed to enhance the RFMD board of directors’ ability to prevent an acquirer from depriving stockholders of the long-term value of their investment and to protect stockholders against attempts to acquire RFMD by means of unfair or abusive takeover tactics. The rights become exercisable based upon certain limited conditions related to acquisitions of stock, tender offers and certain business combination transactions involving RFMD. The existence of the rights plan may impede a takeover of RFMD not supported by the RFMD board of directors, including a takeover that may be desired by a majority of its stockholders or involving a premium over the prevailing stock price.

Risks Relating to Sirenza

Sirenza’s operating results will fluctuate and Sirenza may not meet quarterly or annual financial expectations, which could cause its stock price to decline.

Sirenza’s quarterly operating results have varied significantly in the past and are likely to vary significantly in the future based upon a number of factors, many of which Sirenza has little or no control over. Factors that could cause operating results to fluctuate include:

•	the reduction, rescheduling or cancellation of orders by customers, whether as a result of a loss of market share by Sirenza or its customers, changes in the design of its customers’ products, slowing demand for its products or its customers’ products, over-ordering of products or otherwise;

•	the gain or loss of a key customer or significant changes in the financial condition of one or more key customers;

•	fluctuations in manufacturing output, yields, quality control or other potential problems or delays Sirenza or its subcontractors may experience in the fabrication, assembly, testing or delivery of its products;

•	general economic growth or decline, or changing conditions in the commercial communications, consumer or aerospace and defense industries generally or the market for products containing RF components specifically;

•	the market acceptance of its products and particularly the timing and success of new product and technology introductions by Sirenza (such as its power amplifiers targeted at makers of light sources for rear-projection TVs) or its customers or competitors;

•	period-to-period changes in the mix of products Sirenza sells to its customers or the mix of sales between its segments, which can reduce its gross margin;

•	availability, quality and cost of semiconductor wafers and other raw materials, equipment, components, and internal or outsourced manufacturing, packaging and test capacity;

•	seasonal and other changes in customer purchasing cycles and component inventory levels, which Sirenza may be unable to predict;

•	changes in selling prices for RF components due to competitive or currency exchange rate pressures;

•	the amount, timing and relative success of its investments in research and development;

•	impairment charges associated with intangible assets, including goodwill and acquisition-related intangible assets;

•	factors that could cause its reported domestic and foreign income taxes and income tax rate to increase in future periods, such as its ability to utilize net operating losses or tax credits in certain jurisdictions and the geographic distribution of its income, which may change from period to period; and

•	the effects of war, acts of terrorism or geopolitical unrest, such as disruption in general economic activity, and the effects on the economy and its business of increasing oil prices.

The occurrence of these and other factors could cause Sirenza to fail to meet quarterly or annual financial expectations, which could cause its stock price to decline. For example, in the first quarter of 2005 its financial results were below investment community expectations, in part due to rescheduling of customer orders, and its stock price subsequently declined.

Sirenza’s operating results may suffer if Sirenza is unable to accurately forecast demand for its products.

Sirenza’s business is characterized by short-term orders and shipment schedules. Customer orders can typically be cancelled or rescheduled without significant penalty to the customer. Some large customers also may require Sirenza to build and maintain minimum inventories and keep them available for purchase at specified locations based on non-binding demand estimates that are subject to change, which exposes Sirenza to inventory risk and makes it more difficult to manage its working capital. Because Sirenza does not have substantial non-cancelable backlog, Sirenza typically plans production and inventory levels based on internal forecasts of customer demand, which can be highly unpredictable and can fluctuate substantially, leading to excess inventory write-downs and resulting negative impacts on gross margin and net income. In response to anticipated long lead times to obtain inventory and materials from outside suppliers and foundries, Sirenza periodically orders materials in advance of customer demand. This advance ordering has in the past and may in the future result in excess inventory levels or unanticipated inventory write-downs if expected orders fail to materialize, or other factors make its products less saleable.

During periods of industry downturn such as Sirenza has experienced in the past, customer order lead times and the resulting order backlog typically shrink further, making it more difficult to forecast production levels, capacity and net revenues. Sirenza frequently finds it difficult to accurately predict future demand in the markets Sirenza serves, which limits its ability to accurately estimate requirements for production capacity. Even in periods of high demand, customers often attempt to “pull-in” the proposed delivery dates of products they have previously ordered from Sirenza, which can also make it difficult to forecast production levels, capacity and net revenues.

While Sirenza strives to meet its customers’ changing requirements, if Sirenza is unsuccessful in this regard these customers may shift future orders or market share to its competitors in response.

Sirenza depends on a relatively small number of customers for a significant portion of its net revenues. The loss of any of these customers could reduce its net revenues and earnings.

A relatively small number of customers account for a significant portion of its net revenues in any particular period. For example, in 2006, Motorola, Inc. accounted for more than 10% of net revenues and its top ten customers accounted for approximately 64% of net revenues. Sirenza expects that its history of high customer concentration and attendant risk will continue in future periods. While Sirenza enters into long-term supply agreements with customers from time to time, these contracts typically do not require the customer to buy any minimum amount of its products, and orders are typically handled on a purchase order by purchase order basis. Sirenza cannot assure you that sales to Motorola, Nokia Corporation, Huawei Technologies Co., Ltd. or other large OEM customers will not decline in the future. The loss of Motorola, Nokia or Huawei in particular, any of its other large OEM customers or any other significant customer could limit its ability to sustain and grow its net revenues, decrease its profitability and lower its stock price.

Sirenza’s growth depends on the growth of the wireless and wireline communications infrastructure market. If this market does not grow, or if it grows at a slow rate, demand for its products may fail to grow or diminish.

Sirenza’s growth will depend on the growth of the communications industry in general, and the market for wireless and wireline infrastructure components in particular. Sirenza cannot assure you that the market for these products will grow at all. If the market does not grow or experiences a downturn, its revenues and earnings may be materially reduced. In the past, there have been reductions throughout the worldwide communications industry in component inventory levels and equipment production volumes, and delays in the build-out of new wireless and wireline infrastructure. These events caused Sirenza to lower previously announced expectations for financial results, which caused the market price of its common stock to decrease. The occurrence of the events described above could result in lower or erratic sales for its products, decreased earnings, and a lower stock price.

Sirenza’s gross margin will fluctuate from period to period, and such fluctuation could affect its financial performance, particularly earnings per share, in turn potentially decreasing its stock price.

Numerous factors will cause Sirenza’s gross margin to fluctuate from period to period. For example, the gross margin on sales to large OEM customers has historically been lower than on sales through its distribution channel or sales to some of its smaller direct customers, primarily due to the bargaining power of large OEM customers and their higher product volumes. If, as Sirenza expects, these large OEMs continue to account for a majority of its net revenues for the foreseeable future, the continuance of this trend will likely have a dilutive impact on gross margins in future periods. In addition, sales of its integrated circuit (IC) products have historically yielded a higher gross margin than its multi-chip module (MCM) products. Therefore, increased sales of MCM products in a given period will likely have a dilutive effect on gross margin. Sales of certain of its broadband and consumer products, in particular satellite radio antennae, have historically had lower gross margins than sales of its wireless infrastructure products. Sirenza’s newer power amplifiers targeted at makers of light sources for rear-projection TVs may also yield lower gross margins than its wireless infrastructure products on average. Therefore, increased sales of such products in a given period will likely have a dilutive effect on gross margin. In 2005, sales of antenna products increased significantly as a percentage of its total sales, which had a dilutive effect on gross margin. The gross margin of Premier Devices, Inc., or PDI, the company Sirenza acquired in April 2006, in prior periods has generally been lower than Sirenza’s, and therefore increased sales of PDI segment products in a given period may have a dilutive effect on gross margin.

Other factors that could cause its gross margin to fluctuate include the features of the products Sirenza sells, the markets into which Sirenza sells its products, the level of integration of its products, the efficiency and effectiveness of its internal and outsourced raw material sourcing, manufacturing, packaging and test operations, product quality issues, provisions for excess inventories and sales of previously written-down inventories. As a result of these or other factors, Sirenza may be unable to maintain or increase its gross margin in future periods.

Sirenza may incur higher than expected costs and business disruption in transferring its manufacturing processes to its new Shanghai facility.

In 2007, Sirenza intends to transition most of its Broomfield, Colorado manufacturing operations to a new manufacturing facility in Shanghai, China, where Sirenza has already relocated its existing Shanghai manufacturing facility. As a result of this transition, Sirenza will need to re-qualify the transitioned operations for ISO or other certifications and also re-qualify its manufacturing processes or products with major customers. After the transition, Sirenza expects that a majority of its worldwide manufacturing will be conducted in Shanghai. Sirenza expects to incur substantial capital expense and wind-down costs in connection with the transition. Sirenza may not be able to accomplish the transition in the time scheduled and may incur more costs than Sirenza currently expects in completing it. Affected employees in Broomfield may be distracted by the transition or may seek other employment before their positions are eliminated, which could cause its overall operational efficiency to suffer. Sirenza may have difficulty finding qualified employees in Shanghai on schedule to staff its expanded operations. Once the transition is complete, Sirenza may not achieve the cost savings Sirenza expects to generate in future years from the transition, and Sirenza may experience difficulty in managing the transitional operations effectively from its Colorado headquarters. Any of these occurrences could result in additional costs, business interruption or disruption, loss of customers, weaker than expected financial results, and a reduced stock price.

Sales of Sirenza’s products have been affected by a pattern of product price decline, which can harm its business.

The market for Sirenza’s products is characterized by rapid technological change, evolving industry standards, product obsolescence, and significant price competition, and, as a result, is subject to regular decreases in product average selling prices over time. Sirenza is unable to predict future prices for its products, but expects that prices for products that Sirenza sells to its large wireless and wireline infrastructure OEM customers in particular, whom Sirenza expects to continue to account for a majority of its net revenues for the foreseeable future, will continue to be subject to downward pressure. These OEMs continue to require components from their suppliers, including Sirenza, to deliver improved performance at lower prices. Sirenza has also seen a similar pattern of price decline in its sales of satellite radio antennae and related products, and the products Sirenza has more recently acquired in connection with its acquisitions of PDI and Micro Linear Corporation, or Micro Linear, are also subject to steady price pressure. Accordingly, its ability to maintain or increase net revenues will be dependent on its ability to increase unit sales volumes of existing products and to successfully develop, introduce and sell new products with higher prices into both the wireless infrastructure market and other markets. Sirenza cannot assure you that it will be able to develop significant new customers with less price sensitivity, increase unit sales volumes of existing products, or develop, introduce or sell new products not affected by a pattern of steady average selling price declines.

Sirenza’s reliance on foreign suppliers and manufacturers and its offshore manufacturing transition expose Sirenza to the economic and political risks of the countries in which these operations are located.

Independent third parties in other countries, primarily in Thailand, Malaysia, South Korea, Taiwan and the Philippines, package substantially all of Sirenza’s semiconductor products. In addition, all of its satellite antenna manufacturing is outsourced to a subcontractor in the Philippines, and Sirenza obtains many of its semiconductor wafers from suppliers located abroad. Sirenza’s reliance on foreign suppliers and packagers, its sizeable manufacturing operations in China and Germany and its planned transition of its Broomfield manufacturing operations to Shanghai subject Sirenza to risks of conducting business outside the United States, such as:

•	unexpected changes in, or impositions of, legislative or regulatory requirements;

•	shipment delays, including delays resulting from difficulty in obtaining import or export licenses;

•	tariffs and other trade barriers and restrictions;

•	political, social and economic instability;

•	inefficiencies due to exchange rate fluctuations, differing time zones, language barriers, data privacy requirements and the like; and

•	potential hostilities and changes in diplomatic and trade relationships.

The Chinese legal system lacks transparency in certain respects relative to that of the United States, which gives the Chinese central and local government authorities a higher degree of control over business in China than is customary in the United States and makes the process of obtaining necessary regulatory approval in China inherently more unpredictable. Although the Chinese government has been pursuing economic reform and a policy of welcoming foreign investments, Chinese policies in this regard are continually evolving and it is possible that the Chinese government will change its current policies in the future, making continued business operations in China more difficult or unprofitable. In addition, the protection accorded its proprietary technology and know-how under both the Chinese and German legal systems is not as strong as in the United States and, as a result, Sirenza may lose valuable trade secrets and competitive advantage. Designing and manufacturing its products and using contract manufacturers, or CMs, and other suppliers throughout the Asia region exposes its business to the risk that its proprietary technology may be misappropriated and its ownership rights may not be protected or enforced to the extent that they may be in the United States. The cost of doing business in Germany can also be higher than in the U.S. due to German legal requirements regarding employee benefits and employer-employee relations, in particular.

In addition, Sirenza currently transacts business with many of its foreign suppliers and packagers in U.S. dollars. Consequently, if the currencies of its suppliers’ countries were to increase in value against the U.S. dollar, its suppliers may attempt to raise the cost of its semiconductor wafers, packaging materials and services, and other materials, which could harm its profitability and make its products less price competitive. The substantial operations in China and Germany Sirenza acquired from PDI and its transition of manufacturing operations to Shanghai involve increases in the proportion of its sales and expenses denominated in foreign currency, which also increase its exposure to the risk of exchange rate fluctuations.

The common stock Sirenza issued in its 2006 acquisitions and charges associated with these acquisitions may negatively impact its earnings per share.

Based on the increase in its number of common shares outstanding in connection with its Micro Linear and PDI acquisitions, the amortization charges related to them and the potential for additional costs associated with integrating these companies, the acquisitions may result in lower earnings per share than would have been earned by Sirenza in the absence of the transactions. Sirenza expects that over time these acquisitions will yield cost synergies and other benefits to the combined company such that they will ultimately be accretive to earnings per share. However, there can be no assurance that an increase in earnings per share will be achieved. In order to achieve increases in earnings per share as a result of these acquisitions, management will, among other things, need to successfully manage the combined company’s operations, reduce operating expenses, increase revenues and compete effectively in its end-markets. Failure to achieve any of these objectives could cause Sirenza’s stock price to decline.

Sirenza’s recent acquisitions of Micro Linear and PDI may not be successfully integrated or produce the results it anticipates.

In October 2006, Sirenza acquired Micro Linear, a fabless semiconductor company specializing in wireless integrated circuit solutions used in a variety of wireless products and headquartered in San Jose, California. In April 2006, Sirenza acquired PDI, the largest acquisition Sirenza has ever undertaken by many metrics, including the dollar value paid, the complexity, number of locations and geographic footprint of the operations to be integrated, and the number of employees joining Sirenza, which roughly tripled its employee base. PDI was also its first acquisition involving international operations, as most of PDI’s employees and manufacturing are based in Shanghai, China and Nuremberg, Germany. Sirenza expects that the integration of Micro Linear’s and PDI’s operations with its own will be a complex, time-consuming and costly process involving each of the typical acquisition risks discussed below in the risk factor entitled “Sirenza expects to make future acquisitions, which involve numerous risks.” Sirenza will also face, among others, the following related challenges and risks:

•	operating a much larger combined company with operations in China and Germany, where Sirenza has limited operational experience;

•	managing geographically dispersed personnel with diverse cultural backgrounds and organizational structures;

•	the greater cash management, exchange rate, legal and income taxation risks associated with the combined company’s new multinational character and the movement of cash between Sirenza and its domestic and foreign subsidiaries;

•	assessing and maintaining Sirenza’s internal control over financial reporting and disclosure controls and procedures as required by U.S. securities laws;

•	potential incompatibility of business cultures and/or loss of key personnel;

•	increased professional advisor fees related to the new profile of Sirenza;

•	the need to efficiently reduce Sirenza’s public company, sales and marketing and general and administrative expenses without associated disruption of its business;

•	the possibility that Sirenza may incur unanticipated expenses in connection with these transactions or be required to expend material sums on potential contingent intellectual property, tax, environmental or other liabilities associated with these companies’ prior operations or facilities;

•	possible integration-related expenses, severance pay, and charges to earnings from the elimination of redundancies; and

•	increased difficulty in financial forecasting due to its limited familiarity with PDI’s and Micro Linear’s operations, customers and markets or their impact on Sirenza’s overall results of operations.

Although the time required will vary with the particular circumstances of each business combination, and the allocation period in a business combination typically will not exceed one year from its consummation date, the costs and effects of the purchase accounting associated with these acquisitions also present challenges and risks. On January 31, 2007 Sirenza issued a press release announcing its unaudited results for its fourth quarter and fiscal year ended December 31, 2006, and on February 15, 2007, Sirenza filed such results on Form 8-K, noting that they remained unaudited and subject to adjustment. As Sirenza continued its year-end procedures to finalize these results, on March 6, 2007 Sirenza concluded that purchase accounting adjustments at its foreign subsidiaries were required under generally accepted accounting principles in the United States in the fourth quarter and fiscal year ended December 31, 2006, which reduced its provision for income taxes in both periods as previously disclosed. These reductions to its provision for income taxes resulted in its previously disclosed earnings per share for both periods increasing by $0.02 per diluted share, as well as other related income statement and balance sheet line item reclassifications.

Failure to successfully address one or more of the above risks may result in unanticipated liabilities and cash outlays, lower than expected net revenue, losses from operations, failure to realize any of the expected benefits of the acquisitions, and related declines in Sirenza’s stock price.

Sirenza’s efforts to diversify its product portfolio and expand into new markets involve execution risk.

While historically Sirenza has derived most of its net revenues from the sale of products to the mobile wireless infrastructure market, one of its corporate strategies involves leveraging its core strengths in high-performance RF component design, modular design process technology and wireless systems application knowledge to expand into new markets which have similar product performance requirements, such as the rear-projection TV, broadband wireless access, Voice over Internet Protocol, or VoIP, cable, satellite radio, personal handyphone and digital cordless telephone markets. Sirenza does not have a long history in many of these markets or in consumer-oriented markets generally, and its lack of market knowledge relative to other participants in such markets may prevent

Sirenza from competing effectively in them. It is possible that its competitive strengths will not translate effectively into these markets, and Sirenza will not be able to generate the revenues Sirenza expects from them or compete in them profitably. These markets also may not develop at the rates Sirenza anticipates. For example, sales of its products derived from the Micro Linear acquisition may not meet its expectations based on slowdowns in the personal handyphone, digital cordless phone or computer networking equipment markets or other factors, and the market opportunity Sirenza perceives in rear-projection TVs may not materialize or Sirenza may fail to capitalize on it. Sirenza may expend significant sums and engineering resources in attempting to develop appropriate products with which to penetrate these markets and fail to achieve its hoped for return on the investment.

Product quality, performance and reliability problems could disrupt Sirenza’s business and harm its financial condition and results of operations.

Sirenza’s customers demand that its products meet stringent quality, reliability and performance standards. Despite standard testing performed by Sirenza, its suppliers and its customers, RF components such as those Sirenza produces may contain undetected defects or flaws that may only be discovered after commencement of commercial shipments. As a result, defects or failures have in the past, and may in the future, impact its product quality, performance and reliability, leading to:

•	lost net revenues and gross profit, and lower margins;

•	delays in, or cancellations or rescheduling of, orders or shipments;

•	loss of, or delays in, market acceptance of its products;

•	significant expenditures of capital and resources to resolve such problems;

•	other costs including inventory write-offs and costs associated with customer support;

•	product returns, discounts, credits issued, or cash payments to resolve such problems;

•	diversion of technical and other resources from its other development efforts;

•	warranty and product liability claims, lawsuits and liability for damages caused by such defects; and

•	loss of customers, or loss of credibility with its current and prospective customers.

If Sirenza fails to successfully introduce new products in a timely and cost-effective manner, its ability to sustain and increase its net revenues could suffer.

The markets for its products are characterized by new product introductions, evolving industry standards and changes in manufacturing technologies. Because of this, its future success will in large part depend on its ability to:

•	continue to introduce new products in a timely fashion;

•	gain market acceptance of its products;

•	improve its existing products to meet customer requirements;

•	adapt its products to support established and emerging industry standards;

•	adapt its products to support evolving wireless and wireline equipment architectures; and

•	access new process and product technologies.

Sirenza estimates that the development cycles of some of its products from concept to production could last more than 12 months. Sirenza has in the past experienced delays in the release of new products and an inability to successfully translate new product concepts to production in time to meet market demands or at all. The second-generation PHS products Sirenza recently acquired from Micro Linear have also experienced a longer than expected sales cycle, after the first generation of such products achieved only limited customer acceptance. In addition, the networking products acquired from Micro Linear are reaching maturity, and revenue from this product line is expected to decline in future periods. Sirenza may not be able to introduce new products in a timely and cost-

effective manner, which would impair its ability to sustain and increase its net revenues, and could decrease its gross margins over time.

Sirenza’s reliance on third-party wafer fabs to manufacture its semiconductor wafers may reduce its ability to fill orders and limit its ability to assure product quality and to control costs.

Sirenza does not own or operate a semiconductor fabrication facility, or fab. Sirenza currently relies on a number of third-party wafer fabs to manufacture its semiconductor wafers. These fabs include RFMD, for gallium arsenide, or GaAs, devices, Atmel Corporation for silicon germanium, or SiGe, devices, TriQuint Semiconductor, Inc. for its discrete devices, Global Communication Semiconductors, Inc., or GCS, for its indium gallium phosphide, or InGaP, devices, TSMC and Chartered Semiconductor Manufacturing Ltd. for complementary metal oxide semiconductor, or CMOS, devices, International Business Machines Corporation, or IBM, and Jazz Semiconductor, Inc. for SiGe bipolar CMOS (BiCMOS) devices and an Asian foundry that supplies Sirenza with lateral diffused metal oxide semiconductor, or LDMOS, devices. The loss of one of its third-party wafer fabs, or any reduction of capacity, manufacturing disruption, or delay or reduction in wafer supply, could negatively and materially impact its ability to fulfill customer orders, and has in the past and could in the future damage its relationships with its customers, either of which could significantly harm its business and operating results.

Some of these relationships are handled on a purchase order by purchase order basis while others are conducted pursuant to longer-term purchase agreements. Some of its longer-term contracts feature “last-time buy,” or LTB, arrangements. An LTB arrangement typically provides that, if the vendor decides to obsolete or materially change the process by which its products are made, Sirenza will be given prior notice and opportunity to make a last purchase of wafers in volume. While the goal of the LTB arrangement is to allow Sirenza a sufficient supply of wafers in such instances to either meet its future needs or give Sirenza time to transition its products to, and qualify, another supply source, Sirenza cannot assure you that the volume of wafers provided for under any LTB arrangement will adequately meet its future requirements. Northrop Grumman, or NG (formerly TRW, Inc.), has discontinued the operation of the fabrication line on which its GaAs products have historically been made, and Sirenza made a last-time buy of wafers in connection with the line shutdown. Sirenza believes that through a combination of its current inventory and its efforts to transition customers to products using semiconductors produced by its other foundry partners, Sirenza will have a sufficient wafer supply to meet its currently anticipated customer needs. However, there can be no assurance that sufficient supplies of such wafers will become available to Sirenza, or that its transitioning efforts will be successful and will not result in lost market share.

Each of Sirenza’s foundries are its sole supplier for parts in the particular fabrication technology manufactured at their facility. For example, GCS is a private company with limited capital resources and operating history. Because there are limited numbers of third-party wafer fabs that use the process technologies Sirenza selects for its products and that have sufficient capacity to meet its needs, it would be difficult to find an alternative source of supply. Even if Sirenza were able to find an alternative source, using alternative or additional third-party wafer fabs would require an extensive qualification process that could prevent or delay product shipments, which could harm its business.

Sirenza’s reliance on these third-party wafer fabs involves several additional risks, including reduced control over the manufacturing costs, delivery times, reliability and quality of its components produced from these wafers. The fabrication of semiconductor wafers is a highly complex and precise process. Sirenza expects that its customers will continue to establish demanding specifications for quality, performance and reliability that must be met by its products. Sirenza’s third-party wafer fabs may not be able to achieve and maintain acceptable production yields in the future. To the extent its third-party wafer fabs suffer failures or defects, Sirenza has in the past and could in the future experience warranty and product liability claims, lost net revenues, increased costs, or delays in, cancellations or rescheduling of orders or shipments, any of which could harm its business and its stock price.

A substantial portion of Sirenza’s products are sold to international customers, which exposes it to numerous risks.

A substantial portion of Sirenza’s direct sales and sales through its distributors are to foreign purchasers, particularly in China, Singapore, Korea, Mexico, Finland, the Philippines, Germany and Sweden. International

sales approximated 59% of net revenues in 2006, the majority of which was attributable to customers, CMs and OEMs located in Asia. Demand for its products in foreign markets could decrease, which could harm its business, financial condition and results of operations. Moreover, sales to international customers may be subject to numerous risks, including:

•	changes in trade policy and regulatory requirements;

•	duties, tariffs and other trade barriers and restrictions;

•	timing and availability of export licenses;

•	exchange rate fluctuations;

•	difficulties in managing distributors’ sales to foreign countries;

•	the complexity and necessity of using foreign representatives;

•	compliance with a variety of foreign and U.S. laws affecting activities abroad;

•	potentially adverse tax consequences;

•	trade disputes; and

•	potential political, social and economic instability.

Sirenza is also subject to risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. Sirenza cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of its products will be implemented by the United States or other countries. Because most sales of Sirenza products have historically been denominated in United States dollars, increases in the value of the United States dollar could increase the price of its products so that they become relatively more expensive to customers in the local currency of a particular country, leading customers to order fewer products, thereby reducing its sales and profitability in that country. Some of its customer purchase orders and agreements are governed by foreign laws, which may differ significantly from United States laws; therefore, Sirenza may be limited in its ability to enforce its rights under such agreements and to collect damages, if awarded.

Failure to maintain effective internal control over financial reporting could adversely affect Sirenza’s business and the market price of its stock.

Pursuant to rules adopted by the SEC implementing Section 404 of the Sarbanes-Oxley Act of 2002, Sirenza is required to assess the effectiveness of its internal controls over financial reporting and provide a management report on its internal controls over financial reporting in all annual reports on Form 10-K. While Sirenza currently believes its internal controls over financial reporting are effective, Sirenza is required to comply with Section 404 on an annual basis. If, in the future, Sirenza identifies one or more material weaknesses in its internal controls over financial reporting during this continuous evaluation process, its management will be unable to assert that such internal controls are effective. Sirenza cannot be certain as to the timing of completion for its future evaluation, testing and any required remediation. If Sirenza is unable to assert that its internal controls over financial reporting are effective in the future, or if its auditors are unable to attest that its management’s report is fairly stated or they are unable to express an opinion on the effectiveness of its internal controls, Sirenza could lose investor confidence in the accuracy and completeness of its financial reports, which would have an adverse effect on its business and the market price of its common stock.

Intense competition in its industry could prevent Sirenza from increasing net revenues and sustaining profitability.

The RF component industry is intensely competitive in each of the markets Sirenza serves. With respect to its amplifier products, Sirenza competes primarily with other suppliers of high-performance RF components used in the infrastructure of communications networks such as Avago Technologies Limited, Hittite Microwave Corporation, or Hittite, M/A-COM, a division of Tyco Electronics Corp., NEC Corporation and WJ Communications, Inc. With respect to its satellite antenna sales, Sirenza competes with other manufacturers of satellite antennae and related equipment, including RecepTec, LLC and Wistron NeWeb Corp. For its newer broadband products, Sirenza expects its most significant competitors will include Analog Devices Inc., Microtune

Inc., NEC, SANYO Electric Co., Ltd., M/A-COM, Anadigics, Inc. and STMicroelectronics NV. With respect to its signal source products, its primary competitors are Alps Electric Co., Ltd., M/A-COM and Mini-Circuits. With respect to its A&D products, its primary competitors are Hittite, M/A-COM, Spectrum Control, Inc. and Teledyne Technologies Incorporated. Sirenza’s cable television, or CATV products primarily compete with those of NEC, Freescale Semiconductors, Inc., Anadigics, Koninklijke Philips Electronics N.V., or Phillips, and RFHIC Company, and its wireless infrastructure products primarily compete with WJ Communications, M/A-COM, Mini-Circuits and TRAK Microwave Corporation. Sirenza expects that the principal competitors for the products Sirenza has acquired from Micro Linear will include Texas Instruments (Chipcon), Nordic Semiconductor ASA, Atmel Corporation, SiTel Semiconductor BV, Infineon Technologies AG, Philips, DSP Group, Inc., Atheros Communications, Inc., GCT Semicondutor, Inc. and Airoha Technology Corp. Sirenza also competes in a sense with its own large communications OEM customers, who often have a choice as to whether they design and manufacture RF components and subsystems internally for their own consumption or purchase them from third-party providers such as Sirenza. Competition in each of these markets is typically based on a combination of price, performance, product quality and reliability, customer support and the ability of each supplier to meet production deadlines and provide a steady source of supply. Market share at its large OEM customers in particular tends to fluctuate from year to year based not only on its relative success compared to its competitors in finding the right balance of these factors, but also based on changes in the willingness of customers to have only one source of supply. For example, Sirenza may have a 100% share of the supply of a particular product to a customer one year and only 50% the next based on the customer deciding to employ a second source for risk management or other reasons not related to its performance as a supplier.

Sirenza expects continuing competition both from existing competitors and from a number of companies that may enter the RF component market, and Sirenza may see future competition from companies that may offer new or emerging technologies. In addition, Sirenza expects that future competition will come from component suppliers based in countries with lower production costs, or IC manufacturers as they add additional integrated functionality at the chip level that could supplant its products. Many of its current and potential competitors have significantly greater financial, technical, manufacturing and marketing resources than Sirenza does. As a result, prospective customers may decide not to buy from Sirenza due to their concerns about its size, financial stability or ability to interact with their logistics systems. Sirenza’s failure to successfully compete in its markets could result in lower revenues, decreased profitability and a lower stock price.

Sirenza’s products could infringe the intellectual property rights of others, and resulting claims against Sirenza could be costly and require it to enter into disadvantageous license or royalty arrangements.

Sirenza’s industry is characterized by the existence of a large number of patents and litigation based on allegations of patent infringement and the violation of intellectual property rights. Although Sirenza attempts to avoid infringing known proprietary rights of third parties in its product development efforts, Sirenza has in the past and may in the future be subject to legal proceedings and claims for alleged infringement by Sirenza or its licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. In addition, its sales agreements often contain intellectual property indemnities, such as patent and copyright indemnities, and its customers may assert claims against Sirenza for indemnification if they receive claims alleging that their products infringe others’ intellectual property rights.

Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in costly litigation, divert management’s attention and resources, or require Sirenza to enter into royalty or license agreements which are not advantageous to Sirenza or pay material amounts of damages. In addition, parties making these claims may be able to obtain an injunction, which could prevent Sirenza from selling its products. Sirenza is increasingly subject to infringement claims as the number of its products grows and as Sirenza moves into new markets, and in particular in consumer markets, where there are many entrenched competitors and Sirenza is less familiar with the competitive landscape and prior art.

Sirenza may make future acquisitions, which involve numerous risks.

Sirenza has in the past made, and will continue to evaluate potential acquisitions of, and investments in, complementary businesses, technologies, services or products, and expect to pursue such acquisitions and investments if appropriate opportunities arise. However, Sirenza may not be able to identify suitable acquisition or investment candidates in the future, or if Sirenza does identify suitable candidates, Sirenza may not be able to make such acquisitions or investments on commercially acceptable terms, or at all. In the event Sirenza pursues acquisitions, Sirenza will face numerous risks including:

•	difficulties in integrating the personnel, operations, technology or products and service offerings of the acquired company;

•	diversion of management’s attention from normal daily operations of its business;

•	difficulties in entering markets where competitors have stronger market positions;

•	difficulties in managing and integrating operations in geographically dispersed locations;

•	difficulties in improving the internal controls, disclosure controls and procedures and financial reporting capabilities of any acquired operations, particularly foreign and formerly private operations, as needed to meet the required standards of U.S. public companies;

•	the loss of any key personnel of the acquired company as well as their know-how, relationships and expertise;

•	maintaining customer, supplier or other favorable business relationships of acquired operations;

•	insufficient net revenues to offset increased expenses associated with any abandoned or completed acquisitions; and

•	additional expense associated with amortization or depreciation of acquired tangible and intangible assets.

Even if a proposed acquisition or alliance is successfully realized and integrated, Sirenza may not receive the expected benefits or synergies of the transaction. Past transactions have resulted, and future transactions may result, in significant costs and expenses and charges to earnings. The accounting treatment for any acquisition may result in significant amortizable intangible assets, which when amortized will negatively affect its consolidated results of operations. The accounting treatment for any acquisition may result in significant goodwill, which, if impaired, will negatively affect its consolidated results of operations. The accounting treatment for any acquisition may also result in significant in-process research and development charges, which will negatively affect its consolidated results of operations in the period in which an acquisition is consummated. In addition, any completed, pending or future transactions may result in unanticipated expenses or tax or other liabilities associated with the acquired assets or businesses. Furthermore, Sirenza may incur indebtedness or issue equity securities to pay for any future acquisitions. The incurrence of indebtedness could limit its operating flexibility and be detrimental to its results of operations, and the issuance of equity securities could be dilutive to its existing stockholders. Any or all of the above factors may differ from the investment community’s expectations in a given quarter, which could negatively affect its stock price.

Sirenza may experience difficulties in managing any future growth.

Sirenza’s ability to successfully do business in a rapidly evolving market requires it to effectively plan and manage any current and future growth. Sirenza’s ability to manage future growth will be dependent in large part on a number of factors, including:

•	maintaining access to sufficient manufacturing capacity to meet customer demands;

•	arranging for sufficient supply of key components to avoid shortages of components that are critical to its products;

•	building out its administrative infrastructure at the proper pace to support any current and future sales growth while maintaining operating efficiency;

•	adhering to its high quality and process execution standards, particularly as Sirenza hires and trains new employees and during periods of high volume;

•	managing the various components of its working capital effectively in periods where cash on hand is limited;

•	upgrading its operational and financial systems, procedures and controls, including improvement of its accounting and internal management systems; and

•	maintaining high levels of customer satisfaction.

If Sirenza is unable to effectively manage any future growth, its operations may be impacted and Sirenza may experience delays in delivering products to its customers. Any such delays could affect such customers’ ability to deliver products in accordance with their planned manufacturing schedules, which could adversely affect customer relationships. Sirenza may also be required to build additional component inventory in order to offset expected future component shortages. If Sirenza does not manage any future growth properly, its business and stock price could suffer.

If Sirenza loses its key personnel or is unable to attract and retain key personnel, Sirenza may be unable to pursue business opportunities or develop its products.

Sirenza believes that its future success will depend in large part upon its continued ability to recruit, hire, retain and motivate highly skilled technical, marketing, administrative and managerial personnel. Competition for these employees is significant. Sirenza’s failure to retain its present employees and hire additional qualified personnel in a timely manner and on reasonable terms could harm its business, financial condition and results of operations. In addition, from time to time Sirenza may recruit and hire employees from its customers, suppliers and distributors, which could damage its business relationship with these parties. Sirenza’s success also depends on the continuing contributions of its senior management and technical personnel, all of whom would be difficult to replace. The loss of key personnel could adversely affect its ability to execute its business strategy, which could harm its business, financial condition and results of operations. Sirenza may not be successful in retaining these key personnel.

Sirenza’s reliance on subcontractors to package its products could cause a delay in its ability to fulfill orders or could increase its cost of revenues.

Sirenza does not package the RF semiconductor components that Sirenza sells but rather it relies on subcontractors to package its products. Packaging is the procedure of electrically bonding and encapsulating the IC into its final protective plastic or ceramic casing. Sirenza provides the wafers containing the ICs to third-party packagers. Sirenza typically relies on a small number of packagers, and does not have long-term contracts with its third-party packagers stipulating fixed prices or packaging volumes. The fragile nature of the semiconductor wafers that Sirenza uses in its components requires sophisticated packaging techniques and has in the past resulted in low packaging yields. If its packaging subcontractors fail to achieve and maintain acceptable production yields in the future, Sirenza could experience increased costs, including warranty and product liability expense and costs associated with customer support, delays in or cancellations or rescheduling of orders or shipments, product returns or discounts, reduced margins and lower net revenues.

Sources for certain components and materials are limited, which could result in interruptions, delays or reductions in product shipments.

The commercial communications industry from time to time is affected by limited supplies of certain key components and materials. For example, Sirenza relies on Analog Devices Inc. for the ICs utilized in the manufacture of its phase-locked loop, or PLL, products, and also relies on limited sources for certain packaging materials. If Sirenza, or its packaging subcontractors, are unable to obtain these or other materials in the required quantity and quality, Sirenza could experience delays or reductions in product shipments, which would reduce its profitability. Temporary shortages have arisen in the past and may arise in the future. If key components or materials are unavailable, while Sirenza would hope to be able to remedy the situation through cooperation with the suppliers, locating alternate sources of supply or otherwise, its costs could increase and net revenues could decline.

Recent changes in environmental laws and regulations applicable to manufacturers of electrical and electronic equipment have required Sirenza to redesign some of its products, and may increase its costs and expose Sirenza to liability.

The implementation of new technological or legal requirements, such as recycling requirements and lead-free initiatives, has impacted Sirenza’s products and manufacturing processes, and could affect the timing of product introductions, the cost and commercial success of its products and its overall profitability. For example, a directive in the European Union banned the use of lead, other heavy metals and certain flame retardants in electrical and electronic equipment beginning in 2006. As a result, in advance of this deadline, many of Sirenza’s customers changed their equipment specifications to use only components that do not contain these banned substances and indicated that they would no longer design in non-compliant components. Because many of its IC products utilize a tin-lead alloy as a soldering material in the manufacturing process, its MCM products contain circuit boards plated with a tin-lead surface and certain molded active components in its MCM products are molded with a banned substance, Sirenza either has already or may need to in the future redesign its products and obtain compliant raw materials from its suppliers to respond to the new legislation and to meet customer demand. Although Sirenza began this process in the first quarter of 2004 and has released many compliant products to date, Sirenza has products that remain non-compliant. Due to the limited geographic coverage of the regulations and its worldwide customer base, the different rates at which various customers are requiring compliant components, and the fact that some components containing banned substances remain exempt from the regulations for particular customer applications, Sirenza is not stopping all production of parts containing banned substances on a particular scheduled date, but is making the move gradually as customer demand dictates. Sirenza anticipates selling such products for some time. Sirenza may be left with excess inventory of certain leaded parts if customers for those parts move to lead-free only consumption without giving Sirenza sufficient notice. In addition, its industry has no long-term data to assess the effectiveness, shelf-life, moisture sensitivity, and thermal tolerance of alternative materials, so Sirenza may experience product quality and performance issues as it transitions its products to such materials.

Further, for its MCM products, Sirenza relies on third party suppliers, over which Sirenza has little or no control, to provide certain of the components needed for its products to meet applicable standards. In addition, this redesign is resulting in increased research and development and manufacturing and quality control costs. If Sirenza is unable to redesign existing products and introduce new products to meet the standards set by environmental regulation and its customers, sales of its products could decline, which could harm its business, financial condition and results of operations. Failure to comply with any applicable environmental regulations could result in a range of consequences, including loss of sales, fines, suspension of production, excess inventory, and criminal and civil liabilities.

China recently adopted directives similar to the European Union directive described above. While portions of the legislation have been implemented, the scope of product types affected and other aspects of the legislation and its application remain somewhat unclear. Sirenza is still evaluating the impact this regulation will have on its business. Another recent directive in the European Union imposes a “take-back” obligation on manufacturers of electrical and electronic equipment. This obligation requires manufacturers of electrical or electronic equipment to finance the collection, recovery and disposal of the electrical or electronic equipment that they produce. At this time, Sirenza is not aware of adopted legislation implementing this directive and the methods by which its industry will attempt to comply with these take-back obligations have not been fully developed. Sirenza may have take-back obligations, and even if the specific implementing legislation eventually adopted does not directly apply to Sirenza or its products and solutions, its customers could potentially shift some of their costs to Sirenza through contractual provisions. Sirenza is unable to assess the impact of this proposed legislation at this time but it could result in increased costs to Sirenza, which could harm its business, financial condition and results of operations.

Environmental regulations could subject Sirenza to substantial costs or fines, or require Sirenza to suspend production, alter manufacturing processes or cease operations at one or more sites.

The manufacture, assembly and testing of Sirenza’s products requires the use of hazardous materials that are subject to a broad array of environmental, health and safety laws and regulations governing the use, transportation, emission, discharge, storage, recycling or disposal of such materials. Failure to comply with any such laws or regulations could result in fines, suspension of production, alteration of fabrication and assembly processes, curtailment of operations or sales, requirements to remediate land, air or groundwater and other legal liability. Some domestic and foreign environmental regulations allow regulating authorities to impose cleanup liability on a company that leases or otherwise becomes associated with a contaminated site even though that company had nothing to do with the acts that gave rise to the contamination. Accordingly, even if its operations are conducted in accordance with these laws, Sirenza may incur environmental liability based on the actions of prior owners, lessees or neighbors of sites Sirenza leases now or in the future, or sites Sirenza becomes associated with due to acquisitions. For example, PDI’s manufacturing site in Nuremberg, Germany occupies a small portion of a large parcel formerly occupied by Alcatel-Lucent, or Alcatel, and other manufacturers dating back to the early 1900s. Chlorinated solvent and heavy metal contamination in air, soil and groundwater were identified on the former Alcatel site in the late 1980s, and pump-and-treat remediation systems have been implemented on portions of the site. While Sirenza does not believe that this contamination resulted from the operation of PDI’s business, that any additional remediation is required on the PDI site or that Sirenza or PDI have any material related liability, Sirenza cannot assure you that such liability will not arise in the future.

Sirenza has a material amount of goodwill and long-lived assets, including finite-lived acquired intangible assets, which, if impaired, could harm its results of operations.

Sirenza has a material amount of goodwill, which is the amount by which the cost of an acquisition accounted for using the purchase method exceeds the fair value of the net assets acquired. Goodwill is subject to a periodic impairment evaluation based on the fair value of the reporting unit. Sirenza also has a material amount of long-lived assets, including finite-lived acquired intangible assets recorded on its balance sheet. These assets are evaluated for impairment annually or whenever events or changes in circumstances indicate the carrying value of the related assets may not be recoverable. Any impairment of its goodwill or long-lived assets, including finite-lived acquired intangible assets, could harm its business, financial condition and results of operations.

The outcome of litigation in which Sirenza has been named as a defendant is unpredictable and an adverse decision in any such matter could subject Sirenza to damage awards and lower the market price of its stock.

Sirenza is a defendant in litigation matters that are described in Sirenza’s filings with the SEC. These claims may divert financial and management resources that would otherwise be used to benefit Sirenza’s operations. Although Sirenza believes that Sirenza has meritorious defenses to the claims made in the litigation matters to which Sirenza has been named a party and intends to contest each lawsuit vigorously, Sirenza cannot assure you that the results of these matters will be favorable to Sirenza. An adverse resolution of any of these lawsuits, including the results of any amicable settlement, could subject Sirenza to material damage awards or otherwise harm its business.

The timing of the adoption of industry standards may negatively impact sales of Sirenza’s products.

The markets in which Sirenza and its customers compete are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. If technologies or standards supported by Sirenza or its customers’ products, such as 2.5G and 3G, WiMAX and PHS, fail to gain widespread commercial acceptance, its business may be significantly impacted. For example, the worldwide installation of 2.5G and 3G equipment has occurred at a much slower rate than Sirenza initially expected. In addition, while historically the demand for wireless and wireline communications has exerted pressure on standards bodies worldwide to adopt new standards for these products, such adoption generally only occurs following extensive investigation of, and deliberation over, competing technologies. The delays inherent in the standards approval process have in the past and may in the future cause the cancellation, postponement or rescheduling of the installation of communications systems by its customers. If further delays in adoption of industry standards were to occur in China, the United States or other countries where its products are frequently used, it could result in lower sales of its products and worse than expected results of operations in one or more periods.

Sirenza’s limited ability to protect its proprietary information and technology may adversely affect its ability to compete.

Sirenza’s future success and ability to compete is dependent in part upon its proprietary information and technology. Although Sirenza has patented technology and patent applications pending, Sirenza primarily relies on a combination of contractual rights and copyright, trademark and trade secret laws and practices to establish and protect its proprietary technology. Sirenza generally enters into confidentiality agreements with its employees, consultants, resellers, wafer suppliers, vendors, customers and potential customers, and limits the disclosure and use of its proprietary information. The steps taken by Sirenza in this regard may not be adequate to prevent misappropriation of its technology. Additionally, its competitors may independently develop technologies that are substantially equivalent or superior to its technology. Despite its efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use its products or technology. Sirenza’s ability to enforce its patents, copyrights, software licenses and other intellectual property is limited by its financial resources and is subject to general litigation risks, as well as uncertainty as to the enforceability of its intellectual property rights in various countries. If Sirenza seeks to enforce its rights, Sirenza may be subject to claims that the intellectual property right is invalid, is otherwise not enforceable or is licensed to the party against whom it is asserting a claim. In addition, its assertion of intellectual property rights could result in the other party seeking to assert alleged intellectual property rights of its own against Sirenza.

Sirenza’s common stock price may be extremely volatile, and the value of an investment in its stock may decline.

Sirenza’s common stock price has been highly volatile since its initial public offering. Sirenza expects that this volatility will continue in the future, subject to the effect of the pendency of the mergers, due to factors such as:

•	fluctuations in the market price of RFMD’s common stock following the announcement of the execution of the merger agreement with RFMD;

•	actual or anticipated variations in operating results;

•	changes in financial estimates or recommendations by stock market analysts regarding Sirenza or its competitors;

•	announcements by its customers regarding end market conditions and the status of existing and future infrastructure network deployments;

•	announcements of technological innovations, new products or new services by Sirenza or by its competitors or customers;

•	general market and economic conditions;

•	announcements by Sirenza or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	the effects of trading or other activity by short sellers, hedge funds and other speculators; and

•	future equity or debt offerings or its announcements of these offerings.

In addition, in recent years, the stock market in general, and the Nasdaq Global Market and the securities of technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations have in the past and may in the future materially and adversely affect its stock price, regardless of its operating results. In the event its stock price declines, you may be unable to sell your shares at or above the price at which you purchased them.

Some of its stockholders can exert control over Sirenza, and they may not make decisions that reflect its interests or those of other stockholders.

Sirenza’s founding stockholders control a significant amount of its outstanding common stock. As a result, these stockholders will be able to exert a significant degree of influence over its management and affairs and control over matters requiring stockholder approval, including the election of its directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of Sirenza, although as described in the section entitled “Voting Agreements — Voting Agreements Relating to Sirenza Shares,” these same founding stockholders have executed voting agreements pursuant to which they have agreed to vote their shares in favor of the adoption of the merger agreement. In addition, the interests of these stockholders may not always coincide with the interests of other Sirenza stockholders.

THE COMPANIES

RF Micro Devices, Inc.

RFMD is a global leader in the design and manufacture of high-performance RF components and system solutions for mobile communications. RFMD’s power amplifiers, or PAs, transmit modules, cellular transceivers and transceiver modules and system-on-chip, or SoC, solutions enable worldwide mobility, provide enhanced connectivity and support advanced functionality in current- and next-generation mobile devices, cellular base stations, wireless local area networks, or WLANs, and global positioning systems, or GPS. RFMD’s diverse portfolio of state-of-the-art semiconductor technologies and industry-leading RF systems expertise positions RFMD as a preferred supplier to the world’s leading mobile device manufacturers which deliver advanced wireless capabilities that satisfy current and future market demands.

RF Micro Devices, Inc. was incorporated under the laws of the State of North Carolina in 1991.

Merger Sub

Iceman Acquisition Sub, Inc. is a wholly owned subsidiary of RFMD that was incorporated in Delaware in August 2007. Iceman Acquisition Sub, Inc. does not engage in any operations and exists solely to facilitate the first merger.

Sirenza Microdevices, Inc.

Sirenza is a supplier of RF components for the commercial communications, consumer and aerospace, defense and homeland security equipment markets. Sirenza’s products are designed to optimize the reception and transmission of voice and data signals in mobile wireless communications networks and in other wireless and wireline applications.

Sirenza was incorporated in Delaware in November 1997 as “Stanford Microdevices, Inc.”

THE RFMD SPECIAL MEETING

Date, Time and Place

The special meeting of RFMD stockholders will be held on Monday, October 29, 2007, at the principal executive offices of RFMD located at 7628 Thorndike Road, Greensboro, NC 27409-9421 commencing at 4:00 p.m. local time. We are sending this joint proxy statement/prospectus to you in connection with the solicitation of proxies by the RFMD board of directors for use at the RFMD special meeting and any adjournments or postponements of the RFMD special meeting.

Purposes of the RFMD Special Meeting

The purposes of the RFMD special meeting are:

•	to consider and vote on Proposal No. 1 to approve the issuance of shares of RFMD common stock in the first merger;

•	to consider and vote on Proposal No. 2 to adjourn the RFMD special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1;

•	to consider and vote on Proposal No. 3 to amend the RFMD Bylaws to increase the maximum size of the RFMD board of directors from nine to 11 members; and

•	to transact such other business as may properly come before the RFMD special meeting or any adjournments or postponements of the RFMD special meeting.

THE APPROVAL OF PROPOSAL NO. 1 IS A CONDITION TO THE COMPLETION OF THE MERGERS.

Recommendations of the RFMD Board of Directors

THE RFMD BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE ISSUANCE OF SHARES OF RFMD COMMON STOCK IN THE FIRST MERGER IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, RFMD AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED SUCH ISSUANCE. THE RFMD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RFMD STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES OF RFMD COMMON STOCK IN THE FIRST MERGER.

THE RFMD BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE PROPOSAL TO ADJOURN THE RFMD SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1 IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, RFMD AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED AND ADOPTED THE PROPOSAL. ACCORDINGLY, THE RFMD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL RFMD STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO ADJOURN THE RFMD SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1.

THE RFMD BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT AMENDING THE RFMD BYLAWS TO INCREASE THE MAXIMUM SIZE OF THE RFMD BOARD OF DIRECTORS FROM NINE TO 11 MEMBERS IS ADVISABLE TO, AND IN THE BEST INTERESTS OF, RFMD AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED SUCH ISSUANCE. THE RFMD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RFMD STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO AMEND THE RFMD BYLAWS TO INCREASE THE MAXIMUM SIZE OF THE RFMD BOARD OF DIRECTORS FROM NINE TO 11 MEMBERS.

Record Date and Voting Power

Only holders of record of RFMD common stock at the close of business on the record date, September 27, 2007, are entitled to notice of, and to vote at, the RFMD special meeting. There were approximately 1,938 holders of record of RFMD common stock at the close of business on the record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, RFMD is unable to estimate the total number of stockholders represented by these record holders. There were 194,878,847 shares of RFMD common stock issued and outstanding at the close of business on the record date. Each share of RFMD common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See “Security Ownership by Certain Beneficial Owners and Management” for information regarding persons known to the management of RFMD to be the beneficial owners of more than 5% of the outstanding shares of RFMD common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the RFMD board of directors for use at the RFMD special meeting.

All properly executed proxies that are not revoked will be voted at the RFMD special meeting and at any adjournments or postponements of the RFMD special meeting in accordance with the instructions contained in the proxy. If a holder of RFMD common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1 to approve the issuance of shares of RFMD common stock in the first merger, “FOR” Proposal No. 2 to adjourn the RFMD special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, and “FOR” Proposal No. 3 to amend the RFMD Bylaws to increase the maximum size of the RFMD board of directors from nine to 11 members, in accordance with the recommendation of the RFMD board of directors.

An RFMD stockholder who has submitted a proxy may revoke it at any time before it is voted at the RFMD special meeting by executing and returning a proxy bearing a later date, providing proxy instructions via the telephone or the Internet (your latest telephone or Internet proxy is counted), filing written notice of revocation with the Secretary of RFMD stating that the proxy is revoked or attending the RFMD special meeting and voting in person.

Required Vote

The presence, in person or by proxy, at the RFMD special meeting of the holders of a majority of the shares of RFMD common stock outstanding and entitled to vote at the RFMD special meeting is necessary to constitute a quorum at the meeting. Approval of each of Proposal No. 1 and Proposal No. 2 requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the RFMD special meeting. Approval of Proposal No. 3 requires the affirmative vote of the holders of a majority of the outstanding shares of RFMD common stock. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether any proposal is approved.

As of the record date for the RFMD special meeting, the directors and executive officers of RFMD owned approximately 0.8% of the outstanding shares of RFMD common stock entitled to vote at the meeting. Dr. Albert Paladino, Daniel DiLeo, Jeffrey Gardner, John Harding, David Norbury, Eric van der Kaay, Walter Wilkinson, Jr., who are all the independent members of RFMD board of directors, and William A. Priddy, William Pratt and Robert Bruggeworth, executive officers of RFMD, have each entered into a voting agreement with Sirenza, dated August 12, 2007. They have agreed in the voting agreements to vote all shares of RFMD common stock owned by them as of the record date in favor of the issuance of shares of RFMD common stock in the first merger. They also granted Sirenza irrevocable proxies to vote their shares of RFMD common stock in favor of the issuance of shares of RFMD common stock in the first merger. Approximately 1,503,645 shares of RFMD common stock, which represent approximately 0.8% of the outstanding shares of RFMD common stock as of the record date, are subject to the voting agreements and irrevocable proxies. For more information regarding the voting agreements, see the section entitled “Voting Agreements — Voting Agreements Relating to RFMD Shares.”

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of RFMD may solicit proxies from RFMD’s stockholders by personal interview, telephone, telegram or otherwise. RFMD will bear the costs of the solicitation of proxies from its stockholders, except that RFMD and Sirenza will each pay one-half of the cost of printing this joint proxy statement/prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of RFMD common stock for the forwarding of solicitation materials to the beneficial owners of RFMD common stock. RFMD will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. RFMD has engaged the services of Mellon Investor Services LLC to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from RFMD stockholders for a fee of approximately $8,000 plus reasonable out-of-pocket expenses.

Other Matters

As of the date of this joint proxy statement/prospectus, the RFMD board of directors does not know of any business to be presented at the RFMD special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the RFMD special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Stockholder Proposals

Stockholder proposals may be included in RFMD’s proxy materials for an annual meeting so long as they are provided to RFMD on a timely basis and satisfy the other conditions set forth in applicable SEC rules and regulations. For a stockholder proposal to be included in RFMD’s proxy materials for the RFMD annual meeting to be held in 2008, RFMD must receive the proposal at its principal executive offices, addressed to its Secretary, not later than February 29, 2008. In addition, stockholder business that is not intended for inclusion in RFMD’s proxy materials may be brought before the RFMD annual meeting so long as RFMD receives notice of the proposal in compliance with the requirements set forth in RFMD’s amended and restated bylaws, addressed to its Secretary at RFMD’s principal executive offices, not earlier than March 30, 2008 and not later than April 29, 2008 to be considered timely.

THE SIRENZA SPECIAL MEETING

Date, Time and Place

The special meeting of Sirenza stockholders will be held on Monday, October 29, 2007, at the principal executive offices of Sirenza located at 303 S. Technology Court, Broomfield, Colorado 80021, commencing at 11:00 a.m. local time. We are sending this joint proxy statement/prospectus to you in connection with the solicitation of proxies by the Sirenza board of directors for use at the Sirenza special meeting and any adjournments or postponements of the Sirenza special meeting.

Purposes of the Sirenza Special Meeting

The purposes of the Sirenza special meeting are:

•	to consider and vote upon Proposal No. 1 to adopt the merger agreement;

•	to consider and vote on Proposal No. 2 to adjourn the Sirenza special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1; and

•	to transact such other business as may properly come before the Sirenza special meeting or any adjournments or postponements of the Sirenza special meeting.

THE APPROVAL OF PROPOSAL NO. 1 IS A CONDITION TO THE COMPLETION OF THE MERGERS.

Recommendations of the Sirenza Board of Directors

THE SIRENZA BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT THE MERGERS ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, SIRENZA AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGERS AND THE MERGER AGREEMENT. THE SIRENZA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SIRENZA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO ADOPT THE MERGER AGREEMENT.

THE SIRENZA BOARD OF DIRECTORS ALSO RECOMMENDS THAT SIRENZA STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE FOREGOING PROPOSAL NO. 1.

Record Date and Voting Power

Only holders of record of Sirenza common stock at the close of business on the record date, September 27, 2007, are entitled to notice of, and to vote at, the Sirenza special meeting. There were approximately 1,464 holders of record of Sirenza common stock at the close of business on the record date, with 52,841,154 shares of Sirenza common stock issued and outstanding. Because many of such shares are held by brokers and other institutions on behalf of stockholders, Sirenza is unable to estimate the total number of stockholders represented by these record holders. Each share of Sirenza common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See “Security Ownership by Certain Beneficial Owners and Management” for information regarding persons known to the management of Sirenza to be the beneficial owners of more than 5% of the outstanding shares of Sirenza common stock.

Voting and Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Sirenza board of directors for use at the Sirenza special meeting.

All properly executed proxies that are not revoked will be voted at the Sirenza special meeting and at any adjournments or postponements of the Sirenza special meeting in accordance with the instructions contained in the proxy. If a holder of Sirenza common stock executes and returns a proxy and does not specify otherwise, the shares represented by the proxy will be voted “FOR” Proposal No. 1 to adopt the merger agreement and “FOR” Proposal No. 2 to adjourn the Sirenza special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, in accordance with the recommendation of the Sirenza board of directors.

A Sirenza stockholder who has submitted a proxy may revoke it at any time before it is voted at the Sirenza special meeting by executing and returning a proxy bearing a later date, providing proxy instructions via the telephone or the Internet (your latest telephone or Internet proxy is counted), filing written notice of revocation with the Secretary of Sirenza stating that the proxy is revoked or attending the Sirenza special meeting and voting in person.

Required Vote

The presence, in person or by proxy, at the Sirenza special meeting of the holders of a majority of the shares of Sirenza common stock outstanding and entitled to vote at the Sirenza special meeting is necessary to constitute a quorum at the Sirenza special meeting. Approval of Proposal No. 1 requires the affirmative vote of the holders of a majority of the voting power of the shares of Sirenza common stock outstanding on the record date of the Sirenza special meeting. Approval of Proposal No. 2 requires the affirmative vote of holders of a majority of the votes cast in person or by proxy at the Sirenza special meeting. Abstentions will be counted towards a quorum and will have the same effect as negative votes on Proposal No. 1, but will not be counted for any purpose in determining whether Proposal No. 2 is approved. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether either proposal is approved.

As of the record date for the Sirenza special meeting, the directors and executive officers of Sirenza owned approximately 23.3% of the outstanding shares of Sirenza common stock entitled to vote at the meeting. Robert Van Buskirk, Christopher Crespi, John Bumgarner, Jr., Casimir Skrzypczak, John Ocampo (in his individual capacity and on behalf of trusts controlled by him and Susan Ocampo, his spouse) and Gil Van Lunsen, who are all the members of the Sirenza board of directors, and Charles Bland, Gerald Quinnell, Norm Hilgendorf and Clay Simpson, each executive officers of Sirenza, have each entered into a voting agreement with RFMD dated as of August 12, 2007. They have agreed in the voting agreements to vote all shares of Sirenza common stock owned by them as of the record date in favor of the adoption of the merger agreement. They also granted RFMD irrevocable proxies to vote their shares of Sirenza common stock in favor of the adoption of the merger agreement. As of the record date, approximately 12,432,412 shares of Sirenza common stock, or 23.3% of the Sirenza common stock outstanding, were beneficially owned by certain executive officers and directors of Sirenza and are subject to the voting agreements and irrevocable proxies. For more information regarding the voting agreements, see the section entitled “Voting Agreements — Voting Agreements Relating to Sirenza Shares.”

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Sirenza may solicit proxies from Sirenza stockholders by personal interview, telephone, telegram or otherwise. Sirenza will bear the costs of the solicitation of proxies from its stockholders, except that RFMD and Sirenza will each pay one-half of the cost of printing this joint proxy statement/prospectus. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Sirenza common stock for the forwarding of solicitation materials to the beneficial owners of Sirenza common stock. Sirenza will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. In connection with this joint proxy statement/prospectus, Sirenza has retained a proxy solicitation firm, Mellon Investor Services LLC, to aid in the solicitation process and will pay it a fee of approximately $8,000 for its services, plus any reasonable expenses incurred in connection with the solicitation.

Other Matters

As of the date of this joint proxy statement/prospectus, the Sirenza board of directors does not know of any business to be presented at the Sirenza special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the Sirenza special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Stockholder Proposals

Stockholder proposals may be included in Sirenza’s proxy materials for an annual meeting so long as they are provided to Sirenza on a timely basis and satisfy the other conditions set forth in applicable SEC rules and regulations. For a stockholder proposal to be included in Sirenza’s proxy materials for the Sirenza annual meeting to be held in 2008, Sirenza must have received the proposal at its principal executive offices, addressed to its Secretary, not later than January 7, 2008. In addition, stockholder business that is not intended for inclusion in Sirenza’s proxy materials may be brought before the Sirenza annual meeting so long as Sirenza receives notice of the proposal in compliance with the requirements set forth in Sirenza’s amended and restated bylaws, addressed to its Secretary at Sirenza’s principal executive offices, not later than January 7, 2008.

RFMD PROPOSAL NO. 1 AND SIRENZA PROPOSAL NO. 1

THE MERGERS

General Description of the Mergers

Upon the completion of the first merger, Merger Sub will be merged with and into Sirenza and Sirenza will be the surviving corporation. The merger agreement contemplates that immediately following the first merger, Sirenza will merge with and into RFMD. In the first merger, each share of Sirenza common stock outstanding immediately prior to completion of the first merger will automatically be converted into the right to receive a combination of cash in the amount of $5.56 and 1.7848 shares of RFMD common stock. Each Sirenza stockholder who would otherwise be entitled to receive a fraction of a share of RFMD common stock (after aggregating all fractional shares to be received by such stockholder) will instead be paid in cash for such fractional share.

The shares of RFMD common stock to be issued to Sirenza stockholders in the first merger are expected to represent approximately 33% of the outstanding shares of RFMD common stock immediately following the completion of the mergers.

Background of the Mergers

Executives of Sirenza and RFMD, including Robert Van Buskirk, President and Chief Executive Officer of Sirenza, John Ocampo, Chairman of the Sirenza board of directors and Sirenza’s largest single stockholder, Gerald Quinnell, Executive Vice President of Corporate Development of Sirenza and Jerry Neal, Executive Vice President of Marketing and Strategic Development for RFMD, were very familiar with each other through a series of wafer supply relationships dating back to the late 1990s in which TRW Space & Electronics, Inc., or TRW (now Northrop Grumman Space Technology) and RFMD provided GaAs wafers to Sirenza. Prior to joining Sirenza, Mr. Van Buskirk had been employed by TRW and during that time had worked with Mr. Neal and RFMD on GaAs technology transfers and other matters. Over the years of the two companies’ association, RFMD contacted Sirenza periodically to discuss the RF industry generally and to explore a potential combination between RFMD and Sirenza.

On August 30, 2005, at the invitation of Mr. Neal, Mr. Van Buskirk met with Mr. Neal, Suzanne Rudy, Vice President and Treasurer of RFMD, and Bill Pratt, Chief Technical Officer and Corporate Vice President of RFMD at RFMD’s offices in Greensboro, North Carolina. The parties exchanged information about their respective businesses and generally explored the possibility of a strategic fit between the two companies, including a possible business combination. The meeting concluded without plans for further discussions.

On May 30, 2006, at the invitation of Mr. Neal, Mr. Van Buskirk and Mr. Ocampo met with Bob Bruggeworth, President and Chief Executive Officer of RFMD, Dean Priddy, Chief Financial Officer of RFMD, Mr. Pratt and Mr. Neal at RFMD’s offices. At this meeting, the parties exchanged information about their respective businesses and began exploratory discussions of a potential business combination between RFMD and Sirenza. Mr. Van Buskirk and Mr. Ocampo invited Mr. Neal to make a presentation to the Sirenza board of directors.

On July 20, 2006, at a regularly scheduled Sirenza board of directors meeting, Mr. Neal was invited to discuss his views on consolidation in the RF industry generally and to present RFMD’s high-level strategic vision for its business and a potential business combination between RFMD and Sirenza. The discussions were preliminary and no price or structure for a potential business combination were discussed. Following Mr. Neal’s presentation, the Sirenza board of directors engaged in a discussion regarding a potential business combination with RFMD. The Sirenza board of directors considered, among other issues, RFMD’s relative size compared to Sirenza, RFMD’s focus on the handset business, RFMD’s operating model as compared to Sirenza’s, Sirenza’s prospects as a stand-alone company, and the recent performance of Sirenza’s common stock. Following these discussions, the Sirenza board of directors elected not to further explore a potential business combination with RFMD.

On August 1, 2006, Mr. Neal and Mr. Van Buskirk spoke by phone and discussed Sirenza’s intention to open a facility in China. Mr. Neal offered RFMD’s assistance with introductions to individuals that were instrumental to RFMD opening its facility in China.

In August 2006, Mr. Ocampo was invited by Mr. Neal to visit RFMD’s manufacturing facility in Beijing. Mr. Ocampo met with several RFMD employees and toured the facility, but did not have any discussions regarding a possible business combination between RFMD and Sirenza.

On June 26, 2007, Erik van der Kaay, Walter Wilkinson, Al Paladino and Jack Harding, independent members of the RFMD board of directors, along with Bob Bruggeworth, Jerry Neal, Bill Pratt, Eric Creviston and Dean Priddy, executive officers of RFMD, and representatives of Merrill Lynch met to discuss RFMD corporate strategy, including consolidation and diversification. At that meeting, among other things, Merrill Lynch suggested that RFMD approach Sirenza in regard to a possible business combination. Merrill Lynch advised that if RFMD could offer cash along with stock as consideration, Sirenza might be more receptive to an acquisition. Mr. Neal was directed to approach Sirenza again.

On June 27, 2007, Mr. Neal contacted Mr. Van Buskirk and expressed RFMD’s interest in initiating discussions regarding a potential business combination with Sirenza.

From July 6, 2007 through July 11, 2007, Mr. Van Buskirk, Mr. Quinnell and Mr. Neal held a number of phone conversations during which Mr. Neal expressed RFMD’s commitment to developing the multi-market segment, with Sirenza serving as the foundation of a new multi-market product group within RFMD. The parties explored this proposal, with Mr. Van Buskirk and Mr. Quinnell focused on defining Sirenza’s role within the new organization and seeking confirmation of RFMD’s willingness to dedicate the necessary resources to diversify and grow its business generally and to develop and expand the multi-market product group going forward specifically.

On July 13, 2007, Mr. Van Buskirk, Mr. Quinnell and Mr. Ocampo participated in a conference call with Mr. Bruggeworth, Mr. Priddy, Ms. Rudy and Mr. Neal to continue exploring the viability of a business combination between Sirenza and RFMD. The principal issues discussed on this call were RFMD’s commitment to the multi-market segment as a means of diversifying its business model and improving its margins, and its plans to reorganize its organizational structure in this regard, whether or not the parties entered into a business combination. The parties discussed RFMD’s plans for Sirenza to serve as the foundation of the new multi-market product group, to be led by Mr. Van Buskirk. The parties also had high-level discussions regarding the relative valuations of Sirenza’s and RFMD’s stock, the anticipated trends in the evolution of each company’s stock price and the notion of a mixed cash and stock consideration package. Sirenza requested that any offer by RFMD should have a substantial cash component to offset the risk of changes in RFMD’s stock price.

On July 13, 2007, following the conference call with RFMD, Mr. Van Buskirk contacted each of Sirenza’s independent directors to inform them about RFMD’s expression of interest in a potential business combination. Mr. Van Buskirk sought and received each board member’s high-level feedback on the potential business combination and alerted them to the possible need to schedule board meetings in the near future to discuss these matters further. Also, on July 13, 2007, Mr. Quinnell contacted representatives of Banc of America Securities and discussed certain aspects of RFMD’s offer with them.

On July 14, 2007, Mr. Neal contacted Mr. Van Buskirk to request an in-person meeting between the RFMD and Sirenza management teams on July 16, 2007 at or near Sirenza’s offices in Broomfield, Colorado, and to indicate that RFMD intended to deliver a non-binding term sheet the following day. Mr. Neal also informed Mr. Van Buskirk that RFMD had engaged Merrill Lynch as RFMD’s financial advisor. Following the call with Mr. Neal, Mr. Van Buskirk briefed Mr. Ocampo and Mr. Quinnell on his conversation with Mr. Neal, and sent an email to the members of the Sirenza board of directors indicating that RFMD intended to deliver a non-binding term sheet the following day.

On July 15, 2007, RFMD delivered a non-binding term sheet to Sirenza that outlined certain terms for a proposed acquisition of Sirenza by RFMD. The proposed terms included: a purchase price of between $15.00 and $16.00 per share of Sirenza, which represented a premium of 16% to 24% to the closing price of Sirenza’s stock on July 13, 2007; a consideration package to be comprised of a combination of RFMD stock and an aggregate amount of cash between $250 million and $270 million; and a 21-day exclusivity period. RFMD proposed that Mr. Van Buskirk would retain a senior executive position within the combined company, and that Mr. Ocampo would be invited to join the RFMD board of directors. The term sheet also provided that each member of Sirenza’s and

RFMD’s senior management teams, including Mr. Ocampo, would agree to vote in favor of the transaction. Neither Sirenza nor RFMD signed the term sheet.

On July 15, 2007, Mr. Van Buskirk, Mr. Quinnell, Mr. Ocampo, Clay Simpson, Vice President and General Counsel of Sirenza, and Charles Bland, Chief Financial Officer of Sirenza, along with representatives of Banc of America Securities, participated in a conference call to discuss the terms of RFMD’s proposal and to prepare for a special meeting of the Sirenza board of directors scheduled later the same day.

On July 15, 2007, RFMD and Sirenza executed a mutual confidentiality agreement covering the discussions between the companies and any material that might be exchanged by the companies.

On July 15, 2007, the Sirenza board of directors met to discuss the term sheet, which had been distributed to them by Mr. Van Buskirk prior to the meeting, and the status of discussions with RFMD. Members of Sirenza’s management and representatives of Wilson Sonsini Goodrich and Rosati, Professional Corporation, referred to in this joint proxy statement/prospectus as WSGR, were present at the meeting. At this meeting, the Sirenza board of directors discussed the terms of the proposed term sheet, and Mr. Van Buskirk updated the board concerning the discussions between Sirenza management and representatives of RFMD concerning the viability of a potential business combination transaction between the two companies. Messrs. Van Buskirk, Ocampo and Quinnell noted that on the basis of the continuing interest expressed by RFMD, it appeared that RFMD was interested in further exploring such a transaction and that the potential strategic benefits of such a transaction could be significant. Following questions and discussions concerning, among other items, the fiduciary duties of the Sirenza board of directors in regard to a possible transaction, the Sirenza board of directors determined that, based on information obtained to date, it would be in the best interest of Sirenza’s stockholders to further explore the possibility of a business combination between RFMD and Sirenza. At the conclusion of the meeting, the Sirenza board of directors authorized Sirenza’s management team to meet with the RFMD management team the following day, and instructed them to advise RFMD that the Sirenza board of directors had expressed concerns about the proposed valuation range and the amount of the aggregate cash component of the merger consideration. The Sirenza board of directors also authorized Sirenza’s financial advisor to contact certain potential alternative partners for a possible business combination with Sirenza.

On July 16, 2007, Mr. Bruggeworth, Mr. Neal and Mr. Priddy met with Mr. Van Buskirk, Mr. Ocampo, Mr. Quinnell and Mr. Simpson in Denver, Colorado. The RFMD representatives presented a general overview of RFMD’s business and shared their views as to the strategic and financial benefits of pursuing a transaction along the lines proposed. The parties discussed the integration of Sirenza into RFMD and the organizational structure of the combined company following the proposed merger. In response to questions from the Sirenza representatives, Mr. Bruggeworth provided details on the nature of RFMD’s relationships with its key customers. The Sirenza representatives then gave a general presentation on Sirenza’s business. Discussion then turned to RFMD’s proposed valuation and cash/stock consideration mix. Mr. Quinnell expressed the concerns of the Sirenza board of directors with RFMD’s proposal, in particular with respect to the overall valuation and the aggregate level of cash offered as part of the merger consideration. The RFMD representatives present discussed RFMD’s cash reserves and anticipated future cash requirements, and indicated that they did not believe RFMD could make available more than $300 million in cash as part of the proposed merger consideration. Mr. Quinnell indicated that Sirenza preferred that a higher percentage of the merger consideration consist of cash, but that if the amount of cash available for use in the transaction was limited, one way to attempt to bridge that gap in expectations would be through an increased overall valuation. The meeting concluded without resolution of these issues.

On July 17, 2007, Mr. Neal contacted Mr. Van Buskirk and Mr. Quinnell to continue the discussion with respect to valuation and the aggregate amount of cash consideration. Mr. Neal asked whether Sirenza would consider a valuation in the $17 per share range, with an aggregate cash component of approximately $300 million. Mr. Quinnell informed Mr. Neal that before discussions between the parties proceeded further, he and Mr. Van Buskirk would need to seek the advice and consent of the Sirenza board of directors.

On July 18, 2007, the RFMD board of directors held a telephonic meeting, at which members of RFMD management and RFMD’s legal counsel, Cooley Godward Kronish LLP, referred to in this joint proxy statement/prospectus as Cooley, and Womble Carlyle Sandridge & Rice, PLLC, referred to in this joint proxy statement/prospectus as Womble, also participated. A representative of Cooley reviewed with the RFMD board of directors its fiduciary duties in connection with the consideration of the potential business combination and other related matters. RFMD management made presentations to the RFMD board of directors regarding the proposed business combination with Sirenza, including the key terms and strategic matters. Representatives of Merrill Lynch presented its financial analysis regarding a potential business combination. The RFMD board of directors then authorized management to continue discussions and negotiate a definitive merger agreement on substantially the same terms as discussed at the meeting.

On July 18, 2007, the Sirenza board of directors met and received an update from Mr. Van Buskirk and Mr. Quinnell regarding the status of discussions with RFMD, including the valuation and cash consideration terms proposed by Mr. Neal the previous day. Members of Sirenza’s management and representatives of Sirenza’s financial advisor were also present at the meeting. The Sirenza board of directors, together with Sirenza management and representatives of Sirenza’s financial advisor, discussed the consideration and other terms proposed by RFMD and Sirenza’s financial advisor discussed aspects of its financial review of Sirenza and the proposed consideration. Following this discussion, the Sirenza board of directors also discussed with Sirenza’s financial advisor other potential strategic alternatives, including a hypothetical leveraged buyout by a financial buyer, and the Sirenza board of directors was briefed on the inquiries that had been made, in accordance with the directives of the Sirenza board of directors, of certain potential alternative partners for a possible business combination transaction with Sirenza, which inquiries did not result in any indications of interest. At the conclusion of the meeting, the Sirenza board of directors authorized Sirenza management to proceed with discussions consistent with the valuation and cash component terms proposed by RFMD on July 17, 2007.

On July 18, 2007, Mr. Van Buskirk and Mr. Quinnell contacted Mr. Neal and Mr. Priddy to provide feedback on the Sirenza board meeting. They indicated that they had obtained the authority to continue discussions with RFMD on the basis of the valuation and cash component terms proposed by RFMD on July 17, 2007. The parties then discussed overall deal process and timing, and further explored the issue of representation on the combined company’s board of directors.

On July 18, 2007, Mr. Quinnell and Mr. Priddy spoke by telephone to discuss the process of data exchange between the two companies and to identify key subject areas to be reviewed as part of the due diligence process.

On July 19, 2007, RFMD presented a revised non-binding term sheet to Sirenza. The revised term sheet proposed a merger whereby RFMD would acquire Sirenza at a price per share of $17.00, which represented a premium of 31% to Sirenza’s closing stock price on July 19, 2007, and a consideration package to be comprised of a combination of RFMD common stock and an aggregate amount in cash of $300 million. The revised term sheet provided for the exchange ratio to be determined based on the average per share closing price for RFMD common stock for the five trading days immediately prior to the date on which the definitive merger agreement was signed. The term sheet proposed that in addition to Mr. Ocampo, another current member of the Sirenza board of directors, to be selected by RFMD, would be invited to join the RFMD board of directors. Neither Sirenza nor RFMD signed the term sheet.

On July 19, 2007, the companies began exchanging due diligence materials and conducting due diligence investigations of each other. The due diligence review, which involved the exchange of information and numerous calls and meetings between representatives of the two companies, continued through the execution of the merger agreement. On July 19 and July 20, 2007, representatives of Sirenza and RFMD held face-to-face due diligence meetings at the Broomfield, Colorado offices of Cooley. Representatives of Sirenza’s and RFMD’s legal and financial advisors also attended the meetings.

On July 20, 2007, Mr. Quinnell and Mr. Neal held the first of several update calls to discuss the ongoing due diligence review being conducted by each side and to address specific issues arising during the negotiation process. These discussions continued through the signing of the definitive agreement.

On July 22, 2007, Mr. Van Buskirk met with Mr. Bruggeworth, Mr. Neal and Mr. Pratt at Mr. Neal’s home in Trinity, North Carolina. The parties’ discussions focused on the integration of Sirenza within RFMD’s organizational structure and the operations of the combined company following the consummation of the proposed business combination.

On July 22, 2007, on behalf of RFMD, Cooley delivered to WSGR a draft merger agreement. From July 22, 2007 until July 27, 2007, members of RFMD management and representatives of RFMD’s legal and financial advisors negotiated the provisions of the merger agreement with members of Sirenza management and representatives of Sirenza’s legal and financial advisors.

On July 23, 2007, the Sirenza board of directors met to further consider the proposed merger with RFMD, to review the terms of the draft merger agreement provided by RFMD and to evaluate Sirenza’s due diligence review of RFMD. Members of management and representatives of Sirenza’s legal and financial advisors were also present at the meeting. Representatives of WSGR reviewed with the Sirenza board of directors the terms and conditions of the proposed merger agreement, including, without limitation, the conditions to closing, the lack of any “fiduciary termination right,” “cash/stock stockholder election” or “collar” provisions, the relative risks and benefits of including or not including such provisions in the definitive agreement, and the board’s fiduciary duties with respect to its consideration of the transaction.

On July 23, 2007, Mr. Quinnell hosted representatives of RFMD during a site visit of Sirenza’s manufacturing facility in Nuremburg, Germany, which was followed by technical due diligence meetings.

On July 23, 2007, representatives of KPMG, accounting due diligence advisor to Sirenza, briefed Mr. Quinnell and Gerald Hatley, Sirenza’s Chief Accounting Officer, on KPMG’s due diligence findings from its onsite visit to RFMD.

On July 24, 2007, Mr. Bruggeworth contacted Mr. Van Buskirk to further discuss the organizational structure of the combined company and key personnel.

On July 25, 2007, the Sirenza board of directors held a regularly scheduled board meeting at which the board members considered, among other matters, the potential business combination with RFMD. Members of management and representatives of Sirenza’s legal and financial advisors were also present at the meeting. The Sirenza board of directors reviewed and discussed various internal and external due diligence reports on RFMD. The Sirenza board of directors also discussed the terms of the proposed transaction and Sirenza’s financial advisor updated the board of directors on its financial review of Sirenza and the proposed consideration. The board of directors then discussed trends in the stock prices of the two companies and the strategic merits of pursuing the business combination with RFMD versus continuing as a stand-alone company. Members of management briefed the Sirenza board of directors on the status of the merger agreement negotiations. At the conclusion of the meeting, the Sirenza board of directors instructed members of Sirenza’s management to proceed with negotiations of the merger agreement.

On July 25, 2007, on behalf of Sirenza, WSGR delivered to Cooley a revised draft merger agreement.

On July 26, 2007, Mr. Creviston hosted Mr. Hilgendorf and Mr. Pelose at a site visit to RFMD which was followed by technical due diligence meetings.

On July 26, 2007, Mr. Quinnell and Mr. Neal spoke by telephone to discuss the status of the ongoing due diligence efforts of both companies.

On July 27, 2007, the RFMD board of directors met to review the proposed transaction and Merrill Lynch delivered a financial presentation. Members of management were also present at the meeting. The participants in the meeting discussed the recent volatility in the stock markets and the companies respective common stock prices, among other things. Members of RFMD management recommended that, unless Sirenza would accept a lower valuation, discussions with Sirenza be discontinued at that time and the members of the RFMD board of directors concurred with that approach.

On July 27, 2007, Mr. Neal contacted Mr. Quinnell to request that Sirenza consider a lower aggregate valuation given the then-prevailing volatility in the respective trading prices for the companies’ common stock and the stock markets generally. Mr. Quinnell indicated that Sirenza would not entertain a lower valuation at that time. Mr. Neal then told Mr. Quinnell that in light of his response, RFMD intended to discontinue discussions unless and until the stock prices of the companies aligned more favorably. Mr. Quinnell acknowledged RFMD’s then-current intentions, and indicated that Sirenza intended to focus on running its business in the absence of further discussions.

On July 27, 2007, Mr. Van Buskirk sent an email to the Sirenza board of directors informing them that, in light of then-current market conditions, RFMD and Sirenza management had agreed to discontinue further discussions with respect to the potential business combination.

On August 2, 2007, Mr. Neal contacted Mr. Quinnell to discuss current market conditions and the relative stock prices of the two companies, and to explore the possibility of re-opening discussions on the potential business combination.

On August 6, 2007, Mr. Bruggeworth led a meeting of the RFMD board of directors via teleconference, at which members of RFMD management, and RFMD’s financial and legal advisors also participated. The RFMD board of directors directed RFMD to re-engage with Sirenza regarding a possible business combination.

On August 6, 2007, Mr. Neal contacted Mr. Quinnell, indicating that the RFMD board of directors had authorized RFMD management to restart discussions with Sirenza with respect to the potential business combination. Mr. Quinnell and Mr. Neal agreed that both parties should attempt to reach a definitive agreement by August 12, 2007, to the extent feasible. Mr. Quinnell and Mr. Neal also agreed to speak on a daily basis to address specific issues arising in connection with the due diligence process and the negotiation of the merger agreement.

On August 7, 2007, Merrill Lynch advised Sirenza’s financial advisor that RFMD management was seeking to re-initiate discussions on the merger agreement, which was communicated to Mr. Quinnell.

On August 7, 2007, Mr. Van Buskirk sent an email to members of the Sirenza board of directors informing them that, in light of current market conditions, RFMD had indicated that it wanted to re-start discussions with respect to the potential business combination with Sirenza, and that Sirenza management was inclined to do so. Mr. Van Buskirk and Mr. Quinnell also contacted Mr. Bruggeworth and Mr. Neal to discuss certain open issues in the draft merger agreement relating to deal protection and the possibility of a cash/stock election for Sirenza’s shareholders. The parties also discussed the status of Sirenza’s due diligence review of RFMD.

On August 7, 2007, the parties executed a revised confidentiality agreement containing a mutual no-hire provision. Following execution of this agreement, Sirenza and RFMD re-initiated their reciprocal technical due diligence review.

On August 9, 2007, on behalf of RFMD, Cooley delivered to WSGR a revised draft merger agreement. From August 9, 2007 until August 12, 2007, members of RFMD management and representatives of RFMD’s legal and financial advisors negotiated the provisions of the merger agreement with members of Sirenza management and representatives of Sirenza’s legal and financial advisors.

On August 10, 2007, the RFMD board of directors held a regularly scheduled meeting. Members of RFMD management and representatives of Womble, Cooley and Merrill Lynch participated in all or a portion of the meeting. RFMD management delivered an update to the RFMD board of directors on the status of negotiations and presented the findings of the due diligence investigation of Sirenza. A representative of Cooley reviewed with the RFMD board of directors the proposed terms of the merger agreement and related matters. Merrill Lynch reviewed with the RFMD board of directors its financial analysis of the proposed transaction.

On the morning of August 12, 2007, the RFMD board of directors met to discuss the proposed transaction. Members of RFMD management and representatives of RFMD’s legal and financial advisors were present at the meeting. Representatives of Cooley updated the RFMD board of directors on the terms of the proposed merger agreement and related matters. At that meeting, Merrill Lynch made a financial presentation and rendered its oral opinion to the RFMD board of directors, subsequently confirmed in writing, that as of August 12, 2007, based upon the assumptions made, matters considered and limits of such review, as set forth in its opinion, the merger consideration was fair to stockholders of RFMD from a financial point of view.

On the morning of August 12, 2007, the Sirenza board of directors met to review the proposed transaction. Members of management and representatives of Sirenza’s legal and financial advisors were present at the meeting. Members of management and representatives of WSGR and KPMG LLP presented the findings of their respective due diligence investigations of RFMD. Also at this meeting, Banc of America Securities reviewed with the Sirenza board of directors its financial analysis of the merger consideration. Representatives of WSGR then reviewed with the Sirenza board of directors its fiduciary duties in connection with the consideration of the potential business combination, and updated the board on the terms of the proposed merger agreement, including the changes that had been negotiated since the July 25, 2007 board meeting. Following discussion, the Sirenza board of directors authorized Sirenza management to proceed towards finalizing a definitive merger agreement with RFMD.

Throughout the day of August 12, 2007, members of RFMD management and representatives of Cooley negotiated the provisions of the merger agreement with members of Sirenza management and representatives of WSGR.

On the evening of August 12, 2007, the RFMD board of directors met again to consider approval of the proposed transaction. Members of RFMD management and representatives of RFMD’s legal and financial advisors were also present at the meeting. Representatives of Cooley updated the RFMD board of directors on the final terms of the proposed merger agreement, including changes that had been negotiated during the day. After discussion, the RFMD board of directors, acting unanimously, determined that the issuance of RFMD common stock to Sirenza stockholders in the proposed merger was advisable and fair to, and in the best interests of, RFMD and its stockholders, approved the merger agreement, the mergers and the other transactions contemplated thereby and resolved to recommend that RFMD stockholders vote “FOR” the issuance of RFMD common stock to Sirenza stockholders in the proposed merger and related matters.

On the evening of August 12, 2007, the Sirenza board of directors met again to review the proposed transaction. Members of Sirenza management and representatives of Sirenza’s legal and financial advisors were also present at the meeting. Representatives of WSGR updated the Sirenza board of directors on the final terms of the proposed merger agreement, including the changes that had been negotiated during the course of the day. Also at this meeting, Banc of America Securities delivered to the Sirenza board of directors an oral opinion, which was confirmed by delivery of a written opinion dated August 12, 2007, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Sirenza common stock was fair, from a financial point of view, to such holders. Following further discussion, the Sirenza board of directors, acting unanimously, determined that the merger was fair to, and in the best interests of, Sirenza and its stockholders, approved the merger agreement, the merger and the other transactions contemplated thereby and resolved to recommend that Sirenza stockholders vote “FOR” the adoption of the merger agreement.

On August 12, 2007, RFMD and Sirenza executed the merger agreement. RFMD and Sirenza issued a joint press release announcing the execution of the merger agreement before the opening of trading on August 13, 2007.

On August 31, 2007, RFMD and Sirenza filed notification reports, together with requests for early termination of the waiting period, with the U.S. Department of Justice, or DOJ, and the Federal Trade Commission, or FTC, under the HSR Act.

On September 25, 2007, RFMD submitted a notification in the People’s Republic of China with the Ministry of Commerce (MOFCOM) and the State Administration of Industry and Commerce (SAIC) pursuant to the rules governing the offshore acquisition of domestic enterprises by foreign investors. The waiting period applicable to the Chinese regulators’ review of the transaction extends to November 9, 2007.

On September 26, 2007, the FTC informed RFMD and Sirenza that they had been granted early termination of the waiting period under the HSR Act.

Reasons for the Mergers

The following discussion of the parties’ reasons for the mergers contains a number of forward-looking statements that reflect the current views of RFMD or Sirenza with respect to future events that may have an effect on their future financial performance or the future financial performance of the combined company. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in “Forward-Looking Information” and “Risk Factors.”

RFMD’s Reasons for the Mergers

The RFMD board of directors considered the following factors in reaching its conclusion to approve the mergers and to recommend that the RFMD stockholders approve the issuance of shares of RFMD common stock in the first merger, all of which it viewed as generally supporting its decision to approve the business combination with Sirenza:

•	the assessment of the RFMD board of directors and RFMD’s senior management that the combination of RFMD and Sirenza would have the potential to achieve revenue growth, profitability and stockholder value greater than the two companies could achieve independently, by, among other things, leveraging manufacturing assets, intellectual property, design expertise and customer relationships, offering products to a more diversified customer base in a broader set of markets, distributing products to new customers, and combining the complementary innovation, technological and operational capacities of the two companies, while at the same time reducing the level of customer, product and market exposure that each company would encounter as an independent company;

•	the assessment of the RFMD board of directors and RFMD’s senior management that the mergers and Sirenza’s operating strategy are consistent with RFMD’s long-term operating strategy to grow its business by expanding the scope, platform coverage and depth and breadth of product offerings;

•	the judgment, advice and analyses of RFMD’s senior management with respect to the potential strategic, financial and operational benefits of the mergers, including RFMD’s senior management’s favorable recommendation of the mergers, based in part on the business, operational, financial, accounting and legal due diligence investigations performed with respect to Sirenza;

•	the opportunity to diversify and expand product offerings and the RFMD customer base, thereby increasing the potential to achieve higher revenues and improved margins and enhancing the ability of RFMD to expand its current multi-market effort more quickly;

•	the potential opportunity for the two companies to combine their technological resources to develop new products with increased functionality and bring products to the market more quickly than either company could do so separately;

•	the fact that the combined company would be led by a combination of experienced senior management from both RFMD and Sirenza with the capability to provide continuity to support the integration of the two companies and facilitate future growth opportunities;

•	the importance of scale in the increasingly competitive RF industry and market environments in which RFMD and Sirenza operate, the developing trend for customers to source a larger portion of their RF needs from a smaller number of suppliers, and the potential for the mergers to enhance RFMD’s ability to compete effectively in those environments;

•	historical and current information about each of the companies and their business prospects, financial performance and condition, technology, management and competitive positions, before and after giving effect to the mergers and the mergers’ potential effect on stockholder value, including public reports filed with the SEC, analyst estimates, market data and management knowledge of the multi-market industry;

•	the opinion delivered to it on August 12, 2007 by Merrill Lynch, RFMD’s financial advisor, that, as of that date, and based upon and subject to the various factors, assumptions, limitations and qualifications set forth in the written opinion, the merger consideration was fair, from a financial point of view, to holders of RFMD common stock, as more fully described below in the section entitled “Opinion of RFMD’s Financial Advisor”;

•	the results of the due diligence review of Sirenza’s businesses and operations by RFMD’s management, legal advisors and financial advisors; and

•	the terms and conditions of the merger agreement, including the following related factors:

•	the determination that an exchange ratio for the stock component of the merger consideration that is fixed and not subject to adjustment is appropriate to reflect the strategic purpose of the mergers and consistent with market practice for transactions of this type and that a fixed exchange ratio, together with the cash component of the merger consideration, fairly captures the respective ownership interests of the RFMD and Sirenza stockholders in the combined company based on valuations of RFMD and Sirenza at the time of the board’s approval of the merger agreement and mitigates fluctuations caused by near-term market volatility;

•	the reciprocal requirement that the merger agreement be submitted to a vote of the stockholders of Sirenza and that the issuance of shares of RFMD common stock in the first merger be submitted to a vote of the stockholders of RFMD;

•	the fact that the merger agreement is not subject to termination solely as a result of any change in the trading price of either RFMD’s or Sirenza’s stock between signing of the merger agreement and completion of the mergers;

•	the nature of the conditions to the parties’ respective obligations to complete the mergers and the limited risk of non-satisfaction of such conditions;

•	the no-solicitation provisions governing Sirenza’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal;

•	the limited ability of the parties to terminate the merger agreement; and

•	the possible effects of the provisions regarding termination fees;

•	the likelihood that the mergers will be completed on a timely basis, including the likelihood that the mergers will receive all necessary antitrust approvals; and

•	the likelihood of retaining key Sirenza employees to help manage, within the combined entity, the businesses conducted by Sirenza prior to the completion of the mergers.

The RFMD board of directors also considered a number of potentially negative factors in its consideration of the mergers, including the following:

•	the risks, challenges and costs inherent in combining the operations of two public companies and the substantial expenses to be incurred in connection with the mergers, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the mergers;

•	the possible volatility, at least in the short term, of the trading price of RFMD’s common stock resulting from the announcement of the transaction;

•	the possible loss of key management, technical or other personnel of either of the combining companies as a result of the management and other changes that will be implemented in integrating the businesses of the respective companies;

•	the risk of diverting the attention of management of each of the respective companies from other strategic priorities to implement merger integration efforts;

•	the potential negative impact of any customer reductions or delays in purchase commitments after the announcement of the mergers;

•	the potential loss of one or more large customers or partners of either company as a result of any such customer’s or partner’s unwillingness to do business with the combined company;

•	the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely impact the competitive environment in which the companies operate;

•	the risk that the mergers might not be completed in a timely manner or at all;

•	the risk to RFMD’s business, sales, operations and financial results in the event that the mergers are not completed;

•	the risk that the anticipated benefits of product integration and interoperability and cost savings will not be realized;

•	the potential incompatibility of business cultures; and

•	various other applicable risks associated with the combined company and the mergers, including those described in the section of this joint proxy statement/prospectus entitled “Risk Factors.”

The foregoing information and factors considered by the RFMD board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the RFMD board of directors. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the RFMD board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the RFMD board of directors may have given different weight to different factors. The RFMD board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, RFMD’s management and RFMD’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Sirenza’s Reasons for the Mergers

The Sirenza board of directors considered the following factors in reaching its conclusion to approve the mergers and to recommend that the Sirenza stockholders adopt the merger agreement, all of which it viewed as generally supporting its decision to approve the business combination with RFMD:

•	the strategic rationale for the mergers and contemplated transaction benefits, including the expectation that the opportunities for strategic investment would be significantly greater for the combined company than what Sirenza could achieve as an independent company;

•	information concerning Sirenza’s and RFMD’s respective businesses, historical and projected financial performance and condition, operations, technology and management, including reports concerning results of operations during recent fiscal periods and certain publicly available financial forecasts relating to RFMD;

•	Sirenza’s management’s view of the financial condition, results of operations and businesses of Sirenza and RFMD before and after giving effect to the mergers, and the mergers’ potential effect on stockholder value;

•	current financial market conditions and historical market prices, volatility and trading information;

•	Sirenza’s efforts to solicit indications of interest from selected third parties with respect to a possible acquisition of Sirenza, which did not result in other proposals;

•	the results of Sirenza’s due diligence investigation of RFMD;

•	the consideration Sirenza stockholders would receive in the first merger in light of other transactions in the semiconductor industry;

•	the opinion of Banc of America Securities, and its financial presentation, dated August 12, 2007, to the Sirenza board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Sirenza common stock, as more fully described below in the section entitled “Opinion of Sirenza’s Financial Advisor”;

•	the terms and conditions of the merger agreement, including the following related factors:

•	the expectation that the first merger and the second merger together will be treated as a reorganization for U.S. federal income tax purposes;

•	the determination that an exchange ratio that is fixed fairly captures the respective ownership interests of the Sirenza and RFMD stockholders in the combined company based on valuations of Sirenza and RFMD at the time of the Sirenza board of directors’ approval of the merger agreement and avoids fluctuations caused by near-term market volatility;

•	the belief that the terms of the merger agreement, including the parties’ mutual representations, warranties, covenants and closing conditions, are reasonable and that the prospects for successful consummation of the transaction are high;

•	the limited ability of RFMD to terminate the merger agreement, and the fees payable by RFMD with respect to certain events of termination, namely the payment of a $27 million termination fee to Sirenza in certain circumstances where the merger agreement is terminated (although the Sirenza board of directors understood that such limitation and similar fees would also apply to Sirenza);

•	the fact that while the merger agreement contains a covenant prohibiting Sirenza from soliciting third party acquisition proposals, it allows a reasonable opportunity to respond to unsolicited superior third party acquisition proposals if the Sirenza board of directors concludes in good faith that the failure to do so would reasonably be likely to constitute a breach of its fiduciary duties under applicable law, subject to the payment of a termination fee upon termination under certain circumstances;

•	the fact that the merger agreement allows the Sirenza board of directors to withdraw or modify its recommendation of the merger agreement if a superior proposal is received from a third party or if the Sirenza board of directors concludes in good faith that the failure to do so would reasonably be likely to constitute a breach of its fiduciary duties under applicable law, subject to the payment of a termination fee upon termination under certain circumstances;

•	the governance arrangements of the combined company under which the board of directors of the combined company would include two directors who are currently members of the Sirenza board of directors;

•	the fact that shares of RFMD common stock issued to Sirenza stockholders will be registered on Form S-4 and will be freely tradable for Sirenza stockholders who are not affiliates of Sirenza; and

•	the reciprocal requirement that the merger agreement be submitted to a vote of the stockholders of Sirenza and that the issuance of shares of RFMD common stock in the first merger be submitted to a vote of the stockholders of RFMD; and

•	the impact of the mergers on Sirenza’s customers and employees.

The Sirenza board of directors also considered the potential risks of the mergers, including the following:

•	the risk that the potential benefits of the mergers may not be realized on a timely basis or at all;

•	the possibility that the mergers may not be consummated, even if approved by Sirenza’s and RFMD’s stockholders;

•	the risks and costs that could be borne by Sirenza if the mergers are not consummated, including the diversion of management and employee attention during the period after the signing of the merger agreement and prior to the completion of the mergers, and the potential effect on Sirenza’s business and customers. In that regard, under the merger agreement, Sirenza must conduct its business in the ordinary course, subject to a variety of other restrictions on the conduct of its business prior to consummation of the mergers or termination of the merger agreement, which may delay or prevent Sirenza from undertaking business opportunities that may arise;

•	the $27 million termination fee payable to RFMD upon the occurrence of certain events, and the potential effect of such termination fee in deterring other potential acquirors from proposing an alternative transaction that may be more advantageous to Sirenza stockholders;

•	the absence of a provision in the merger agreement permitting Sirenza to terminate the agreement upon receipt of a superior offer, although the Sirenza board of directors understood that the Sirenza stockholders would remain free to vote against adoption of the merger agreement at the stockholder meeting;

•	the absence of a mechanism in the merger agreement permitting Sirenza’s stockholders to any right to elect between cash or stock consideration in the first merger;

•	the potential price volatility of RFMD’s common stock, which may reduce the value of the RFMD common stock that Sirenza stockholders will receive upon the consummation of the mergers;

•	the risks of integrating the businesses of the combined companies and management and employee disruption associated with the mergers, including the risk that despite the efforts of the combined company, key personnel might not remain employed by the combined company; and

•	the risk that the mergers could adversely affect the combined company’s relationships with certain of its customers and strategic partners.

The foregoing information and factors considered by the Sirenza board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Sirenza board of directors. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the Sirenza board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Sirenza board of directors may have given different weight to different factors. The Sirenza board of directors conducted an overall review of the factors described above, including thorough discussions with Sirenza’s management and legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of RFMD’s Financial Advisor

RFMD retained Merrill Lynch to act as its financial advisor with respect to the transaction. In connection with that engagement, RFMD requested that Merrill Lynch evaluate the fairness, from a financial point of view, to holders of RFMD common stock of the merger consideration in the first merger. At the meeting of the RFMD board of directors on August 12, 2007, Merrill Lynch rendered its oral opinion to the RFMD board of directors, subsequently confirmed in writing, that as of August 12, 2007, based upon the assumptions made, matters considered and limits of such review, as set forth in its opinion, the merger consideration was fair to stockholders of RFMD from a financial point of view.

The full text of Merrill Lynch’s opinion, which sets forth material information relating to Merrill Lynch’s fairness opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex D to this joint proxy statement/prospectus and is incorporated into this document by reference in its entirety. This description of Merrill Lynch’s opinion is qualified in its entirety by reference to, and should be reviewed together with, the full text of the opinion. You are urged to read the opinion and consider it carefully. Merrill Lynch’s opinion was addressed to the RFMD board of directors and addressed only the fairness, from a financial point of view, of the merger consideration to holders of RFMD common stock. The terms of the mergers, including the merger consideration, were determined through negotiations between RFMD and Sirenza and were not determined or recommended by Merrill Lynch. Merrill Lynch’s opinion did not address the merits of the underlying decision of RFMD to engage in the transaction and did not constitute, nor should it be construed as, a recommendation to any stockholder of RFMD or Sirenza as to how to vote on the RFMD share issuance or any matter related to the mergers. Additionally, Merrill Lynch expressed no opinion as to the prices at which the shares of common stock of either RFMD or Sirenza will trade following the announcement or completion of the mergers.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Sirenza and RFMD that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Sirenza and RFMD, as well as the amount and timing of the cost savings and related expenses expected to result from the transaction (the “expected synergies”) furnished to Merrill Lynch by Sirenza and RFMD;

•	conducted discussions with members of senior management and other representatives of Sirenza and RFMD concerning the matters described in the preceding two clauses, as well as their respective businesses and prospects before and after giving effect to the transaction and the Expected Synergies;

•	reviewed the market prices and valuation multiples for Sirenza common stock and RFMD common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed the results of operations of Sirenza and RFMD and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the transaction with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Sirenza and RFMD and their financial and legal advisors;

•	reviewed the potential pro forma impact of the transaction;

•	reviewed a draft dated August 11, 2007 of the merger agreement; and

•	reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Sirenza or RFMD, nor was Merrill Lynch furnished with any such evaluation or appraisal, and Merrill Lynch did not evaluate the solvency or fair value of Sirenza or RFMD under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Sirenza or RFMD. With respect to the financial forecast information discussed with Merrill Lynch by Sirenza and RFMD, the managements of Sirenza and RFMD advised Merrill Lynch, and Merrill Lynch assumed, that such financial forecast information represented reasonable estimates and judgments as to the future financial performance of Sirenza and RFMD, respectively. With respect to the expected synergies furnished to and discussed with Merrill Lynch by Sirenza and RFMD, management of RFMD advised Merrill Lynch, and Merrill Lynch assumed, that they had been reasonably prepared and reflected the best currently available estimates and judgment of RFMD’s management as to the expected synergies. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it in all respects material to its opinion.

The matters considered by Merrill Lynch in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond the control of Sirenza and RFMD, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than these estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. In addition, as described above, the opinion of Merrill Lynch was one of several factors taken into consideration by the RFMD board of directors in making its determination to approve the mergers and issuance of shares of RFMD common stock in the first merger. Consequently, Merrill Lynch’s analyses as described below should not be viewed as determinative of the decision of the RFMD board of directors with respect to the fairness from a financial point of view of the merger consideration to be paid by RFMD pursuant to the first merger.

At the meeting of the RFMD board of directors held on August 12, 2007, Merrill Lynch presented certain financial analyses accompanied by delivery of its written materials in connection with the delivery of its oral opinion at that meeting and its subsequent written opinion. The following is a summary of the material financial analyses performed by Merrill Lynch in arriving at its opinion.

Sirenza Valuation Analyses

Analyst Stock Price Targets.  Using publicly available securities research analyst estimates, Merrill Lynch noted that the range of the analyst stock price targets for Sirenza was $14.00 — $17.00.

Comparable Public Trading Multiples Analysis.  Using publicly available securities research analyst estimates and other information, Merrill Lynch compared selected financial and trading data of Sirenza with similar data for selected publicly traded companies engaged in businesses that Merrill Lynch determined to be reasonably comparable to those of Sirenza. These companies were:

•	Anadigics, Inc.

•	Atheros Communications, Inc.

•	Cree, Inc.

•	Hittite Microwave Corporation

•	Microsemi Corporation

•	Silicon Laboratories Inc.

•	SiRF Technology Holdings, Inc.

For each of the companies identified above, Merrill Lynch calculated various valuation multiples after excluding one-time charges and stock-based compensation expense, including:

•	the ratio of enterprise value to the estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar years 2007 and 2008;

•	the ratio of share price to the estimated cash earnings per share, or cash EPS, for calendar years 2007 and 2008 (the “Calendar Year PE Ratio”); and

•	the ratio of Calendar Year 2008 PE Ratio to the estimated long-term cash EPS growth rate.

Based upon its analysis of the full ranges of multiples calculated for the companies identified above and its consideration of various factors and judgments about current market conditions and the characteristics of such companies (including qualitative factors and judgments involving non-mathematical considerations), Merrill Lynch determined relevant ranges of multiples for such companies (which relevant ranges were narrower than the full ranges of such multiples). The relevant ranges of such multiples, as determined by Merrill Lynch, are set forth in the tables below.

For the purpose of its analysis, Merrill Lynch calculated the enterprise value as the market capitalization plus total debt, minority interests and preferred stock, less cash and cash equivalents, and Merrill Lynch calculated the estimated cash EPS as estimated EPS under generally accepted accounting principles excluding amortization of intangible property, excluding stock based compensation expenses and excluding one-time charges. To calculate these valuation multiples, Merrill Lynch used EBITDA and cash EPS projections reported by independent research analyst reports and First Call estimates and closing trading prices of equity securities of each identified company on August 10, 2007.

The following table summarizes the derived relevant ranges of multiples for the companies identified above and the ranges of share prices per Sirenza share implied by such multiples, rounded to the nearest $0.05:

Implied Price of
Sirenza Common
	Multiple Range		Stock

Enterprise Value/CY2007 Estimated EBITDA	15.0x - 21.0	x	$12.95 - $17.90
Enterprise Value/CY2008 Estimated EBITDA	11.5x - 16.0	x	$13.20 - $18.20
Price/CY2007 Estimated Cash EPS	22.0x - 28.0	x	$14.45 - $18.35
Price/CY2008 Estimated Cash EPS	16.5x - 22.5	x	$13.30 - $18.10
Calendar Year 2008 PE Ratio/Estimated Long-term EPS Growth Rate	0.9x - 1.3	x	$12.70 - $18.30

No company used in the above analysis is identical to Sirenza. In evaluating companies identified by Merrill Lynch as comparable to Sirenza, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sirenza, such as the impact of competition on the business of Sirenza and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Sirenza or the industry or in the financial markets in general. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies to which they are being compared. Mathematical analyses, such as determining the mean or median, are not of themselves meaningful methods of using comparable companies data.

Comparable Transaction Analysis.  Using publicly available securities research analyst estimates and other publicly available information, Merrill Lynch examined certain multiples paid in certain transactions that Merrill Lynch deemed to be relevant. The precedent transactions that Merrill Lynch considered to be relevant were:

Acquiror	Target

Advanced Micro Devices Inc.	ATI Technologies Inc.
Conexant Systems, Inc.	GlobespanVirata, Inc.
Integrated Device Technology, Inc.	Integrated Circuit Systems, Inc.
Intersil Corporation	Elantec Semiconductor, Inc.
Intersil Corporation	Xicor, Inc.
LSI Corporation	Agere Systems Inc.
Pixelworks, Inc.	Genesis Microchip Inc.
PMC-Sierra, Inc.	Storage Semiconductor Business of Avago
Zoran Corporation	Oak Technology, Inc.

For each of the transactions identified above, Merrill Lynch calculated various valuation multiples after excluding one-time charges and stock-based compensation expense, including:

•	the ratio of enterprise value implied by the transaction to the estimated EBITDA for the identified company for the next twelve months after the quarter in which the relevant transaction was announced; and

•	the ratio of implied share price to the estimated cash earnings per share, or cash EPS, for the next twelve months after the quarter in which the relevant transaction was announced.

Based upon its analysis of the full ranges of multiples calculated for the transactions identified above and its consideration of various factors and judgments about current market conditions and the characteristics of such transactions and the companies involved in such transactions (including qualitative factors and judgments involving non-mathematical considerations), Merrill Lynch determined relevant ranges of multiples for such transactions (which relevant ranges were narrower than the full ranges of such multiples). The relevant ranges of such multiples, as determined by Merrill Lynch, are set forth in the table below.

All calculations of multiples paid in the transactions identified above were based on public information available at the time of public announcement of such transactions. Merrill Lynch’s analysis did not take into account different market and other conditions during the period in which the transactions identified above occurred.

The following table summarizes the derived relevant ranges of multiples for the transactions identified above and the ranges of share prices per Sirenza share implied by such multiples, rounded to the nearest $0.05:

Implied Price of
Sirenza Common
	Multiple Range		Stock

Enterprise Value/Next Twelve Months EBITDA	12.5x - 19.0	x	$13.60 - $20.40
Price/Next Twelve Months Estimated Cash EPS	19.5x - 25.5	x	$15.10 - $19.70

No transaction utilized in the analysis above is identical to the proposed transaction. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples in such transactions to which the proposed transaction is being compared.

Premiums Paid Analysis.  Merrill Lynch reviewed premiums to stock prices paid in recent technology transactions that it deemed to be relevant, including certain of the transactions identified above. Merrill Lynch reviewed the premiums paid in these transactions over the price of the target stock on various dates (or for various periods) before the approximate date on which the public became aware of the possibility of such transactions.

The following table summarizes the derived range of premiums and the range of share prices of Sirenza common stock, rounded to the nearest $0.05, implied by such range of premiums:

			Implied Price of
			Sirenza Common
	Premium Range		Stock

Premium to one-day prior	20.0	% - 30.0%	$17.00 - $18.40
Premium to average for prior one month	20.0	% - 40.0%	$15.00 - $17.50

No transaction utilized in the analysis above is identical to the proposed transaction. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the premiums paid in such transactions to which the proposed transaction is being compared.

Discounted Cash Flow Analysis.  Merrill Lynch performed a discounted cash flow analysis of Sirenza, without giving effect to the proposed transaction, for the period from July 1, 2007 through March 31, 2013. Merrill Lynch calculated ranges of equity values per share of Sirenza common stock based upon the sum of the discounted net present value of Sirenza’s five and three-quarter year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples applied to projected EBITDA for the RFMD fiscal year ending March 31, 2014. The projected unlevered free cash flows were based on publicly available securities research analyst estimates for years 2007 and 2008 and RFMD management’s guidance for the remaining years of the analysis.

Using discount rates ranging from 11.5% to 15.0% and terminal value multiples of estimated EBITDA for the RFMD fiscal year ended March 31, 2014 ranging from 10.0x to 13.0x, Merrill Lynch calculated the following range of implied equity values per share of Sirenza common stock, rounded to the nearest $0.05:

	Low	High

Implied equity value per share of Sirenza common stock	$15.05	$21.30

RFMD Valuation Analyses

Analyst Stock Price Targets.  Using publicly available securities research analyst estimates, Merrill Lynch noted that the range of the analyst stock price targets for RFMD was $5.00 - $11.00.

Comparable Public Trading Multiples Analysis.  Using publicly available securities research analyst estimates and other information, Merrill Lynch compared selected financial and trading data of RFMD with similar data for selected publicly traded companies engaged in businesses that Merrill Lynch judged to be reasonably comparable to those of RFMD. These companies were:

•	Skyworks Solutions, Inc.

•	Triquint Semiconductor, Inc.

•	WJ Communications, Inc.

For each of the companies identified above, Merrill Lynch calculated various valuation multiples, after excluding one-time charges and stock-based compensation expense, including:

•	the ratio of enterprise value to the estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar years 2007 and 2008;

•	the ratio of share price to the estimated cash earnings per share, or cash EPS, for calendar years 2007 and 2008 (the “Calendar Year PE Ratio”); and

•	the ratio of Calendar Year 2008 PE Ratio to the estimated long-term cash EPS growth rate

Based upon its analysis of the full ranges of multiples calculated for the companies identified above and its consideration of various factors and judgments about current market conditions and the characteristics of such companies (including qualitative factors and judgments involving non-mathematical considerations), Merrill Lynch determined relevant ranges of multiples for such companies (which relevant ranges were narrower than the full ranges of such multiples). The relevant ranges of such multiples, as determined by Merrill Lynch, are set forth in the tables below.

For the purpose of its analysis, Merrill Lynch calculated the enterprise value as the market capitalization plus total debt, minority interests and preferred stock, less cash and cash equivalents, and Merrill Lynch calculated the estimated cash EPS as estimated EPS under generally accepted accounting principles excluding amortization of intangible property and excluding stock based compensation expenses. To calculate these valuation multiples, Merrill Lynch used EBITDA and EPS projections reported by independent research analyst reports and First Call estimates and closing trading prices of equity securities of each identified company on August 10, 2007.

The following table summarizes the derived relevant ranges of multiples for the companies identified above and the ranges of share prices per RFMD share implied by such multiples, rounded to the nearest $0.05:

Implied Price of
RFMD Common
	Multiple Range		Stock

Enterprise Value/CY2007 Estimated EBITDA	8.0x - 10.0	x	$5.25 - $6.45
Enterprise Value/CY2008 Estimated EBITDA	6.5x - 9.0	x	$5.35 - $7.30
Price/CY2008 Estimated Cash EPS	15.0x - 18.0	x	$5.40 - $6.50
Calendar Year 2008 PE Ratio/Estimated Long-term EPS Growth Rate	1.1x - 1.3	x	$5.55 - $6.55

No company used in the above analysis is identical to RFMD. In evaluating companies identified by Merrill Lynch as comparable to RFMD, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of RFMD, such as the impact of competition on the business of RFMD and the industry generally, industry growth and the absence of any material change in the financial condition and prospects of RFMD or the industry or in the financial markets in general. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies to which they are being compared. Mathematical analyses, such as determining the mean or median, are not of themselves meaningful methods of using comparable companies data.

Discounted Cash Flow Analysis.  Merrill Lynch performed a discounted cash flow analysis of RFMD, without giving effect to the proposed transaction, for the period from July 1, 2007 through March 31, 2013. Merrill Lynch calculated ranges of equity values per share of RFMD’s common stock based upon the sum of the discounted net present value of RFMD’s five and three-quarter year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples applied to RFMD’s projected EBITDA for the fiscal year ending March 31, 2014. The projected unlevered free cash flows were based on publicly available securities research analyst estimates for years 2007 and 2008 and RFMD management’s guidance for the remaining years of the analysis.

Using discount rates ranging from 11.0% to 14.0% and terminal value multiples of estimated EBITDA for the RFMD fiscal year ended March 31, 2014 ranging from 6.0x to 8.0x, Merrill Lynch calculated the following range of implied equity values per share of RFMD common stock, rounded to the nearest $0.05:

	Low	High

Implied equity value per share of RFMD common stock	$5.75	$8.25

Relative Valuation Analyses

Analyst Stock Price Targets.  Using publicly available securities research analyst estimates, Merrill Lynch calculated the exchange ratios implied by dividing the implied equity value per share of Sirenza common stock by the implied equity value per share of RFMD common stock, after adjusting the implied exchange ratios to account for the cash portion of the merger consideration. Based upon this analysis, Merrill Lynch calculated the following implied exchange ratio range:

	Low		High

Implied exchange ratio per share of RFMD common stock	0.8477	x	2.2647x

For comparative purposes for this analysis and the following two analyses, Merrill Lynch noted that the stock exchange ratio for the stock component of the merger consideration was 1.7848x.

Relative Comparable Company Analysis.  Using the comparable public trading multiples analyses summarized above, Merrill Lynch calculated the exchange ratios implied by dividing the implied equity value per share of Sirenza common stock by the implied equity value per share of RFMD common stock. Merrill Lynch adjusted the implied exchange ratios to account for the cash portion of the merger consideration. Based upon this analysis, Merrill Lynch calculated the following implied exchange ratio ranges:

	Low		High

Enterprise Value/CY2007 Estimated EBITDA	1.3333	x	2.2778	x
Enterprise Value/CY2008 Estimated EBITDA	1.2048	x	2.2573	x
Price/CY2008 Estimated Cash EPS	1.3639	x	2.2319	x
Calendar Year 2008 PE Ratio/Estimated Long-term EPS Growth Rate	1.2876	x	2.1981	x

Relative Discounted Cash Flow Analysis.  Using the standalone discounted cash flow analyses summarized above, Merrill Lynch calculated the exchange ratio implied by dividing the implied discounted cash flow equity value per share of Sirenza common stock, without giving effect to any merger effects, by the implied discounted cash flow equity value per share of RFMD common stock. Merrill Lynch adjusted the Sirenza implied relative discounted cash flow exchange ratio to account for the cash portion of the merger consideration. Based upon this analysis, Merrill Lynch calculated the following implied exchange ratio range:

	Low		High

Implied exchange ratio per share of RFMD common stock	1.2193	x	2.4595x

Pro Forma Combination Analysis

Accretion/(Dilution) Analysis.  Merrill Lynch analyzed certain pro forma effects expected to result from the mergers, including, among other things, the expected effect of the mergers on the estimated cash earnings per share for RFMD for calendar year 2008. This analysis indicated that the transaction would be accretive to RFMD’s cash earnings per share, assuming expected synergies.

The actual results achieved by the combined company after the mergers may vary from such estimated results and the variations may be material. The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in such analyses as a comparison is identical to RFMD or Sirenza or the mergers, nor is an evaluation of such analyses entirely mathematical. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would, in the view of Merrill Lynch, create an incomplete and misleading view of the analyses underlying Merrill Lynch’s opinion.

RFMD retained Merrill Lynch based upon Merrill Lynch’s experience and expertise. Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the mergers. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes and has substantial experience in transactions similar to the mergers.

Under the terms of the engagement letter between Merrill Lynch and RFMD, Merrill Lynch provided financial advisory services and the financial fairness opinion in connection with the transaction, and RFMD agreed to pay Merrill Lynch a customary fee of approximately $7.5 million, $1.5 million of which was payable upon the rendering of its opinion, with the balance contingent upon completion of the first merger. RFMD also agreed to reimburse Merrill Lynch for reasonable expenses incurred in connection with Merrill Lynch’s engagement. In addition, RFMD has agreed to indemnify Merrill Lynch and its affiliates, their respective directors, officers, agents, employees and controlling persons against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Merrill Lynch’s engagement.

In the ordinary course of its business, Merrill Lynch may actively trade Sirenza common stock and other securities of Sirenza, as well as RFMD common stock and other securities of RFMD, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

Opinion of Sirenza’s Financial Advisor

Sirenza has retained Banc of America Securities to act as Sirenza’s financial advisor in connection with the mergers. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Sirenza selected Banc of America Securities to act as Sirenza’s financial advisor in connection with the mergers on the basis of Banc of America Securities’ experience in transactions similar to the mergers, its reputation in the investment community and its familiarity with Sirenza and its business.

On August 12, 2007, at a meeting of the Sirenza board of directors held to evaluate the mergers, Banc of America Securities delivered to the Sirenza board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated August 12, 2007, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Sirenza common stock was fair, from a financial point of view, to such holders.

The full text of Banc of America Securities’ written opinion to the Sirenza board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus. Holders of Sirenza common stock are encouraged to read the opinion carefully in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to the Sirenza board of directors for the benefit and use of the Sirenza board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the mergers and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed mergers.

In connection with rendering its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of Sirenza and RFMD, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Sirenza and RFMD, respectively;

•	reviewed certain financial forecasts relating to Sirenza prepared by Sirenza’s management, which forecasts are referred to as the Sirenza management forecasts;

•	reviewed certain publicly available financial forecasts relating to RFMD for fiscal years ending March 31, 2008 and 2009 and extrapolated certain financial forecasts for fiscal years ending March 31, 2010 through 2013 based on growth rate and other assumptions provided to Banc of America Securities by RFMD’s management, which forecasts are referred to collectively, together with such growth rate and other assumptions, as the RFMD public forecasts;

•	reviewed and discussed with senior executives of Sirenza information relating to certain cost savings expected by Sirenza’s and RFMD’s managements to result from the mergers;

•	discussed the past and current operations, financial condition and prospects of each of Sirenza and RFMD with senior executives of Sirenza and RFMD;

•	discussed with senior executives of Sirenza their assessments as to the technology and products of Sirenza and RFMD and the integration of such technology and products, and Sirenza’s existing and future relationships and arrangements with, and RFMD’s ability to retain, key employees, customers and suppliers of Sirenza;

•	reviewed the potential pro forma financial impact of the mergers on RFMD’s future financial performance, including the potential effect on RFMD’s estimated earnings per share;

•	reviewed the reported prices and trading activity for Sirenza common stock and RFMD common stock;

•	compared the financial performance of Sirenza and RFMD, respectively, and the prices of Sirenza common stock and RFMD common stock, with that of certain other publicly traded companies Banc of America Securities deemed relevant;

•	compared certain financial terms of the mergers to financial terms, to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of Sirenza, RFMD and their respective advisors;

•	reviewed the merger agreement;

•	considered the results of Banc of America Securities’ efforts to solicit, at Sirenza’s direction, indications of interest from selected third parties with respect to a possible acquisition of Sirenza; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

In arriving at its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it. With respect to the Sirenza management forecasts, Banc of America Securities assumed, at Sirenza’s direction, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Sirenza’s management as to Sirenza’s future financial performance. With respect to the RFMD public forecasts, Banc of America Securities assumed, at RFMD’s direction, that the RFMD public forecasts utilized in certain of Banc of America Securities’ analyses were a reasonable basis upon which to evaluate RFMD’s future financial performance and that RFMD would perform substantially in accordance with such estimates. With respect to the potential cost savings expected by Sirenza’s and RFMD’s managements to result from the mergers, Banc of America Securities assumed, at Sirenza’s and RFMD’s direction, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Sirenza’s and RFMD’s managements.

Banc of America Securities relied, at Sirenza’s direction, upon the assessments of senior executives of Sirenza as to the technology and products of Sirenza and RFMD and the integration of such technology and products, and Sirenza’s existing and future relationships and arrangements with, and RFMD’s ability to retain, key employees, customers and suppliers of Sirenza. Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of Sirenza or RFMD, and Banc of America Securities was not furnished with any such valuations or appraisals. Banc of America Securities assumed, at Sirenza’s direction, that the mergers together will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code, and that the mergers will be consummated as provided in the merger agreement with full satisfaction of all covenants and conditions set forth in the merger agreement and without any waivers.

Banc of America Securities expressed no view or opinion as to any terms or aspects of the mergers (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the mergers or the merger consideration. In addition, no view or opinion was expressed as to the relative merits of the mergers in comparison to other transactions available to Sirenza or in which Sirenza might engage or as to whether any transaction might be more favorable to Sirenza as an alternative to the mergers, nor did Banc of America Securities express any opinion as to the underlying business decision of the Sirenza board of directors to proceed with or effect the mergers. Banc of America Securities did not express any opinion as to what the value of RFMD common stock actually would be when issued or the prices at which Sirenza common stock or RFMD common stock might trade at any time. Except as described above, Sirenza imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

The following represents a brief summary of the material financial analyses presented by Banc of America Securities to the Sirenza board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities. For purposes of the “Sirenza Financial Analyses” summarized below, the “implied per share merger consideration value” refers to the $16.64 implied per share value of the merger consideration based on the per share cash portion of the merger consideration of $5.56 and the implied per share value, utilizing the closing price of RFMD common stock on August 10, 2007, of the stock portion of the merger consideration of 1.7848 shares of RFMD common stock.

Sirenza Financial Analyses

Selected Publicly Traded Companies Analysis.  Banc of America Securities reviewed publicly available financial and stock market information for Sirenza and the following eight publicly traded companies in the radio frequency components industry:

•	ANADIGICS, Inc.

•	Anaren, Inc.

•	Hittite Microwave Corporation

•	Microsemi Corporation

•	RFMD

•	Skyworks Solutions, Inc.

•	TriQuint Semiconductor, Inc.

•	WJ Communications, Inc.

Banc of America Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on August 10, 2007, plus total debt, minority interests and preferred stock, less cash and cash equivalents, as a multiple of calendar year 2008 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, adjusted for non-recurring items and to exclude stock-based compensation, which is referred to as adjusted EBITDA. Banc of America Securities also reviewed per share equity values, based on closing stock prices on August 10, 2007, of the selected publicly traded companies as a multiple of calendar year 2008 estimated earnings per share, commonly referred to as EPS, before giving effect to amortization of intangibles, stock-based compensation and non-recurring items, which is referred to as cash EPS. Banc of America Securities then applied a range of selected multiples of calendar year 2008 estimated adjusted EBITDA and calendar year 2008 estimated cash EPS derived from the selected publicly traded companies to corresponding data of Sirenza. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates. Estimated financial data of Sirenza were based on the Sirenza management forecasts. This analysis indicated the following implied per share equity reference ranges for Sirenza, as compared to the implied per share merger consideration value:

Implied Per Share Equity Reference		Implied Per Share Merger
Ranges for Sirenza Based On:		Consideration Value
Calendar Year 2008E	Calendar Year 2008E
Adjusted EBITDA	Cash EPS

$8.90 - $12.15	$13.60 - $15.20	$16.64

No company used in this analysis is identical or directly comparable to Sirenza. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Sirenza was compared.

Selected Precedent Transactions Analysis.  Banc of America Securities reviewed, to the extent publicly available, financial information relating to the following nine selected transactions involving companies in the semiconductor industry:

Announcement
Date	Acquiror	Target

• 6/26/07	• CommScope, Inc.	• Andrew Corporation
• 5/25/07	• The Veritas Capital Fund III, L.P./GS Direct, L.L.C./Golden Gate Private Equity, Inc.	• Aeroflex Incorporated
• 9/15/06	• The Blackstone Group L.P./The Carlyle Group	• Freescale Semiconductor, Inc.
• 8/15/06	• Sirenza	• Micro Linear Corporation
• 8/3/06	• Bain Capital LLC/KKR & Co. L.P./Silver Lake Partners/Apax Partners/AlpInvest Partners NV	• NXP B.V.
• 2/6/06	• Sirenza	• Premier Devices, Inc.
• 11/2/05	• Microsemi Corporation	• Advanced Power Technology, Inc.
• 7/11/05	• KKR & Co. L.P./ Silver Lake Partners III, L.P.	• Avago Technologies Limited
• 5/20/05	• Aeroflex Incorporated	• UbiNetics Holdings Ltd. (Test and Measurement Division)

Banc of America Securities reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, plus total debt, minority interests and preferred stock, less cash and cash equivalents, as a multiple of latest 12 months adjusted EBITDA and next 12 months estimated adjusted EBITDA. Banc of America Securities then applied a range of selected multiples of latest 12 months adjusted EBITDA and next 12 months estimated adjusted EBITDA derived from the selected transactions to corresponding data of Sirenza as of September 30, 2007. Financial data of the selected transactions were based on publicly available information. Financial data of Sirenza were based on Sirenza’s public filings and the Sirenza management forecasts. This analysis indicated the following implied per share equity reference ranges for Sirenza, as compared to the implied per share merger consideration value:

Implied Per Share Equity Reference		Implied Per Share Merger
Ranges for Sirenza Based On:		Consideration Value
Latest 12 Months	Next 12 Months
Adjusted EBITDA	Adjusted EBITDA

$9.35 - $12.15	$11.25 - $12.85	$16.64

No company, business or transaction used in this analysis is identical or directly comparable to Sirenza or the mergers. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Sirenza and the mergers were compared.

Discounted Cash Flow Analysis.  Banc of America Securities performed a discounted cash flow analysis of Sirenza to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Sirenza could generate during the last quarter of Sirenza’s fiscal year 2007 through Sirenza’s full fiscal year 2012 based on the Sirenza management forecasts. Banc of America Securities calculated terminal values for Sirenza by applying terminal forward multiples of 7.5x to 10.5x to Sirenza’s fiscal year 2013 estimated adjusted EBITDA. The cash flows and terminal values were then discounted to present value as of September 30, 2007 using discount rates ranging from 15.0% to 18.0%. This analysis indicated the following implied per share equity reference range for Sirenza, as compared to the implied per share merger consideration value:

Implied Per Share Equity Reference	Implied Per Share Merger
Range for Sirenza	Consideration Value

$10.95 - $15.45	$16.64

RFMD Financial Analyses

Selected Publicly Traded Companies Analysis.  Banc of America Securities reviewed publicly available financial and stock market information for RFMD and the following eight publicly traded companies in the radio frequency components industry:

•	ANADIGICS, Inc.

•	Anaren, Inc.

•	Hittite Microwave Corporation

•	Microsemi Corporation

•	Sirenza

•	Skyworks Solutions, Inc.

•	TriQuint Semiconductor, Inc.

•	WJ Communications, Inc.

Banc of America Securities reviewed, among other things, enterprise values of the selected publicly traded companies as multiples of calendar year 2008 estimated revenue and calendar year 2008 estimated adjusted EBITDA. Banc of America Securities then applied a range of selected multiples of calendar year 2008 estimated revenue and adjusted EBITDA derived from the selected publicly traded companies to corresponding data of

RFMD. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates and, in the case of Sirenza, the Sirenza management forecasts. Estimated financial data of RFMD were based on the RFMD public forecasts. This analysis indicated the following implied per share equity reference ranges for RFMD, as compared to the closing price of RFMD common stock on August 10, 2007:

Implied Per Share Equity Reference		Closing Price of RFMD Common Stock
Ranges for RFMD Based On:		on August 10, 2007
Calendar Year 2008E	Calendar Year 2008E
Revenue	Adjusted EBITDA

$5.45 - $8.90	$4.55 - $6.60	$6.21

No company used in this analysis is identical or directly comparable to RFMD. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which RFMD was compared.

Discounted Cash Flow Analysis.  Banc of America Securities performed a discounted cash flow analysis of RFMD to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that RFMD could generate during the last half of RFMD’s fiscal year 2008 through RFMD’s full fiscal year 2012 based on the RFMD public forecasts. Banc of America Securities calculated terminal values for RFMD by applying terminal forward multiples of 5.0x to 7.5x to RFMD’s fiscal year 2013 estimated adjusted EBITDA. The cash flows and terminal values were then discounted to present value as of September 30, 2007 using discount rates ranging from 15.0% to 18.0%. This analysis indicated the following implied per share equity reference range for RFMD, as compared to the closing price of RFMD common stock on August 10, 2007:

Implied Per Share Equity Reference	Closing Price of RFMD Common Stock
Range for RFMD	on August 10, 2007

$5.25 - $8.05	$6.21

Pro Forma Accretion/Dilution Analysis

Banc of America Securities reviewed the potential pro forma financial effect of the mergers on RFMD’s fiscal years 2008 and 2009 estimated EPS and cash EPS, assuming potential cost savings expected by Sirenza’s and RFMD’s managements to result from the mergers are realized. Estimated financial data of RFMD were based on the RFMD public forecasts, and estimated financial data of Sirenza were based on the Sirenza management forecasts. This analysis indicated that the mergers could be dilutive to RFMD’s estimated EPS and accretive to RFMD’s estimated cash EPS for each of the fiscal years reviewed. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by Banc of America Securities to the Sirenza board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses summarized above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Sirenza and RFMD. The estimates of the future performance of Sirenza and RFMD in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Sirenza board of directors in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual values of Sirenza or RFMD.

The type and amount of consideration payable in the mergers were determined through negotiations between Sirenza and RFMD, rather than by any financial advisor, and were approved by the Sirenza board of directors. The decision to enter into the merger agreement was solely that of the Sirenza board of directors. As described above, Banc of America Securities’ opinion and analyses were only one of many factors considered by the Sirenza board of directors in its evaluation of the proposed mergers and should not be viewed as determinative of the views of the Sirenza board of directors or management with respect to the mergers or the merger consideration.

Sirenza has agreed to pay Banc of America Securities for its services in connection with the mergers an aggregate fee currently estimated to be approximately $6.75 million, $1.0 million of which was payable upon the rendering of its opinion and the balance of which is contingent upon the completion of the mergers. Sirenza also has agreed to reimburse Banc of America Securities for reasonable expenses (including reasonable fees and disbursements of Banc of America Securities’ counsel) incurred in connection with Banc of America Securities’ engagement in accordance with the terms of Banc of America Securities’ engagement letter, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

Banc of America Securities or its affiliates in the past have provided financial advisory and financing services to Sirenza, for which services Banc of America and its affiliates have received compensation. In the ordinary course of its business, Banc of America Securities and its affiliates may actively trade or hold securities or loans of Sirenza or RFMD for its own accounts or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or loans.

Interests of Sirenza’s Executive Officers and Directors in the Mergers

In considering the recommendation of the Sirenza board of directors with respect to adopting the merger agreement, Sirenza stockholders should be aware that certain members of the board of directors and executive officers of Sirenza have interests in the mergers that are different from, or in addition to, their interests as Sirenza stockholders. These interests may create an appearance of a conflict of interest. The Sirenza board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the mergers and in making its decision in approving the mergers, the merger agreement and the related transactions.

Combined Company Board of Directors.  The merger agreement provides that RFMD must use its reasonable best efforts to cause John Ocampo and another independent director of Sirenza of RFMD’s choice to be elected or appointed to the RFMD board of directors as of or promptly following the completion of the first merger.

Indemnification and Insurance.  The merger agreement provides that, for the period of six years after the completion of the first merger, Sirenza as the surviving corporation and its subsidiaries will cause the certificate of incorporation and bylaws of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder), in each case in their respective capacities as such, occurring at or prior to the completion of the first merger, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws of Sirenza and its subsidiaries as of the date of the merger agreement, and during such six-year period, such provisions will not be repealed, amended or otherwise modified in any manner that adversely affects their rights thereunder except as required by applicable legal requirements. Following the completion of the second merger, RFMD will succeed to these obligations of the surviving corporation. In addition, the merger agreement provides that prior to the completion of the first merger, Sirenza is permitted to purchase a “tail” prepaid policy on the policy of directors’ and officers’ liability insurance maintained by Sirenza as of the date of the merger agreement for a period of six years from the completion of the first merger on terms and conditions with respect to the coverage and amounts that are equivalent to those of the existing directors’ and officers’ liability insurance policy, provided that Sirenza may not pay any premiums for such “tail” prepaid policy in excess of $875,000 in the aggregate.

Treatment of Stock Options, Restricted Stock and Performance Share Awards.  The merger agreement provides that each outstanding option to purchase shares of Sirenza common stock, whether or not exercisable, including those held by executive officers and directors of Sirenza, will be assumed or replaced by RFMD and converted into an option to purchase RFMD common stock. The number of shares of RFMD common stock issuable upon exercise of such converted options will be determined by multiplying the number of shares of Sirenza common stock subject to the stock option immediately prior to the completion of the first merger by the sum of (1) the exchange ratio plus (2) the decimal representing the fraction (a) whose numerator is the per share cash amount, and (y) whose denominator is the average closing price of RFMD common Stock on the NASDAQ Global Select Market for the five consecutive trading days immediately preceding, but not including, the date the first merger is completed, which sum is referred to as the option exchange ratio, with the resulting aggregate number rounded down to the nearest whole number of shares of RFMD common stock. The per share exercise price of each such converted option will be determined by dividing (A) the per share exercise price of Sirenza common stock subject to the converted option immediately prior to the completion of the first merger, by (B) the option exchange ratio, with the resulting exercise price rounded up to the nearest whole cent.

Additionally, the merger agreement provides that, at the completion of the first merger, each Sirenza performance share award that is outstanding and unvested immediately prior to the completion of the first merger will be converted into and become a right to be issued RFMD common stock and RFMD will either assume such performance share award or will replace such performance share award by issuing a materially equivalent replacement stock right to be issued RFMD common stock in accordance with the terms of the applicable Sirenza stock plan and terms of the agreement relating to that Sirenza performance share award. The number of shares of RFMD common stock subject to each assumed or replaced Sirenza performance share award will be determined by multiplying the number of shares of Sirenza common stock that were subject to such performance share award immediately prior to the completion of the first merger by the option exchange ratio, and rounding the resulting aggregate number down to the nearest whole number of shares of RFMD common stock. After adjusting the assumed or replaced performance share awards to reflect the application of the option exchange ratio, all other terms of the assumed or replaced performance share awards, including the term and vesting schedule, will remain unchanged, except that the RFMD board of directors or a committee thereof will succeed to the authority and responsibility of the Sirenza board of directors or a committee thereof with respect to such performance share awards.

Holders of shares of Sirenza common stock, including executive officers and directors of Sirenza, that are unvested or subject to a repurchase option, risk of forfeiture or other condition under a restricted stock purchase right award or similar arrangement with Sirenza or under which Sirenza has any rights will be entitled to receive the same cash and shares of RFMD common stock issued in exchange for shares of Sirenza common stock as other Sirenza stockholders; however, the cash and shares which such holders of Sirenza restricted stock will be entitled to receive will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. Any portion of the cash payment that is attributable to an unvested restricted stock award will not be paid to the holder of the restricted stock award until such award vests. The cash payments attributable to restricted stock awards that are unvested as of the first merger will be held by RFMD and paid out to the holders of restricted stock awards when such award vests.

Notwithstanding the foregoing, pursuant to employment agreements with Robert Van Buskirk, Charles Bland, Clay Simpson and Gerald Hatley, the vesting of a portion of the stock options and restricted stock held by each such executive officer will accelerate upon termination of such individual’s employment under circumstances that would otherwise entitle the individual to severance payments pursuant to his employment agreement. In addition, pursuant to his change of control agreement, Mr. Quinnell is entitled to vesting of 100% of his outstanding stock options and restricted stock upon a change of control. See “Interests of Sirenza’s Executive Officers and Directors in the Merger — Sirenza Employment and Change of Control Agreements” below.

The following table identifies, for each Sirenza executive officer, the number of unvested options that will vest and become exercisable, the estimated value of unvested options that will vest and become exercisable, the number of shares of outstanding restricted stock that will vest, and the estimated value of outstanding restricted stock that will vest, assuming for these purposes only that the executive officers are terminated under circumstances that would entitle them to receive accelerated vesting of a portion of their unvested options and outstanding restricted stock based on an assumed date for completion of the mergers of November 15, 2007.

	Number of		Number of	Estimated Value
	Unvested Options	Estimated Value of	Shares of	of Shares of
	that Will Vest	Unvested Options	Outstanding	Outstanding	Estimated
Name and Principal	and Become	that Will Vest and	Restricted Stock	Restricted Stock	Aggregate
Position	Exercisable	Become Exercisable(1)	that Will Vest	that Will Vest(2)	Dollar Value

Robert Van Buskirk	0	0	62,500	$1,040,000	$1,040,000
President and Chief
Executive Officer(3)
Charles Bland	0	0	11,375	$189,280	$189,280
Chief Financial Officer
Clay Simpson	12,500	$155,250	7,500	$124,800	$280,050
Vice President and General Counsel
Gerald Hatley	0	0	7,125	$118,560	$118,560
Vice President,
Controller and Chief
Accounting Officer
Gerald Quinnell	0	0	46,000	$756,440	$756,440
Executive Vice President,
Corporate Development

(1)	Reflects the aggregate market value of unexercised options. For option grants, the value was computed by multiplying (i) the difference between $16.64 (the assumed per share merger consideration, consisting of the sum of (x) the value of 1.7848 shares of RFMD common stock for every share of Sirenza common stock, assuming an RFMD common stock price of $6.21 per share, based on the closing price of a share of RFMD common stock on August 10, 2007, plus (y) $5.56 in cash) and the exercise price of the option, by (ii) the number of unexercised options that will vest on the completion of the mergers.

(2)	Reflects the aggregate market value of restricted stock. For restricted stock awards, the value was computed by multiplying (i) $16.64 (the assumed per share merger consideration, as further discussed above in (1)) by (ii) the number of outstanding shares of restricted stock that will vest on the completion of the mergers.

(3)	Mr. Van Buskirk has accepted an offer of employment with RFMD conditioned on the completion of the mergers that waives Mr. Van Buskirk’s right to severance benefits under his employment agreement with Sirenza, including accelerated vesting of his outstanding restricted stock noted above.

Sirenza Employment and Change of Control Agreements

Robert Van Buskirk, Charles Bland, Clay Simpson and Gerald Hatley.  Sirenza has entered into employment agreements with each of Messrs. Van Buskirk, Bland, Simpson and Hatley, each of whom is referred to below as an executive. Pursuant to the terms of such agreements, in the event of an “involuntary termination” (as such term is defined in the executive’s employment agreement), then the executive will receive the following:

•	Payment of the unpaid amount of the then applicable annual base salary up to the effective date of such involuntary termination;

•	A pro rata share of any incentive bonus program earned up to the effective date of such involuntary termination, based on the number of full calendar months worked in any calendar year for which a bonus is to be paid;

•	For the “severance period” (as further set forth below), continued payment of the executive’s then current base salary, payable on Sirenza’s (or its successor’s) regular payroll dates; provided, that Sirenza (or its successor), at its option, may elect to pay such amounts earlier in the form of one or more lump sum payments;

•	Accelerated vesting and exercisability of 50% of the executive’s then outstanding and unvested equity awards; and

•	The executive and his eligible dependents will continue to receive medical and dental coverage under Sirenza’s plans or equivalent plans, for a period of 12 months, subject to the executive’s continued eligibility for such coverage and payment of the employee portion of the premium for such coverage. However, if and to the extent that the executive or any of his dependents is eligible to participate in a medical, dental or other health insurance plan of any employer after the termination of his employment by Sirenza, then the benefits shall be eliminated or commensurately diminished.

The “severance period” for such executives is as follows:

•	For Mr. Van Buskirk, the “severance period” is 30 months;

•	For Mr. Bland, the “severance period” is the difference, if any, between 12 months and the total number of full calendar months during which Bland has been employed by Sirenza from August 11, 2007 through the effective date of his termination; provided however the severance period shall never be more than 12 months nor less than zero months; and

•	For Messrs. Simpson and Hatley, the “severance period” is six months.

For purposes of the employment agreements with Messrs. Van Buskirk, Bland, Simpson and Hatley, “involuntary termination” means any termination by the executive prior to the end of the executive’s employment period (as set forth in each of the executive’s employment agreements) as a result of any “change in duties, compensation or benefits” (as such term is defined in the executive’s employment agreement) or any termination of the executive’s employment by Sirenza with certain exceptions. These exceptions include: (i) a “voluntary termination”, which is any termination which that results from a resignation or retirement by the executive other than a resignation following a “change in duties, compensation, or benefits”; (ii) a termination by mutual agreement; (iii) a termination for “cause” (as such term is defined in the executive’s employment agreement); (iv) a termination as a result of “disability” (as such term is defined in the executive’s employment agreement); or (v) a termination as a result of death.

For purposes of the employment agreements with Messrs. Van Buskirk, Bland, Simpson and Hatley, “change in duties, compensation or benefits” means, without the executive’s prior written consent, one or more of the following events shall occur prior to the end of the executive’s employment period (as set forth in each of the executive’s employment agreements): (i) a significant and detrimental change in the nature or scope of the executive’s authority, responsibilities or duties from those applicable to him immediately prior to such change; (ii) a reduction in the executive’s annual base salary from that provided to the executive immediately prior to such reduction; (iii) a diminution in the executive’s eligibility to participate in bonus, stock option, incentive award or any other compensation plan which provides opportunities to receive compensation from those currently applicable to the executive, except for (a) changes in the eligibility requirements for plans that are applicable to employees or executive officers generally, (b) changes in plans that are applicable to all executives and result in a diminution of the executive’s benefits under such plan that is fair and proportional as compared to the diminution of benefits for all executives, and (c) changes that are required by applicable law; (iv) a material diminution in the kind or level of employee benefits (including but not limited to medical, dental or life insurance and long-term disability plans) and perquisites to which the executive is entitled immediately prior to such diminution, except for (a) changes in the eligibility requirements for benefits that are applicable to employees generally, (b) changes in benefits and perquisites that are applicable to all employees or executives and result in a diminution of the executive’s benefits that is fair and proportional as compared to the diminution for all executives, and (c) changes that are required by applicable law; (v) a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the executive immediately prior to such reduction, and which reduction is scheduled to last at least three months; (vi) a change in the location of the executive’s principal place of employment by Sirenza by more than 50 miles from the location where the executive was then principally employed; (vii) the failure by Sirenza to obtain the assumption of the employment agreement by any successor in accordance with the terms of the employment agreement thereon; (viii) any purported termination of the executive’s employment by Sirenza which is not effected for death, disability or for cause, or any purported termination for which the grounds relied upon are not valid; (ix) any material breach by Sirenza of any material provision of the employment agreement; or (x) a reasonable determination by a majority of those persons comprising the Sirenza board of directors prior to a change of control (which would include the completion of the mergers) (even if such determination is made after such change of control) that, as a result of a change of control and a change in circumstances thereafter significantly affecting the executive’s position, the executive is unable to exercise the functions or duties attached to his position immediately prior to the date on which a change of control occurs.

For purposes of the employment agreements with Messrs. Van Buskirk, Bland, Simpson and Hatley, “cause” means (i) following delivery to the executive of a written demand for performance from Sirenza which describes the basis for Sirenza’s belief that the executive has not substantially performed his duties, the executive’s continued violation of the executive’s obligations to Sirenza which is demonstrably willful and deliberate on the executive’s part for a period of 30 days following such written demand, (ii) the executive being convicted of a felony involving moral turpitude, (iii) the executive willfully breaching any material term of the executive’s employment agreement which continues uncured for a period of 30 days after written notice thereof from Sirenza, or (iv) without the consent of Sirenza, the executive’s commencement of employment with another employer while the executive is an employee of Sirenza. Additionally, the employment agreements provide that no act, or failure to act, by the executive shall be considered “willful” unless committed without good faith without a reasonable belief that the act or omission was in Sirenza’s best interest.

For purposes of the employment agreements with Messrs. Van Buskirk, Bland, Simpson and Hatley, “disability” means either (i) mental or physical illness or condition rendering the executive incapable, at the time notice is given, of performing any portion of executive’s normal duties with the Sirenza even after the Sirenza’s reasonable accommodation of any such disability in accordance with the Americans with Disabilities Act and the Colorado nondiscrimination statute, or (ii) executive, at the time notice is given, has been unable to substantially perform his duties under his employment agreement for a period of not less than six (6) consecutive months as the result of his incapacity due to physical or mental illness or condition.

Gerald Quinnell.  Mr. Quinnell entered into a change of control and severance agreement with Sirenza, which is referred to as the Quinnell agreement. Pursuant to the terms of the Quinnell agreement, if Mr. Quinnell’s employment is terminated as a result of an “involuntary termination” (as such term is defined in the Quinnell agreement), and such termination occurs within 12 months of a change of control of Sirenza (which would include the completion of the mergers), he will receive the following:

•	Continued payments of severance pay at a rate equal to his base salary as in effect immediately prior to the change of control for a period of six months from the date of termination or until such earlier date when Mr. Quinnell obtains full-time employment in a senior management position with a subsequent employer, or the compensation continuation period, to be paid in accordance with Sirenza’s (or its successor’s) normal payroll practices;

•	During the compensation continuation period, Sirenza (or its successor) shall continue to make available to Mr. Quinnell and his eligible dependents covered under any group health plans or life insurance plans of Sirenza (or its successor) on the date of such termination of employment, all group health, life and other similar insurance plans in which Mr. Quinnell or his eligible covered dependents participate on the date of his termination; and

•	His unpaid base salary due for periods prior to the date of termination, payment for his accrued and unused vacation time and reimbursement for all expenses reasonably and necessarily incurred prior to the date of termination in connection with the business of Sirenza (or its successor).

Additionally, pursuant to the terms of the Quinnell agreement, Mr. Quinnell is entitled to receive full acceleration of the vesting and exercisability of outstanding equity awards granted to him by Sirenza upon a change of control; provided, however, that if it is determined by Sirenza’s independent public accountants that such acceleration would preclude accounting for the change of control as a pooling of interests for financial accounting purposes, and it is a condition of the closing of the change of control that the transaction be accounted for as a pooling of interests, then the vesting and exercisability of such equity awards shall not accelerate.

For purposes of the Quinnell agreement, “involuntary termination” means (i) without Mr. Quinnell’s express written consent, a significant reduction of his duties, position or responsibilities relative to his duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Mr. Quinnell from such position, duties and responsibilities, unless he is provided with comparable duties, position and responsibilities, unless such reduction or removal occurs solely by virtue of Sirenza being acquired and made part of a larger entity, (ii) without Mr. Quinnell’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Mr. Quinnell immediately prior to such reduction, (iii) a reduction by Sirenza of Mr. Quinnell’s base salary as in effect immediately prior to such reduction, (iv) a material reduction by Sirenza in the kind or level of employee benefits to which he is entitled immediately prior to such reduction with the result that Mr. Quinnell’s overall benefits package is significantly reduced, (v) without Mr. Quinnell’s express written consent, the relocation of Mr. Quinnell to a facility or a location more than 50 miles from his current location, (vi) any purported termination of Mr. Quinnell by Sirenza which is not effected for “cause” (as such term is defined in the Quinnell agreement) or for which the grounds relied upon are not valid, or (vii) the failure of Sirenza to obtain assumption of the Quinnell Agreement by any successors contemplated in the Quinnell agreement.

For purposes of the Quinnell agreement, “cause” means (i) any act of personal dishonesty taken by Mr. Quinnell in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of Mr. Quinnell, (ii) Mr. Quinnell’s conviction of a felony which the Sirenza board of directors reasonably believes has had or will have a material detrimental effect on Sirenza’s reputation or business, (iii) a willful act by Mr. Quinnell which constitutes misconduct and is injurious to Sirenza, and (iv) continued willful violation by Mr. Quinnell of his obligations to Sirenza after there has been delivered to Mr. Quinnell a written demand for performance from Sirenza which describes the basis for Sirenza’s belief that he has not substantially performed his duties.

In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any other guidance promulgated thereunder, it is anticipated that Sirenza will enter into agreements with each of Messrs. Van Buskirk, Simpson, Hatley, Bland and Quinnell to amend their existing employment agreements and change of control agreements discussed above. It is also anticipated that the amendments will provide for a six month delay of the payment of severance benefits in the event the executive is a “specified employee” within the meaning of Section 409A at the time of the executive’s termination of employment.

The following table identifies, for each of Messrs. Van Buskirk, Bland, Simpson, Hatley and Quinnell, the estimated values of the cash severance payments and continued benefit coverage to which each such executive will be entitled pursuant to the agreements described above assuming that the executive is terminated for reasons other than cause or death, or resigns for good reason, immediately following the completion of the mergers (and with respect to Mr. Quinnell, that he is terminated as a result of an involuntary termination), based on an assumed date for completion of the mergers of November 15, 2007 (and based on the executive’s current base salary and target bonus opportunity):

			Estimated Value of
	Estimated Cash		Continued Benefit
Name	Severance Payments(1)		Coverage

Robert Van Buskirk(2)	$1,000,000	(2)	$9,960	(2)
Charles Bland	$265,500		$9,960
Clay Simpson	$137,117		$9,960
Gerald Hatley	$110,833		$9,960
Gerald Quinnell	$156,190	(3)	$4,980

(1)	These numbers are rounded to the nearest whole dollar and include both the continued payment (or lump sum, if applicable, if so elected by Sirenza or its successor) of the executive’s then-current base salary for the applicable period described above, plus the pro rata share of the executive’s incentive bonus program (based on the completion of four full calendar months of employment in the second half of 2007, with an incentive bonus program period of July 1, 2007 to December 31, 2007), if applicable.

(2)	Mr. Van Buskirk has accepted an offer of employment with RFMD conditioned on the completion of the mergers that waives Mr. Van Buskirk’s right to receive these severance benefits under his employment agreement with Sirenza.

(3)	Includes a payment of $28,690 equal to 50% of Mr. Quinnell’s target incentive bonus for the program period of July 1, 2007 to December 31, 2007, which would be payable to Mr. Quinnell upon an involuntary termination following the consummation of the mergers pursuant to Sirenza’s General Incentive Plan Terms and Conditions, as amended August 9, 2007.

Employment and Change of Control Agreements with RFMD.  RFMD has entered into the following employment and change of control agreements with certain executive officers of Sirenza.

Robert Van Buskirk.  RFMD has offered, and Mr. Van Buskirk has accepted, contingent upon the completion of the mergers, employment with RFMD in the position of President Multi-Market Products Group. As noted above, the offer of employment is also contingent on Mr. Van Buskirk’s waiver of any and all right or entitlement to severance benefits in connection with the mergers or any other event, including but not limited to, the termination of Mr. Van Buskirk’s employment with Sirenza. In connection with the offer of employment, RFMD and Mr. Van Buskirk have executed an offer letter, a change in control agreement, an inventions, confidentiality and non-solicitation agreement and a non-competition agreement.

Pursuant to the terms of the offer letter provided by RFMD to Mr. Van Buskirk, which is referred to as the Van Buskirk offer letter, Mr. Van Buskirk will receive the following in connection with his employment by RFMD:

•	An annual starting salary with RFMD of $375,000;

•	Eligibility to participate in RFMD’s Employee Cash Bonus Plan with a target bonus of 75% of his base salary with a maximum bonus of 200% of the target bonus amount, subject to payroll withholding;

•	Subject to the approval of the RFMD board of directors, a grant of restricted stock covering an amount of RFMD common stock equivalent to $600,000 calculated as of the date of the completion of the mergers (and subject to vesting, with one half of the shares to vest on the second anniversary of that date, and the other half of the shares to vest on the third anniversary of that date, subject to Mr. Van Buskirk’s continued employment with RFMD);

•	Vacation, sick days and participation in the various plans that comprise the RFMD Benefits Program;

•	Eligibility for change in control benefits in the event of a change in control subsequent to his employment with RFMD, as further set forth in the change in control agreement (discussed in further detail below); and

•	In connection with Mr. Van Buskirk’s relocation from Sirenza’s Broomfield, Colorado facility to RFMD’s corporate headquarters in Greensboro, North Carolina, an amount determined by RFMD for any relocation allowances that are considered to be taxable income under applicable Internal Revenue Service rules.

The Van Buskirk offer letter further provides that Mr. Van Buskirk will be employed by RFMD “at will,” meaning that his employment may be terminated at any time by him or by RFMD with or without a stated reason, and as a condition of his employment he will be required to sign non-solicitation and non-competition agreements with RFMD.

Additionally, pursuant to the Van Buskirk offer letter, Mr. Van Buskirk has also agreed not to sell, pledge, transfer or dispose of any of the shares of RFMD common stock that he receives in connection with the first merger, or any interest in any such shares for a period of one year following the completion of the mergers, except under specific circumstances. Specifically, during each of the four consecutive three-month periods commencing on the completion of the mergers, Mr. Van Buskirk may sell up to 30,000 of such shares, pursuant to the terms of a written plan, a copy of which he provides to RFMD on or before the completion of the first merger, that meets all of the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934.

Mr. Van Buskirk and RFMD have also executed a change in control agreement, which is referred to as the Van Buskirk agreement. The Van Buskirk agreement provides that, if Mr. Van Buskirk’s employment is terminated within the 24 month period following a “change in control” (as such term is defined in the Van Buskirk agreement) for other than death, “disability” (as such term is defined in the Van Buskirk agreement), or “retirement” (as such term is defined in the Van Buskirk agreement), or by RFMD for “cause” (as such term is defined in the Van Buskirk agreement), or by Mr. Van Buskirk for other than “good reason” (as such term is defined in the Van Buskirk agreement), Mr. Van Buskirk will receive the following:

•	A lump-sum cash amount equal to the sum of (i) his base salary through the date of termination and any bonus amounts which have been earned or become payable, (ii) a pro rata portion of his annual bonus for the fiscal year in which the termination occurs, and (iii) any accrued vacation pay;

•	A severance benefit equal to the sum of (i) 1.5 times his highest annual rate of base salary during the 18 month period immediately prior to his termination of employment, plus (ii) one times his bonus amount, to be paid in periodic installments in accordance with the normal payroll practices of RFMD over the 18 month period following his termination of employment;

•	Continued coverage for Mr. Van Buskirk (and his dependents, if applicable) for a period of 18 months of the same level of medical, dental, vision, accident, disability and life insurance benefits upon substantially the same terms and conditions immediately prior to his termination of employment; provided, however, that if RFMD is unable to provide any of such benefits under its benefit plans in effect during such 18 month period, RFMD shall pay to him an amount sufficient to enable him to procure comparable benefits on his own. Additionally, in the event that Mr. Van Buskirk becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employment, the welfare benefits provided pursuant to the Van Buskirk agreement shall be secondary to such benefits during the period of Mr. Van Buskirk’s eligibility, but only to the extent that RFMD reimburses Mr. Van Buskirk for the increased cost and provides any additional benefits necessary to give him the benefits provided under the Van Buskirk agreement;

•	One additional year of service credit under all non-qualified retirement plans and excess benefit plans in which he participated as of his termination of employment;

•	Full acceleration of the vesting and exercisability of all stock options, stock appreciation rights, restricted stock, performance stock or similar stock-based awards granted by RFMD; and

•	In the event that it shall be determined that any payment, award, benefit or distribution by RFMD or any entity which effectuates a change in control to or for the benefit of Mr. Van Buskirk would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or Section 4999, or any interest or penalties incurred by Mr. Van Buskirk with respect to such excise tax, an additional payment from RFMD in an amount such that, after payment by Mr. Van Buskirk of all taxes imposed upon such additional payment, Mr. Van Buskirk retains an amount of the additional payment equal to the sum of the excise tax imposed and the product of any deductions disallowed because of the inclusion of the additional payment in Mr. Van Buskirk’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the additional payment is made. Notwithstanding the foregoing, if it is determined that Mr. Van Buskirk is entitled to such additional payment, but that if the payment, award, benefit or distribution to Mr. Van Buskirk would not be subject to the excise tax imposed by Section 4999 if such payment, award, benefit or distribution was reduced by an amount that is less than 5% of the portion of such payment, award, benefit or distribution that would be treated as parachute payments under Section 280G of the Internal Revenue Code, then the amounts payable to Mr. Van Buskirk under the Van Buskirk agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Mr. Van Buskirk without giving rise to the excise tax imposed by Section 4999, and no additional payment shall be made to Mr. Van Buskirk.

For purposes of the Van Buskirk agreement, a “change in control” shall be deemed to have occurred on the first to occur of the following: (i) the date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, 40% or more of the outstanding common stock of RFMD; (ii) the date the shareholders of RFMD approve a definitive agreement (a) to merge or consolidate RFMD with or into another corporation or other business entity, in which the holder of RFMD’s common stock immediately prior to the merger or consolidation have voting control over less than 60% of the voting securities of the surviving corporation outstanding immediately after such merger or consolidation, or (b) to sell or otherwise dispose of all or substantially all of the assets of RFMD; or (iii) the date of a change in a majority of RFMD’s board of directors within a 12 month period unless the nomination for election by RFMD’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12 month period.

For purposes of the Van Buskirk agreement, “disability” means a physical or mental illness or injury that prevents Mr. Van Buskirk from performing the essential functions of his duties (as they existed immediately before the illness or injury) on a full-time basis for a period of at least six consecutive months.

For purposes of the Van Buskirk agreement, “retirement” means the earlier to occur of (i) Mr. Van Buskirk’s normal retirement date under RFMD’s tax-qualified retirement plan or any successor plan thereto applicable to Mr. Van Buskirk or (ii) Mr. Van Buskirk’s retirement date under a contract, if any, between Mr. Van Buskirk and RFMD providing for his retirement from the employment of RFMD or an affiliate on a date other than such normal retirement date.

For purposes of the Van Buskirk agreement, “cause” shall mean the occurrence of any one or more of the following: (i) the continued failure of Mr. Van Buskirk to perform his duties with RFMD (subject to certain exceptions) which has not been corrected within 30 days after a written demand for performance is delivered by the RFMD board of directors; (ii) Mr. Van Buskirk’s engaging in conduct that damages or prejudices RFMD or any affiliate or engaging in conduct or activities damaging to the property, business or reputation of RFMD or any affiliate, including breaching RFMD policies including those related to equal employment opportunity and unlawful harassment; (iii) the conviction of Mr. Van Buskirk of, or a plea by Mr. Van Buskirk of nolo contendere to, a felony, or any misdemeanor that involves moral turpitude; (iv) Mr. Van Buskirk’s engaging in any act of fraud, theft or misappropriation, embezzlement or dishonesty to the material detriment of RFMD; (v) any diversion by RFMD of a material business opportunity from RFMD without written consent from the RFMD board of directors; (vi) any breach by Mr. Van Buskirk of a material term of the Van Buskirk agreement; or (vii) Mr. Van Buskirk’s continued substance abuse, as determined by the RFMD board of directors after written notice from the RFMD board of directors and a reasonable opportunity to undergo appropriate treatment for a reasonable period.

For purposes of the Van Buskirk agreement, “good reason” shall mean any of the following: (i) a material reduction by RFMD without Mr. Van Buskirk’s written consent in his basic duties and responsibilities; (ii) any material reduction by RFMD without Mr. Van Buskirk’s written consent of his base salary, other than a reduction which is part of a salary reduction plan applicable to all officers or all employees of RFMD, as the case may be; (iii) any failure by RFMD to continue Mr. Van Buskirk’s ability to participate in any benefit plan or arrangement (unless a similar plan or arrangement is substituted), or any action or inaction by RFMD which would adversely affect his participation in or materially reduce his benefits under any such plan or successor plan or deprive him of any material fringe benefit enjoyed by him, in either case subject to certain exceptions including a reduction due to Mr. Van Buskirk’s failure to attain certain performance-based objectives or due to RFMD’s decision to discontinue the availability of any plan or arrangement to all officers or all employees, as the case may be; (iv) a relocation of RFMD’s principal executive offices to a location in excess of 30 miles from Greensboro, North Carolina, or Mr. Van Buskirk’s relocation to any place other than the location at which Mr. Van Buskirk performed his duties prior to a change in control of RFMD, except for (a) required travel by Mr. Van Buskirk on RFMD’s business to an extent substantially consistent with Mr. Van Buskirk’s business travel obligations during the 12 months immediately preceding a change of control of RFMD or (b) a relocation with Mr. Van Buskirk’s express written consent; (v) any material reduction in the number of paid vacation days to which Mr. Van Buskirk is entitled at the time of a change of control of RFMD (other than a reduction with Mr. Van Buskirk’s written consent); or (vi) any failure by RFMD without Mr. Van Buskirk’s written consent to obtain the express assumption of the Van Buskirk agreement by any successor or assignee of RFMD (and parent corporation of such successor or assignee, if applicable) as provided in the Van Buskirk agreement.

Noncompetition Agreement.  In connection with the mergers, RFMD entered into a noncompetition agreement with Mr. Van Buskirk. Under the terms of the noncompetition agreement, Mr. Van Buskirk agreed,

subject to certain exceptions, to not directly or indirectly engage in competition with respect to Sirenza’s products and services, each as further described in the agreement during a certain restricted period within the Unites States and certain other countries and territories. Mr. Van Buskirk further agreed, subject to certain exceptions, to not directly or indirectly, solicit, attempt to solicit, induce or attempt to induce any person or entity to terminate their employment or other relationship with RFMD or any of its affiliates.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax considerations of the mergers that are expected to apply generally to Sirenza stockholders upon an exchange of their Sirenza common stock for RFMD common stock and cash in the first merger. This summary is based upon current provisions of the Code, existing Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect. Any change could alter the tax consequences to RFMD, Sirenza, or the stockholders of Sirenza, as described in this summary. This summary is not binding on the Internal Revenue Service, or the IRS, and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein. The following discussion does not address the following: the tax consequences of the mergers under U.S. federal non-income tax laws or under state, local, or foreign tax laws; the tax consequences of transactions effectuated before, after, or at the same time as the mergers, whether or not they are in connection with the mergers, including, without limitation, transactions in which Sirenza shares are acquired or RFMD shares are disposed of; the tax consequences to holders of options issued by Sirenza that are assumed, replaced, exercised, or converted, as the case may be, in connection with the first merger; the tax consequences of the receipt of RFMD shares other than in exchange for Sirenza shares; or the tax consequences of the ownership or disposition of RFMD shares acquired in the first merger.

No attempt has been made to comment on all U.S. federal income tax consequences of the mergers that may be relevant to particular holders of Sirenza common stock that are subject to special treatment under U.S. federal income tax laws, including, without limitation:

•	dealers, brokers, and traders in securities;

•	foreign persons or entities;

•	tax-exempt entities;

•	financial institutions, regulated investment companies, real estate investment trusts, or insurance companies;

•	partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, subchapter S corporations, and other pass-through entities and investors in such entities;

•	holders who are subject to the alternative minimum tax provisions of the Code;

•	holders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	holders who hold shares that constitute small business stock within the meaning of Section 1202 of the Code;

•	holders with a functional currency other than the U.S. dollar;

•	holders who hold their shares as part of an integrated investment such as a hedge or as part of a hedging, straddle, or other risk reduction strategy; or

•	holders who do not hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment will be a capital asset).

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Sirenza common stock, the tax treatment of a partner in such partnership generally will depend upon the status of that partner and the activities of the partnership. Such entities and persons holding interests in such entities should consult their own tax advisors regarding the tax consequences of the mergers.

Accordingly, holders of Sirenza common stock are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the mergers in light of their personal circumstances and the consequences of the mergers under U.S. federal non-income tax laws and state, local, and foreign tax laws.

As a condition to the completion of the mergers, Cooley Godward Kronish LLP is expected to render a tax opinion to RFMD, and Wilson Sonsini Goodrich & Rosati, Professional Corporation is expected to render a tax opinion to Sirenza, that the mergers will constitute a reorganization within the meaning of Section 368 of the Code. Neither RFMD nor Sirenza intends to waive these closing conditions. However, in the event that either RFMD or Sirenza does so, Sirenza will resolicit the approval of the Sirenza stockholders after providing appropriate disclosure, and RFMD will resolicit the approval of the RFMD stockholders if there is a material risk that the mergers may result in the recognition of gain by RFMD, Merger Sub, Sirenza or the RFMD stockholders.

The tax opinions discussed in this section are conditioned upon certain assumptions stated in the tax opinions and are based on the truth and accuracy, as of the time of completion of the mergers, of certain representations and other statements made by RFMD and Sirenza in certificates delivered to counsel. If any such representations and other statements made in such certificates are inaccurate, or by the time of the completion of the mergers becomes inaccurate, then the tax opinions may no longer be valid. These tax opinions will not be binding on the IRS or any court and will not preclude the IRS from asserting, or a court from sustaining, a contrary conclusion. No ruling has been or will be requested from the IRS in connection with the mergers.

Assuming that the mergers will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Code, the following material U.S. federal income tax consequences will result:

•	RFMD, Merger Sub, Sirenza and the RFMD stockholders will not recognize any gain or loss solely as a result of the mergers;

•	Subject to the discussion below regarding the treatment of cash received in lieu of fractional shares, a holder of Sirenza common stock who receives a combination of RFMD common stock and cash in exchange for Sirenza common stock in the first merger may recognize gain, but not loss, on the exchange. Such gain, if any, that the holder will recognize will equal the lesser of (i) the amount of cash received in the exchange (other than cash received in lieu of fractional shares) or (ii) the excess of (A) the sum of the cash (other than cash received in lieu of fractional shares) plus the fair market value of the RFMD common stock received in the exchange (treating any fractional shares as received for this purpose) over (B) the tax basis of the Sirenza common stock surrendered;

•	The aggregate tax basis of the shares of RFMD common stock received by a Sirenza stockholder in the first merger (including any fractional share deemed received, as described below) will be equal to the aggregate tax basis of the shares of Sirenza common stock surrendered in exchange therefor, decreased by any cash received (other than cash received in lieu of fractional shares) and increased by any gain recognized (other than any gain recognized as a result of cash received in lieu of fractional shares);

•	The holding period of the shares of RFMD common stock received by a Sirenza stockholder in the first merger will include the holding period of the shares of Sirenza common surrendered in exchange therefor;

•	The gain recognized by stockholders will be a capital gain and will be long term capital gain if the stockholder’s holding period for its Sirenza common stock is more than one year, provided that the receipt of the cash does not have the effect of a dividend for U.S. tax purposes. In general, the determination of whether the receipt of cash pursuant to the first merger will be treated as a dividend for U.S. federal income tax purposes depends upon the extent to which a Sirenza stockholder’s receipt of cash reduces its deemed percentage stock ownership of RFMD. For purposes of this determination, a Sirenza stockholder will be treated as if it first exchanged all of its Sirenza common stock solely for RFMD common stock, and then RFMD immediately redeemed a portion of such RFMD common stock in exchange for the cash that such stockholder actually received. The deemed redemption will not be treated as a dividend for U.S. federal income tax purposes if it results in a “meaningful reduction” in the stockholder’s deemed percentage stock ownership of RFMD, taking into account certain constructive ownership rules. The IRS has ruled that a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the stockholder has even a minor reduction in percentage stock ownership under the above analysis. As these rules are complex and dependent upon a Sirenza stockholder’s specific circumstances, each Sirenza stockholder should consult its tax advisor to determine whether the receipt of cash by such stockholder may be treated as a dividend for U.S. federal income tax purposes.

•	Generally, cash payments received by Sirenza stockholders in lieu of fractional shares of RFMD common stock will be treated as if such fractional shares were issued in the first merger and then redeemed by RFMD for cash resulting in a recognition of gain or loss equal to the difference, if any, between the stockholder’s basis in the fractional share and the amount of cash received. The gain or loss recognized by stockholders will be a capital gain and will be long term capital gain if the stockholder’s holding period for its Sirenza common stock is more than one year; and

•	Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. Subject to certain exceptions, dividends received by non-corporate stockholders currently are taxed at a maximum 15% federal rate, provided certain holding period requirements are met.

Sirenza stockholders who owned at least five percent (by vote or value) of the total outstanding stock of Sirenza or Sirenza stock with a tax basis of $1,000,000 or more are required to attach a statement to their tax returns for the year in which the mergers are completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the stockholder’s tax basis in the stockholder’s Sirenza common stock and the fair market value of such stock.

For purposes of the above discussion of the bases and holding periods for shares of Sirenza common stock and RFMD common stock, stockholders who acquired different blocks of Sirenza common stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock exchanged, converted, cancelled, or received in the first merger.

The above discussion does not apply to Sirenza stockholders who properly perfect appraisal rights. Generally, a Sirenza stockholder who perfects appraisal rights with respect to such stockholder’s shares of Sirenza common stock will recognize capital gain or loss equal to the difference between such stockholder’s tax basis in those shares and the amount of cash received in exchange for those shares.

Certain noncorporate Sirenza stockholders may be subject to backup withholding, at a rate of 28%, on cash received pursuant to the first merger. Backup withholding will not apply, however, to a Sirenza stockholder who (1) furnishes a correct taxpayer identification number and certifies that the Sirenza stockholder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (2) provides a certification of foreign status on an appropriate Form W-8 or successor form, or (3) is otherwise exempt from backup withholding. If a Sirenza stockholder does not provide a correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the Sirenza stockholder may be subject to penalties imposed by the IRS. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the Sirenza stockholder’s U.S. federal income tax liability, provided that the Sirenza stockholder timely furnishes the required information to the IRS.

Anticipated Accounting Treatment

The mergers are expected to be accounted for using the purchase method of accounting pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of Sirenza acquired in connection with the mergers, based on their estimated fair values. These allocations, as preliminarily reflected in this joint proxy statement/prospectus, will be based upon a valuation that has not yet been finalized. The results of operations of Sirenza will be included in the consolidated financial statements of RFMD following the completion of the mergers.

Appraisal Rights with Respect to Sirenza Common Stock

Under Delaware corporate law, holders of Sirenza common stock are entitled to appraisal rights in connection with the first merger. Under North Carolina corporate law, holders of RFMD common stock are not entitled to appraisal rights in connection with the mergers.

If the merger is completed, holders of Sirenza common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, or Section 262, provided that they comply with the conditions established by Section 262.

The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this joint proxy statement/prospectus as Annex F. Sirenza stockholders intending to exercise appraisal rights should carefully review Annex F. Failure to follow precisely any of the statutory procedures set forth in Annex F may result in a termination or waiver of these rights.

A record holder of shares of Sirenza common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the date of completion of the first merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the adoption of the merger agreement nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery, or the Delaware Court of the fair value of his or her shares of Sirenza common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Sirenza common stock” are to the record holder or holders of shares of Sirenza common stock.

Notification of Appraisal Rights

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, such as the Sirenza special meeting, not less than 20 days prior to the meeting Sirenza must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement/prospectus shall constitute such notice to the record holders of Sirenza common stock.

Filing a Written Demand

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include, without limitation, the following:

•	Stockholders electing to exercise appraisal rights must not vote “for” the adoption of the merger agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

•	A written demand for appraisal of shares must be filed with Sirenza before the taking of the vote on the merger agreement at the Sirenza special meeting. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Sirenza common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the adoption of the merger agreement or an abstention from such vote.

•	A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Sirenza common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•	A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Sirenza at 303 S. Technology Court, Broomfield, Colorado 80021, Attention: Corporate Secretary.

Notice by the Surviving Corporation

Within ten days after the completion of the first merger, Sirenza, as the surviving corporation in the first merger, must provide notice of the date of completion of the first merger to all of its stockholders who have complied with Section 262 and have not voted for the adoption of the merger agreement.

Filing a Petition for Appraisal

Within 120 days after the date of completion of the first merger, either Sirenza or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on Sirenza in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Sirenza or RFMD (as its successor) to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Sirenza will file such a petition or that Sirenza will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Sirenza common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the date of completion of the first merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from Sirenza a statement setting forth the aggregate number of shares of Sirenza common stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by Sirenza and the number of holders of such shares. Such statement must be mailed within 10 days after the stockholders’ request has been received by Sirenza or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

Proceedings and Determination of Fair Market Value

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Sirenza common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although the parties believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and Sirenza stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, Sirenza does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Sirenza common stock is less than the merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Supreme Court has stated that such exclusion is a narrow exclusion that does not encompass known elements of value, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered. Sirenza stockholders should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the Appraisal Proceeding

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Rights of Sirenza Stockholders Seeking Appraisal Rights

Any Sirenza stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the first merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the date of completion of the first merger.

Withdrawal of Demands for Appraisal Rights

At any time within 60 days after the date of completion of the first merger, any former Sirenza stockholder that shall have preserved such stockholder’s appraisal rights with respect to the first merger will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for such stockholders’ shares of Sirenza common stock as provided in the merger agreement only with Sirenza’s consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as Sirenza has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Sirenza a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the date of completion of the first merger will require written approval of Sirenza and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Failure by any Sirenza stockholder to comply fully with the procedures described above and set forth in Annex F to this joint proxy statement/prospectus may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Regulatory Approvals

To complete the mergers, RFMD and Sirenza must make filings with and obtain approvals or clearances from antitrust regulatory authorities. Transactions such as the mergers are subject to review by the DOJ and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the mergers may not be completed until the specified waiting period requirements of the HSR Act have been satisfied. RFMD and Sirenza filed notification reports, together with requests for early termination of the waiting period, with the DOJ and the FTC under the HSR Act on August 31, 2007 and on September 26, 2007, the FTC informed RFMD and Sirenza that they had been granted early termination of the waiting period under the HSR Act. On September 25, 2007, RFMD submitted a notification in the People’s Republic of China with the Ministry of Commerce (MOFCOM) and the State Administration of Industry and Commerce (SAIC) pursuant to the rules governing the offshore acquisition of domestic enterprises by foreign investors. The waiting period applicable to the Chinese regulators’ review of the transaction extends to November 9, 2007. It is also anticipated that the parties may have to submit antitrust filings in other foreign jurisdictions, and the mergers cannot be completed until the specified waiting period requirements of such jurisdictions have also been satisfied. In the United States, RFMD must also comply with applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market, Inc. in connection with the issuance of shares of RFMD common stock in the first merger and the filing of this joint proxy statement/prospectus with the SEC.

Restrictions on Resales

The shares of RFMD common stock to be issued to Sirenza stockholders in the first merger will be registered under the Securities Act of 1933 and, except as described in this section, may be freely traded without restriction. RFMD’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of RFMD common stock to be received in connection with the merger by persons who are deemed to be “affiliates” (as that term is defined under Rule 145 of the Securities Act of 1933) of Sirenza on the date of the Sirenza special meeting. The shares of RFMD common stock to be issued in the first merger and received by persons who are deemed to be “affiliates” of Sirenza on the date of the Sirenza special meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who are deemed to be “affiliates” of Sirenza prior to the first merger include individuals or entities that control, are controlled by, or are under common control with Sirenza on the date of the Sirenza special meeting, and may include officers and directors, as well as principal stockholders, of Sirenza on the date of the Sirenza special meeting. Affiliates of Sirenza will be notified separately of their affiliate status.

The merger agreement provides that Sirenza will use commercially reasonable efforts to help RFMD obtain a signed affiliate agreement from each person who is, becomes or may be deemed to be an “affiliate” of Sirenza. The merger agreement provides that RFMD will not issue shares of RFMD common stock to any “affiliate” of Sirenza who has not provided RFMD with a signed affiliate agreement. The affiliate agreements provide, among other things, that these persons will not sell, transfer or otherwise dispose of their shares of RFMD common stock received in the first merger at any time in violation of the Securities Act of 1933 or the rules and regulations promulgated under the Securities Act of 1933, including Rule 145.

Other than as described above in the section entitled “Interests of Sirenza’s Executive Officers and Directors in the Mergers,” if any shares of Sirenza common stock outstanding immediately before the completion of the mergers are unvested or are subject to a repurchase option, risk of forfeiture or other condition (including restrictions on transfer) under any restricted stock purchase agreement or other contract, then the shares of RFMD common stock issued in exchange for such shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition.

THE MERGER AGREEMENT

The following description describes the material terms of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. The merger agreement has been included to provide you with information regarding its terms. RFMD and Sirenza encourage you to read the entire merger agreement. The merger agreement is not intended to provide any other factual information about RFMD or Sirenza. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings each of RFMD and Sirenza makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Mergers

The merger agreement provides that upon the completion of the first merger, Iceman Acquisition Sub, Inc., or Merger Sub, a wholly owned subsidiary of RFMD, will be merged with and into Sirenza. Upon the completion of the first merger, Sirenza will become a wholly owned subsidiary of RFMD. The merger agreement further provides that immediately following the first merger, RFMD and Sirenza will effect the second merger, a merger of Sirenza into RFMD with RFMD remaining as the surviving corporation.

Completion of the Mergers

The merger agreement requires the parties to complete the mergers after all of the conditions to the completion of the mergers contained in the merger agreement are satisfied or waived, including the adoption of the merger agreement by the stockholders of Sirenza, and the approval of the issuance of shares of RFMD common stock in the first merger by the stockholders of RFMD. The first merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as is agreed by RFMD and Sirenza and specified in the certificate of merger. To effect the second merger, an articles of merger will be filed with the Secretary of State of the State of North Carolina and a certificate of merger will be filed with the Secretary of State of the State of Delaware. The second merger will become effective at the time of filing of the articles of merger with the Secretary of State of the State of North Carolina. Because the completion of the mergers is subject to the receipt of governmental and regulatory approvals and the satisfaction of other conditions, the exact timing of the completion of the mergers cannot be predicted.

Manner and Basis of Converting Shares

Upon the completion of the first merger, each share of Sirenza common stock will automatically be converted into the right to receive a combination of $5.56 in cash, or the per share cash amount, and 1.7848 shares of RFMD common stock, or the exchange ratio. The per share cash amount and the exchange ratio are subject to future adjustment for stock splits, recapitalizations, reclassifications or other similar changes occurring prior to the completion of the first merger.

No fractional shares of RFMD common stock will be issued in the first merger. Instead, each Sirenza stockholder otherwise entitled to a fraction of a share of RFMD common stock (after aggregating all fractional shares of RFMD common stock issuable to such stockholder) will be entitled to receive in cash the dollar amount (rounded to the nearest whole cent), determined by multiplying such fraction by the closing price of a share of RFMD common stock on the NASDAQ Global Select Market on the date the first merger is completed.

The merger agreement provides that, prior to the completion of the transactions contemplated by the merger agreement, RFMD will select a reputable bank or trust company to act as the payment and exchange agent. The merger agreement provides that promptly after the completion of the first merger, RFMD will deposit with the exchange agent a sufficient amount of cash to make payments of the cash amount payable and stock certificates representing the shares of RFMD common stock issuable in exchange for shares of Sirenza common stock and a sufficient amount of cash to make payments in lieu of fractional shares.

The merger agreement contemplates that, as promptly as practicable following the completion of the first merger, the exchange agent will mail to each record holder of Sirenza common stock immediately prior to the completion of the first merger a letter of transmittal and instructions for surrendering and exchanging the record holder’s Sirenza stock certificates. The merger agreement provides that, upon surrender of a Sirenza common stock certificate for exchange to the exchange agent, together with a duly signed letter of transmittal, and such other documents as the exchange agent or RFMD may reasonably require, the holder of the Sirenza stock certificate will be entitled to receive the following:

•	the per share cash amount payable for each share of Sirenza common stock;

•	a certificate representing a number of shares of RFMD common stock calculated based on the exchange ratio; and

•	cash in lieu of any fractional share of RFMD common stock.

The stock certificate so surrendered will be cancelled.

After the completion of the first merger, all holders of certificates representing shares of Sirenza common stock that were outstanding immediately prior to the completion of the first merger will cease to have any rights as stockholders of Sirenza. In addition, no transfer of Sirenza common stock after the completion of the first merger will be registered on the stock transfer books of Sirenza.

If any Sirenza stock certificate has been lost, stolen or destroyed, RFMD may, in its discretion and as a condition to the payment of cash or the issuance of any certificate representing RFMD common stock in exchange therefor, require the owner of such certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed and deliver a bond in accordance with the customary practices of the transfer agent for RFMD common stock or the exchange agent as indemnity against any claim that may be made with respect to that certificate against RFMD, the surviving corporation or the exchange agent.

From and after the completion of the first merger, until it is surrendered and exchanged, each certificate that previously evidenced Sirenza common stock will be deemed to represent only the right to receive cash and shares of RFMD common stock (and cash in lieu of any fractional share of RFMD common stock). RFMD will not pay dividends or other distributions on any shares of RFMD common stock to be issued in exchange for any unsurrendered Sirenza common stock certificate until the Sirenza common stock certificate is surrendered as provided in the merger agreement.

Stock certificates should not be surrendered for exchange by Sirenza stockholders before the completion of the first merger and should be sent only pursuant to instructions set forth in the letters of transmittal which the merger agreement provides will be mailed to Sirenza stockholders as promptly as practicable following the completion of the first merger. In all cases, the cash payments, certificates representing shares of RFMD common stock and cash in lieu of fractional shares will be delivered only in accordance with the procedures set forth in the letter of transmittal.

The merger agreement contemplates that, upon demand by RFMD, the exchange agent will deliver to RFMD any certificates representing RFMD common stock and any funds which have not been disbursed to holders of Sirenza stock certificates as of 180 days after the completion of the first merger. Any holders of Sirenza stock certificates who have not surrendered such certificates in compliance with the above-described procedures may thereafter look only to RFMD for cash, certificates representing shares of RFMD common stock, cash in lieu of fractional shares and any dividends or distributions with respect to such RFMD common stock.

Representations and Warranties

The merger agreement contains customary representations and warranties that RFMD and Sirenza made to, and solely for the benefit of, each other. None of the representations and warranties in the merger agreement will survive the completion of the mergers. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that RFMD and Sirenza have exchanged in connection with signing the merger agreement. While RFMD and Sirenza do not believe that these disclosure schedules contain information securities laws require the parties to publicly disclose other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies’ general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

Covenants; Conduct of Business Prior to the Mergers

Affirmative Covenants of Sirenza.  Sirenza has agreed that before the completion of the first merger, it will, and in certain cases, it will cause its subsidiaries to, take the following actions, among others:

•	provide RFMD and its representatives with reasonable access during normal business hours to its personnel, assets, books, records, tax returns, work papers and other documents;

•	conduct its business and operations in the ordinary course and in accordance with past practices and in compliance in all material respects with all applicable legal requirements, use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, others having business relationships and governmental bodies;

•	promptly notify RFMD of any claim or legal proceeding commenced, or, to Sirenza’s knowledge, threatened in writing against it that relates to any of the transactions contemplated by the merger agreement;

•	promptly notify RFMD in writing of:

•	any material inaccuracy in any representation or warranty made by Sirenza in the merger agreement, if a director or executive officer of Sirenza becomes aware that such representation or warranty was materially inaccurate as of the date of the merger agreement or has become materially inaccurate as of a subsequent date;

•	any material breach of any covenant or obligation of Sirenza set forth in the merger agreement, if a director or executive officer of Sirenza becomes aware of such material breach;

•	any event, condition, fact or circumstance, if a director or executive officer of Sirenza becomes aware that such event, condition or circumstance has had or would reasonably be expected to have or result in a material adverse effect on Sirenza;

•	any of the conditions to the obligations of RFMD and Merger Sub to cause the mergers to be completed as set forth in the merger agreement, if a director or executive officer of Sirenza becomes aware that the satisfaction of such condition would be impossible or unlikely; and

•	any legal proceeding or material claim threatened, commenced or asserted, in any such case in writing, against or with respect to Sirenza.

•	promptly advise RFMD orally and in writing of any litigation commenced after the date of the merger agreement against Sirenza or any of its directors or officers by any stockholders of Sirenza, on their own behalf or on behalf of Sirenza, relating to the merger agreement or the transactions contemplated by the merger agreement and to keep RFMD reasonably informed regarding any such litigation;

•	at the request of RFMD, take all actions necessary or appropriate to terminate any Sirenza 401(k) plan no less than one day prior to the completion of the first merger;

•	use its reasonable best efforts to cause to be delivered to RFMD a letter of Ernst & Young LLP, dated no more than two business days before the date on which the Form S-4 registration statement of which this joint proxy statement/prospectus is a part becomes effective and reasonably satisfactory in form and substance to RFMD, that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 registration statement; and

•	use its reasonable best efforts to cause certain stockholders of Sirenza to enter into affiliate agreements with RFMD.

Negative Covenants of Sirenza.  Sirenza has agreed that before the completion of the first merger, except as otherwise consented to in writing by RFMD, which consent in certain cases may not be unreasonably withheld, or as previously disclosed to RFMD pursuant to the merger agreement or as required by legal requirements, it will not, will not agree to, and will not permit any of its subsidiaries to:

•	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to Sirenza’s right to repurchase restricted shares of Sirenza common stock held by a service provider of Sirenza upon termination of such service provider’s period of service pursuant to the terms of a Sirenza stock option, restricted stock purchase right award or performance share award;

•	subject to limited exceptions, sell, issue, grant or authorize the sale, issuance or grant of any capital stock or other security, any option, call, warrant or right to acquire any capital stock or other security, or any instrument convertible into or exchangeable for any capital stock or other security;

•	amend or waive any of its rights under, or accelerate the vesting under, any provision of Sirenza’s stock plans, including any awards outstanding thereunder, or any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase right award, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

•	acquire any equity interest or other interest in any other entity, form any subsidiary except in the ordinary course of business and consistent with past practices, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	make any capital expenditure other than (1) those that are provided for in Sirenza’s capital expense budget or (2) if not provided for in Sirenza’s capital expense budget, those that, when added to all other capital expenditures made since the date of the merger agreement do not exceed $3,000,000 in the aggregate;

•	other than in the ordinary course of business and consistent with past practices, enter into or become bound by any material contract or amend or terminate, or willfully waive any material remedy under, any material contract;

•	acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person other than assets that are acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices or that are immaterial to Sirenza’s business;

•	subject to limited exceptions, make any pledge of any of its material assets or permit any of its material assets to become subject to any encumbrances;

•	subject to limited exceptions, lend money to any person or incur or guarantee any indebtedness;

•	subject to limited exceptions, establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, severance, fringe benefits or other compensation or remuneration payable to, any of its directors or any of its officers or other employees;

•	subject to limited exceptions, hire any employee at the level of director or above or with an annual base salary in excess of $100,000, or promote any employee;

•	subject to limited exceptions, change any of its methods of accounting or accounting practices in any respect;

•	make any material tax election or amend any material tax return;

•	commence any legal proceeding other than routine collection matters in the ordinary course of business and consistent with past practices;

•	subject to limited exceptions, settle any legal proceeding or other material claim;

•	enter into any contract or make any payment that will, or would reasonably be expected to, be characterized as a “parachute payment” under the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code or any comparable provision under state or foreign tax laws;

•	take any action that would reasonably be expected to cause the mergers to fail to qualify as a “reorganization” for federal income tax purposes under the Code or fail to take any action reasonably necessary to cause the mergers to so qualify;

•	except as otherwise expressly permitted pursuant to the merger agreement, take any action with the intent or for the purposes of preventing or delaying the mergers and the other transactions contemplated by the merger agreement, or that would reasonably be expected to prevent or delay in any material respect the completion of the mergers and the transactions contemplated by the merger agreement; or

•	adopt a plan of complete or partial liquidation, dissolution or recapitalization or a plan or reorganization other than the dissolution of any subsidiary that as of the date of the merger agreement has no operations or assets.

Affirmative Covenants of RFMD.  RFMD has agreed that before the completion of the first merger, it will take the following actions, among others:

•	use its reasonable best efforts to cause the shares of RFMD common stock being issued in the first merger to be approved for listing on the NASDAQ Global Select Market;

•	cause Merger Sub to perform its obligations under the merger agreement;

•	use its reasonable best efforts to cause John Ocampo and another independent director of Sirenza of RFMD’s choice to be elected or appointed to the RFMD board of directors as of or promptly following the completion of the first merger;

•	promptly notify Sirenza in writing of:

•	any material inaccuracy in any representation or warranty made by RFMD or Merger Sub in the merger agreement, if a director or executive officer of RFMD becomes aware that such representation or warranty was materially inaccurate as of the date of the merger agreement or has become materially inaccurate as of a subsequent date;

•	any material breach of any covenant or obligation of RFMD or Merger Sub set forth in the merger agreement, if a director or executive officer of RFMD becomes aware of such material breach;

•	any event, condition, fact or circumstance, if a director or executive officer of RFMD becomes aware that such event, condition, fact or circumstance has had or would reasonably be expected to have or result in a material adverse effect on RFMD;

•	any of the conditions to the obligations of Sirenza to cause the mergers to be effected as set forth in the merger agreement, if a director or executive officer of RFMD becomes aware that the satisfaction of such condition would be impossible or unlikely; and

•	any legal proceeding or material claim threatened, commenced or asserted, in any such case in writing, against or with respect to RFMD relating to the mergers or the other transactions contemplated by the merger agreement.

Negative Covenants of RFMD.  RFMD has agreed that before the completion of the first merger, except as otherwise consented to in writing by Sirenza or as previously disclosed to Sirenza pursuant to the merger agreement or as required by legal requirements, it will not, will not agree to, and will not permit any of its subsidiaries to:

•	declare, accrue, set aside or pay any cash dividend or make any other distribution (of cash or property other than capital stock) in respect of any shares of capital stock;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws;

•	take any action that would reasonably be expected to cause the mergers to fail to qualify as a “reorganization” for federal income tax purposes under the Code or fail to take any action reasonably necessary to cause the mergers to so qualify;

•	adopt a plan of complete or partial liquidation, dissolution or recapitalization or a plan or reorganization;

•	except as otherwise expressly permitted pursuant to the merger agreement, take any action with the intent or for the purposes of preventing or delaying the mergers and the other transactions contemplated by the merger agreement, or that would reasonably be expected to prevent or delay in any material respect the completion of the mergers and the transactions contemplated by the merger agreement; or

•	subject to limited exceptions, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any entity.

Affirmative Covenants of RFMD and Sirenza.  Both RFMD and Sirenza have agreed that:

•	as promptly as practicable after the date of the merger agreement, both RFMD and Sirenza will prepare and cause to be filed with the SEC a registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, use their respective reasonable best efforts to cause the registration statement to be declared effective as promptly as practicable after it is filed with the SEC, and keep such registration statement effective through the completion of the mergers in order to permit the completion of the mergers;

•	each party will use their reasonable best efforts to file, as soon as practicable after the date of the merger agreement, all notices, reports and other documents required to be filed with any governmental body, including all notifications and responses to requests for additional information required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the mergers and the other transactions contemplated by the merger agreement; and

•	each party will use their reasonable best efforts to take, or cause to be taken, all actions necessary to complete the mergers and the other transactions contemplated by the merger agreement.

Sirenza Stock Options, Performance Share Awards and Restricted Stock Awards

The merger agreement provides that, at the completion of the first merger, each Sirenza stock option that is outstanding and unexercised immediately prior to the completion of the first merger, whether or not vested, will be converted into an option to purchase RFMD common stock and RFMD will either assume such stock option or will replace such stock option by issuing a materially equivalent replacement stock option to purchase RFMD common stock in accordance with the terms of the applicable Sirenza stock plan and terms of the stock option agreement relating to that Sirenza stock option. The number of shares of RFMD common stock subject to each assumed or replaced Sirenza stock option will be determined by multiplying the number of shares of Sirenza common stock subject to the stock option immediately prior to the completion of the first merger by the sum of (1) the exchange ratio plus (2) the decimal representing the fraction (a) whose numerator is the per share cash amount, and (y) whose denominator is the average closing price of RFMD common Stock on the NASDAQ Global Select Market for the five consecutive trading days immediately preceding, but not including, the date the first merger is completed, which sum is referred to as the option exchange ratio, which will be calculated to at least five decimal places, and rounding the resulting aggregate number down to the nearest whole number of shares of RFMD common stock. The per share exercise price for shares of RFMD common stock under each assumed or replaced Sirenza stock option will be determined by dividing the per share exercise price for the Sirenza common stock subject to the stock option immediately prior to the completion of the first merger by the option exchange ratio, and rounding up to the nearest whole cent. After adjusting the assumed or replaced stock options to reflect the application of the option exchange ratio, all other terms of the assumed or replaced stock options, including the term, exercisability and vesting schedule, will remain unchanged, except that the RFMD board of directors or a committee thereof will succeed to the authority and responsibility of the Sirenza board of directors or a committee thereof with respect to such stock options. Some holders of stock options to purchase Sirenza common stock will be entitled to acceleration of vesting of their outstanding Sirenza stock options upon the completion of the mergers. For more information as it relates to Sirenza’s directors and executive officers, please see “The Merger — Interests of Sirenza’s Executive Officers and Directors in the Mergers.”

The merger agreement provides that, at the completion of the first merger, each Sirenza performance share award that is outstanding and unvested immediately prior to the completion of the first merger will be converted into and become a right to be issued RFMD common stock and RFMD will either assume such performance share award or will replace such performance share award by issuing a materially equivalent replacement stock right to be issued RFMD common stock in accordance with the terms of the applicable Sirenza stock plan and terms of the agreement relating to that Sirenza performance share award. The number of shares of RFMD common stock subject to each assumed or replaced Sirenza performance share award will be determined by multiplying the number of unvested shares of Sirenza common stock that were subject to such performance share award immediately prior to the completion of the first merger by the option exchange ratio, and rounding the resulting aggregate number down to the nearest whole number of shares of RFMD common stock. After adjusting the assumed or replaced performance share awards to reflect the application of the option exchange ratio, all other terms of the assumed or replaced performance share awards, including the term and vesting schedule, will remain unchanged, except that the RFMD board of directors or a committee thereof will succeed to the authority and responsibility of the Sirenza board of directors or a committee thereof with respect to such performance share awards.

RFMD has agreed to file a registration statement on Form S-8 within three business days after the completion of the first merger for the shares of RFMD common stock issuable upon exercise of the assumed or replaced stock options and performance share awards. RFMD has agreed to use its reasonable best efforts to maintain the effectiveness of this registration statement so long as any assumed or replaced stock options and performance share awards remain outstanding.

Holders of shares of Sirenza common stock that are unvested or subject to a repurchase option, risk of forfeiture or other condition under a restricted stock purchase right award or similar arrangement with Sirenza or under which Sirenza has any rights will be entitled to receive the same cash and shares of RFMD common stock issued in exchange for shares of Sirenza common stock as other Sirenza stockholders. However, the cash and shares which such holders of Sirenza restricted stock will be entitled to receive will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. Any portion of the cash payment that is attributable to an unvested restricted stock award will not be paid to the holder of the restricted stock award until such award vests. The cash payments attributable to restricted stock awards that are unvested as of the first merger will be held by RFMD and paid out to the holders of restricted stock awards when such award vests.

Sirenza Employee Stock Purchase Plan

The merger agreement provides that Sirenza will terminate its 2000 Employee Stock Purchase Plan immediately prior to the completion of the first merger. The merger agreement provides that, prior to the completion of the first merger, Sirenza will take all actions reasonably necessary to:

•	cause any outstanding offering period to be terminated as of a date not later than the last business day prior to the date the first merger is completed;

•	make any pro-rata adjustments that may be necessary to reflect the shortened offering period (but the offering period will otherwise be treated as a fully effective and completed offering period for all purposes of the 2000 Employee Stock Purchase Plan);

•	cause the exercise of each outstanding purchase right under the 2000 Employee Stock Purchase Plan as of the date of termination of any outstanding offering period; and

•	provide that no further offering period or purchase period will commence under the 2000 Employee Stock Purchase Plan.

The merger agreement provides that, on the date of termination of any outstanding offering period, Sirenza will apply the funds credited as of such date under the 2000 Employee Stock Purchase Plan within each participant’s payroll withholding account to the purchase of whole shares of Sirenza common stock in accordance with the terms of the 2000 Employee Stock Purchase Plan. The termination of the 2000 Employee Stock Purchase Plan and the shortening of the offering period described above are conditioned upon the completion of the first merger.

Employee Benefits Matters

The merger agreement provides that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or legal requirements, all employees of Sirenza (or its subsidiaries) who continue employment with RFMD (or its subsidiaries) after the completion of the first merger, who are sometimes referred to as continuing Sirenza employees, will be eligible to participate in RFMD’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of RFMD. The merger agreement provides that for purposes of determining a continuing Sirenza employee’s eligibility to participate in such plans, and for purposes of benefit accrual and accrual caps under any vacation plan or policy, a continuing Sirenza employee will receive credit under such plans for his or her years of continuous service with Sirenza prior to the completion of the first merger. RFMD will give effect, in determining any deductible and maximum out-of-pocket limitations under any RFMD health insurance plans for the calendar year in which the completion of the first merger occurs, to amounts paid or incurred by such continuing Sirenza employees during the calendar year in which the completion of the first merger occurs under comparable Sirenza employee plans maintained by Sirenza but only if, and to the extent, RFMD causes the surviving corporation to discontinue a Sirenza employee plan that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) prior to the end of the calendar year in which the completion of the first merger occurs and covers continuing Sirenza employees under a comparable RFMD plan for the remainder of such calendar year.

In addition, the merger agreement provides that, in the event that the commencement of the next regularly scheduled offering period under RFMD’s employee stock purchase plan begins more than 90 days after the completion of the first merger, RFMD will establish a special offering period under its employee stock purchase plan for continuing Sirenza employees, which will begin as soon as administratively practicable following the completion of the first merger and which will end on the date immediately prior to the date of commencement of the next regularly scheduled offering period under the RFMD employee stock purchase plan.

The merger agreement provides that nothing provided for therein creates a right in any Sirenza employee to employment with RFMD, the surviving corporation or any other subsidiary of RFMD. In addition, no Sirenza employee or employee who continues employment with RFMD will be deemed to be a third party beneficiary of the merger agreement, except for officers and directors of Sirenza to the extent of their respective rights with respect to the maintenance of indemnification rights and directors’ and officers’ liability insurance coverage. See “Indemnification and Insurance” below.

Indemnification and Insurance

The merger agreement provides that Sirenza as the surviving corporation of the first merger will honor and fulfill in all respects the obligations of Sirenza and its subsidiaries under any and all indemnification agreements between Sirenza or any of its subsidiaries and any of their respective current or former directors, certain identified officers and, to a limited extent, any person who becomes a director or officer of Sirenza or any of its subsidiaries after the date of the merger agreement and prior to the completion of the first merger. In addition, the merger agreement provides that for the period of six years after the completion of the first merger, the surviving corporation and its subsidiaries will cause the certificate of incorporation and bylaws of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder), in each case in their respective capacities as such, occurring at or prior to the completion of the first merger, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws of Sirenza and its subsidiaries as of the date of the merger agreement, and during such six-year period, such provisions will not be repealed, amended or otherwise modified in any manner that adversely affects their rights thereunder except as required by applicable legal requirements. Following the completion of the second merger, RFMD will succeed to these obligations of the surviving corporation.

In addition, the merger agreement provides that prior to the completion of the first merger, Sirenza is permitted to purchase a “tail” prepaid policy on the policy of directors’ and officers’ liability insurance maintained by Sirenza as of the date of the merger agreement for a period of six years from the completion of the first merger on terms and conditions with respect to the coverage and amounts that are equivalent to those of the existing directors’ and officers’ liability insurance policy, provided that Sirenza may not pay any premiums for such “tail” prepaid policy in excess of $875,000 in the aggregate.

Obligations of the RFMD Board of Directors and the Sirenza Board of Directors with Respect to Their Recommendations and Holding Meetings of Stockholders

Both Sirenza and RFMD have agreed to take all action necessary to call, give notice of and, as promptly as practicable after the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part is deemed effective under the Securities Act of 1933, as amended, hold meetings of their respective stockholders, in the case of Sirenza, for the adoption of the merger agreement, and, in the case of RFMD, for the approval of the issuance of shares of RFMD common stock in the first merger.

Both Sirenza and RFMD have agreed to include a statement in this joint proxy statement/prospectus to the effect that, in the case of Sirenza, the Sirenza board of directors recommends that Sirenza’s stockholders adopt the merger agreement at the Sirenza special meeting, and, in the case of RFMD, the RFMD board of directors recommends that RFMD’s stockholders approve the issuance of shares of RFMD common stock in the first merger at the RFMD special meeting. The merger agreement provides that neither the Sirenza board of directors nor the RFMD board of directors may withdraw its recommendation or modify its recommendation in a manner adverse to the other company except in certain circumstances. However, this provision does not preclude Sirenza or RFMD from making accurate and complete public disclosure of any material facts, including, in the case of Sirenza, a competing acquisition proposal, if the board of directors of that company determines in good faith, after taking into account the advice of its outside legal counsel, that the failure to make such disclosure would reasonable be likely to constitute a breach of the fiduciary duties of that company’s board of directors under applicable law, and that company has given the other company reasonable advance notice of the content of such disclosure. Moreover, the provision prohibiting the withdrawal or adverse modification of the recommendation of the Sirenza board of directors does not preclude Sirenza from complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A under the Securities Exchange Act of 1934, as amended, or the Exchange Act, with regard to any acquisition proposal that Sirenza may receive.

The merger agreement provides that the Sirenza board of directors is entitled to withdraw or modify its recommendation that Sirenza’s stockholders vote to adopt the merger agreement if certain requirements, including the following, are met:

•	Sirenza satisfies certain notice requirements to RFMD;

•	the Sirenza board of directors determines that Sirenza has received a superior offer that has not been withdrawn, or that (i) a material adverse effect on RFMD has occurred since the date of the merger agreement and is continuing, or (ii) since the date of the merger agreement an event has occurred or circumstance exists that, in combination with any other events or circumstances since the date of the merger agreement, would reasonably be expected to have or result in a material adverse effect on RFMD; and

•	the Sirenza board of directors determines in good faith, after consultation with outside legal counsel, that the failure to withdraw or modify its recommendation would reasonable be likely to constitute a breach of its fiduciary duties under applicable law.

The merger agreement provides that the RFMD board of directors is entitled to withdraw or modify its recommendation that RFMD’s stockholders vote to approve the issuance of shares of RFMD common stock in the first merger if certain requirements, including the following, are met:

•	RFMD satisfies certain notice requirements to Sirenza;

•	the RFMD board of directors determines that (i) a material adverse effect on Sirenza has occurred since the date of the merger agreement and is continuing, or (ii) since the date of the merger agreement an event has occurred or circumstance exists that, in combination with any other events or circumstances since the date of the merger agreement, would reasonably be expected to have or result in a material adverse effect on Sirenza; and

•	the RFMD board of directors determines in good faith, after consultation with outside legal counsel, that the failure to withdraw or modify its recommendation would reasonable be likely to constitute a breach of its fiduciary duties to RFMD’s stockholders under applicable law.

The merger agreement provides that, if either company withdraws or modifies the recommendation of its board of directors, in the case of Sirenza, that Sirenza stockholders vote for the adoption of the merger agreement, and, in the case of RFMD, that RFMD stockholders vote for the issuance of shares of RFMD common stock in the first merger, and the merger agreement is subsequently terminated, that company may be required to pay a fee of $27 million to the other company. See “Expenses and Termination Fees” below.

Both Sirenza and RFMD have agreed to submit the adoption of the merger agreement, in the case of Sirenza, and the issuance of shares of RFMD common stock in the first merger, in the case of RFMD, to their stockholders, regardless of any withdrawal or modification of the respective recommendation by the board of directors of Sirenza or RFMD.

Limitation on the Solicitation, Negotiation and Discussion by Sirenza of Other Acquisition Proposals

The merger agreement contains detailed provisions prohibiting Sirenza from seeking or entering into an alternative transaction to the mergers. Under these “no solicitation” and related provisions, subject to specific exceptions described below, Sirenza has agreed that, prior to the earlier of completion of the mergers or the termination of the merger agreement, it will not, directly or indirectly (and it will ensure that its subsidiaries do not and the respective representatives of Sirenza and its subsidiaries do not, directly or indirectly):

•	solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any acquisition proposal or acquisition inquiry;

•	furnish any nonpublic information regarding Sirenza or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry;

•	approve, endorse or recommend any acquisition proposal or acquisition inquiry; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction.

Under the merger agreement, an “acquisition inquiry” is an inquiry, indication of interest or request for nonpublic information (other than those made or submitted by RFMD) that would reasonably be expected to lead to an acquisition proposal, and an “acquisition proposal” is any offer or proposal (other than those made or submitted by RFMD) relating to any acquisition transaction.

Under the merger agreement, an “acquisition transaction” is any transaction or series of transactions involving:

•	the purchase or other acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than 15% of the outstanding capital stock of Sirenza as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any person or “group” that, if consummated in accordance with its terms, would result in such person or “group”

beneficially owning more than 15% of the outstanding capital stock of Sirenza as of the consummation of such tender or exchange offer;

•	a merger, consolidation, reorganization, share exchange, recapitalization, business combination or other similar transaction involving Sirenza (or any subsidiary or subsidiaries of Sirenza whose business collectively constitutes or accounts for 15% or more of the consolidated net revenues, net income or net assets of Sirenza and its subsidiaries, taken as a whole) that, if consummated in accordance with its terms, would result in any person or “group” beneficially owning more than 15% of the voting equity interests (outstanding as of the consummation of such transaction) in the surviving or resulting entity of such transaction;

•	a sale, transfer, lease, exchange, license, acquisition or disposition of any business or businesses or assets that constitute or account for (A) 15% or more of the consolidated net assets of Sirenza and its subsidiaries taken as a whole (measured by the fair market value thereof) or (B) 15% or more of the consolidated net revenues or consolidated net income of Sirenza and its subsidiaries, taken as whole; or

•	a liquidation, dissolution or other winding up of the business of Sirenza or of any subsidiary or subsidiaries of Sirenza whose business collectively constitutes or accounts for 15% or more of the consolidated net revenues, net income or net assets of Sirenza and its subsidiaries, taken as a whole.

Under the merger agreement, Sirenza agreed to immediately cease and cause to be terminated any existing discussions with any third party that relate to any acquisition proposal or acquisition inquiry.

Sirenza has agreed to promptly advise RFMD, within 48 hours after receipt of any acquisition proposal or acquisition inquiry, orally and in writing of any acquisition proposal or acquisition inquiry, including the identity of the person making or submitting such acquisition proposal or acquisition inquiry and the terms thereof. The merger agreement provides that Sirenza must keep RFMD reasonably informed with respect to the status of the acquisition proposal or acquisition inquiry and the status and terms of any modifications or proposed modifications thereto.

Under the merger agreement, Sirenza agreed not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no-hire or similar contract to which Sirenza or any of its subsidiaries is a party or has any rights and to use commercially reasonable efforts to enforce such contracts at the request of RFMD.

Sirenza also agreed not to release or permit the release of any person from, or to waive or permit the waiver of any “standstill” provision or similar contract to which Sirenza or any of its subsidiaries is a party or has any rights and to use commercially reasonable efforts to enforce such contracts at the request of RFMD, provided that prior to the Sirenza special meeting, Sirenza may waive such a “standstill” provision otherwise binding on any person in response to an acquisition proposal or acquisition inquiry made by such person if:

•	neither Sirenza nor any of its representatives has breached in any material respect any of the obligations described under the heading “Limitation on the Solicitation, Negotiation and Discussion by Sirenza of Other Acquisition Proposals” in connection with such acquisition proposal or acquisition inquiry in any way that has led to or otherwise facilitated or accelerated such acquisition proposal or acquisition inquiry;

•	the Sirenza board of directors concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties to Sirenza’s stockholders or any legal requirement; and

•	Sirenza gives RFMD prior written notice of the identity of such person and of Sirenza’s intention to waive such “standstill” provision.

The merger agreement provides that, if, prior to the Sirenza special meeting, Sirenza receives from any person an acquisition proposal that constitutes, or would reasonably be expected to lead to a superior offer (as described below), then Sirenza may furnish nonpublic information regarding Sirenza and its subsidiaries to, and enter into discussions and negotiations with, the person making the acquisition proposal, if:

•	neither Sirenza nor any of its representatives has breached in any material respect any of the obligations described under the heading “Limitation on the Solicitation, Negotiation and Discussion by Sirenza of Other Acquisition Proposals” above in connection with such acquisition proposal;

•	the Sirenza board of directors concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties;

•	Sirenza has given RFMD prior written notice of its intention to take such action and the identity of the person who made the acquisition proposal;

•	Sirenza receives an executed confidentiality agreement from the person who made the acquisition proposal with terms at least as favorable to Sirenza as the confidentiality agreement between Sirenza and RFMD, including terms with respect to the non-solicitation of employees; and

•	Sirenza provides RFMD with any nonpublic information to be furnished to the person who made the acquisition proposal (that has not previously been delivered to RFMD) prior to furnishing such person with such nonpublic information.

For purposes of the merger agreement, the term “superior offer” means a bona fide written offer by an unaffiliated third party to acquire all or substantially all of the assets of Sirenza and its subsidiaries, or more than 50% of the outstanding voting securities of Sirenza and as a result of which the stockholders of Sirenza immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting company or any direct or indirect parent thereof, so long as:

•	the offer was not obtained or made as a direct or indirect result of a breach of any of the obligations described under the heading “Limitation on the Solicitation, Negotiation and Discussion by Sirenza of Other Acquisition Proposals” above; and

•	the Sirenza board of directors, in its good faith judgment, after consulting with its independent financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of the consummation, including the effect on the likelihood or timing of consummation of any financing contingency, to be more favorable from a financial point of view to Sirenza’s stockholders than the mergers contemplated by the merger agreement.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions of RFMD and Sirenza in the merger agreement use the phrase “material adverse effect.” The merger agreement provides that “material adverse effect” means, with respect to either RFMD or Sirenza, as the case may be, any effect, change, event or circumstance that, considered together with other effects, changes, events and circumstances, has a material adverse effect on the business, financial condition, operations or results of operations of the subject company and its subsidiaries taken as a whole.

The merger agreement provides, however, that none of the following will be deemed to constitute, or be taken into account in determining whether there has occurred, a material adverse effect on the particular subject company:

•	effects, changes, events and circumstances resulting from conditions generally affecting the United States or global economy or capital markets as a whole, and any changes therein, to the extent that such conditions and/or changes do not have a material disproportionate impact on the subject company and its subsidiaries taken as a whole relative to other companies operating in the same industries as the subject company and its subsidiaries;

•	effects, changes, events and circumstances resulting from conditions in the industries in which the subject company and its subsidiaries operate, and any changes therein, to the extent that such conditions and/or changes do not have a material disproportionate effect on the subject company and its subsidiaries relative to other companies operating in the same industries as the subject company and its subsidiaries;

•	acts of terrorism or war, weather conditions or other force majeure events that occur after the date of the merger agreement, to the extent that such acts, conditions or events do not have a material disproportionate effect on the subject company and its subsidiaries taken as a whole;

•	changes in legal requirements, generally accepted accounting principles or international accounting standards, or interpretations thereof;

•	any legal claims made or other legal proceedings brought by any current or former stockholders (on their own behalf or on behalf of the subject company) arising out of or related to the merger agreement or any of the transactions contemplated by the merger agreement;

•	effects, changes, events and circumstances resulting directly from the announcement or pendency of the merger agreement and the transactions contemplated by the merger agreement, including:

•	the loss or departure of any officers or other employees of the subject company or its subsidiaries; and

•	the termination or potential termination of (or failure of or potential failure to renew) any contracts with customers, suppliers, distributors or other business partners of the subject company or any of its subsidiaries;

•	effects, changes, events and circumstances resulting from any actions taken or failure to take action which the other company has approved, consented to or requested in writing;

•	effects, changes, events and circumstances resulting from the failure to take any action expressly prohibited by the merger agreement;

•	any change in the trading price or trading volume of the subject company’s common stock, in and of itself, though any effects, changes, events and circumstances causing or contributing to such changes in the trading price or trading volume may constitute a material adverse effect and may be taken into account in determining whether a material adverse effect has occurred; and

•	any failure by the subject company or any of its subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement, in and of itself, though any effects, changes, events and circumstances causing or contributing to such failures to meet projections or predictions may constitute a material adverse effect and may be taken into account in determining whether a material adverse effect has occurred.

Conditions to the Mergers

Conditions to the Obligations of RFMD.  The merger agreement provides that the obligations of RFMD and Merger Sub to cause the mergers to be effected are subject to the satisfaction of each of the following conditions:

•	the accuracy in all material respects of certain specified representations and warranties made by Sirenza in the merger agreement, including, among others, those relating to capitalization, authorization to enter into the merger agreement, inapplicability of state anti-takeover statutes and the stockholder vote requirement;

•	the accuracy of the remaining representations and warranties made by Sirenza in the merger agreement, provided that inaccuracies in such representations and warranties will be disregarded to the extent that such inaccuracies, individually or in the aggregate, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on Sirenza;

•	performance or compliance in all material respects by Sirenza of all of its agreements and covenants set forth in the merger agreement that are required to be performed or complied with by Sirenza at or prior to the completion of the mergers;

•	the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, shall have become effective in accordance with the provisions of the Securities Act of 1933, as amended, and shall not be subject to any stop order or pending or threatened proceedings seeking such a stop order;

•	Sirenza’s stockholders shall have adopted the merger agreement by the required vote and RFMD’s stockholders shall have approved the issuance of shares of RFMD common stock in the first merger by the required vote;

•	RFMD shall have received a legal opinion, dated as of the date of completion of the mergers, to the effect that the mergers will constitute a “reorganization” for federal income tax purposes;

•	Sirenza’s chief executive officer and chief financial officer shall have delivered to RFMD a certificate confirming that certain conditions have been duly satisfied;

•	there shall not have occurred and be continuing any material adverse effect on Sirenza and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a material adverse effect on Sirenza;

•	all applicable waiting periods under the HSR Act shall have expired or been terminated;

•	subject to certain exceptions, any waiting period applicable to the completion of the mergers under any applicable foreign antitrust law shall have expired or been terminated and any governmental approvals required under antitrust laws shall have been obtained and such approvals shall not be subject to any conditions that would reasonably be expected to result in material harm to, among other things, RFMD, Sirenza or any of their respective subsidiaries;

•	the shares of RFMD common stock to be issued in the first merger shall have been approved for listing on the NASDAQ Global Select Market or the NASDAQ Global Market;

•	there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the mergers and no legal requirement making the completion of the mergers illegal;

•	there shall not be pending any legal proceeding brought by a governmental body challenging or seeking to restrain, prohibit, rescind or unwind the completion of the mergers or relating to the mergers and seeking damages or relief that would reasonably be expected to be material to RFMD or Sirenza and its subsidiaries, seeking to prohibit or limit in any material respect RFMD’s ability to vote or otherwise exercise ownership rights with respect to the stock of the surviving corporation, that could materially and adversely affect RFMD’s rights to own any material assets or operate the business of Sirenza or any of its subsidiaries, seeking to compel RFMD, Sirenza or any of their respective subsidiaries to dispose of or hold separate any material assets or business as a result of the mergers, or seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on Sirenza or its subsidiaries; and

•	the chief executive officer and chief financial officer of Sirenza shall not have failed to provide any Sarbanes-Oxley certifications that are required to be provided after the date of the merger agreement.

Conditions to the Obligations of Sirenza.  The merger agreement provides that the obligation of Sirenza to cause the mergers to be effected is subject to the satisfaction of each of the following conditions:

•	the accuracy in all material respects of certain specified representations and warranties made by RFMD in the merger agreement, including, among others, those relating to capitalization, authorization to enter into the merger agreement, the stockholder vote requirement and ownership of Sirenza stock;

•	the accuracy of the remaining representations and warranties made by RFMD in the merger agreement, provided that inaccuracies in such representations and warranties will be disregarded to the extent that such inaccuracies, individually or in the aggregate, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on RFMD;

•	performance or compliance in all material respects by RFMD of all of its agreements and covenants set forth in the merger agreement that are required to be performed or complied with by RFMD at or prior to the completion of the mergers;

•	the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, shall have become effective in accordance with the provisions of the Securities Act of 1933, as amended, and shall not be subject to any stop order or pending or threatened proceedings seeking such a stop order;

•	Sirenza’s stockholders shall have adopted the merger agreement by the required vote and RFMD’s stockholders shall have approved the issuance of shares of RFMD common stock in the first merger by the required vote;

•	Sirenza shall have received a legal opinion, dated as of the date of completion of the mergers, to the effect that the mergers will constitute a “reorganization” for federal income tax purposes;

•	an executive officer of RFMD shall have delivered to Sirenza a certificate confirming that certain conditions have been duly satisfied;

•	there shall not have occurred and be continuing any event that has a material adverse effect on RFMD and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a material adverse effect on RFMD;

•	all applicable waiting periods under the HSR Act shall have expired or been terminated;

•	subject to certain exceptions, any waiting period applicable to the completion of the mergers under any applicable foreign antitrust law shall have expired or been terminated and any governmental approvals required under antitrust laws shall have been obtained and such approvals shall not be subject to any conditions that would reasonably be expected to result in material harm to, among other things, RFMD, Sirenza or any of their respective subsidiaries;

•	the shares of RFMD common stock to be issued in the first merger shall have been approved for listing on the NASDAQ Global Select Market or the NASDAQ Global Market;

•	the applicable waiting period under the HSR Act shall have expired or been terminated;

•	there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the mergers and no legal requirement making the completion of the mergers illegal; and

•	the chief executive officer and chief financial officer of RFMD shall not have failed to provide any Sarbanes-Oxley certifications that are required to be provided after the date of the merger agreement.

Termination of the Merger Agreement

The merger agreement provides that, at any time prior to the completion of the first merger, either before or after the requisite approvals of the stockholders of RFMD or Sirenza have been obtained, RFMD and Sirenza can terminate the merger agreement by mutual written consent, if such action is duly authorized by their respective boards of directors.

The merger agreement also provides that, at any time prior to the completion of the first merger, either before or after the requisite approvals of the stockholders of RFMD or Sirenza have been obtained, either company can terminate the merger agreement:

•	if the first merger shall not have been completed by May 12, 2008, provided that neither party will be permitted to terminate the merger agreement under this provision of the merger agreement if the failure to complete the first merger by May 12, 2008 is attributable to a failure on the part of such party to perform in any material respect any covenant or obligation in the merger agreement required to be performed at or prior to the completion of the first merger, and provided further that this date may be extended to August 12, 2008 by a party if, subject to certain exceptions, the conditions to the other party’s obligation to complete the mergers, other than those relating to required regulatory approvals, are satisfied as of May 12, 2008;

•	a court or governmental body shall have issued a final and nonappealable order or taken other final and nonappealable action prohibiting the completion of the mergers;

•	if the Sirenza special meeting (including any postponements and adjournments thereof) has been held, a final vote on the adoption of the merger agreement has been taken and Sirenza’s stockholders do not approve the adoption of the merger agreement; or

•	if the RFMD special meeting (including any postponements and adjournments thereof) has been held, a final vote on the issuance of shares of RFMD common stock in the first merger has been taken, and RFMD’s stockholders do not approve the issuance of shares of RFMD common stock in the first merger.

The merger agreement further provides that RFMD may terminate the merger agreement if:

•	at any time prior to the adoption of the merger agreement by the Sirenza stockholders, any of the following events shall have occurred (which are referred to as Sirenza triggering events):

•	the Sirenza board of directors shall have withdrawn or modified, in a manner adverse to RFMD, its recommendation in favor of the adoption of the merger agreement;

•	Sirenza shall have failed to include in this joint proxy statement/prospectus its board of directors’ recommendation in favor of the adoption of the merger agreement;

•	the Sirenza board of directors shall have failed to reaffirm its recommendation in favor of the adoption of the merger agreement within 10 days after RFMD reasonably requests a reaffirmation in writing;

•	the Sirenza board of directors shall have approved, endorsed or recommended any acquisition proposal;

•	Sirenza shall have entered into any letter of intent or similar document or contract relating to any acquisition proposal;

•	a tender or exchange offer relating to securities of Sirenza shall have been commenced and Sirenza shall not have sent to its security holders, within 10 business days, a statement disclosing that Sirenza recommends rejection of the tender or exchange offer; or

•	an acquisition proposal is publicly announced, and Sirenza shall have failed to issue a press release announcing its opposition to such acquisition proposal within 10 business days;

•	subject to certain limitations, a limited number of the representations and warranties (including those relating to capitalization, authorization to enter into the merger agreement, inapplicability of state anti-takeover statutes, the stockholder vote requirement and the opinion of Sirenza’s financial advisor) made by Sirenza in the merger agreement are inaccurate in any material respect, provided that if any inaccuracy is curable, RFMD may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof;

•	subject to certain limitations, inaccuracies in the remaining representations and warranties made by Sirenza in the merger agreement constitute or would reasonably be expected to have or result in a material adverse effect on Sirenza, provided that if any inaccuracy is curable, RFMD may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof; or

•	if Sirenza has breached any of its covenants and obligations under the merger agreement in any material respect, provided that if any breach is curable, RFMD may not terminate the merger agreement under this provision unless the breach remains uncured for a period of 30 days following notice thereof.

Finally, the merger agreement provides that Sirenza may terminate the merger agreement if:

•	at any time prior to the approval of the issuance of shares of RFMD common stock in the first merger by the RFMD stockholders, any of the following events shall have occurred (which are sometimes referred to as the RFMD triggering events):

•	the RFMD board of directors shall have withdrawn or modified, in a manner adverse to Sirenza, its recommendation that the issuance of shares of RFMD common stock in the first merger be approved;

•	RFMD shall have failed to include in this joint proxy statement/prospectus its board of directors’ recommendation that the issuance of shares of RFMD common stock in the first merger be approved; or

•	the RFMD board of directors shall have failed to reaffirm its recommendation that the issuance of shares of RFMD common stock in the first merger be approved within 10 days after Sirenza reasonably requests a reaffirmation in writing;

•	subject to certain limitations, a limited number of the representations and warranties (including those relating to capitalization, authorization to enter into the merger agreement, the stockholder vote requirement, ownership of Sirenza stock and the opinion of RFMD’s financial advisor) made by RFMD in the merger agreement are inaccurate in any material respect, provided that if any inaccuracy is curable, Sirenza may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof;

•	subject to certain limitations, inaccuracies in the remaining representations and warranties made by RFMD in the merger agreement constitute or would reasonably be expected to have or result in a material adverse effect on RFMD, provided that if any inaccuracy is curable, Sirenza may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof; or

•	if RFMD has breached any of its covenants and obligations under the merger agreement in any material respect, provided that if any breach is curable, Sirenza may not terminate the merger agreement under this provision unless the breach remains uncured for a period of 30 days following notice thereof.

Expenses and Termination Fees

The merger agreement provides that, subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement and the mergers will be paid by the party incurring such expenses.

The merger agreement provides that Sirenza will pay RFMD a termination fee of $27 million if any of the following events occurs:

•	the merger agreement is terminated by Sirenza or RFMD under the provision of the merger agreement permitting such termination in the event that the merger is not completed by May 12, 2008 (or August 12, 2008 in the event that the deadline is extended by either party, as described in “The Merger Agreement — Termination of the Merger Agreement”); there is no unsatisfied condition related to compliance with antitrust laws on the date of termination; a bona fide acquisition proposal shall have been disclosed, announced, commenced, submitted or made; a final vote on the adoption of the merger agreement by Sirenza’s stockholders shall not have been held; and, on or prior to the first anniversary of the termination of the merger agreement, Sirenza either closes a specified acquisition transaction or enters into a definitive agreement relating to a specified acquisition transaction that is subsequently completed (or any specified acquisition transaction is subsequently completed among the parties to such definitive agreement or any of such parties’ affiliates);

•	the merger agreement is terminated by Sirenza or RFMD under the provision of the merger agreement permitting such termination in the event that the stockholders of Sirenza have voted not to adopt the merger agreement; a bona fide acquisition proposal shall have been publicly announced or otherwise publicly made and is not publicly withdrawn on or before the tenth business day prior to the date of the Sirenza special meeting; and, on or prior to the first anniversary of the termination of the merger agreement, Sirenza either closes a specified acquisition transaction or enters into a definitive agreement providing for such a specified acquisition transaction that is subsequently completed (or any other specified acquisition transaction is subsequently completed among the parties to such definitive agreement or any of such parties’ affiliates); or

•	the merger agreement is terminated by RFMD under the provision of the merger agreement permitting such termination in the event of the occurrence of any of the Sirenza triggering events described in “The Merger Agreement — Termination of the Merger Agreement,” or the merger agreement is otherwise terminated following the occurrence of any Sirenza triggering event.

Under the merger agreement, a “specified acquisition transaction” has the same meaning as an “acquisition transaction” except all references to “15%” shall refer to “40%” instead.

The merger agreement provides that RFMD will pay Sirenza a termination fee of $27 million if, prior to the approval of the issuance of shares of RFMD common stock in the first merger by the RFMD stockholders, any of the following events occurs:

•	the merger agreement is terminated by Sirenza or RFMD under the provision of the merger agreement permitting such termination in the event that the merger is not completed by May 12, 2008 (or August 12, 2008 in the event that the deadline is extended by either party, as described in “The Merger Agreement — Termination of the Merger Agreement”); there is no unsatisfied condition related to compliance with antitrust laws on the date of termination; a bona fide proposal by a third party to acquire RFMD or effect a merger, consolidation or other strategic business combination with RFMD, which, if consummated in accordance with its terms, would result in the holders of RFMD common stock prior to the consummation thereof holding less than 50% of the voting equity interests following the consummation thereof, or an “RFMD transaction” shall have been disclosed, announced, commenced, submitted or made; based on statements made by or on behalf of the third party regarding such proposal, a reasonable person would believe that either the consummation of such transaction was conditioned by such third party on the termination of the merger agreement or the amount of consideration to be paid by such third party to holders of RFMD common stock would be greater if the merger agreement were terminated; a final vote on the approval of the issuance of RFMD common stock in the first merger by RFMD’s stockholders shall not have been held; and, on or prior to the first anniversary of the termination of the merger agreement, RFMD either closes a such a transaction or enters into a definitive agreement relating to such a transaction that is subsequently completed (or any other specified acquisition transaction is subsequently completed among the parties to such definitive agreement or any of such parties’ affiliates);

•	the merger agreement is terminated by Sirenza or RFMD under the provision of the merger agreement permitting such termination in the event that the stockholders of RFMD have voted not to approve the issuance of shares of RFMD common stock in the first merger; a third party shall have publicly disclosed, publicly announced or otherwise publicly made a proposal for an RFMD transaction at any time prior to the approval of the issuance of RFMD common stock in the first merger by the requisite vote at the RFMD special meeting; based on statements made by or on behalf of the third party regarding such proposal, a reasonable person would believe that either the consummation of such transaction was conditioned by such third party on the termination of the merger agreement or the amount of consideration to be paid by such third party to holders of RFMD common stock would be greater if the merger agreement were terminated; such proposal shall not have been publicly withdrawn by such third party on or before the tenth business day prior to the date of the RFMD special meeting; and, on or prior to the first anniversary of the termination of the merger agreement, RFMD either closes a such a transaction or enters into a definitive agreement relating to such a transaction that is subsequently completed (or any other specified acquisition transaction is subsequently completed among the parties to such definitive agreement or any of such parties’ affiliates); or

•	the merger agreement is terminated by Sirenza under the provision of the merger agreement permitting such termination in the event that the occurrence of any of the RFMD triggering events described in “The Merger Agreement — Termination of the Merger Agreement,” or the merger agreement is otherwise terminated following the occurrence of an RFMD triggering event.

VOTING AGREEMENTS

The following description of the voting agreements describes the material terms of the voting agreements. This description of the voting agreements is qualified in its entirety by reference to the forms of voting agreements which are attached as Annex B and Annex C to this joint proxy statement/prospectus and are incorporated herein by reference. We encourage you to read the entire forms of the voting agreements.

Voting Agreements Relating to Sirenza Shares

Robert Van Buskirk, Christopher Crespi, John Bumgarner, Jr., Casimir Skrzypczak, John Ocampo (in his individual capacity and on behalf of trusts controlled by him and Susan Ocampo, his spouse) and Gil Van Lunsen, who are all the members of the Sirenza board of directors, and Charles Bland, Gerald Quinnell, Norm Hilgendorf

and Clay Simpson, each executive officers of Sirenza, have each entered into a voting agreement with RFMD dated as of August 12, 2007. In the voting agreements, each of the signatories agreed to vote all shares of Sirenza common stock owned by them as follows:

•	in favor of the execution and delivery by Sirenza of the merger agreement, the adoption of the merger agreement and each of the other actions contemplated by the merger agreement; and

•	against any of the following actions (other than the merger with RFMD and the other actions contemplated by the merger agreement):

•	any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Sirenza or any of its subsidiaries;

•	any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of Sirenza or any of its subsidiaries;

•	any reorganization, recapitalization, dissolution or liquidation of Sirenza or any of its subsidiaries;

•	any change in a majority of the Sirenza board of directors;

•	any amendment to Sirenza’s certificate of incorporation or bylaws;

•	any material change in the capitalization of Sirenza or Sirenza’s corporate structure; and

•	any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the transactions contemplated by the merger agreement.

In addition, they each granted RFMD an irrevocable proxy to vote their shares of Sirenza common stock in the same manner. They have also agreed that, before the Sirenza special meeting of stockholders, they will not transfer, assign, convey or dispose of any shares of Sirenza common stock, any options to purchase shares of Sirenza common stock or any other Sirenza securities owned by them except in certain circumstances, and with the exceptions of transfers pursuant to Rule 10b5-1 trading plans in effect as of August 12, 2007 and to pay income and other taxes associated with the vesting of restricted stock awards, only if each person to whom any securities are transferred agrees to comply with all of the terms and provisions of the voting agreement. As of the record date for the Sirenza special meeting of stockholders, approximately 12,432,412 shares in the aggregate, or 23.3% of the Sirenza common stock outstanding, were beneficially owned by certain executive officers and directors of Sirenza and are subject to such voting agreements and irrevocable proxies.

Voting Agreements Relating to RFMD Shares

Dr. Albert Paladino, Robert Bruggeworth, Daniel DiLeo, Jeffrey Gardner, John Harding, David Norbury, William Pratt, Eric van der Kaay, Walter Wilkinson, Jr., who are all the members of the RFMD board of directors, and Suzanne Rudy, an executive officer of RFMD, have each entered into a voting agreement with Sirenza dated as of August 12, 2007. In the voting agreements, each of the signatories agreed to vote all shares of RFMD common stock owned by them as follows:

•	in favor of the execution and delivery by RFMD of the merger agreement and each of the transaction contemplated by the merger agreement; and

•	in favor of the issuance of RFMD common stock in connection with the first merger.

In addition, they each granted Sirenza an irrevocable proxy to vote their shares of RFMD common stock in the same manner. They have also agreed that, before the RFMD special meeting of stockholders, they will not transfer, assign, convey or dispose of any shares of RFMD common stock, any options to purchase shares of RFMD common stock or any other RFMD securities owned by them except in certain circumstances, and, with the exception of transfers pursuant to Rule 10b5-1 trading plans in effect as of August 12, 2007 or to pay income and other taxes associated with the vesting of restricted stock awards, only if each person to whom any securities are transferred agrees to comply with all of the terms and provisions of the voting agreement. Approximately 1,503,645 shares in the aggregate, or 0.8% of the RFMD common stock outstanding on the record date for the RFMD special meeting of stockholders, are subject to such voting agreements and irrevocable proxies.

MANAGEMENT AND OTHER INFORMATION

After the completion of the first merger, Sirenza will be a wholly owned subsidiary of RFMD, and all of Sirenza’s subsidiaries will be indirect wholly owned subsidiaries of RFMD, and after the completion of the second merger, all of Sirenza’s subsidiaries will be direct or indirect wholly owned subsidiaries of RFMD. It is anticipated that, following the mergers and assuming that the RFMD stockholders vote “FOR” Proposal No. 3, the RFMD board of directors will consist of Dr. Albert Paladino, Robert Bruggeworth, Daniel DiLeo, Jeffrey Gardner, John Harding, David Norbury, William Pratt, Eric van der Kaay, Walter Wilkinson, Jr., John Ocampo and another independent director of Sirenza of RFMD’s choice. The merger agreement provides that RFMD shall use its reasonable best efforts to cause John Ocampo and another independent director of Sirenza of RFMD’s choice to be elected or appointed to the RFMD board of directors as of or promptly following the completion of the first merger. In addition, it is anticipated that Robert Van Buskirk will become an executive officer of RFMD after the completion of the mergers. Information relating to the management, executive compensation, certain relationships and related transactions and other related matters pertaining to RFMD and Sirenza is contained in or incorporated by reference in their respective annual reports on Form 10-K which are incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

THE RFMD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RFMD’S
STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SHARES
OF RFMD COMMON STOCK IN THE FIRST MERGER.

THE SIRENZA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SIRENZA’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO ADOPT
THE MERGER AGREEMENT.

RFMD PROPOSAL NO. 2

POSSIBLE ADJOURNMENT OF THE RFMD SPECIAL MEETING

If RFMD fails to receive a sufficient number of votes to approve Proposal No. 1, RFMD may propose to adjourn the RFMD special meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve Proposal No. 1. RFMD currently does not intend to propose adjournment at the RFMD special meeting if there are sufficient votes to approve Proposal No. 1. If approval of the proposal to adjourn the RFMD special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval at the RFMD special meeting, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the RFMD special meeting.

THE RFMD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RFMD’S
STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO ADJOURN THE RFMD SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1.

RFMD PROPOSAL NO. 3

AMENDMENT OF RFMD BYLAWS TO INCREASE MAXIMUM SIZE
OF RFMD BOARD OF DIRECTORS

General

RFMD’s Bylaws currently provide that the authorized number of directors shall be a minimum of seven and a maximum of nine, with the exact number of directors to be fixed from time to time within such range by the RFMD board of directors or the RFMD stockholders. The RFMD board of directors previously fixed the exact number of directors at nine in accordance with the RFMD Bylaws. Pursuant to the merger agreement, RFMD is required to use its reasonable best efforts to cause John Ocampo and another independent director of Sirenza of RFMD’s choice to be elected or appointed to the RFMD board of directors as of or promptly following the completion of the first merger. Accordingly, to permit the appointment of such individuals to the RFMD board of directors, the RFMD board of directors has adopted, subject to stockholder approval, an amendment to the RFMD Bylaws that would increase the maximum authorized number of directors to 11. The exact number of directors will be 11 once this Bylaw amendment is approved and until changed within the range by the RFMD board of directors or the RFMD stockholders in accordance with the RFMD Bylaws, as amended. Approval of this proposal is not a condition to completion of the mergers.

Amendment to Bylaws

Once the amendment to RFMD’s Bylaws is approved at the special meeting, Section 2 of Article 3 of RFMD’s Bylaws would be amended to read as follows:

Section 2. Number, Term and Qualification. The number of directors of the corporation shall be not less than seven nor more than 11 individuals. The number of directors within the maximum and minimum shall be determined from time to time by resolution adopted by the board of directors or the shareholders of the corporation. In the absence of such resolution, the number of directors elected at the meeting shall constitute the number of directors of the corporation until the next annual meeting of shareholders, unless the number is changed prior to such meeting by action of the board of directors. Each director’s term shall expire at the annual meeting next following the director’s election as a director, provided that, notwithstanding the expiration of the term of the director, the director shall continue to hold office until a successor is elected and qualifies or until his death, resignation, removal or disqualification or until there is a decrease in the number of directors. The term of a director elected to fill a vacancy expires at the next annual meeting of shareholders. Directors need not be residents of the state of North Carolina or shareholders of the corporation unless the articles of incorporation so provide.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares is required for approval of Proposal No. 3 to amend the RFMD Bylaws to increase the maximum size of the RFMD board of directors from nine to 11 members.

THE RFMD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT RFMD’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO INCREASE THE MAXIMUM SIZE OF THE RFMD BOARD OF DIRECTORS FROM NINE MEMBERS TO 11 MEMBERS

SIRENZA PROPOSAL NO. 2

POSSIBLE ADJOURNMENT OF THE SIRENZA SPECIAL MEETING

If Sirenza fails to receive a sufficient number of votes to approve Proposal No. 1, Sirenza may propose to adjourn the Sirenza special meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve Proposal No. 1. Sirenza currently does not intend to propose adjournment at the Sirenza special meeting if there are sufficient votes to approve Proposal No. 1. If approval of the proposal to adjourn the Sirenza special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval at the Sirenza special meeting, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Sirenza special meeting.

THE SIRENZA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SIRENZA’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO ADJOURN THE SIRENZA SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of RFMD Shares

The following table sets forth information with respect to the beneficial ownership of RFMD’s common stock by (a) each person known by RFMD to own beneficially more than five percent of the outstanding shares of RFMD’s common stock, (b) each director and nominee for director, (c) each named executive officer of RFMD, and (d) all current directors and executive officers as a group. Unless otherwise indicated below, the beneficial ownership of RFMD’s common stock is as of August 31, 2007. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of August 31, 2007 are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, each stockholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the shareholder’s name. For the purposes of calculating percentage ownership, as of August 31, 2007, 194,852,845 shares of RFMD common stock were outstanding.

Unless otherwise indicated, the address of all listed shareholders is c/o RF Micro Devices, Inc., 7628 Thorndike Road, Greensboro, NC 27409-9421.

	Beneficial Ownership
	Number of
Name of Beneficial Owner	Shares(1)	Percent of Class

5% or Greater Stockholders:
Barclays Global Investors, N.A. and affiliates(2)	23,212,267	12.02%
Mazama Capital Management, Inc.(3)	22,958,047	11.93%
State Street Bank and Trust Company, Trustee(4)	10,748,907	5.5%
Putnam, LLC and affiliates(5)	9,646,264	5%
Executive Officers and Directors:
Robert A. Bruggeworth(6)	1,648,151	*
Steven E. Creviston(7)	766,834	*
Daniel A. DiLeo(8)	130,000	*
Jeffery R. Gardner(9)	90,000	*
John R. Harding(10)	35,416	*
Jerry D. Neal(11)	1,081,355	*
David A. Norbury(12)	642,322	*
Dr Albert E. Paladino(13)	346,669	*
William J. Pratt(14)	1,517,222	*
William A. Priddy, Jr.(15)	920,796	*
Erik H. van der Kaay(16)	348,000	*
Walter H. Wilkinson, Jr.(17)	412,892	*
Directors and executive officers as a group (16 persons)(18)	7,939,657	3.96%

*	Indicates less than one percent

(1)	As noted above, shares of common stock subject to options exercisable within 60 days of August 31, 2007 are included.

(2)	Based upon information set forth in a Schedule 13G/A filed with the SEC on April 10, 2007 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited, reporting sole power to vote or direct the vote of 20,923,596 shares and sole power to dispose or direct the disposition of

23,212,267 shares. The address of Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, California 94105. The shares reported on the Schedule 13G/A are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)	Based upon information set forth in a Schedule 13G filed with the SEC on February 8, 2007 by Mazama Capital Management, Inc., reporting sole power to vote or direct the vote of 13,487,673 shares and sole power to dispose or direct the disposition of 22,958,047 shares. The address of Mazama Capital Management, Inc. is One Southwest Columbia Street, Suite 1500, Portland, Oregon 97258.

(4)	Based upon information set forth in a Schedule 13G filed with the SEC on August 10, 2007 by State Street Bank and Trust Company, Trustee, reporting sole power to vote or direct the vote of 10,748,907 shares and shared power to dispose or direct the disposition of 10,748,907 shares. The address of State Street Bank and Trust Company is 225 Franklin Street, Boston, Massachusetts 02110. The filing of the Schedule 13G by State Street Bank and Trust Company is not an admission that State Street Bank and Trust Company is the beneficial owner of any securities covered by such Schedule 13G, and State Street Bank and Trust Company expressly disclaims beneficial ownership of all shares reported in such Schedule 13G pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(5)	Based upon information set forth in a Schedule 13G filed with the SEC on February 13, 2007 by Putnam, LLC (d/b/a Putnam Investments), on behalf of itself and Marsh & McLennan Companies, Inc., Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. Putnam, LLC reported shared power to vote or direct the vote of 1,071,906 shares and shared power to dispose or direct the disposition of 9,646,264 shares. The address of Putnam, LLC is One Post Office Square, Boston, Massachusetts 02109. Securities reported on the Schedule 13G as being beneficially owned by Marsh & McLennan Companies, Inc. and Putnam, LLC consist of securities beneficially owned by subsidiaries of Putnam, LLC which are registered investment advisors, which in turn include securities beneficially owned by clients of such investment advisors, which clients may include investment companies registered under the Investment Company Act of 1940 and/or employee benefit plans, pension funds, endowment funds or other institutional clients. Pursuant to Rule 13d-4 under the Exchange Act, each of Marsh & McLennan Companies, Inc. and Putnam, LLC declare that the filing of the Schedule 13G shall not be deemed an admission by either or both of them that they are, for the purposes of Section 13(d) or 13(g) under the Exchange Act, the beneficial owner of any securities covered by the Schedule 13G, and further state that neither of them have any power to vote or dispose of, or direct the voting of disposition of, any securities covered by the Schedule 13G.

(6)	Includes 1,327,760 shares of common stock issuable upon the exercise of stock options.

(7)	Includes 515,930 shares of common stock issuable upon the exercise of stock options.

(8)	Includes 130,000 shares of common stock issuable upon the exercise of stock options.

(9)	Includes 90,000 shares of common stock issuable upon the exercise of stock options.

(10)	Includes 35,416 shares of common stock issuable upon the exercise of stock options.

(11)	Includes 978,182 shares of common stock issuable upon the exercise of stock options.

(12)	Includes 130,000 shares of common stock issuable upon the exercise of stock options.

(13)	Includes 221,669 shares of common stock issuable upon the exercise of stock options.

(14)	Includes 748,486 shares of common stock issuable upon the exercise of stock options.

(15)	Includes 713,795 shares of common stock issuable upon the exercise of stock options.

(16)	Includes (a) 300,000 shares of common stock issuable upon the exercise of stock options and (b) 48,000 shares of common stock held by The van der Kaay Trust, as to which Mr. van der Kaay and his spouse, as co-trustees, jointly share voting and dispositive power.

(17)	Includes 280,000 shares of common stock issuable upon the exercise of stock options.

(18)	Includes 5,471,238 shares of common stock issuable upon the exercise of stock options.

Beneficial Ownership of Sirenza Shares

The following table sets forth information known to Sirenza with respect to the beneficial ownership of its common stock by (a) each person known by Sirenza to own beneficially more than 5% of the outstanding shares of Sirenza common stock, (b) each of Sirenza’s named executive officers, (c) each of Sirenza’s directors, and (d) all of Sirenza’s directors and executive officers as a group. Unless otherwise indicated below, the beneficial ownership of Sirenza common stock is as of September 27, 2007. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or that are or may become exercisable within 60 days of September 27, 2007 are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and under applicable community property laws, to the knowledge of Sirenza each stockholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the stockholder’s name. For the purposes of calculating percentage ownership, as of September 27, 2007, 52,841,154 shares of Sirenza common stock were issued and outstanding.

Unless otherwise indicated, the address of all listed shareholders is c/o Sirenza Microdevices, Inc., 303 S. Technology Court, Broomfield, CO 80021.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
5% or Greater Stockholders:
Trivium Capital Management LLC(2)	3,860,000	7.3%
Nationwide SA Capital Trust(3)	3,699,828	7.0%
Executive Officers and Directors:
John Ocampo and Susan Ocampo(4)	11,222,241	21.2%
Robert Van Buskirk(5)	806,425	1.5%
Charles Bland	27,500	*
Gerald Quinnell(6)	64,563	*
Norm Hilgendorf(7)	77,020	*
Clay Simpson(8)	25,000	*
John Bumgarner, Jr.(9)	75,541	*
Chris Crespi	16,000	*
Casimir Skrzypczak(10)	57,723	*
Gil Van Lunsen(11)	59,899	*
All directors and executive officers as a group (12 persons)(12)	12,505,513	23.3%

*	Indicates less than one percent

(1)	As noted above, shares of common stock subject to options exercisable within 60 days of September 27, 2007 are included.

(2)	Based upon information set forth in a Schedule 13G filed with the SEC on March 8, 2007 by Trivium Capital Management LLC, reporting shared voting and dispositive power as to all such shares, and further reporting shared voting and dispositive power as to 2,979,921 such shares by Trivium Offshore Fund Ltd. The address of Trivium Capital Management LLC is 600 Lexington Avenue, 23rd Floor, New York, NY 10022.

(3)	Based upon information set forth in a Schedule 13G filed with the SEC on August 8, 2007 by Nationwide SA Capital Trust, or NSACT, reporting shared voting and dispositive power as to all such shares, and that such shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by NSACT or its indirect majority-owned subsidiary, NorthPointe Capital, LLC, each of which is a registered investment advisor. The address of NSACT is 5 Tower Bridge, 300 Barr Harbor, Suite 300, Conshohocken, PA 19428.

(4)	Consists of 8,665,723 shares held by John and Susan Ocampo, Trustees, Ocampo Family Trust UA 5-31-01, 102,422 shares held by John and Susan Ocampo, Trustees, Ocampo 2001 Charitable Trust dated 9-23-01, 900,000 shares held by Samat Partners, a California limited partnership of which each of John and Susan Ocampo is a General Partner, 18,180 shares held by Susan Ocampo as custodian for the Ocampos’ children, and an aggregate of 1,535,916 shares held in various trusts for the benefit of the Ocampos’ children. Mr. and Mrs. Ocampo are co-trustees with a third person of each the trusts for the benefit of their children and as such share voting and dispositive authority over the shares held in such trusts. Mr. and Mrs. Ocampo disclaim beneficial ownership of the shares held by each of the foregoing trusts and partnerships except to the extent of their pecuniary interest in these shares.

(5)	Includes 561,833 shares of common stock issuable upon the exercise of stock options.

(6)	Includes 1,000 shares held by Mr. Quinnell’s spouse.

(7)	Includes 55,000 shares of common stock issuable upon the exercise of stock options.

(8)	Includes 12,500 shares of common stock issuable upon the exercise of stock options.

(9)	Includes 1,000 shares held by 21st Century LLC, of which Mr. Bumgarner is a managing member, and 8,959 shares of common stock issuable upon the exercise of stock options. Mr. Bumgarner disclaims beneficial ownership of the shares held by 21st Century LLC except to the extent of his pecuniary interest in these shares.

(10)	Includes 33,541 shares of common stock issuable upon the exercise of stock options.

(11)	Includes 53,541 shares of common stock issuable upon the exercise of stock options.

(12)	Includes 778,974 shares of common stock issuable upon the exercise of stock options. Based on a Schedule 13D filed with the SEC on August 22, 2007, pursuant to voting agreements entered into with each of the above-listed executive officers and directors of Sirenza, RFMD may be deemed to have beneficial ownership of and the shared power to vote the Sirenza common stock held by the other parties to the voting agreements and outstanding on the record date of any such vote at a stockholder meeting of Sirenza’s stockholders or through written consent for certain events as set forth in the voting agreements. RFMD disclaims beneficial ownership of all such shares. See “Voting Agreements” beginning on page 112 and the form of voting agreement attached as Annex B to this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the respective historical consolidated financial statements and the accompanying notes of RFMD and Sirenza. RFMD reports its financial results on a fiscal year basis ending on the Saturday closest to March 31 of each year. Sirenza reports its financial results on a calendar year basis ending December 31. The unaudited pro forma condensed combined balance sheet is based on historical balance sheets of RFMD and Sirenza and has been prepared to reflect the mergers as if they had been completed on June 30, 2007. The unaudited pro forma condensed combined statements of income assume that the mergers had been completed as of April 2, 2006. RFMD’s audited consolidated statement of income for the fiscal year ended March 31, 2007 has been combined with Sirenza’s audited consolidated statement of income for the year ended December 31, 2006. RFMD’s unaudited consolidated statement of income for the three months ended June 30, 2007 has been combined with Sirenza’s unaudited consolidated statement of income for the three months ended June 30, 2007. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of RFMD and Sirenza incorporated by reference into this joint proxy statement/prospectus as well as the summary selected historical consolidated financial data included elsewhere in this joint proxy statement/prospectus.

RFMD management believes that the unaudited pro forma condensed combined financial statements reflect a reasonable estimate of the Sirenza acquisition based on currently available information as set forth in the notes to such statements and are not necessarily an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. The acquisition will be accounted for under the purchase method of accounting and the allocation of purchase price will be based upon the estimated fair value of assets acquired and liabilities assumed. The purchase price allocations reflected in the unaudited pro forma condensed combined financial statements are preliminary and may be different from the final allocation of the purchase price. In addition, the unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the acquisition. Therefore, the actual amounts recorded as of the completion of the mergers and thereafter may differ materially from the information presented herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(In thousands)

	RF Micro Devices, Inc.	Sirenza Microdevices, Inc.
	as of	as of	Pro Forma		Pro Forma
	June 30, 2007	June 30, 2007	Adjustments		Combined

ASSETS
Current Assets:
Cash and cash equivalents	$290,819	$26,934	$—		$317,753
Short-term investments	393,217	—	(285,805	)(1)	107,412
Accounts receivable, net	85,596	31,572	—		117,168
Inventories	123,229	24,568	7,232	(2)	155,029
Prepaid expenses	9,460	—	—		9,460
Other receivables	39,155	—	—		39,155
Other current assets	7,039	3,467	—		10,506

Total current assets	948,515	86,541	(278,573)		756,483
Property and equipment, net	372,662	18,864	—		391,526	(3)
Goodwill	109,727	61,303	522,022	(4)	693,052
Intangible assets	6,537	51,347	173,123	(5)	231,007
Long-term investments	822	—	—		822
Other non-current assets	37,336	1,612	—		38,948

Total assets	$1,475,599	$219,667	$416,572		$2,111,838

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$58,267	$11,686	$—		$69,953
Accrued liabilities	33,032	9,020	11,755	(6)	53,807
Other current liabilities	4,325	4,817	(1,481	)(7)	7,661

Total current liabilities	95,624	25,523	10,274		131,421
Long-term obligations, net	617,901	295			618,196
Other long-term liabilities	7,453	13,844	19,642	(8)	40,939

Total liabilities	720,978	39,662	29,916		790,556

Total shareholders’ equity	754,621	180,005	386,656	(9)	1,321,282

Total liabilities and shareholders’ equity	$1,475,599	$219,667	$416,572		$2,111,838

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(In thousands, except per share data)

	RF Micro Devices, Inc.	Sirenza Microdevices, Inc.
	Twelve Months Ended	Twelve Months Ended	Pro Forma		Pro Forma
	March 31, 2007	December 31, 2006	Adjustments		Combined

Revenue	$1,023,615	$136,578	—		$1,160,193
Operating costs and expenses:
Cost of goods sold	666,755	78,881	$21,514	(a)	767,150
Research and development	184,979	13,776	500	(a)	199,255
Marketing and selling	53,863	10,377	8,949	(a)	73,189
General and administrative	37,301	17,078	—		54,379
Other operating (income) expense	(33,834)	6,232	(6,232	)(b)	(33,834)

Total operating costs and expenses	909,064	126,344	24,731		1,060,139

Income (loss) from operations	114,551	10,234	(24,731)		100,054
Interest expense	(4,583)	(288)	(1,320	)(c)	(6,191)
Interest income	9,305	392	—		9,697
Impairment of investment	(33,959)	(2,850)	—		(36,809)
Other income	1,085				1,085

Income (loss) before income taxes	86,399	7,488	(26,051)		67,836
Income tax benefit (expense)	(2,983)	107	9,743	(e)	6,867

Net income	$83,416	$7,595	$(16,308)		$74,703

Net income per share:
Basic	$0.43	$0.17			$0.28

Diluted	$0.39	$0.17			$0.26

Shares used in per share calculation:
Basic	192,137	43,652	77,910	(f)	270,047

Diluted	226,513	45,583	81,357	(f)	307,870

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(In thousands, except per share data)

	RF Micro Devices, Inc.	Sirenza Microdevices, Inc.
	Three Months Ended	Three Months Ended	Pro Forma		Pro Forma
	June 30, 2007	June 30, 2007	Adjustments		Combined

Revenue	$211,599	$46,735	—		$258,334
Operating costs and expenses:
Cost of goods sold	144,901	25,371	$7,456	(a)	177,728
Research and development	47,688	5,661	125	(a)	53,474
Marketing and selling	12,230	3,216	2,237	(a)	17,683
General and administrative	7,776	5,221	—		12,997
Other operating expense	759	3,262	(3,140	)(b)	881

Total operating costs and expenses	213,354	42,731	6,678		262,763

Income (loss) from operations	(1,755)	4,004	(6,678)		(4,429)
Interest expense	(2,376)	—	—		(2,376)
Interest income	8,549	176	(3,912	)(d)	4,813
Other expense	(104)	—	—		(104)

Income (loss) before income taxes	4,314	4,180	(10,590)		(2,096)
Income tax benefit (expense)	19,287	(1,352)	3,961	(e)	21,896

Net income	$23,601	$2,828	$(6,629)		$19,800

Net income (loss) per share:
Basic	$0.12	$0.06			$0.07

Diluted	$0.11	$0.05			$0.06

Shares used in per share calculation:
Basic	194,222	50,746	90,571	(f)	284,793

Diluted	227,504	52,540	93,773	(f)	321,277

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1.	BASIS OF PRO FORMA PRESENTATION

On August 12, 2007, RF Micro Devices, Inc. (RFMD) and Sirenza Microdevices, Inc. (Sirenza) entered into a merger agreement under which it is contemplated that Sirenza will merge into a wholly-owned subsidiary of RFMD, which will then be merged into RFMD in a transaction to be accounted for using the purchase method of accounting. The unaudited pro forma condensed combined balance sheet is presented to give effect to RFMD’s acquisition of Sirenza as if the mergers had been completed on June 30, 2007. The statements of operations are presented as if the mergers had been completed as of the beginning of the applicable RFMD periods presented. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a preliminary estimated purchase price of approximately $876.7 million, consisting of an exchange ratio of 1.7848 shares of RFMD common stock plus $5.56 in cash for each share of Sirenza common stock, assumed stock options, performance share awards and restricted stock awards, and transaction costs.

The unaudited pro forma condensed combined balance sheet provides for the issuance of approximately 92.0 million RFMD common shares, based upon a fixed exchange ratio of 1.7848 RFMD common shares for each outstanding share of Sirenza common stock, using data as of August 10, 2007. The actual number of RFMD common shares to be issued will be determined based on the actual number of shares of Sirenza common shares outstanding upon the completion of the mergers. Under the purchase method of accounting and the guidance of EITF 99-12 “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination”, the fair value of the equity consideration was determined using an average of RFMD’s closing share prices beginning two days before and ending two days after August 13, 2007, the date on which the acquisition was announced, or $6.04 per share.

Outstanding options to purchase Sirenza common stock and performance share awards to be issued will be assumed by RFMD and converted into options/rights to purchase RFMD common stock, based on a formula in the merger agreement. No cash consideration will be paid for stock options or performance share awards. However, the exchange ratio used to determine the number of shares of RFMD common stock that each holder of a Sirenza stock option may purchase and that each holder of a Sirenza performance share award may be issued will take into account the cash consideration payable to Sirenza stockholders. The holders of shares of Sirenza restricted stock will be entitled to receive the same cash and shares of RFMD common stock issued in exchange of shares of Sirenza common stock subject to existing vesting and repurchase restrictions. In accordance with FASB 123(R) “Share-based Payments”, the fair value of issued and vested awards (employee stock options, performance share awards and restricted stock awards) assumed by RFMD should be recognized as an element of the purchase price. For purpose of the preliminary valuation, the fair value of the assumed options was estimated using the Black Scholes model. The vested portion of this fair value is included in the purchase price.

Preliminary Estimated Purchase Price Allocation

The preliminary allocation of the purchase price to Sirenza’s tangible and identifiable intangible assets acquired and liabilities assumed was based on their estimated fair values. The valuation of these tangible and identifiable intangible assets and liabilities is subject to further management review and may change materially between the preliminary valuation date and the completion of the mergers. The total purchase price of approximately $876.7 million includes a preliminary estimate of restructuring activities totaling $2.6 million.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

The calculation of purchase price and goodwill and other intangible assets is estimated as follows (dollars in thousands):

Estimated fair value of RFMD common stock issued to Sirenza shareholders	$553,322
Estimated cash consideration to be paid to Sirenza shareholders	285,805
Estimated fair value of RFMD common vested stock awards to be issued as consideration for replacement of outstanding Sirenza vested stock awards	25,769
Estimated transaction costs/restructuring costs	11,755

Assumed total purchase price	$876,651

Purchase price allocated to:
Tangible assets acquired less liabilities assumed	$76,068
Identifiable intangible assets	236,900
Deferred tax adjustments	(19,642)
Goodwill	583,325

$876,651

Tangible assets acquired and liabilities assumed

RFMD has estimated the fair value of tangible assets acquired and liabilities assumed. These estimates are based on a preliminary valuation dated as of June 30, 2007 and are subject to further review by management, which may result in material adjustments at the completion of the mergers. The fair values of the assets acquired and liabilities assumed may be affected and materially changed by the results of Sirenza’s operations and changes in market values up to the completion of the mergers.

Identifiable intangible assets

RFMD has estimated the fair value of the acquired identifiable intangible assets, which are subject to amortization, using the income approach. These estimates are based on a preliminary valuation and are subject to further review by management and adjustments (which may be material) at the completion of the mergers, which may reflect, among other considerations, the effect of Sirenza’s operations between the preliminary valuation and the closing date. The following table sets forth the components of these intangible assets and their estimated useful lives (dollars in thousands):

		Estimated
	Fair Value	Useful Life

Developed technology	$131,210	7 years
In-process research and development	$12,430	N/A
Order backlog	$2,770	8 weeks
Customer relationships	$89,490	10 years
Non-competition agreements	$1,000	2 years

In-process research and development

In-process research and development (IPRD) represents Sirenza’s research and development projects that had not reached technological feasibility and had no alternative future use when acquired. Using the income approach to value the IPRD, RFMD determined that $12.4 million of the purchase price represents purchased in-process technology. Due to its non-recurring nature, the IPRD expense has been excluded from the unaudited pro forma condensed combined statements of operations. The IPRD costs will be expensed in RFMD’s consolidated financial statements in the period in which the transaction closes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

NOTE 2.	ELIMINATION OF SIRENZA’S HISTORICAL ASSETS AND LIABILITIES

Under the purchase method of accounting, the historical book value of goodwill, intangible assets and deferred taxes will be eliminated upon the completion of the mergers and the other acquired assets and assumed liabilities and unrecorded intangibles will be reevaluated following the completion of the mergers as described in Note 3 below. Deferred taxes will then be established based upon the difference between the recorded bases of assets and liabilities and their tax bases. Any purchase price in excess of the recorded fair value of identified assets and liabilities will be ascribed to goodwill. In addition, the total stockholders’ equity of RFMD will be increased as described in Note 3 below.

NOTE 3.	PRO FORMA ADJUSTMENTS

The following is a description of pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements:

Balance Sheet

1.	Cash Equivalents and Short-Term Investments

The pro forma adjustment to cash reflects the use of cash equivalents and short-term investments to finance the cash portion of the merger consideration.

2.	Inventories

Raw material inventory is estimated at the current replacement value. Work-in-process inventory is estimated at the fair market value which is the estimated selling price less the sum of (a) costs to complete the manufacturing process, (b) costs of disposal and (c) a reasonable profit margin for the completing and selling effort. Finished goods inventory is estimated at the fair market value which is the estimated selling price less the sum of (a) costs of disposal and (b) a reasonable profit margin for the selling effort.

3.	Property, plant and equipment

Property, plant and equipment is estimated at the current replacement value. In evaluating the fair value of the equipment, RFMD noted that the value of the majority of the acquired equipment had been stepped-up during a previous acquisition by Sirenza. The majority of the remaining equipment was purchased during the past twelve months, which the Company believes approximates fair value.

4.	Goodwill

The adjustment represents the elimination of Sirenza’s historical goodwill and an adjustment of $583.3 million to record goodwill associated with this transaction, which is defined as a preliminary estimate of the excess of the purchase price over the historical net assets of Sirenza, as adjusted to reflect estimates of fair value (see “Note 1, Basis of Pro Forma Presentation”).

5.	Intangible Assets

The adjustment reflects the elimination of Sirenza’s previously-existing acquisition-related intangible assets as well as the preliminary estimated fair value of Sirenza’s identifiable intangible assets with definite lives totaling $236.9 million (see “Note 1, Basis of Pro Forma Presentation”).

6.	Accrued Liabilities

Adjustment to reflect estimated unpaid transaction and restructuring costs.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

7.	Deferred Margin on Distributor Inventory

The adjustment reflects the elimination of deferred margin in accordance with EITF 01-3 “Accounting in a Business Combination for Deferred Revenue of an Acquiree” as no legal performance obligation is being assumed by RFMD.

8.	Deferred Taxes

The adjustments reflect an increase in deferred tax liabilities related to the increase in the value of Sirenza’s inventory, the removal of Sirenza’s deferred tax liabilities related to previously existing acquisition related intangible assets, the addition of deferred tax liabilities related to the preliminary estimated fair market value of Sirenza’s identified intangible assets (excluding in-process research and development), the removal of Sirenza’s deferred tax assets related to deferred revenue, and the reduction of Sirenza’s valuation reserve against deferred tax assets based on a preliminary estimate of realizability subsequent to completion of the mergers (see “Note 1, Basis of Pro Forma Presentation”).

9.	Shareholders’ Equity

To eliminate Sirenza’s historical Shareholders’ Equity	$(180,005)
Assumed total purchase price	$876,651
Less cash paid	$(285,805)
Less transaction costs	$(11,755)
Less in-process research and development	$(12,430)

Net adjustments to Shareholders’ Equity	$386,656

Income Statement

a.	Cost of Goods Sold, Marketing and Selling and Research and Development

The adjustments reflect the amortization for the developed product technology, customer relationships, order backlog and non-competition agreements. The pro forma amortization expense resulting from the $236.9 million of identifiable intangible assets was $9.8 million for the three months ended June 30, 2007 and $31.0 million for the twelve months ended March 31, 2007.

b.	Other Operating (Income) Expense

The adjustment reflects the elimination of Sirenza’s amortization related to the previously-existing acquisition-related intangible assets.

c.	Interest Expense

RFMD has included an adjustment to reflect pro forma interest expense. This adjustment is based on the assumption and that is assisting in financing the Sirenza acquisition, that the issuance of $300.0 million of the $375.0 million subordinated notes that were actually issued in April 2007, were issued in April 2006 for presentation purposes. Therefore, interest expense has been calculated for the period from April 2, 2006 to March 31, 2007, based on the effective interest method.

d.	Interest Income

The adjustment reflects the reduction of recorded interest income related to the lower cash and short term investment balances as a result of the cash used to fund the cash portion of the purchase price. The interest was calculated using an average interest rate for the three months ended June 30, 2007.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

e.	Income Taxes

To adjust tax provision to reflect the effect of the pro-forma adjustments at the statutory rate. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had RFMD and Sirenza filed consolidated income tax returns during the periods presented.

f.	Shares Used in Per Share Calculation

The pro forma earnings per share reflect the weighted average number of RFMD shares that would have been outstanding had the mergers been completed at the beginning of the RFMD periods presented. Sirenza’s shares outstanding were converted at the exchange ratio of 1.7848.

NOTE 4.	RESTRUCTURING COSTS RELATED TO POST-MERGER RFMD ACTIVITIES

As part of combining the two companies, RFMD expects to incur restructuring costs during the year commencing with the completion of the mergers. The unaudited pro forma condensed combined financial statements do reflect a preliminary estimate of $2.6 million of adjustments related to restructuring costs which is included in the estimate of transaction costs of $11.8 million. These estimates are subject to change as management of RFMD and Sirenza finalize the restructuring activities. The liabilities associated with these restructuring activities will be recognized in the opening balance sheet in accordance with EITF Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” and changes in the restructuring charges will result in a change in goodwill.

DESCRIPTION OF RFMD COMMON STOCK

RFMD Common Stock

RFMD’s authorized capital stock consists of 500,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

Common Stock

The holders of RFMD common stock are entitled to one vote per share on all matters on which the holders of RFMD common stock are entitled to vote and do not have cumulative voting rights in the election of directors. Holders of RFMD common stock are entitled to receive dividends as may be declared by the RFMD board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of RFMD, holders of RFMD common stock will be entitled to share ratably in the assets, if any, available for distribution after payment of all creditors and the liquidation preferences on any outstanding shares of RFMD preferred stock. Holders of RFMD common stock have no preemptive rights to subscribe for any additional securities of any class RFMD may issue, nor any conversion, redemption or sinking fund rights. The rights and privileges of holders of RFMD common stock are subject to the preferences of any shares of RFMD preferred stock that RFMD may issue in the future.

As of September 27, 2007, 194,878,847 shares of RFMD common stock were outstanding.

Preferred Stock

The RFMD board of directors has the authority to issue up to 5,000,000 shares of RFMD preferred stock in one or more classes or series and to establish, from time to time, the number of shares to be included in each class or series, and to determine the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions of such class or series, and to increase or decrease the number of shares of any such class or series without any further vote or action by the stockholders of RFMD. Any RFMD preferred stock issued by the RFMD board of directors may rank senior to the RFMD common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of RFMD, or both. In addition, any such shares of RFMD preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of RFMD preferred stock or the existence of the unissued RFMD preferred stock may tend to discourage or make more difficult a merger or other change in control of RFMD.

No shares of RFMD preferred stock are currently outstanding, although 500,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance in connection with RFMD’s stockholder rights plan (as described below).

Stockholder Rights Plan

On August 10, 2001, the RFMD board of directors declared a dividend distribution of one preferred share purchase right for each outstanding share of RFMD common stock to stockholder of record at the close of business on August 30, 2001. One right will also be distributed for each share of RFMD common stock issued after August 30, 2001, until the “distribution date,” which is described in the next paragraph. Each right entitles the registered holder to purchase from RFMD a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $180 per unit, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement dated as of August 10, 2001, as amended on July 22, 2003, between RFMD and First Union National Bank (now Wachovia Bank, National Association), as Rights Agent.

Initially, the rights will be attached to all RFMD common stock certificates representing outstanding shares, and no separate rights certificates will be distributed. The rights will separate from the RFMD common stock and a distribution date will occur upon the earlier of:

•	10 business days following a public announcement that a person or group of affiliated or associated persons (an “acquiring person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of RFMD common stock (the “stock acquisition date”); or

•	10 business days following the public announcement of a tender offer or exchange offer that would, if consummated, result in a person or group beneficially owning 15% or more of such outstanding shares of RFMD common stock, subject to certain limitations.

Until the distribution date (or earlier redemption or expiration of the rights):

•	the rights will be evidenced by the RFMD common stock certificates and will be transferred with and only with RFMD common stock certificates;

•	new RFMD common stock certificates issued after August 10, 2001 will contain a notation incorporating the Rights Agreement by reference; and

•	the surrender for transfer of any certificates for RFMD common stock outstanding, even without such notation, will also constitute the transfer of the rights associated with the RFMD common stock represented by such certificate.

As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of the RFMD common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. The rights are not exercisable until the distribution date and will expire at the close of business on August 10, 2011, subject to extension by the RFMD board of directors, unless earlier redeemed by RFMD as described below.

If any person becomes an acquiring person, each holder of a right will thereafter have the right, referred to as the opt-in right, to receive, at the time specified in the Rights Agreement, (a) upon exercise and payment of the purchase price, RFMD common stock (or, in certain circumstances, cash, property or other securities of RFMD) having a value equal to two times the purchase price of the right or (b) at the discretion of the RFMD board of directors, upon exercise and without payment of the purchase price, RFMD common stock (or, in certain circumstances, cash, property or other securities of RFMD) having a value equal to the difference between the purchase price of the right and the value of the consideration which would be payable under clause (a). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void. Rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by RFMD as set forth below.

If, at any time following the stock acquisition date:

•	RFMD is acquired in a merger, statutory share exchange or other business combination in which it is not the surviving corporation;

•	RFMD is the surviving party in a merger, statutory share exchange or other business combination and all or part of the RFMD common stock is exchanged for stock or other securities of another corporation; or

•	50% or more of RFMD’s assets or earning power is sold or transferred;

then each holder of a right (except rights which previously have been voided as set forth above) shall thereafter have the right, referred to as the opt-over right, to receive, upon exercise, common stock of the acquiring corporation having a value equal to two times the purchase price of the right. The holder of a right will continue to have the opt-over right whether or not the holder exercises or surrenders the opt-in right. The events set forth in this paragraph and in the preceding paragraph are referred to as the triggering events.

The purchase price payable, and the number of units of RFMD preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the RFMD preferred stock;

•	if holders of RFMD preferred stock are granted certain rights or warrants to subscribe for preferred stock or convertible securities at less than the current market price of RFMD preferred stock; or

•	upon the distribution to holders of RFMD preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

The number of outstanding rights and the number of one one-thousandths of a share of RFMD preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of RFMD common stock or a stock dividend on RFMD common stock payable in common stock or subdivisions, consolidations or combinations of RFMD common stock occurring, in each such case, prior to the distribution date.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the RFMD preferred stock on the last trading date prior to the date of exercise.

At any time after any person becomes an acquiring person, RFMD may exchange all or part of the rights for shares of RFMD common stock at an exchange ratio of one share per right, as appropriately adjusted to reflect any stock dividend, stock split or similar transaction.

In general, RFMD may redeem the rights in whole, but not in part, at a price of $0.001 per right, at any time until 10 business days following the stock acquisition date. After the redemption period has expired, this right of redemption may be reinstated if an acquiring person reduces his or her beneficial ownership to less than 15% of the outstanding shares of common stock in a transaction or series of transactions not involving RFMD and there are no other acquiring persons. Immediately upon the action of the RFMD board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.001 redemption price.

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of RFMD, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights is not taxable to RFMD stockholders or to RFMD, stockholders of RFMD may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for stock (or other consideration) of RFMD or for common stock of the acquiring company as set forth above.

An independent committee of the RFMD board of directors is required to evaluate the rights agreement at least once every three years in order to determine whether the rights plan continues to be in the best interests of RFMD and its stockholders. Prior to the distribution date, any of the provisions of the rights agreement may be amended by the RFMD board of directors. After the distribution date, the provisions of the rights agreement may be amended by the RFMD board of directors in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made when the rights are not redeemable.

The rights agreement between RFMD and the rights agent specifying the terms of the rights, which includes the forms of the articles of amendment creating the RFMD preferred stock, the rights certificate and the summary of rights to purchase shares, is incorporated herein by reference. The foregoing is qualified in its entirety by reference thereto.

Certain Provisions of RFMD’s Articles of Incorporation and Bylaws

General

A number of provisions of RFMD’s articles of incorporation and bylaws deal with matters of corporate governance and the rights of RFMD’s stockholders. Some of these provisions may be deemed to have an anti-takeover effect and may delay or prevent takeover attempts not first approved by the RFMD board of directors (including takeovers that certain stockholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders. RFMD believes that these provisions are appropriate to protect the interests of RFMD and the interests of RFMD’s stockholders.

Certain Business Combinations

RFMD’s articles of incorporation require that any business combination, as defined in the RFMD articles, to be entered into by RFMD with a person or entity beneficially owning 15% or more of the outstanding voting shares of RFMD (an “interested stockholder”) be approved by the affirmative vote of the holders of at least 60% of the outstanding voting shares, other than shares held by such interested stockholder, or, alternatively, by a majority of certain members of the RFMD board of directors not affiliated with the interested stockholder. The business combinations that are subject to these provisions include a merger or share exchange with an interested stockholder, certain sales to an interested stockholder of the assets of RFMD, certain issuances or transfers to an interested stockholder by RFMD or any of its subsidiaries of equity securities of RFMD or such subsidiary, the adoption of a plan or proposal for the liquidation or dissolution of RFMD, any reclassification, recapitalization or similar transaction that has the effect of increasing the percentage of outstanding equity or convertible securities of RFMD that are owned by an interested stockholder, or any agreement to do any of the foregoing. These provisions will make a takeover of RFMD more difficult and may have the effect of diminishing the possibility of certain types of “front-end loaded” acquisitions of RFMD or other unsolicited attempts to acquire RFMD.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

RFMD’s bylaws provide that a special meeting of stockholders may be called only by the RFMD board of directors and certain designated officers of RFMD. Stockholder meetings may not be called by RFMD’s stockholders. The RFMD bylaws establish advance notice procedures for stockholder proposals and the nomination, other than by or under the direction of the RFMD board of directors or a committee of the RFMD board of directors, of candidates for election as directors. These procedures provide that the notice of RFMD stockholder proposals and stockholder nominations for the election of directors must be in writing, contain certain specified information and be received by RFMD’s corporate secretary:

•	in the case of an annual meeting, at least 60 days but no more than 90 days in advance of the first anniversary of the notice date set forth in the RFMD’s proxy statement for the preceding year’s annual meeting;

•	in the case of a special meeting, no later than the tenth day following the notice date for such meeting; or

•	in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the preceding year’s annual meeting, notice by a stockholder must be delivered no earlier than the 90th day prior to such annual meeting and no later than the later of the 60th day prior to such annual meeting or the tenth day following the notice date for such meeting.

These provisions may preclude some stockholders from bringing matters before the stockholders at any annual or special meeting, including making nominations for directors.

Amendment of Articles and Bylaws

In general, any amendment to RFMD’s articles of incorporation must be adopted by the RFMD board of directors and approved by the affirmative vote of a majority of outstanding shares entitled to vote thereon. In certain limited circumstances involving an interested stockholder, amendment or repeal of certain provisions of the articles relating to the shares which RFMD has authority to issue, the approval of certain business combinations as described above and certain other matters require the affirmative vote of the holders of 60% of RFMD’s voting securities, not including securities held by such interested stockholder.

The RFMD board of directors may amend the RFMD bylaws, except that any amendment to certain provisions of the bylaws relating to the size and composition of the RFMD board of directors and meetings of stockholders must be approved by the stockholders.

These provisions will make it more difficult for stockholders to amend the RFMD articles or bylaws.

Anti-takeover Legislation

Pursuant to RFMD’s articles of incorporation, RFMD has elected not to be governed by the North Carolina Control Share Act, which restricts the right of certain stockholders who acquire specified amounts of the common stock from voting those shares without certain approval by other stockholders of RFMD, and the North Carolina Shareholder Protection Act, which imposes certain requirements for approval of transactions between RFMD and a stockholder beneficially owning in excess of 20% of RFMD common stock.

COMPARATIVE RIGHTS OF RFMD STOCKHOLDERS
AND SIRENZA STOCKHOLDERS

	Sirenza	RFMD

Authorized Capital Stock	Sirenza’s certificate of incorporation authorizes the issuance of 200,000,000 shares, consisting of two classes: 205,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.	RFMD’s articles of incorporation authorize the issuance of 505,000,000 shares, consisting of two classes: 500,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

Number of Directors	Sirenza’s bylaws provide that the number of directors shall be fixed from time to time by resolution of the board.	RFMD’s bylaws provide that the number of directors shall be not less than seven nor more than nine individuals, as determined from time to time by resolution adopted by the board or by the stockholders. In the absence of such resolution, the number of directors elected at the annual meeting of stockholders shall constitute the number of directors of RFMD until the next annual meeting of stockholders, unless the number is changed prior to such meeting by action of the RFMD board of directors. If adopted, Proposal No. 3 would increase the maximum size of the RFMD board of directors from nine members to 11 members.

Cumulative Voting	Sirenza’s certificate of incorporation does not provide for cumulative voting, and as a result, holders of Sirenza common stock have no cumulative voting rights in connection with the election of directors.	If corporations desire to allow for cumulative voting, the North Carolina Business Corporation Act (“NCBCA”) requires such corporations, if incorporated in North Carolina after July 1, 1990, to include a provision in their articles of incorporation expressly allowing for cumulative voting. RFMD’s articles of incorporation do not provide for cumulative voting, and as a result, holders of RFMD common stock have no cumulative voting rights in connection with the election of directors.

Classification of Board of Directors	Sirenza has a classified board. Sirenza’s certificate of incorporation provides that the board is divided into three classes, with board members serving three-year terms, and that directors shall be elected to each class by Sirenza’s stockholders.	RFMD’s articles of incorporation and bylaws do not provide for classification or staggered terms of directors.

Removal of Directors	Sirenza’s bylaws provide that any director or the entire board may be removed from office for cause at any time by an affirmative vote of the holders of a majority of the shares of Sirenza then entitled to vote at an election of directors.	RFMD’s bylaws provide that a director may be removed from office with or without cause, provided the notice of the stockholders’ meeting at which such action is to be taken states that a purpose of the meeting is removal of the director, and the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

	Sirenza	RFMD

Vacancies on the Board of Directors	Sirenza’s bylaws provide that any vacancy occurring in the board and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Sirenza’s bylaws also provide that if there is a vacancy or a newly created directorship and the directors in office constitute less than a majority of the board, then the Delaware Court of Chancery may, upon application by a stockholder or stockholders holding more than 10% of the shares eligible to vote, order an election to fill the vacancy or newly created directorship.	RFMD’s bylaws provide that a vacancy occurring in the board of directors, including, without limitation, a vacancy resulting from an increase in the number of directors or from the failure by the stockholders to elect the full authorized number of directors, may be filled by a majority of the remaining directors or by the sole director remaining in office. The stockholders may elect a director at any time to fill a vacancy not filled by the directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

Stockholder Action by Written Consent	Sirenza’s bylaws specify that no action shall be taken by the stockholders except at an annual or special meeting of the stockholders and that no action shall be taken by the stockholders by written consent.	The NCBCA provides that action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting if the action is taken by all of the shareholders entitled to vote on the action.

Amendment of Certificate of Incorporation	Sirenza’s certificate of incorporation may be amended in any manner otherwise permitted by law.	In general, any amendment to RFMD’s articles of incorporation must be adopted by the board of directors and approved by the affirmative vote of a majority of outstanding shares entitled to vote thereon. In certain limited circumstances involving an interested stockholder, amendment of certain provisions of the articles requires the affirmative vote of the holders of 60% of RFMD’s voting securities, other than securities held by an interested stockholder. Furthermore, RFMD’s articles of incorporation may not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock of the corporation so as to affect them adversely, except in accordance with the NCBCA.

Amendment of Bylaws	Sirenza’s bylaws permit the bylaws to be amended by the affirmative vote of a majority of the stockholders entitled to vote.	The RFMD board of directors may amend the bylaws, except that any amendment to certain provisions of the bylaws relating to the size and composition of the board of directors and meetings of stockholders must be approved by the stockholders.

Special Meetings of Stockholders	Sirenza’s bylaws provide that special meetings of the stockholders may be called, at any time and for any purpose by a majority of the members of the board of directors.	RFMD’s bylaws provide that special meetings of the stockholders may be called at any time by the chairman of the board, the president, the secretary or the board.

Notice of Stockholder Meetings	Sirenza’s bylaws require that notice of a meeting shall be given to stockholders not less than 10 days or more than 60 days before the date of the meeting.	RFMD’s bylaws require that notice of a meeting shall be given to stockholders not less than 10 nor more than 60 days before the date of the meeting.

Sirenza	RFMD

Delivery and Notice Requirements of Stockholder Nominations and Proposals	Sirenza’s bylaws provide that in order for a stockholder to make a nomination or propose business at an annual meeting of the stockholders, the stockholder must give timely written notice to Sirenza’s secretary not less than 120 calendar days in advance of the anniversary of the date that the corporation’s proxy statement was released to stockholders in connection with the previous year’s annual meeting; provided however, that if no annual meeting was held in the previous year and if the date of the annual meeting has changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be received not later than 120 calendar days in advance of the date of such annual meeting or the close of business on the 10th day following the day on which a notice of the date of the meeting was mailed or public announcement thereof was made.

The Sirenza stockholder’s written notice must set forth: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the stockholder proposing such business; (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder; (iv) any material interests of the stockholder in such business; and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934.	RFMD’s bylaws provide that, in addition to the requirements of any applicable law with respect to any proposal presented by a stockholder for action at a meeting of the stockholders and subject to the provisions of the NCBCA, any stockholder desiring to introduce any business before any meeting of the stockholders shall be required to deliver to the secretary written notice containing specified information: (i) in the case of an annual meeting, at least 60 days but no more than 90 days in advance of the first anniversary of the notice date of RFMD’s proxy statement for the preceding year’s annual meeting, and (ii) in the case of a special meeting, no later than the tenth day following the notice date for such meeting. As to each matter the stockholder proposes to bring before the meeting, the written notice shall contain the following information (in addition to any information required by applicable law): (i) the name and address of the stockholder who intends to present the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the number of shares of each class of capital stock owned by the stockholder and such beneficial owner; (iii) a description of the business proposed to be introduced to the stockholders; (iv) any material interest, direct or indirect, which the stockholder or beneficial owner may have in the business described in the notice; and (v) a representation that the stockholder is a holder of record of shares of RFMD entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal.

Nominations of persons for election to the board may be made at such meeting of stockholders only (i) by or at the direction of the board (or a properly authorized committee of the board) or (ii) by any stockholder (A) who is a stockholder of record at the time of giving of notice, (B) who shall be entitled to vote for the election of directors at the meeting, (C) who complies with the notice and other procedures, and (D) whose nominee is determined by the board (or a properly authorized committee of the board) to satisfy all applicable director qualification standards. Any stockholder desiring to nominate a person for election as a director of the corporation shall deliver to the secretary a written notice at such time and containing (i) such information as described above for a shareholder proposal, (ii) such additional information concerning the nominee as would be required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, to be disclosed in the proxy materials concerning all persons nominated (by RFMD or otherwise) for election as a director, and (iii) such additional information concerning the nominee as is deemed sufficient by the board (or a properly authorized committee of the board) to establish that the nominee meets all minimum qualification standards or other criteria as may have been established by the board (or any properly authorized committee of the board) or pursuant to applicable law, rule or regulation for service as a director. In addition, such notice shall be accompanied by a consent signed by each nominee to serve as a director if elected.

	Sirenza	RFMD

Proxy	Sirenza’s bylaws provide that each person entitled to vote at a meeting of the stockholders, may authorize another person or persons to act for such stockholder by written proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law signed by the stockholder and filed with the secretary of the corporation. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period.	RFMD’s bylaws provide that shares may be voted either in person or by one or more proxies authorized by a written appointment of proxy signed by the shareholder or his duly authorized attorney-in-fact. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. An appointment of proxy is valid for eleven months from the date of its execution, unless a different period is expressly provided in the appointment form.

Preemptive Rights	Sirenza’s certificate of incorporation does not grant any preemptive rights. Sirenza’s bylaws are silent as to preemptive rights.	RFMD’s articles of incorporation do not grant any preemptive rights. RFMD’s bylaws are silent as to preemptive rights.

Dividends	Sirenza’s bylaws provide that, subject to the provisions of Sirenza’s certificate of incorporation, the board may declare dividends pursuant to Delaware law. Dividends may be paid in cash, in property, or in shares of capital stock.	RFMD’s bylaws provide that the board may from time to time declare and RFMD may pay dividends or make other distributions with respect to its outstanding shares in the manner and upon the terms and conditions provided by the articles of incorporation or the bylaws.

Limitation of Personal Liability of Directors	Sirenza’s certificate of incorporation provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

	Furthermore, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.	Under the NCBCA, a director is generally protected from liability to RFMD or its stockholders for actions taken in good faith, in the exercise of the care an ordinarily prudent person would exercise and in a manner he or she reasonably believes to be in the best interests of the corporation. The NCBCA creates personal liability for directors for: (i) distributions made in violation of statutory provisions or the articles of incorporation and (ii) certain conflict of interest transactions. RFMD’s articles of incorporation provide that to the fullest extent permitted by applicable law, no person who is serving or has served as a director of RFMD shall have any personal liability arising out of any action whether by or in the right of RFMD or otherwise for monetary damages for breach of any duty as director.

	Sirenza	RFMD

Indemnification of Officers and Directors	Sirenza’s bylaws provide a person who is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was a director or officer of the corporation or was serving at the request of the corporation as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the Delaware General Corporation Law against all expenses (including attorney’s fees), judgments, settlements, fines and amounts actually or reasonably incurred in connection with any proceeding, provided such person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Such indemnification shall continue for persons who have are no longer directors or officers.

	Sirenza shall pay all expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding as they are incurred in advance of its final disposition to the extent permitted by Delaware law.	RFMD’s bylaws provide that any person who at any time serves or has served as a director or officer of RFMD or of any wholly owned subsidiary of RFMD, or in such capacity at the request of RFMD for any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan of RFMD or any wholly owned subsidiary thereof, shall have the right to be indemnified and held harmless by RFMD to the fullest extent from time to time permitted by law against all liabilities and litigation expenses in the event a claim shall be made or threatened against that person in, or that person is made or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of RFMD, including all appeals therefrom, arising out of such service. However, indemnification shall not be effective with respect to: (i) that portion of liabilities or litigation expenses with respect to which the director or officer is entitled to receive payment under any insurance policy, or (ii) any liabilities or litigation expenses incurred on account of any of the director’s or officer’s activities which were at the time taken known or believed by the director or officer to be clearly in conflict with the best interests of RFMD. Furthermore, RFMD shall not be liable to indemnify a director or officer for any amounts paid in settlement of any proceeding effected without RFMD’s written consent. Except as provided in the bylaws, all litigation expenses shall be advanced to any director or officer within 30 days of the receipt by the secretary of RFMD of a demand therefore, together with an undertaking by or on behalf of the director or officer to repay to RFMD such amount unless it is ultimately determined that the director or officer is entitled to be indemnified by RFMD against such expenses.

Stockholder Rights Plan	Sirenza does not have a stockholder rights plan.	RFMD has adopted a rights agreement that, among other things, discourages some types of transactions that may involve an actual or threatened change of control of RFMD. The rights plan is described above in the section entitled “Description of RFMD Common Stock—Stockholder Rights Plan”.

	Sirenza	RFMD

Dissenters’ Rights	Under the Delaware law, if Sirenza is a party to a merger, under varying circumstances, Sirenza stockholders may be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. No appraisal rights are available to holders of shares of any class of stock which is either: (i) listed on a national securities exchange or (ii) held by more than 2,000 stockholders of record, with respect to a merger or consolidation if the terms of the merger or consolidation do not require the stockholders to receive consideration other than shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares. See “RFMD Proposal No. 1 and Sirenza Proposal No. 1 — The Mergers — Appraisal Rights with Respect to Sirenza Common Stock.”	Under the NCBCA, RFMD stockholders are entitled to exercise certain appraisal rights in the event of: (i) a merger; (ii) a share exchange; (iii) a sale, lease, exchange or any other disposition of all or substantially all of the property of RFMD; (iv) certain amendments to the articles of incorporation that materially and adversely affect rights in respect of a dissenter’s shares, or (v) any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or a resolution of the board provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares. However, RFMD stockholders have no right to dissent from, or obtain payment for the fair value of the shares in the event of transactions (i) through (iii) described above, if the affected shares are any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or sale or exchange of property is to be acted on were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the “NASD”)* or (ii) held by at least 2,000 record shareholders. However, the preceding sentence does not apply if (i) the articles of incorporation, bylaws or a resolution of the board of directors issuing the shares provide otherwise or (ii) the holders of a class or series of stock are required under a plan of merger or share exchange to accept for the shares anything except (x) cash, (y) shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the stockholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national market system security or an interdealer quotation system by the NASD or held by at least 2,000 record shareholders, or (z) a combination of cash and shares as described above. The NCBCA also contains limitations as to when and how record and beneficial stockholders may exercise their appraisal rights.

Certain Business Combination Restrictions	Section 203 of the Delaware General Corporation Law generally protects publicly traded Delaware corporations from hostile takeovers and from certain actions following such takeovers. The restrictions set forth in Section 203 of the Delaware General Corporation Law to the mergers do not apply because Sirenza’s board has expressly approved the merger agreement and the voting agreements.	The NCBCA has two anti-takeover statutes, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, RFMD elected not to be covered by the restrictions imposed by these statutes. As a result, these statutes do not apply to RFMD.

* Although the NCBCA still contains references to the NASD, on July 30, 2007, the NASD was consolidated with the member regulation, enforcement and arbitration operations of the New York Stock Exchange to create the Financial Industry Regulatory Authority (“FINRA”).

	Sirenza	RFMD

Vote on Business Combinations	Neither the Sirenza certificate of incorporation nor its bylaws contain any provisions relating to business combinations.	RFMD’s articles of incorporation contain restrictions with respect to certain business combinations, as such term is defined in the articles of incorporation. The restrictions are described above in the section entitled “Description of RFMD Common Stock — Certain Provisions of RFMD’s Articles of Incorporation and Bylaws — Certain Business Combinations”.

LEGAL MATTERS

The validity of the RFMD common stock to be issued in the first merger will be passed upon for RFMD by Womble Carlyle Sandridge & Rice, PLLC. Certain tax consequences of the mergers will be passed upon for RFMD by Cooley Godward Kronish LLP and for Sirenza by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXPERTS

The consolidated financial statements of RFMD appearing in RFMD’s Annual Report (Form 10-K) for the year ended March 31, 2007 (including the schedule appearing therein), and RFMD management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Sirenza appearing in Sirenza’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule appearing therein), and Sirenza management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

RFMD and Sirenza each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC’s public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. RFMD’s and Sirenza’s public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning RFMD and Sirenza also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

RFMD has filed a Form S-4 registration statement to register with the SEC the offering and sale of the shares of RFMD common stock to be issued to Sirenza stockholders in the first merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a proxy statement with respect to RFMD for the RFMD special meeting and a prospectus and proxy statement with respect to Sirenza for the Sirenza special meeting.

As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

The SEC allows RFMD and Sirenza to incorporate information into this joint proxy statement/prospectus “by reference,” which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below that RFMD and Sirenza have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

RFMD Filings (File No. 000-22511):

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed with the SEC on May 30, 2007;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed with the SEC on August 9, 2007;

•	Current Reports on Form 8-K filed with the SEC on June 6, 2007, July 24, 2007, August 13, 2007 and August 16, 2007; and

•	The description of RFMD common stock and preferred stock purchase rights included in RFMD’s Registration Statements on Form 8-A, filed with the SEC on May 2, 1997 and August 14, 2001, including any amendment or reports filed for the purpose of updating such description.

Sirenza Filings (File No. 000-30615):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 16, 2007;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the SEC on May 10, 2007 and for the fiscal quarter ended June 30, 2007, filed with the SEC on August 9, 2007; and

•	Current Reports on Form 8-K filed with the SEC on April 3, 2007, July 10, 2007, August 13, 2007, August 15, 2007 and August 16, 2007.

RFMD and Sirenza also hereby incorporate by reference all additional documents that RFMD or Sirenza may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this joint proxy statement/prospectus and the date of the special meetings. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

RFMD and Sirenza also incorporate by reference the following additional documents:

•	the Agreement and Plan of Merger and Reorganization attached to this joint proxy statement/prospectus as Annex A;

•	the form of Voting Agreement with respect to Sirenza common stock attached to this joint proxy statement/prospectus as Annex B;

•	the form of Voting Agreement with respect to RFMD common stock attached to this joint proxy statement/prospectus as Annex C;

•	the opinion of Merrill Lynch attached to this joint proxy statement/prospectus as Annex D; and

•	the opinion of Banc of America Securities attached to this joint proxy statement/prospectus as Annex E.

RFMD has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to RFMD or Merger Sub, and Sirenza has supplied all information relating to Sirenza.

If you are a stockholder of RFMD or Sirenza, you may have received some of the documents incorporated by reference. You may also obtain any of those documents from the appropriate company or the SEC or the SEC’s Internet web site described above. Documents incorporated by reference in this joint proxy statement/prospectus are available from the appropriate company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

RF Micro Devices, Inc.
Attn: Investor Relations Department
7628 Thorndike Road
Greensboro, NC 27409-9421
Telephone: (336) 664-1233

Sirenza Microdevices, Inc.
Attn: Investor Relations
303 S. Technology Court
Broomfield, CO 80021
(303) 327-3030

If you would like to request documents, please do so by October 22, 2007 to receive them before the special meetings. If you request any incorporated documents, the appropriate company will strive to mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote your shares at the special meeting. We have not authorized anyone to provide you with information that differs from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated October 2, 2007. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of RFMD common stock in the first merger shall create any implication to the contrary.

RF Micro Devices, the RF Micro Devices logos and all other RF Micro Devices product and service names are registered trademarks or trademarks of RF Micro Devices, Inc. in the United States and in other select countries. Sirenza, the Sirenza logos and all other Sirenza product and service names are registered trademarks or trademarks of Sirenza Microdevices, Inc. in the United States and in other select countries. “®” and “tm” indicate U.S. registration and U.S. trademark, respectively. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among:

RF Micro Devices, Inc.,
a North Carolina corporation;

Iceman Acquisition Sub, Inc.,
a Delaware corporation; and

Sirenza Microdevices, Inc.,
a Delaware corporation

Dated as of August 12, 2007

i

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (“Agreement”) is made and entered into as of August 12, 2007, by and among: RF Micro Devices, Inc., a North Carolina corporation (“Parent”); Iceman Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and Sirenza Microdevices, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.  Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “First Merger”). Upon consummation of the First Merger, Merger Sub will cease to exist, and the Company (as the Surviving Corporation) will become a wholly-owned subsidiary of Parent. Parent and the Company will effect, immediately following the First Merger, a merger of the Surviving Corporation into Parent in accordance with this Agreement, the NCBCA and the DGCL (the “Second Merger”).

B.  It is intended that, for United States federal income tax purposes, the First Merger and the Second Merger (collectively, the “Mergers”) (i) together shall qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) shall each constitute integrated steps in a single plan of reorganization within the meaning of Treas. Reg. §§ 1.368-2(g) and 1.368-3T(a).

C.  The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Mergers.

D.  In order to induce Parent to enter into this Agreement and cause the Mergers to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent concurrently with the execution of this Agreement (the “Company Stockholder Voting Agreements”).

E.  In order to induce the Company to enter into this Agreement and consummate the Mergers, certain shareholders of Parent are executing voting agreements in favor of the Company concurrently with the execution of this Agreement (the “Parent Shareholder Voting Agreements”).

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.	Description Of Transaction

1.1	The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the First Merger, at the First Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the First Merger (the “Surviving Corporation”).

(b) Upon the terms and subject to the conditions set forth in this Agreement (which conditions shall be deemed to be satisfied in full at and as of the First Effective Time), at the Second Effective Time (as defined in Section 1.3), the Surviving Corporation shall be merged with and into Parent. By virtue of the Second Merger, at the Second Effective Time, the separate existence of the Surviving Corporation shall cease and Parent shall continue as the surviving corporation in the Second Merger.

1.2  Effects of the Mergers.  The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL, and the Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NCBCA and the DGCL.

1.3  Closing; Effective Times of the Mergers.

(a) The consummation of the Contemplated Transactions (other than the Second Merger) (the “Closing”) shall take place at the offices of Cooley Godward Kronish llp, 3175 Hanover Street, Palo Alto, California, on a date to be designated by Parent, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than any conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b) Subject to the provisions of this Agreement, in order to effect the First Merger, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing on the Closing Date shall be filed with the Secretary of State of the State of Delaware. The First Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated by the mutual agreement of Parent and the Company and specified in such certificate of merger (the time as of which the First Merger becomes effective being referred to as the “First Effective Time”).

(c) Subject to the provisions of this Agreement, in order to effect the Second Merger, an articles of merger satisfying the applicable requirements of the NCBCA and a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed and filed with the Secretaries of State of the States of North Carolina and Delaware, respectively, by Parent immediately following the First Effective Time. The Second Merger shall become effective at the time of the filing of such articles of merger with the Secretary of State of the State of North Carolina (the time as of which the Second Merger becomes effective being referred to as the “Second Effective Time”).

1.4  Certificate of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Parent prior to the First Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the First Effective Time to conform to Exhibit B;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the First Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the First Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the First Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the First Effective Time.

1.5  Conversion of Shares.

(a) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by any wholly-owned Subsidiary of the Company immediately prior to the First Effective Time (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the First Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(b), 1.5(c), 1.5(d) and 1.9, each share of Company Common Stock outstanding immediately prior to the First Effective Time shall be converted into the right to receive a combination of: (A) cash in the amount of $5.56 (the “Per Share Cash Amount”): and (B) 1.7848 shares of Parent Common Stock (the “Exchange Ratio”); and each share of the Common Stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the First Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

(iv) each share of the Common Stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the First Effective Time shall be converted into one share of common stock of the Surviving Corporation.

The Per Share Cash Amount and the Exchange Ratio (as each of them may be adjusted in accordance with Section 1.5(b)) are collectively referred to as the “Merger Consideration”.

(b) If, during the period from the date of this Agreement through the First Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the Per Share Cash Amount and the Exchange Ratio shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. If, during the period from the date of this Agreement through the First Effective Time, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Parent during such period, or a record date with respect to any such event shall occur during such period, then the Exchange Ratio (but not the Per Share Cash Amount) shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.

(c) If any shares of Company Common Stock outstanding immediately prior to the First Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable Company RSA or other Contract with the Company or under which the Company has any rights, then: (i) the cash and shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition; and (ii) the certificates representing any such shares of Parent Common Stock may accordingly be marked with appropriate legends. Prior to the First Effective Time, the Company shall take all action that may be necessary to ensure that, from and after the First Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such Company RSA or other Contract.

(d) No fractional shares of Parent Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the NASDAQ Global Select Market on the date the First Merger becomes effective. The amount of cash, if any, that each stockholder of the Company is entitled to receive for the shares of Company Common Stock held by such stockholder shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable for all shares of Company Common Stock held by such stockholder.

1.6  Closing of the Company’s Transfer Books.  At the First Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the First Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the First Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the First Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the First Effective Time. If, after the First Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the First Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7  Exchange of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as payment and exchange agent in the First Merger (the “Exchange Agent”). As promptly as practicable after the First Effective Time, Parent shall deposit with the Exchange Agent: (i) subject to Section 1.5(c), cash sufficient to make the aggregate payments pursuant to Section 1.5(a)(iii)(A); (ii) subject to Section 1.5(c), certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(a)(iii)(B); and (iii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares of Parent Common Stock, are referred to collectively as the “Exchange Fund.” To the extent that the cash in the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by this Agreement (including with respect to former shares held by Company stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL), Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments contemplated by this Agreement.

(b) As promptly as practicable after the First Effective Time, the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the First Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for cash and certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor: (1) subject to Section 1.5(c), the cash amount that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(iii)(A); and (2) subject to Section 1.5(c), a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(iii)(B) (and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d)); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the First Effective Time, to represent only the right to receive cash and shares of Parent Common Stock pursuant to the provisions of Section 1.5(a)(iii) and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.5(d). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the payment of any cash or the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in accordance with the customary practices of the transfer agent for Parent Common Stock or the Exchange Agent) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the First Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the First Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the First Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for cash and shares of Parent Common Stock pursuant to the provisions of Section 1.5(a)(iii), cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld from such consideration under the Code or any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar Legal Requirement.

1.8  Tax Consequences.  For federal income tax purposes, the Mergers are intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3T(a) of the United States Treasury Regulations of which the First Merger and the Second Merger are intended to constitute integrated steps. None of the parties shall take any action that would reasonably be expected to cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

1.9  Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that, as of immediately prior to the First Effective Time, are held by holders who have as of such time preserved appraisal rights under Section 262 of the DGCL with respect to such shares shall not be converted into or represent the right to receive cash and shares of Parent Common Stock in accordance with Section 1.5(a)(iii), or cash in lieu of fractional shares in accordance with Section 1.5(d), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights shall not be perfected or the holders of such shares shall otherwise lose their appraisal rights with respect to such shares, then, as of the later of the First Effective Time or the time of the failure to perfect such status or the loss of such rights, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of such holder’s Company Stock Certificate(s) in accordance with Section 1.7) cash and shares of Parent Common Stock in accordance with Section 1.5(a)(iii) and cash in lieu of fractional shares in accordance with Section 1.5(d).

(b) The Company shall give Parent: (i) prompt notice of any written demand received by the Company prior to the First Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the First Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the First Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

1.10  Further Action.  If, at any time after the First Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.	Representations And Warranties Of The Company

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) disclosure in the Company’s Annual Report on

Form 10-K for the period ended December 31, 2006 and any Company SEC Document thereafter filed with the SEC and publicly available prior to the date hereof, excluding: (i) any disclosure in any such Company SEC Document set forth in any risk factor section or in any section relating to forward-looking statements; and (ii) any statements or disclosures that are predictive or forward-looking in nature, including statements about potential future risks or liabilities arising from existing facts and circumstances (and provided that the disclosure in such Annual Report or other Company SEC Document shall apply only with respect to representations and warranties to which the relevance of such disclosure is reasonably apparent on its face); (c) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (d) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure applies to such representation and warranty):

2.1  Subsidiaries; Due Organization; Etc.

(a) Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Acquired Corporations is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.2  Certificate of Incorporation and Bylaws.  The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation and bylaws of the Company, including all amendments thereto. The Company has Made Available (or made available on the SEC website) to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; and (b) any code of conduct, investment policy, whistleblower policy, disclosure committee policy or similar policy adopted by any of the Acquired Corporations or by the board of directors, or any committee of the board of directors, of any of the Acquired Corporations.

2.3  Capitalization, Etc.

(a) As of August 10, 2007, the authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock, of which 52,368,714 shares have been issued and were outstanding; and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares have been issued or were outstanding. The Company holds 100,000 shares of its capital stock in its treasury as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Part 2.3(a) of the Company Disclosure Schedule specifies the number of shares of Company Common Stock that are subject to issuance pursuant to Company Options, Company RSAs, and Company PSAs outstanding as of August 10, 2007 under each of the Company Option Plans. As of August 10, 2007: (A) 709,359 shares of Company Common Stock were reserved for future issuance pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Company ESPP”); and (B) 1,699,290 shares of Company Common Stock were reserved for future issuance pursuant to stock awards not yet granted under the Company Option Plans.

(b) (A) None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (B) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (C) there is no

Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except for the Company’s right to repurchase or reacquire restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment.

(c) Part 2.3(c) of the Company Disclosure Schedule accurately sets forth the following information with respect to each outstanding Company Option, Company RSA and Company PSA as of August 10, 2007: (A) the particular Company Option Plan (if any) pursuant to which such award was granted; (B) an employee number representing the award holder and, for those award holders whose principal work location is outside of the United States, the country in which the award holder works; (C) the number of shares of Company Common Stock subject to such award; (D) the exercise price of the Company Option and the purchase price of the Company RSA and, if applicable, the Company PSA; (E) the date on which such award was granted; (F) the applicable vesting schedule; (G) if applicable, the extent to which the Company Option is vested and exercisable; (H) if applicable, the date on which the Company Option and Company RSA expires; (I) the type of award, including whether a Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option and (J) whether the vesting of such award would be accelerated, in whole or in part, as a result of the Mergers or any of the other Contemplated Transactions, alone or in combination with any termination of employment or other event. The Company has Made Available to Parent accurate and complete copies of: (I) each Company Option Plan; (II) each other stock plan pursuant to which any of the Acquired Corporations has ever granted stock awards to the extent that any stock awards remain outstanding thereunder; (III) each stock plan under which any Entity has granted stock awards that were ever assumed by any of the Acquired Corporations to the extent that any stock awards remain outstanding thereunder; and (IV) the forms of all stock award agreements evidencing rights to purchase or be issued stock of any of the Acquired Corporations.

(d) Except as set forth in Section 2.3(a), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) All outstanding shares of Company Common Stock, and all options and other securities of the Acquired Corporations, have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all material requirements set forth in applicable Contracts.

(f) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4  SEC Filings; Financial Statements.

(a) The Company has Made Available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with, and all Company Certifications (as defined below) filed or furnished by the Company with or to, the SEC since January 1, 2004, including all amendments thereto (collectively, the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by the Company with or to the SEC since January 1, 2004 have been so filed or furnished on a timely basis. None of the Company’s Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Closing, by the filing or furnishing of the applicable amending or superseding Company SEC Document. Each of the certifications and statements relating to the Company SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Company Certifications”) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Company Certification was filed with or furnished to the SEC.

(b) The Acquired Corporations maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Acquired Corporations required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company has Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is, and has at all times since January 1, 2004 been, in compliance with the applicable listing and other rules and regulations of the NASDAQ Global Market, and has not since January 1, 2004 received any notice from the NASDAQ Global Market or any similar body asserting any non-compliance with any of such rules and regulations.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.

(d) To the knowledge of the Company, the Company’s outside auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and related or companion rules and regulations promulgated by the Public Company Accounting Oversight Board thereunder. Part 2.4(d) of the Company Disclosure Schedule contains a description of all non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by the Company’s outside auditors for the Acquired Corporations since January 1, 2004 and the fees paid for such services. All such non-audit services were approved as required by Section 10A(h) of the Exchange Act.

(e) The Acquired Corporations maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. The Company has Made Available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. Since December 31, 2006, there have not been any changes in the Acquired Corporations’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Acquired Corporations’ internal control over financial reporting. To the knowledge of the Company, neither the Company nor its independent auditors have (A) identified any significant deficiency or material weakness in the design or operation of the Acquired Corporations’ internal control over financial reporting, (B) identified any fraud, whether or not material, that involves management or other employees who have a role in the preparation of the financial statements of the Company or the Acquired Corporations’ internal control over financial reporting, or (C) received any claim or allegation regarding any of the foregoing.

(f) Part 2.4(f) of the Company Disclosure Schedule lists, and the Company has Made Available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) currently in effect or effected by any of the Acquired Corporations since January 1, 2004.

2.5  Absence of Changes.  Between December 31, 2006 and the date of this Agreement:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Acquired Corporations (whether or not covered by insurance);

(c) none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than pursuant to the Company’s right to repurchase restricted shares of Company Common Stock held by an employee or other service provider of an Acquired Corporation upon termination of such individual’s service);

(d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options and Company RSAs and upon the vesting of outstanding Company PSAs); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options, Company RSAs and Company PSAs identified in Part 2.3(c) of the Company Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights or obligations under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Option Plans; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock agreement (including any Company PSA or Company RSA); or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the certificate of incorporation or bylaws of the Company, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

(h) none of the Acquired Corporations has: (i) lent any material amount of money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness, short-term advances made to non-executive officer employees which have subsequently been repaid and routine travel advances made to employees, in each case in the ordinary course of business); or (ii) incurred or guaranteed any material amount of indebtedness for borrowed money, other than to trade creditors in the ordinary course of business;

(i) none of the Acquired Corporations has: (i) adopted, established or entered into any Company Employee Plan or Company Employee Agreement; (ii) caused or permitted any Company Employee Plan or Company Employee Agreement to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, target bonuses, equity compensation, severance, fringe benefits or other compensation or remuneration payable to any Company Associate;

(j) none of the Acquired Corporations has waived any “standstill” or similar Contract or provision;

(k) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations;

(l) none of the Acquired Corporations has made any material Tax election or amended any material Tax Return;

(m) none of the Acquired Corporations has commenced or settled any Legal Proceeding; and

(n) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(m)” above.

2.6  Title to Assets.  The Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all material assets reflected on the Company Unaudited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Balance Sheet); and (b) all other material assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet delinquent or being contested in good faith by appropriate proceedings and reserved for in accordance with GAAP; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations; (iii) liens on the landlord’s interest in any facilities leased by the Acquired Corporations; and (iv) liens described in Part 2.6 of the Company Disclosure Schedule (collectively, the “Permitted Encumbrances”). The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Company Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Acquired Corporations as being leased to the Acquired Corporations, and the Acquired Corporations enjoy undisturbed possession of such leased assets (other than real property assets). No representation or warranty is made in this Section 2.6 with respect to Intellectual Property Rights.

2.7  Employee Receivables.  Part 2.7 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Acquired Corporations to any Company Associate in excess of $200,000 in the aggregate.

2.8  Equipment; Real Property; Leasehold.

(a) All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Corporations in the manner in which such businesses are currently being conducted.

(b) Part 2.8(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all real property owned by any of the Acquired Corporations as of the date of this Agreement. The Company has Made Available to Parent: accurate and complete legal descriptions of all parcels of real property owned by the respective Acquired Corporations. (The real property and all buildings, structures, fixtures and other improvements described in the immediately preceding sentence are referred to as the “Owned Real Property.”) The Acquired Corporations have good and marketable fee title to the Owned Real Property, free and clear of any Encumbrances, except for Permitted Encumbrances.

(c) Part 2.8(c) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease: (i) pursuant to which any real property is being leased to any Acquired Corporation; and (ii) having aggregate payments in excess of $200,000 over the 12-month period commencing on the date of this Agreement. (All real property (including all buildings, structures, fixtures and other improvements) leased to the Acquired Corporations is referred to as the “Leased Real Property,” and, together with the Owned Real Property, as the “Company Real Property.”) To the knowledge of the Company, the Company has not received any written notice of any existing plan or study by any Governmental Body or by any other Person that challenges or otherwise materially and adversely affects the continuation of the present ownership, use or operation of any Company Real Property. Except as set forth in the leases or subleases identified in Part 2.8(d) of the Company Disclosure Schedule, there is no Person in possession of any Company Real Property other than an Acquired Corporation.

(d) Part 2.8(d) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts: (i) granting to any Person (other than any Acquired Corporation) a right of use or occupancy of any of the Company Real Property; and (ii) having aggregate payments in excess of $200,000 over the 12-month period commencing on the date of this Agreement.

2.9  Intellectual Property.

(a) The Company has Made Available to Parent a complete and accurate list of each Company Product that is material to the business of the Acquired Corporations as currently conducted. Part 2.9(a) of the Company Disclosure Schedule accurately identifies:

(i) in Part 2.9(a)(i) of the Company Disclosure Schedule: (A) each item of material Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) to the knowledge of the Company, any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and

(ii) in Part 2.9(a)(ii) of the Company Disclosure Schedule, each Contract material to the business of the Acquired Corporations as currently conducted pursuant to which any Intellectual Property Rights or Intellectual Property that is shipped with, used to develop or used in any Company Product is licensed or otherwise provided to any Acquired Corporation (other than software license agreements for any third-party non-customized software that is generally available to the public on standard terms at a cost of less than $100,000). No Contract that is material to the business of the Acquired Corporations contains any exclusive licenses (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license).

(b) The Company has Made Available to Parent an accurate and complete copy of each standard form of the following documents and Contracts used by any Acquired Corporation at any time since January 1, 2004: (i) terms and conditions with respect to the sale, lease, license or provisioning of any Company Product, Company Product Software, or Company IP; (ii) employee agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iii) consulting or independent contractor agreement or similar Contract containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iv) confidentiality or nondisclosure agreement.

(c) The Acquired Corporations exclusively own all right, title and interest to and in the Company IP free and clear of any material Encumbrances (other than non-exclusive licenses granted by any Acquired Corporation in the ordinary course of business). Without limiting the generality of the foregoing:

(i) the Acquired Corporations are current in the filing of, and delivery to, the appropriate Governmental Body of all documents and instruments necessary to perfect the rights of the Acquired Corporations in the material Company IP that is Registered IP;

(ii) each Company Associate who contributed to the creation or development of any material Company IP has signed a valid and enforceable agreement containing: (A) an irrevocable assignment of Intellectual

Property Rights to the appropriate Acquired Corporation; and (B) confidentiality provisions protecting the Company IP;

(iii) no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any material Company IP;

(iv) no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being, or are expected to be, used to develop or create, in whole or in part, any material Company IP;

(v) each Acquired Corporation has taken reasonable steps to maintain the confidentiality of information it wished to hold as a trade secret and information which an Acquired Corporation holds out as its confidential information;

(vi) none of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate (because of such participation) any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP; and

(vii) to the knowledge of the Company, the Acquired Corporations own or otherwise have, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Acquired Corporations as currently conducted and currently planned by the Company to be conducted.

(d) To the knowledge of the Company, all Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) the Acquired Corporations are current in all obligations to make all filings, payments and other actions required to be made or taken to maintain each item of material Company IP in full force and effect;

(ii) no application for a patent or for a copyright or trademark registration or any other type of Registered IP, in each case that is material to the business of any of the Acquired Corporations as currently conducted, and that has been filed by or on behalf of, or assigned to, any of the Acquired Corporations has been abandoned, allowed to lapse or to the knowledge of the Company has been rejected since March 1, 2005;

(iii) no interference, opposition, reissue, reexamination, cancellation or other Legal Proceeding of any nature is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP is being or, in the case of a threatened Legal Proceeding, would reasonably be expected to be, contested or challenged; and

(iv) there is no basis for a claim that would reasonably be expected to result in a ruling, judgment or determination by any Governmental Body that any Company IP that is material to the business of any of the Acquired Corporations as currently conducted and currently planned by the Company to be conducted is invalid or unenforceable.

(e) The Acquired Corporations are not a party to any Contract which, solely because of the execution, delivery or performance of this Agreement or the consummation of any of the Contemplated Transactions by the Acquired Corporations will, or could reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any material Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the material Company IP.

(f) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any material Company IP. The Company has Made Available to Parent an accurate and complete copy of each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations since March 1, 2005 regarding any actual, alleged or suspected infringement or misappropriation of any Company IP.

(g) To the knowledge of the Company, the operation of the business of the Acquired Corporations, including the manufacture, distribution and sale of the Company Products or Company Product Software does not infringe (directly, contributorily, by inducement or otherwise), misappropriate or otherwise violate, and has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated, any Intellectual Property Right of any other Person.

(h) No infringement, misappropriation or similar claim or Legal Proceeding is or, since March 1, 2005, has been pending or, to the knowledge of the Company, is threatened against any Acquired Corporation or against any other Person who is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Corporation with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(i) Since March 1, 2005, none of the Acquired Corporations has received any written notice or other communication relating to any actual, alleged or suspected material infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Acquired Corporations, the Company Products or the Company Product Software.

(j) None of the Company Product Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires or could reasonably be expected to require, or conditions or could reasonably be expected to condition, the use or distribution of such Company Product Software on, the disclosure, licensing or distribution of any Company Source Code for any portion of such Company Product Software; or (ii) otherwise imposes or could reasonably be expected to impose any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product Software.

(k) No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person (other than employees of the Acquired Corporations). None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person.

2.10  Contracts.

(a) Part 2.10 of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Material Contract. For purposes of this Agreement, each of the following shall be deemed to constitute a “Company Material Contract”:

(i) any Contract: (A) constituting a Company Employment Agreement; (B) pursuant to which any of the Acquired Corporations is or may become obligated to make severance, termination or similar payment, or provide any post-termination employee benefits, to any Company Associate or any spouse, heir or Representative of any Company Associate; (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus (including any retention bonus or success bonus) or similar payment (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $50,000 to any Company Associate; (D) pursuant to which any of the Acquired Corporations is or may become obligated to accelerate the vesting of, or otherwise modify, any stock option, restricted stock award, performance share award, stock appreciation right or other equity interest in any of the Acquired Corporations; (E) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment to any Company Associate as a result of the Mergers or any of the other Contemplated Transactions, alone or in combination with any other event; or (F) with any works council, labor union or similar organization or body;

(ii) any Contract identified or required to be identified in Part 2.9 of the Company Disclosure Schedule;

(iii) any Contract with any distributor and any contract with any other reseller or sales representative that includes any provision with respect to exclusivity;

(iv) any Contract with any manufacturer, vendor, foundry, or other supplier, including any Contract for the performance of services by a third party relating to any Company IP or Company Product;

(v) any Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

(vi) any Contract imposing any material restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business with any other Person;

(vii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts that do not deviate in any material respect from the Company’s standard terms and conditions of sale or agreements previously Made Available by the Company to Parent and which guaranty, warranty, or sharing of liabilities or any indemnity is in excess of $500,000;

(viii) any Contract relating to any currency hedging;

(ix) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(x) any Contract for the ownership, lease or sublease of Company Real Property identified in Part 2.8(c) or Part 2.8(d) of the Company Disclosure Schedule;

(xi) any Contract constituting or relating to a Government Contract or Government Bid that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $500,000 in the aggregate;

(xii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $5,000,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $5,000,000 in the aggregate, other than purchase orders that do not deviate in any material respect from the Company’s standard terms and conditions of sale;

(xiii) any Contract that would reasonably be expected to have a material effect on the ability of the Company to perform any of its obligations under this Agreement, or to consummate any of the Contemplated Transactions;

(xiv) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or material assets of any Acquired Corporation; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or material assets of any Acquired Corporation; and

(xv) any other Contract of an Acquired Corporation the termination of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, and which is not disclosed pursuant to clauses ‘(i)” through “(xiv)” above.

The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Material Contract.

(b) To the knowledge of the Company, each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) (i) None of the Acquired Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Company Contract that constitutes a Company Material Contract; (ii) to the knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Contract that constitutes a Company Material Contract; (iii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any of the provisions of any Company Contract that constitutes a Company Material Contract; (B) give any Person the right to declare a default in any material respect under any Company Contract that constitutes a Company Material Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract that constitutes a Company Material Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract that constitutes a Company Material Contract; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Company Material Contract; and (iv) since January 1, 2004, none of the Acquired Corporations has received any written notice regarding any actual or possible material violation or breach of, or material default under, any Company Contract that constitutes a Company Material Contract.

2.11  Liabilities.  None of the Acquired Corporations has any accrued, contingent or other material liabilities of any nature, either matured or unmatured, except for: (a) liabilities reflected in the Company Unaudited Balance Sheet or the notes thereto; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since the date of the Company Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; and (c) liabilities for performance of obligations of the Acquired Corporations pursuant to the express terms of Company Contracts.

2.12  Compliance with Legal Requirements.  To the knowledge of the Company, each of the Acquired Corporations is, and has at all times since March 1, 2005 been, in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2004, none of the Acquired Corporations has received any written notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

2.13  Certain Business Practices.  To the knowledge of the Company, none of the Acquired Corporations, and no Representative of any of the Acquired Corporations with respect to any matter relating to any of the Acquired Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

2.14  Governmental Authorizations.  The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, including all Governmental Authorizations required under Environmental Laws. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since January 1, 2004 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2004, none of the Acquired Corporations has received any written notice from any Governmental Body regarding: (i) any actual or possible material violation of or failure to comply in any material respect with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.15  Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes of all Acquired Corporations, whether or not shown on the Company Returns, due on or before the Closing Date, have been or will be paid or reserved for on the Company’s books and records in accordance with GAAP on or before the Closing Date.

(b) The Company Unaudited Balance Sheet accrues for all material liabilities for Taxes with respect to all periods in accordance with GAAP, except for material liabilities for Taxes incurred by the Acquired Corporations since the date of the Company Unaudited Balance Sheet in the operation of the business of the Acquired Corporations. The Company will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practices, reserves in accordance with GAAP for the payment of all material Taxes for the period from the date of the Company Unaudited Balance Sheet through the Closing Date.

(c) To the knowledge of the Company, no Acquired Corporation and no Company Return is currently subject to an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any of the material Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

(d) No claim or Legal Proceeding is pending or, to the knowledge of the Company, has been threatened in writing against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any written notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which reserves for payment have been established in accordance with GAAP on the Company Unaudited Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet delinquent and other Permitted Encumbrances. None of the Acquired Corporations has been or will be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) No written claim has ever been received by an Acquired Corporation from any Governmental Body in a jurisdiction where an Acquired Corporation does not file a Tax Return that an Acquired Corporation is or may be subject to taxation by that jurisdiction which has resulted or could reasonably be expected to result in an obligation by an Acquired Corporation to pay material Taxes.

(f) There are no Contracts relating to allocating or sharing of any material amount of Taxes to which any Acquired Corporation is a party. None of the Acquired Corporations is liable for any material amount of Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any material amount of such Person’s Taxes or is a party to any Contract providing for payments by an Acquired Corporation with respect to any material amount of Taxes of any other Person. For the purposes of this Section 2.15(f), the following Contracts shall be disregarded: (i) commercially reasonable Contracts providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company and (ii) commercially reasonable Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(g) No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. No Acquired Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) No Acquired Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquired Corporation may be subject, other than the affiliated group of which the Company is the common parent.

(i) The Company has Made Available to Parent accurate and complete copies of all federal income and all other material Tax Returns of the Acquired Corporations for all Tax years that remain open or are otherwise subject to audit.

(j) The Company has taken no positions on its federal income Tax Returns (whether or not such position has been disclosed on such federal income Tax Returns) that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k) No Acquired Corporation has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

2.16  Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Company Employees (i) in the United States is terminable by the applicable Acquired Corporation at will and without material liability for any severance, termination or similar post-termination payment or benefit except as required by applicable Legal Requirements and (ii) outside of the United States can be terminated without material liability for any severance, termination, pension or similar post-termination payment or benefits in excess of amounts (including notice pay) strictly required by applicable Legal Requirements.

(b) To the knowledge of the Company: (i) no officer or other employee or consultant at the level of director or above or having a base salary of at least $100,000 intends to, or has communicated any intention to, terminate his or her service with any of the Acquired Corporations; and (ii) no Company Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any prior employer) that may have a material effect on the business or operations of any of the Acquired Corporations.

(c) To the knowledge of the Company, none of the Acquired Corporations is a party to any collective bargaining agreement or other Contract with a labor organization or works council representing any of the Company Employees and there are no labor organizations or works councils representing or, to the knowledge of the Company, seeking to represent any Company Employees. There is not now pending any strike, slowdown, work stoppage, lockout, picketing, labor dispute, union organizing activity, or to the knowledge of the Company, any threat thereof, affecting any of the Acquired Corporations. There is no claim pending or, to the knowledge of the Company, threatened against the Acquired Corporations relating to any employment Contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any Company Associate, including charges of unfair labor practices or harassment complaints.

(d) To the knowledge of the Company, none of the current or former individual independent contractors of any of the Acquired Corporations is or was misclassified as an employee, except as could not reasonably be expected to result in a material liability to any Acquired Corporation. There is not, and at no time has there been, any individual independent contractor who has provided services to any of the Acquired Corporations or any Company Affiliate for a period of six consecutive months or longer.

(e) Part 2.16(e) of the Company Disclosure Schedule is an accurate and complete list of each Company Employee Plan, each Foreign Plan and each Company Employee Agreement. None of the Acquired Corporations intends, and none of the Acquired Corporations has committed, to establish or enter into any new Company Employee Plan, Foreign Plan or Company Employee Agreement, or to modify any Company Employee Plan, Foreign Plan or Company Employee Agreement (except to conform any such Company Employee Plan, Foreign Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements or as required by this Agreement).

(f) The Company has Made Available to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan, Foreign Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan and Foreign Plan; (iii) if the Company Employee Plan or Foreign Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of the plan’s assets, if any; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan and Foreign Plan; (v) all material written Contracts relating to each Company Employee

Plan and Foreign Plan, including administrative service agreements and group insurance contracts; (vi) all material correspondence since March 1, 2005 to or from any Governmental Body relating to any Company Employee Plan and Foreign Plan; and (vii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code. The Company has properly performed all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years, and each such Company Employee Plan has passed such discrimination testing in each applicable year.

(g) Each of the Acquired Corporations and Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and Foreign Plan, and each Company Employee Plan and Foreign Plan has been established and maintained in all material respects in accordance with its terms. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code (or has applied, or has time remaining in which to apply, to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination letter). All Company Pension Plans and Foreign Plan required to have been approved by any foreign Governmental Body have been so approved, no such approval has been revoked (or, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Company Pension Plan that would reasonably be expected to materially affect any such approval relating thereto or materially increase the costs relating thereto. Each Company Employee Plan and Foreign Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and to the knowledge of the Company, no event has occurred and no circumstance or condition exists that would reasonably be expected to result in disqualification of any such Company Employee Plan or Foreign Plan. All material income taxes and wage taxes that are required by law to be withheld from benefits derived under the Company Employee Plans, Foreign Plans and Company Employee Agreements have been properly withheld and remitted to the proper depository. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued on not more than 90 days’ prior notice in accordance with its terms, without material liability to Parent, any of the Acquired Corporations or any Company Affiliate (other than any liability for ordinary administration expenses and for ordinary course claims for benefits incurred as of the date of termination). There are no audits or inquiries pending or, to the knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Body with respect to any Company Employee Plan or Foreign Plan. Since January 1, 2004, none of the Acquired Corporations, and no Company Affiliate, has incurred: (i) any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; or (ii) any material penalty or Tax under applicable Legal Requirements with respect to any Company Employee Plan, Foreign Plan or Company Employee Agreement. Each of the Acquired Corporations and Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan and each Foreign Plan, or, to the extent not yet due, have properly accrued and reflected as a liability on the Balance Sheet contributions and other payments that will or may become due under the terms of each Company Employee Plan and each Foreign Plan. Part 2.16(a) of the Company Disclosure Schedule lists all Company Employee Plans, Foreign Plans and Company Employee Agreements that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) sponsored or maintained by the Acquired Corporations (or to which the Acquired Corporations are (or were) a party or in which any Company Associate participated with respect to their period of service with the Acquired Corporations) at any time since January 1, 2005. Each such plan has been operated and administered since January 1, 2005, in good faith compliance with Section 409A of the Code and any guidance issued by the United States Treasury Department or the IRS thereunder (including IRS Notice 2005-1, the proposed Treasury regulations issued on September 29, 2005, and the final Treasury regulations issued on April 10, 2007) (collectively with and any state or local law of similar effect, the “409A Provisions”), to the extent applicable to such plan. No Company Employee Plan, Foreign Plan or Company Employee Agreement that is a “nonqualified deferred compensation plan” under the 409A Provisions has been “materially modified,” within the meaning of the 409A Provisions, at any time after October 3, 2004.

(h) None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a plan asset. Except as would not reasonably be expected to result in a material liability, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. There are no material liabilities of the Acquired Corporations with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(i) None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Acquired Corporations, and no Company Affiliate, has ever maintained, established, sponsored, participated in or contributed to any Company Pension Plan or Foreign Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a plan asset. No Contemplated Transaction will cause any such assets or insurance obligations to be less than such benefit obligations. Each unfunded Foreign Plan is secured by an insurance contract guaranteeing payment of the full amount of the payments and benefits due or that may become due under such Foreign Plan to all current and former participants. There are no material liabilities of the Acquired Corporations with respect to any Company Employee Plan and any Foreign Plan that are not properly accrued and reflected in the financial statements of the Company in accordance with GAAP.

(j) None of the Acquired Corporations, and no Company Affiliate, maintains, sponsors or contributes to any Company Employee Plan or Foreign Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA, and regardless of whether such plan is subject to ERISA) and that is, in whole or in part, self-funded or self-insured. No Company Employee Plan and no Foreign Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, none of the Acquired Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or to Company Associates as a group) or any other Person that such Company Associate(s) or other Person would be provided with retiree life insurance, or retiree health benefit or retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(k) To the knowledge of the Company, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions is reasonably expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan, Foreign Plan, or Company Employee Agreement (or any trust or loan related to such plans or agreements) that will or may result (either alone or in connection with any other circumstance or event) in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate.

(l) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). No Acquired Corporation is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code or for additional taxes payable pursuant to Section 409A of the Code.

(m) Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of any Acquired Corporation or any Company Affiliate as presently conducted, nor any activity of any Company Associate in connection with the carrying on of the business of any Acquired Corporation or any Company Affiliate as presently conducted, will or would reasonably be expected to, to the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of or constitute a default under any Company Employee Plan, Foreign Plan or Company Employee Agreement.

(n) Since March 1, 2005, none of the Acquired Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation”, “mass layoff” or “termination” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations in the United States.

(o) Since March 1, 2005 no Acquired Corporation has undertaken any option re-pricing or option exchange program. Each option re-pricing or exchange program identified in Part 2.16(o) of the Company Disclosure Schedule: (i) was effected in compliance in all material respects with all applicable Contracts and all applicable Legal Requirements; and (ii) has been accurately reflected in accordance with GAAP in the financial statements contained or incorporated by reference in the Company SEC Documents.

(p) Part 2.16(p) of the Company Disclosure Schedule sets forth an accurate and complete list of all employees (including directors and officers (Geschaeftsfuehrer und leitende Angestellte)) of the Acquired Corporations (without names) who reside or work in Germany as of the date of this Agreement (such employees, together with the consultants, freelancers referred to below in this Section, the “German Employees”), together in each case with the following information with respect to such employees: (i) current position; (ii) total current annual compensation (including bonus for which such German Employee is eligible); (iii) outstanding promises of additional remuneration (other than remuneration payable pursuant to Legal Requirements in Germany); and (iv) years of service. The Company has Made Available to Parent accurate and complete copies of all types of standard employment agreements (including consultant and freelance agreements) in relation to the German Employees or copies of actual employment agreements if no such standard employment agreement is used (or if a standard employment agreement that deviated in any material respect from such standard employment agreement is used) or a description of the terms of employment if there exists no written employment agreement. All obligations and liabilities of the Acquired Corporations to provide pensions and pension benefits to all German Employees (whether pursuant to German Legal Requirements, the terms of a Foreign Plan, any practice or otherwise) are accrued on the Company Unaudited Balance Sheet in accordance with GAAP. For purposes of this Agreement (other than the first full sentence of this Section 2.15(p)), the term “German Employee” shall be construed to include consultants, freelancers who devote a majority of their working time to the business of an Acquired Corporation or, due to the circumstances of their engagement, could otherwise be reasonably deemed to be subject to German Legal Requirements with respect to labor matters.

(q) No temporary worker of the Acquired Corporations who lives and works in Germany is on the second or third extension of his or her assignment to or work contract with the Company.

2.17  Environmental Matters.

(a) Since March 1, 2005, none of the Acquired Corporations has received any written notice or (to the knowledge of the Company) any other communication, whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Acquired Corporations is not in compliance in any material respect with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere in any material respect with the compliance by any of the Acquired Corporations with any material Environmental Law in the future.

(b) Except as would not reasonably be expected to result in the imposition of a material corrective or remedial obligation on any of the Acquired Corporations or any other material liability to any of the Acquired Corporations, to the knowledge of the Company: (i) all Company Real Property and any other property that is or was leased to or controlled, owned or used by any of the Acquired Corporations, and all surface water, groundwater, soil and soil vapors associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.17(d)) or environmental contamination of any nature; (ii) none of the Company Real Property or any other property that is or was leased to or controlled, owned or used by any of the Acquired Corporations contains any above ground or underground storage tanks, waste treatment systems, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Company Real Property or any other property that is or was leased to or controlled, owned or used by any of the Acquired Corporations contains any tanks or sumps in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.17(d)).

(c) To the knowledge of the Company and except as would not reasonably be expected to result in any material liability to any of the Acquired Corporations, no Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of investigating or conducting any removal or remedial actions at such site.

(d) For purposes of this Agreement: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.18  Insurance.  Each material insurance policy and self-insurance program and arrangement relating to the business, assets and operations of the Acquired Corporations is in full force and effect. Since March 1, 2005, none of the Acquired Corporations has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations involving an amount in excess of $100,000 in any individual case or $500,000 in the aggregate. With respect to each material claim or Legal Proceeding that has been asserted or filed against the Company, the Company has provided written notice of such claim or Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such claim or Legal Proceeding, or informed the Company of its intent to do so.

2.19  Transactions with Affiliates.  During the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC provided that for the purposes of this Section 2.19, no effect shall be given to Instruction 6 to paragraph (a) of Item 404 of Regulation S-K. Part 2.19(a) of the Company Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

2.20  Legal Proceedings; Orders.

(a) There is no pending material Legal Proceeding, and (to the knowledge of the Company) no Person has threatened to commence any material Legal Proceeding: (i) that involves any of the Acquired Corporations, any business of any of the Acquired Corporations or any of the assets owned, leased or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other Contemplated Transactions. None of the Legal Proceedings identified in Part 2.20(a) of the Company Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect.

(b) There is no material Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the knowledge of the Company, no officer or other key employee of any of the Acquired Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.21  Authority; Binding Nature of Agreement.  The Company has the corporate right, power and authority to enter into and, subject to obtaining the Required Company Stockholder Vote (as defined in Section 2.23), to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Mergers are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Mergers; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Mergers be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.22  Inapplicability of Section 203 of the DGCL and other Anti-takeover Statutes.  The board of directors of the Company has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement or the Company Stockholder Voting Agreements or to the consummation of the Mergers or any of the other Contemplated Transactions. The board of directors of the Company (at a meeting duly called and held) has, to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Mergers or any of the other Contemplated Transactions. No state takeover statute or similar Legal Requirement applies or purports to apply to the Mergers, this Agreement, the Company Stockholder Voting Agreements or any of the Contemplated Transactions.

2.23  Vote Required.  The affirmative vote of the holders of a majority of the voting power of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

2.24  Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any foreign antitrust Legal Requirements and the rules and regulations of the NASDAQ Global Market, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the Mergers or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that constitutes a Company Material Contract, or give any Person the right to: (i) declare a material default or exercise any remedy under any such Company Contract that constitutes a Company Material Contract; (ii) accelerate the maturity or performance of such Company Contract that constitutes a Company Material Contract; or (iii) cancel, terminate or modify any material right, benefit, obligation or other material term of such Company Contract that constitutes a Company Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for Permitted Encumbrances); or

(f) result in, or increase the likelihood of, the disclosure or delivery to any escrow holder or other Person of any material Company IP (including Company Source Code), or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign Antitrust Law (as defined in Section 5.7(a) and the rules and regulations of the NASDAQ Global Market (as they relate to the Joint Proxy Statement/Prospectus), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Mergers or any of the other Contemplated Transactions.

2.25  Opinion of Financial Advisor.  The Company’s board of directors has received the opinion of Banc of America Securities LLC (“Banc of America Securities”), financial advisor to the Company, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock. The Company will promptly furnish to Parent after receipt thereof by the Company an accurate and complete written copy of such opinion solely for informational purposes.

2.26  Financial Advisor.  Except for Banc of America Securities, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid by the Company to Banc of America Securities and its affiliates and all fees, commissions and other amounts that may become payable to Banc of America Securities and its affiliates by the Acquired Corporations if the Mergers are consummated will not exceed the amount set forth in Part 2.26 of the Company Disclosure Schedule.

2.27  Disclosure.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the shareholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

Section 3.	Representations And Warranties Of Parent And Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (b) disclosure in Parent’s Annual Report on Form 10-K for the period ended March 31, 2007 and any Parent SEC Document thereafter filed with the SEC and publicly available prior to the date hereof, excluding: (i) any disclosure in any such Parent SEC Document set forth in a risk factor section or in any section relating to forward-looking statements; and (ii) any statements or disclosures that are predictive or forward- looking in nature, including statements about potential future risks or liabilities arising from existing facts and circumstances (and provided that the disclosure in such Annual Report or other Parent SEC Document shall apply only with respect to representations and warranties to which the relevance of such disclosure is reasonably apparent on its face); (c) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Parent Disclosure Schedule by reference to another part or subpart of the Parent Disclosure Schedule; and (d) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure applies to such representation and warranty):

3.1  Due Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent and Merger Sub have all necessary power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

(b) Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(c) Parent has Made Available to the Company accurate and complete copies of the articles of incorporation or certificate of incorporation (as applicable) and bylaws of Parent and Merger Sub, including all amendments thereto. Parent has Made Available to the Company accurate and complete copies of the charters of all committees of Parent’s board of directors.

3.2  Capitalization, Etc.

(a) As of August 9, 2007, the authorized capital stock of Parent consists of: (i) 500,000,000 shares of Parent Common Stock, of which 194,754,373 shares of Parent Common Stock have been issued and were outstanding; and (ii) 5,000,000 shares of Parent Preferred Stock, of which no shares have been issued or were outstanding. As of August 9, 2007: (A) 3,261,480 shares of Parent Common Stock were reserved for future issuance pursuant to Parent’s Employee Stock Purchase Plan (the “Parent ESPP”); (B) 28,227,635 shares of Parent Common Stock were reserved for issuance pursuant to the exercise of outstanding awards, warrants and other rights to acquire shares of Parent Common Stock; and (C) 13,456,031 shares of Parent Common Stock were reserved for future issuance pursuant to awards not yet granted under Parent’s equity incentive and stock option plans.

(b) (A) None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (B) there is no Contract to which Parent is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock; and (C) Parent is not under any obligation, nor is Parent bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities, except for Parent’s rights pursuant to its equity incentive plans and director stock option plans to repurchase, redeem or otherwise acquire restricted shares of Parent Common Stock or other securities held by participants in such plans.

(c) All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(d) Except as set forth in Section 3.2(a), as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) All outstanding shares of Parent Common Stock, and all awards and other securities of Parent, have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all material requirements set forth in applicable Contracts.

3.3  SEC Filings; Financial Statements.

(a) Parent has Made Available to the Company accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with, and all Parent Certifications (as defined below) filed or furnished by Parent with or to, the SEC since January 1, 2004, including all amendments thereto (collectively, the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by Parent with or to the SEC since January 1, 2004 have been so filed or furnished on a timely basis. None of Parent’s Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC: (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Parent SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing or furnishing of the applicable amending or superseding Parent SEC Document; and (B) in the case of Parent SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Closing, by the filing or furnishing of the applicable amending or superseding Parent SEC Document. Each of the certifications and statements relating to Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Parent Certifications”) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC.

(b) Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Parent required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Parent is, and has at all times since January 1, 2004 been, in compliance with the applicable listing and other rules and regulations of the NASDAQ Global Select Market and has not since January 1, 2004 received any notice from the NASDAQ Global Select Market or any similar body asserting any non-compliance with any of such rules and regulations.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its Subsidiaries for the periods covered thereby.

(d) To the knowledge of Parent, Parent’s outside auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and related or companion rules and regulations promulgated by the Public Company Accounting Oversight Board thereunder. All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by Parent’s outside auditors for Parent or any of its Subsidiaries were approved as required by Section 10A(h) of the Exchange Act.

(e) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on the financial statements. Since March 31, 2007, there have not been any changes in Parent’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, Parent’s internal control over financial reporting. To the knowledge of Parent, neither Parent nor its independent auditors have (A) identified any significant deficiency or material weakness in the design or operation of Parent’s internal control over financial reporting, (B) identified any fraud, whether or not material, that involves management or other employees who have a role in the preparation of the financial statements of Parent or Parent’s internal control over financial reporting, or (C) received any claim or allegation regarding any of the foregoing.

3.4  Absence of Changes.  Between March 31, 2007 and the date of this Agreement:

(a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would have or would reasonably be expected to have or result in a Parent Material Adverse Effect.

(b) Parent has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than pursuant to Parent’s right to repurchase restricted shares of Parent Common Stock held by an employee or other service provider of Parent or any Subsidiary of Parent upon termination of such individual’s service and other than in the ordinary course of business consistent with past practices;

(c) there has been no amendment to the articles of incorporation or bylaws of Parent, and neither Parent nor any Subsidiary of Parent has effected or been a party to any material merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(d) Parent has not changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP or SEC rules and regulations;

(e) Parent has not commenced or settled any material Legal Proceeding;

(f) Parent has not incurred any material liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except for liabilities incurred in the ordinary course of business and liabilities incurred in connection with matters referred to in the Parent SEC Documents; and

(g) Parent has not agreed or committed to take any of the actions referred to in clauses “(b)” through “(f)” above.

3.5  Liabilities.  Parent has no accrued, contingent or other material liabilities of any nature, either matured or unmatured, except for: (a) liabilities reflected in the audited balance sheet of Parent and its consolidated Subsidiaries as of March 31, 2007, included in Parent’s Report on Form 10-K for the fiscal year ended March 31, 2007 and the notes thereto; (b) normal and recurring current liabilities that have been incurred by Parent or any Subsidiary of Parent since the date of such balance sheet in the ordinary course of business and consistent with past practices; and (c) liabilities for performance of obligations of Parent or any Subsidiary of Parent pursuant to the express terms of Contracts.

3.6  Compliance with Legal Requirements.  To the knowledge of Parent, Parent is, and has at all times since March 1, 2005 been, in compliance in all material respects with all applicable Legal Requirements, including Environmental Laws and Legal Requirements relating to employment, privacy law matters, exportation of goods and services, and securities law matters. Since January 1, 2004, Parent has not received any written notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

3.7  Certain Business Practices.  To the knowledge of Parent. Parent has not, and no Representative of Parent with respect to any matter relating to Parent, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

3.8  Legal Proceedings; Orders.

(a) There is no pending material Legal Proceeding, and (to the knowledge of Parent) no Person has threatened to commence any material Legal Proceeding: (i) that involves Parent, any business of Parent or any of the assets owned, leased or used by Parent; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the First Mergers or any of the other Contemplated Transactions. None of the Legal Proceedings identified in Part 3.8(a) of the Parent Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Parent Material Adverse Effect.

(b) There is no material Order to which Parent, or any of the assets owned or used by Parent, is subject. To the knowledge of Parent, no officer or other key employee of Parent is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent.

3.9  Authority; Binding Nature of Agreement.  Subject to obtaining the Required Parent Shareholder Vote (as defined in Section 3.11) and the vote of Parent as the sole stockholder of Merger Sub with respect to the First Merger and the vote of Parent as the sole stockholder of the Surviving Corporation with respect to the Second Merger, each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held or acting by written consent) as of the date of this Agreement has: (a) unanimously determined that the issuance of Parent Common Stock in the First Merger is advisable and fair to, and in the best interests of, Parent and its shareholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Mergers; and (c) unanimously recommended the approval of the issuance of Parent Common Stock in the First Merger by the holders of Parent Common Stock and directed that the issuance of Parent Common Stock in the First Merger be submitted for consideration by Parent’s shareholders at the Parent Shareholders’ Meeting. The board of directors of Merger Sub (by unanimous written consent) has: (i) unanimously determined that the Mergers are advisable and fair to, and in the best interests of, Merger Sub and its stockholder; (ii) unanimously authorized and approved the execution, delivery and performance of this Agreement by Merger Sub and unanimously approved the First Merger; and (iii) unanimously recommended the adoption of this Agreement by the stockholder of Merger Sub and directed that this Agreement and the First Merger be submitted for consideration by the stockholder of Merger Sub. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.10  Environmental Matters.

(a) Since March 1, 2005, neither Parent, nor any Subsidiary of Parent has received any written notice or (to the knowledge of Parent) any other communication, whether from a Governmental Body, citizens group or otherwise, that alleges that Parent or any of its Subsidiaries is not in compliance in any material respect with any Environmental Law, and, to the knowledge of Parent, there are no circumstances that would reasonably be expected to prevent or interfere in any material respect with the compliance by Parent or any of its Subsidiaries with any material Environmental Law in the future.

(b) Except as would not reasonably be expected to result in the imposition of a material corrective or remedial obligation on Parent or any of its Subsidiaries or any other material liability to Parent or any of its Subsidiaries, to the knowledge of Parent: (i) all real property owned by Parent or any of its Subsidiaries and any other property that is or was leased to or controlled, owned or used by Parent or any of its Subsidiaries (the “Parent Real Property”), and all surface water, groundwater, soil and soil vapors associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.17(d)) or environmental contamination of any nature; (ii) none of the Parent Real Property contains any above ground or underground storage tanks, waste treatment systems, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Parent Real Property contains any tanks or sumps in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.17(d)).

(c) To the knowledge of Parent, and except as would not reasonably be expected to result in any material liability to Parent or any of its Subsidiaries, neither Parent nor any of its Subsidiaries has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of investigating or conducting any removal or remedial actions at such site.

3.11  Vote Required.  The only vote of Parent’s shareholders required to approve the issuance of Parent Common Stock in the First Merger is the vote prescribed by Marketplace Rule 4350 of the National Association of Securities Dealers (the “Required Parent Shareholder Vote”).

3.12  Ownership of Company Common Stock.  Neither Parent nor any Subsidiary of Parent owns more than 15% of the outstanding voting stock of the Company within the meaning of Section 203 of the DGCL.

3.13  Non-Contravention; Consents.  Assuming compliance with the applicable provisions of the Securities Act, the Exchange Act, the DGCL, state securities or “blue sky” laws, the HSR Act, any foreign Antitrust Laws and the rules and regulations of the NASDAQ Global Select Market, neither (1) the execution and delivery of this Agreement by Parent and Merger Sub, nor (2) the consummation by Merger Sub of the First Merger, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub;

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject; or

(c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) accelerate the maturity or performance of any such Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Contract;

Except as may be required by the Securities Act, Exchange Act, the DGCL, the NCBCA, the HSR Act, any foreign antitrust Legal Requirement and the rules and regulations of the NASDAQ Global Select Market, neither Parent nor Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (x) the execution, delivery or performance of this Agreement; or (y) the consummation of the Mergers or any of the other Contemplated Transactions.

3.14  Opinion of Financial Advisor.  Parent’s board of directors has received the opinion of Merrill Lynch & Co., Inc. (“Merrill Lynch”), financial advisor to Parent, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Parent Common Stock.

3.15  Financial Advisor.  Except for Merrill Lynch, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent.

3.16  Valid Issuance.  The Parent Common Stock to be issued in the First Merger, including the Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

3.17  Disclosure.  None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the shareholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

Section 4.	Certain Covenants Of The Parties

4.1  Access and Investigation.  During the period commencing on the date of this Agreement and ending as of the earlier of the First Effective Time or the termination of this Agreement (the “Pre-Closing Period”), subject to applicable Legal Requirements and the terms of any confidentiality restrictions under Contracts to which any Acquired Corporation is a party as of the date hereof, the Company shall, and shall cause the directors, officers and employees of the Acquired Corporations to, and shall use its reasonable best efforts to cause the Representatives of the Acquired Corporations (other than their respective directors, officers and other employees) to provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Acquired Corporations’ personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period: (i) upon the request of Parent, the Company shall provide Parent with copies of unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, and, if prepared, statements of cash flows, in each case within 15 days after the end of each calendar month; and (ii) subject to applicable Legal Requirements, the Company shall promptly provide Parent with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Mergers or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, during the Pre-Closing Period: (A) upon the request of the Company, Parent shall provide the Company with copies of unaudited monthly consolidated balance sheets of Parent and its Subsidiaries and the related unaudited monthly consolidated statements of operations, and, if prepared, statements of cash flows, in each case within 15 days after the end of each calendar month; and (B) subject to applicable Legal Requirements, Parent shall promptly provide the Company with copies of any material notice, report or other document filed with or sent to any Governmental Body on behalf of Parent or Merger Sub or any of Parent’s other Subsidiaries in connection with the Mergers or any of the other Contemplated Transactions.

4.2  Operations Prior to Closing.

(a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations: (A) in the ordinary course and in accordance with past practices; and (B) in compliance in all material respects with all applicable Legal Requirements; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other Company Employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations and with all Governmental Bodies; and (iii) the Company shall promptly notify Parent of any claim asserted or Legal Proceeding commenced, or, to the Company’s knowledge, threatened in writing against any of the Acquired Corporations that relates to any of the Contemplated Transactions.

(b) Except: (i) as set forth in Part 4.2(b) of the Company Disclosure Schedule, or (ii) as required by Legal Requirements, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld with respect to the matters described in clauses “(vi),” “(vii),” “(ix),” “(xiii),” “(xv),” “(xvi)” and “(xvii)” of this sentence), and the Company shall ensure that each of the other Acquired Corporations does not (without the prior written consent of Parent, which consent shall not be unreasonably withheld with respect to the matters described in clauses “(vi),” “(vii),” “(ix),” “(xiii),” “(xv),” “(xvi)” and “(xvii)” of this sentence):

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to repurchase restricted shares of Company Common Stock held by a service provider of the Company upon termination of such service provider’s period of service pursuant to the terms of a Company Option, Company RSA or Company PSA;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock: (1) upon the valid exercise of Company Options, the valid purchase of shares under Company RSAs, and the ordinary course vesting of Company PSAs, in each case that are outstanding as of the date of this Agreement; and (2) pursuant to the Company ESPP on the terms in effect as of the date hereof);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plans (including any awards outstanding thereunder) or any provision of any agreement evidencing any outstanding stock option or any Company RSA, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(v) (A) acquire any equity interest or other interest in any other Entity; (B) except in the ordinary course of business and consistent with past practices, form any Subsidiary; or (C) effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) make any capital expenditure (except that the Acquired Corporations may make any capital expenditure that: (A) is provided for in the Company’s capital expense budget Made Available to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of this Agreement but not provided for in the Company’s capital expense budget Made Available to Parent prior to the date of this Agreement, does not exceed $3,000,000 in the aggregate);

(vii) other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by any Company Material Contract; or (B) amend or terminate, or willfully waive any material remedy under, any Company Material Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices; or (B) that are immaterial to the business of the Acquired Corporations);

(ix) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Permitted Encumbrances;

(x) lend money to any Person (other than extensions of credit to trade creditors, intercompany indebtedness, short-term advances made to employees and routine travel and business expense advances made to directors or officers or other employees, in each case in the ordinary course of business), or, except in the ordinary course of business and consistent with past practices, incur or guarantee any indebtedness;

(xi) establish, adopt, enter into or amend any Company Employee Plan, Foreign Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, severance, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other Company Employees (except that the Company: (A) may provide routine, reasonable salary increases of up to 4% to non-officer employees with an annual base salary of $100,000 or less and who have not received a raise in the previous 12 months, in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (B) may amend the Company Employee Plans, Foreign Plans and Company Employee Agreements to the extent required by applicable Legal Requirements provided such amendments do not materially increase the cost of any such plan or agreement and would not reasonably be expected to result in any such plan or agreement being deemed a “nonqualified deferred compensation plan” (within the meaning of the 409A Provisions) and (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with Company Employee Plans that are bonus and profit sharing plans existing on the date of this Agreement);

(xii) hire any employee at the level of director or above or with an annual base salary in excess of $100,000, or promote any employee (except for promotions necessary to fill a position vacated after the date of this Agreement, provided such promotion does not result in an annual base salary in excess of $100,000);

(xiii) other than in the ordinary course of business and consistent with past practices or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xiv) make any material Tax election or amend any material Company Return;

(xv) commence any Legal Proceeding, except with respect to routine collection matters in the ordinary course of business and consistent with past practices;

(xvi) settle any Legal Proceeding or other material claim, other than pursuant to a settlement that does not involve any liability or obligation on the part of any Acquired Corporation or involves only the payment of monies by the Acquired Corporations of not more than $1,000,000 in the aggregate;

(xvii) enter into any Contract covering any Company Associate, or make any payment to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws);

(xviii) take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Mergers to so qualify;

(xix) except as otherwise expressly permitted pursuant to this Agreement, take any action (A) with the intent or for the purposes of preventing or delaying the Mergers and the other Contemplated Transactions, or (B) that would reasonably be expected to prevent or delay (in any material respect) the consummation of the Mergers and the Contemplated Transactions, including any action that would be reasonably expected to prevent, delay (in any material respect) or adversely affect (in any material respect) the ability of Parent and the Company to obtain the approvals set forth in Sections 6.9, 6.10, 6.11, 7.9, 7.10 and 7.11;

(xx) except for the dissolution of any Subsidiary that as of the date of this Agreement has no operations or assets, adopt a plan of complete or partial liquidation, dissolution or recapitalization or a plan or reorganization; or

(xxi) agree or commit to take any of the actions described in clauses “(i)” through “(xx)” of this Section 4.2(b).

(c) Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the First Merger and Parent shall cause Merger Sub to perform its obligations under this Agreement. Except: (x) as set forth in Part 4.2(c) of the Parent Disclosure Schedule, and (y) as required by Legal Requirements, during the Pre-Closing Period, Parent shall not (without the prior written consent of the Company), and Parent shall ensure that each of its Subsidiaries does not (without the prior written consent of the Company):

(i) declare, accrue, set aside or pay any cash dividend or make any other distribution (of cash or property other than capital stock) in respect of any shares of capital stock;

(ii) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws;

(iii) take any action that would reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Section 4) or fail to take any action reasonably necessary to cause the Mergers to so qualify;

(iv) adopt a plan of complete or partial liquidation, dissolution or recapitalization or a plan or reorganization;

(v) except as otherwise permitted pursuant to this Agreement, take any action (A) with the intent or for the purposes of preventing or delaying the Mergers and the other Contemplated Transactions, or (B) that would reasonably be expected to prevent or delay (in any material respect) the consummation of the Mergers and the Contemplated Transactions, including any action that would reasonably be expected to prevent, delay (in any material respect) or adversely affect (in any material respect) the ability of Parent and the Company to obtain the approvals set forth in Sections 6.9, 6.10, 6.11, 7.9, 7.10 and 7.11 (it being understood that nothing in this Section 4.2(c)(v) shall prohibit Parent from soliciting, considering, discussing and/or negotiating a Parent Acquisition Proposal (as defined in Section 8.3(c)) or Parent Transaction (as defined in Section 8.3(c)));

(vi) acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any Entity, except, in each case, for transactions that (A) would not reasonably be expected to prevent, delay (in any material respect) or adversely affect (in any material respect) the ability of Parent and the Company to obtain the approvals set forth in Sections 6.9, 6.10, 6.11, 7.9, 7.10 and 7.11, (B) do not exceed $75,000,000 individually or $150,000,000 in the aggregate; and (C) would not require the inclusion of pro forma information or data with respect to such transaction or transactions in the Joint Proxy Statement/Prospectus; or

(vii) agree or commit to take any of the actions described in clauses “(i)” through “(vi)” of this Section 4.2(c).

(d) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) any material inaccuracy in any representation or warranty made by the Company in this Agreement, if a director or executive officer of the Company becomes aware that such representation or warranty was materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representation or warranty as of the date of this Agreement or as of any subsequent date: (A) all “Company Material Adverse Effect” qualifications and other materiality qualifications (but not dollar thresholds) limiting the scope of such representation or warranty shall be disregarded; (B) all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in such representation or warranty shall be disregarded; and (C) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); (ii) any material breach of any covenant or obligation of the Company set forth in this Agreement, if a director or executive officer of the Company becomes aware of such material breach; (iii) any event, condition, fact or circumstance, if a director or executive officer of the Company becomes aware that such event, condition or circumstance has had or would reasonably be expected to have or result in a Company Material Adverse Effect; and (iv) any of the conditions set forth in Section 6, if a director or executive officer of the Company becomes aware that the satisfaction of such condition would be impossible or unlikely; provided, however, that the failure to deliver any notice pursuant to clause “(i)” of this Section 4.2(d) shall not be considered in determining whether the condition set forth in Section 6.2 has been satisfied. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of: (x) any Legal Proceeding or material claim threatened, commenced or asserted, in any such case in writing, against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(e) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) any material inaccuracy in any representation or warranty made by Parent or Merger Sub in this Agreement, if a director or executive officer of Parent becomes aware that such representation or warranty was materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (it being understood that, for purposes of determining the accuracy of such representation or warranty as of the date of this Agreement or as of any subsequent date: (A) all “Parent Material Adverse Effect” qualifications and other materiality qualifications (but not dollar thresholds) limiting the scope of such representation or warranty shall be disregarded; (B) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in such representation or warranty shall be disregarded; and (C) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded), such material inaccuracy; (ii) any material breach of any covenant or obligation of Parent or Merger Sub set forth in this Agreement, if a director or executive officer of Parent becomes aware of such material breach; (iii) any event, condition, fact or circumstance, if a director or executive officer of Parent becomes aware that such event, condition, fact or circumstance has had or would reasonably be expected to have or result in a Parent Material Adverse Effect; and (iv) any of the conditions set forth in Section 7, if a director or executive officer of Parent becomes aware that the satisfaction of such condition would be impossible or unlikely; provided, however, that the failure to deliver any notice pursuant to clause “(i)” of this Section 4.2(e) shall not be considered in determining whether the condition set forth in Section 7.2 has been satisfied. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any Legal Proceeding or material claim threatened, commenced or asserted, in any such case in writing, against or with respect to Parent relating to the Mergers or the other Contemplated Transactions. No notification given to the Company pursuant to this Section 4.2(e) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

4.3  No Solicitation.

(a) During the Pre-Closing Period, the Company shall not, directly or indirectly, and the Company shall ensure that its Subsidiaries and the respective Representatives of the Acquired Corporations do not, directly or indirectly:

(i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or

(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;

provided, however, that prior to the Company Stockholders’ Meeting, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions and negotiations with, any Person in response to an Acquisition Proposal made by such Person (and not withdrawn) that constitutes, or would reasonably be expected to lead to a Superior Offer if: (A) neither the Company nor any Representative of any of the Acquired Corporations shall have breached in any material respect any of the provisions set forth in this Section 4.3 in connection with such Acquisition Proposal; (B) the board of directors of the Company concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be likely to constitute a breach of the fiduciary duties of the Company’s board of directors under applicable law; (C) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement containing provisions (including with respect to the non-solicitation of employees) at least as favorable to the Company as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (D) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any breach of any of the provisions set forth in the preceding sentence by any director, officer, controlled affiliate, agent or attorney of any of the Acquired Corporations, whether or not such director, officer, controlled affiliate, agent or attorney is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company. For purposes of this Agreement, a director, officer, controlled affiliate, agent or attorney of an Acquired Corporation, or any other Person, shall be deemed to have breached a provision of this Section 4.3 if such director, officer, controlled affiliate, agent or attorney or other Person takes any action that would constitute a breach by the Company of such provision were the Company to take such action directly.

(b) The Company shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any modification or proposed modification thereto.

(c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire or similar Contract to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will use its commercially reasonable efforts to cause each such agreement to be enforced at the request of Parent. The Company also shall promptly request each Person that has executed a confidentiality or similar agreement within the last 12 months in connection with its consideration of a possible Acquisition Transaction to return to the Acquired Corporations all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations or destroy such confidential information if expressly permitted by the terms of such confidentiality or other similar agreement.

(e) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any “standstill” provision or similar Contract to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will use its commercially reasonable efforts to cause each such provision or other Contract to be enforced at the request of Parent; provided, however, that prior to the Company Stockholders’ Meeting, and without in any way limiting any of the provisions of Section 4.3(a), this Section 4.3(a) shall not prohibit the Company from waiving any “standstill” provision otherwise binding on any Person in response to an Acquisition Proposal or Acquisition Inquiry made by such Person (and not withdrawn) if: (A) neither the Company nor any Representative of any of the Acquired Corporations shall have breached any of the provisions set forth in this Section 4.3 in connection with such Acquisition Proposal or Acquisition Inquiry in any way that has led to or otherwise facilitated or accelerated such Acquisition Proposal or Acquisition Inquiry; (B) the board of directors of the Company concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be likely to constitute a breach of the fiduciary duties of the Company’s board of directors to the Company’s stockholders or any Legal Requirement; and (C) prior to waiving such standstill provision, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to waive such standstill provision.

Section 5.	Additional Covenants Of The Parties

5.1  Registration Statement; Joint Proxy Statement/Prospectus.

(a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall use their respective reasonable best efforts: (i) to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC; (ii) to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (iv) to keep the Form S-4 Registration Statement effective through the Closing in order to permit the consummation of the Mergers. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s shareholders, and the Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall promptly furnish to the other all information concerning such party and its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then such party: (i) shall promptly inform the other party thereof; (ii) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus prior to it being filed with the SEC; (iii) shall provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC; and (iv) shall cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or the shareholders of Parent.

(b) Prior to the First Effective Time, Parent shall use its reasonable best efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the First Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every state of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders’ Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

5.2  Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”). The Company and Parent shall cause the Company Stockholders’ Meeting and the Parent Shareholders’ Meeting to be held on the same day (on a date selected by Parent) and as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance in all material respects with all applicable Legal Requirements.

(b) Subject to Section 5.2(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of the Company recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted (it being understood that the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent should John Ocampo fail to vote in favor of any reaffirmation of such recommendation, or the board of directors of the Company otherwise formally takes any action that reasonably evidences that fact that John Ocampo no longer supports the Mergers or the Contemplated Transactions). Subject to Parent’s rights under Section 8 and the other provisions of this Agreement: (A) nothing in this Section 5.2(b) shall preclude the Company from making any accurate and complete public disclosure of any material facts, including the fact that an Acquisition Proposal has been submitted to or received by the Company, if: (1) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make such disclosure would reasonably be likely to constitute a breach of the fiduciary duties of the Company’s board of directors under applicable law; and (2) the Company shall have provided Parent with reasonable advance notice of the content of such disclosure; and (B) nothing in this Section 5.2(b) shall preclude the Company’s board of directors from complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal (except that the board of directors of the Company shall not be permitted to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent except as specifically provided in Section 5.2(c)).

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent, if: (i) the Company’s board of directors determines: (A) that the Company has received a Superior Offer that has not been withdrawn; or (B) that: (1) a Parent Material Adverse Effect has occurred since the date of this Agreement and is continuing; or (2) since the date of this Agreement, an event has occurred or circumstance exists that, in combination with any other events or circumstances since the date of this Agreement, would reasonably be expected to have or result in a Parent Material Adverse Effect; (ii) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation would reasonably be likely to constitute a breach of the fiduciary duties of the Company’s board of directors under applicable law; and (iii) the Company shall have provided to Parent, at least five (5) days prior to any withdrawal or modification of the Company Board Recommendation, written notice of such proposed withdrawal or modification together with reasonably detailed information regarding the circumstances giving rise to such possible action. The Company shall notify Parent promptly (and in any event within four hours) of any withdrawal of or modification to the Company Board Recommendation.

(d) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, making, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3  Parent Shareholders’ Meeting.

(a) Parent shall take all action necessary to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in the First Merger (the “Parent Shareholders’ Meeting”). The Parent Shareholders’ Meeting shall be held on the date selected by Parent in accordance with Section 5.2(a). Parent shall ensure that all proxies solicited in connection with the Parent Shareholders’ Meeting are solicited in compliance in all material respects with all applicable Legal Requirements.

(b) Subject to Section 5.3(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Parent recommends that Parent’s shareholders vote to approve the issuance of Parent Common Stock in the First Merger (the recommendation of Parent’s board of directors that Parent’s shareholders vote to approve the issuance of Parent Common Stock in the First Merger being referred to as the “Parent Board Recommendation”); and (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw the Parent Board Recommendation or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted. Subject to the Company’s rights under Section 8 and the other provisions of this Agreement, nothing in this Section 5.3(b) shall preclude Parent from making any accurate and complete public disclosure of any material facts if: (1) Parent’s board of directors determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to make such disclosure would reasonably be likely to constitute a breach of the fiduciary duties of Parent’s board of directors under applicable law; and (2) Parent shall have provided the Company with reasonable advance notice of the content of such disclosure.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of Parent Common Stock in the First Merger by the Required Parent Shareholder Vote, the Parent Board Recommendation may be withdrawn or modified in a manner adverse to the Company if: (i) Parent’s board of directors determines that: (A) a Company Material Adverse Effect has occurred since the date of this Agreement and is continuing; or (B) since the date of this Agreement, an event has occurred or circumstance exists that, in combination with any other events or circumstances since the date of this Agreement, would reasonably be expected to have or result in a Company Material Adverse Effect; (ii) Parent’s board of directors determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to withdraw or modify the Parent Board Recommendation would constitute a breach of the fiduciary duties of Parent’s board of directors to Parent’s shareholders under applicable law; and (iii) Parent shall have provided to the Company, at least five (5) days prior to any withdrawal or modification of the Parent Board Recommendation, written notice of such proposed withdrawal or modification together with reasonably detailed information regarding the circumstances giving rise to such possible action. Parent shall notify the Company promptly (and in any event within four hours) of any withdrawal of or modification to the Parent Board Recommendation.

(d) Parent’s obligation to call, give notice of and hold the Parent Shareholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by any withdrawal or modification of the Parent Board Recommendation.

5.4  Stock Options and Company ESPP.

(a) At the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent: (i) assuming such Company Option; or (ii) replacing such Company Option by issuing a replacement stock option equivalent in all material respects to purchase Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Option Plan and the terms of the stock option agreement by which such

Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed or replaced by Parent shall thereupon be converted into options to purchase Parent Common Stock, and accordingly, from and after the First Effective Time: (A) each Company Option assumed or replaced by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Option so assumed or replaced by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the First Effective Time by the sum of: (1) the Exchange Ratio; plus (2) the decimal representing the fraction (x) whose numerator is the Per Share Cash Amount, and (y) whose denominator is the average closing price of Parent Common Stock on the NASDAQ Global Select Market for the five (5) consecutive trading days immediately preceding (but not including) the date the First Merger becomes effective (the sum of “(1)” plus “(2)” being the “Option Exchange Ratio”, which it is agreed shall be calculated to at least five decimal places), and rounding the resulting aggregate number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed or replaced by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the First Effective Time, by the Option Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the stock option agreement by which such Company Option is evidenced, any restriction on the exercise of any Company Option assumed or replaced by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption or replacement of such Company Option; provided, however, that following the First Effective Time, Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company Option so assumed or replaced by Parent.

(b) At the First Effective Time, each Company PSA that is outstanding and unvested immediately prior to the First Effective Time shall be converted into and become a right to be issued Parent Common Stock, with such conversion effected through Parent: (i) assuming such Company PSA; or (ii) replacing such Company PSA by issuing a replacement stock right materially equivalent in all material respects to be issued Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Option Plan and the terms of the Company PSA agreement by which such Company PSA is evidenced. All rights with respect to Company Common Stock under Company PSAs assumed or replaced by Parent shall thereupon be converted into rights to be issued Parent Common Stock, and accordingly, from and after the First Effective Time: (A) each Company PSA assumed or replaced by Parent will represent a right to be issued solely shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company PSA so assumed or replaced by Parent shall be determined by multiplying the number of unvested shares of Company Common Stock that were subject to such Company PSA immediately prior to the First Effective Time by Option Exchange Ratio, and rounding the resulting aggregate number down to the nearest whole number of shares of Parent Common Stock; and (C) subject to the terms of the award agreement by which such Company PSA is evidenced, any restriction on the issuance of shares under any Company PSA assumed or replaced by Parent shall continue in full force and effect and the term, vesting schedule and other provisions of such Company PSA shall otherwise remain unchanged as a result of the assumption or replacement of such Company PSA; provided, however, that following the First Effective Time, Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company PSA so assumed or replaced by Parent.

(c) Parent shall: (i) file with the SEC, no later than three business days after the date on which the First Merger becomes effective, a registration statement on Form S-8 (or any successor form), if available for use by Parent, or if a Form S-8 is not available for use by Parent, a registration statement on Form S-3 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to the Company Options and Company PSAs assumed or replaced by Parent in accordance with Sections 5.4(a) and 5.4(b); (ii) use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such assumed or replaced Company Options and Company PSAs remain outstanding; and (iii) deliver to each holder of a Company Option and Company PSA that is so assumed or replaced a written notice setting forth: (A) the number of shares of Parent Common Stock subject to such Company Option or Company PSA; and (B) the exercise price per share payable to Parent upon the exercise of such Company Option.

(d) At the First Effective Time, Parent may (if Parent determines that it desires to do so) assume any or all of the Company Option Plans or merge any such Company Option Plans into any stock option plan of Parent. If Parent elects to so assume or merge any Company Option Plan, then, under such Company Option Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Option Plan as of the First Effective Time (including any shares returned to such share reserves as a result of the termination of Company Options and Company PSAs that are assumed by Parent pursuant to Sections 5.4(a) and 5.4(b)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Option Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Option Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Company Option Plan.

(e) Prior to the First Effective Time, the Company shall take all actions that may be reasonably necessary for the Company (under the Company Option Plans and otherwise) to effectuate the provisions of Section 1.5(c) and this Section 5.4 and to ensure that, from and after the First Effective Time, holders of Company Options, Company RSAs and Company PSAs have no rights with respect thereto other than those applicable rights specifically provided in Section 1.5(c), in this Section 5.4, in the applicable award agreements (as may be amended in connection with the Contemplated Transactions), and, subject to this Section 5.4, the Company Option Plans. Without limiting the generality of the foregoing, prior to the Closing, the board of directors of the Company shall adopt resolutions providing that the treatment of the Company Options and Company PSAs under this Agreement shall constitute an assumption of such Company Options and Company PSAs for purposes of the Company Option Plans.

(f) Prior to the First Effective Time, the Company shall take all actions that may be reasonably necessary, consistent with the terms of the Company ESPP, to: (i) cause any outstanding offering period under the Company ESPP to be terminated as of a date not later than the last business day prior to the date of the First Effective Time (such date, the “Designated Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause the exercise as of the Designated Date of each outstanding purchase right under the Company ESPP; and (iv) provide that no further offering period or purchase period shall commence under the Company ESPP on or after the Designated Date; provided, however, that the actions described in clauses “(i)” through “(iv)” of this sentence shall be conditioned upon the consummation of the First Merger. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP. Immediately prior to and effective as of the First Effective Time (and subject to the consummation of the First Merger), the Company shall terminate the Company ESPP. In the event that the commencement of the next regularly scheduled offering period under the Parent ESPP is more than 90 days after the date on which the First Merger becomes effective, Parent will establish a special offering period for Continuing Employees under the Parent ESPP, which period shall commence as soon as administratively practicable following the First Effective Time and end on the date immediately prior to the date of commencement of the next regularly scheduled offering period under the Parent ESPP.

5.5  Employee Benefits.

(a) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the First Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans, and for purposes of benefit accrual and accrual caps under any vacation plan or policy, such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Acquired Corporations prior to the First Effective Time. Parent shall give effect, in determining any deductible and maximum out-of-pocket limitations under any Parent health insurance plans for the calendar year in which the First Effective Time occurs, to amounts paid or incurred by such Continuing Employees during the calendar year in which the First Effective Time occurs under comparable Company Employee Plans maintained by the Company immediately prior to the First Effective Time; provided, however, that such obligation shall apply only if, and to the extent, Parent causes the Surviving Corporation to discontinue a Company Employee Plan that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) prior to the end of the calendar year in which the First Effective Time occurs and covers Continuing Employees under a comparable Parent plan for the remainder of such calendar year.

(b) Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any Company Employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons (as defined in Section 5.6(a)) to the extent of their respective rights pursuant to Section 5.6, no Company Employee, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.

(c) If requested by Parent at least five days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the First Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent). The Company also shall take, prior to the First Effective Time, such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

(d) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to any of the Contemplated Transactions, the Company shall cooperate with Parent to ensure that such requirements are complied with prior to the First Effective Time. The Company shall use its reasonable best efforts to obtain and maintain compliance with all applicable rules and regulations of The NASDAQ Stock Market in connection with all matters relating to equity compensation and employee benefit plans.

5.6  Indemnification of Officers and Directors.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Company and its Subsidiaries to), honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers identified in Part 2.10(a)(v) of the Company Disclosure Schedule and any person who becomes a director or officer of the Company or any of its Subsidiaries after the date hereof and prior to the First Effective Time (but in the case of any person who becomes a director or officer of the Company or any of its Subsidiaries after the date hereof and prior to the First Effective Time, solely to the extent that the terms and conditions of any such indemnification agreements are no more favorable, in the aggregate, to the indemnification agreements to which similarly situated directors and officers set forth in Part 2.10(a)(v) of the Company Disclosure Schedule are a party) (each, an “Indemnified Person” and collectively, the “Indemnified Persons”). In addition, during the period commencing at the First Effective Time and ending on the sixth anniversary of the First Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date hereof), in each case in their respective capacities as such, occurring at or prior to the First Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner that adversely affects their rights thereunder except as required by applicable Legal Requirements.

(b) Prior to the First Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall be permitted to purchase a “tail” prepaid policy on the policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form Made Available by the Company to Parent prior to the date of this Agreement (the “Existing D&O Policy”) for a period of six years from the First Effective Time on terms and conditions with respect to the coverage and amounts that are equivalent to those of the Existing D&O Policy, provided that the Company shall not pay any premiums for such “tail” prepaid policy in excess of $875,000 in the aggregate. Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder for so long as such “tail” policy shall remain in full force and effect.

(c) If Parent or the Surviving Corporation or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be set forth in this Section 5.6.

(d) The obligations set forth in this Section 5.6 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the “tail” policy referred to in Section 5.6(b)) (and their heirs and representatives) without the prior written consent of such affected Indemnified Person (or any other person who is a beneficiary under the “tail” policy referred to in Section 5.6(b) and their heirs and representatives). Each of the Indemnified Persons (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.6, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the “tail” policy referred to in Section 5.6(b) and their heirs and representatives) under this Section 5.6 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and hereby agreed that the indemnification provided for in this Section 5.6 is not prior to or in substitution for any such claims under such policies.

5.7  Regulatory Approvals and Related Matters; Efforts to Complete.

(a) Except as otherwise provided in this Agreement, each party shall use their respective reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Mergers and the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Contemplated Transactions. The Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to: (i) any inquiries or requests (including any “second request”) received from the Federal Trade Commission or the United States Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.

(b) Subject to compliance with applicable Legal Requirements, Parent shall use its reasonable best efforts to provide to the Company, and the Company shall use its reasonable best efforts to provide to Parent, as promptly as practicable any information that is required in order to effectuate any filings or applications by Parent or the Company, as the case may be, pursuant to Section 5.7(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and the Joint Defense Agreement, each of the Company and Parent shall use its reasonable best efforts to: (i) consult with and consider the views of the other party regarding material positions being taken in material filings to be made under Antitrust Laws in connection with the Mergers; (ii) provide the other (and its counsel) as promptly as practicable with copies of all material filings and material written submissions made by such party with any Governmental Body under any Antitrust Law in connection with the Mergers.

(c) Subject to Section 5.7(d), Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Mergers and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(d), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party (pursuant to any applicable Legal Requirement or Contract) in connection with the Mergers and the other Contemplated Transactions; (ii) shall use its reasonable best efforts (not including the payment of money or the incurring of liabilities) to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Mergers; (iii) shall use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Mergers; and (iv) shall use its reasonable best efforts to contest any Legal Proceeding challenging the Mergers or any of the other Contemplated Transactions.

(d) Notwithstanding anything to the contrary contained in this Section 5.7 or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries or any of the Acquired Corporations to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or any of the Acquired Corporations to take or agree to take) any other action or agree (or cause any of its Subsidiaries or any of the Acquired Corporations to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to license or otherwise make available (or cause any of its Subsidiaries or any of the Acquired Corporations to license or otherwise make available) to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right.

5.8  Disclosure.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement, and the Company shall consult with Parent and consider the views and comments of Parent before any of the Acquired Corporations or any of their Representatives sends any emails or other documents to Company Associates generally or otherwise communicates with Company Associates generally, with respect to the Mergers or any of the other Contemplated Transactions; provided, however, that Parent and the Company shall agree on the contents of the press release announcing the execution of this Agreement. Notwithstanding anything to the contrary contained in this Section 5.8, the obligations of Parent and the Company set forth in this Section 5.8 shall not apply with respect to: (i) any public statement relating to the withdrawal or modification of the Company Board Recommendation pursuant to Section 5.2(c); or (ii) any public statement relating to the withdrawal or modification of the Parent Board Recommendation pursuant to Section 5.3(c).

5.9  Affiliate Agreements.  The Company shall use its reasonable best efforts to cause each Person identified in Part 2.19 of the Company Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the Closing Date, an Affiliate Agreement in the form of Exhibit C. The Company shall not register, or allow its transfer agent to register, on its books any transfer of any shares of Company Common Stock of any “affiliate” of the Company who has not provided a signed Affiliate Agreement in accordance with this Section 5.8.

5.10  Tax Matters.  Prior to the effectiveness of the Form S-4 Registration Statement: (a) the Company shall execute and deliver to Cooley Godward Kronish llp and to Wilson Sonsini Goodrich & Rosati, Professional Corporation a tax representation letter in a customary form to be mutually agreed to by the parties; and (b) Parent and Merger Sub shall execute and deliver to Cooley Godward Kronish llp and to Wilson Sonsini Goodrich & Rosati, Professional Corporation a tax representation letter in a customary form to be mutually agreed to by the parties. To the extent requested by Parent or the Company, each of Parent, Merger Sub and the Company shall confirm to Cooley Godward Kronish llp and to Wilson Sonsini Goodrich & Rosati, Professional Corporation the

accuracy and completeness as of the First Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Following the delivery of the tax representation letters pursuant to the first sentence of this Section 5.10: (a) Parent shall use its reasonable best efforts to cause Cooley Godward Kronish llp to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (b) the Company shall use its reasonable best efforts to cause Wilson Sonsini Goodrich & Rosati, Professional Corporation to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.10.

5.11  Letter of the Company’s Accountants.  The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of Ernst & Young llp, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

5.12  Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock being issued in the First Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market at or prior to the First Effective Time.

5.13  Section 16 Matters.  Prior to the First Effective Time, the Company shall take all reasonable actions as are required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Contemplated Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. If the Company delivers the Section 16 Information (as defined below) to Parent at least 30 days prior to the First Effective Time, then, prior to the First Effective Time, Parent shall take all reasonable actions as are required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) in connection with the First Merger by each individual who, immediately after the First Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 5.13, “Section 16 Information” shall mean the following information for each individual who, immediately after the First Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in the First Merger; (b) the number of Company Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the First Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the First Merger.

5.14  Resignation of Corporate Officers and Directors.  The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the First Effective Time the resignation of each corporate officer and director of each of the Acquired Corporations (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as a corporate officer or director of an Acquired Corporation).

5.15  Board of Directors.  Parent shall use its reasonable best efforts to cause John Ocampo and another independent director of the Company of Parent’s choice to be elected or appointed to the board of directors of Parent as of or promptly following the First Effective Time.

5.16  Certain Litigation.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors or officers by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the Contemplated Transactions and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such litigation, shall consider Parent’s views with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent.

Section 6.	Conditions Precedent To Obligations Of Parent And Merger Sub

The obligations of Parent and Merger Sub to cause the Mergers to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1  Accuracy of Company Specified Representations.  Each of the Company Specified Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any Company Specified Representation made as of a specific date, which shall have been accurate in all material respects as of such date);

provided, however, that, for purposes of determining the accuracy of the Company Specified Representations as of the foregoing dates, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded.

6.2  Accuracy of Company Other Representations.  The Company Other Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any Company Other Representation made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (a) for purposes of determining the accuracy of the Company Other Representations as of the foregoing dates (and for purposes of determining the accuracy of the Company Other Representations for purposes of clause “(b)” of this proviso): (i) all “Company Material Adverse Effect” qualifications and other materiality qualifications (but not dollar thresholds) limiting the scope of the Company Other Representations shall be disregarded; (ii) all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the Company Other Representations shall be disregarded; and (iii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded; and (b) any inaccuracies in the Company Other Representations will be disregarded to the extent that such inaccuracies, individually or in the aggregate, do not constitute, and would not reasonably be expected to have or result in, a Company Material Adverse Effect.

6.3  Performance of Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

6.4  Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.

6.5  Company Stockholder Approval.  This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.6  Parent Shareholder Approval.  The issuance of Parent Common Stock in the First Merger shall have been duly approved by the Required Parent Shareholder Vote.

6.7  Agreements and Documents.  Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) a legal opinion of Cooley Godward Kronish llp, dated as of the Closing Date and addressed to Parent, to the effect that the Mergers will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that: (i) in rendering such opinion, Cooley Godward Kronish llp may rely upon the tax representation letters referred to in Section 5.10; and (ii) if Cooley Godward Kronish llp does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Wilson Sonsini Goodrich & Rosati, Professional Corporation renders such opinion to Parent); and

(b) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, in their capacities as such but only for and on behalf of the Company, confirming that the conditions set forth in Sections 6.1 (Accuracy of Company Specified Representations), 6.2 (Accuracy of Company Other Representations), 6.3 (Performance of Covenants), 6.5 (Company Stockholder Approval) and 6.8 (No Company Material Adverse Effect) have been duly satisfied.

6.8  No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.9  HSR Waiting Period.  The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

6.10  Other Antitrust Waiting Periods.  Any waiting period applicable to the consummation of the Mergers under any applicable foreign Antitrust Law shall have expired or been terminated, other than any such waiting period imposed by the Specified Antitrust Laws.

6.11  Other Governmental Approvals.  Any Governmental Authorization required to be obtained with respect to the Mergers under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, other than any such Governmental Authorization required under the Specified Antitrust Laws, and no such Governmental Authorization so obtained shall require or contain any term, limitation, condition or restriction that would reasonably be expected to result in material harm to: (a) Parent or the Company or any Subsidiary of Parent or the Company; (b) any business or material asset of Parent or the Company or any Subsidiary of Parent or the Company; or (c) the future ability or authority of Parent or the Company or any Subsidiary of Parent or the Company to conduct business or to own, operate or retain exclusive rights to any material asset.

6.12  Listing.  The shares of Parent Common Stock to be issued in the First Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market or the NASDAQ Global Market.

6.13  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.

6.14  No Governmental Litigation.  There shall not be pending any Legal Proceeding brought by a Governmental Body: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Mergers or any of the other Contemplated Transactions; (b) relating to the Mergers or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that would reasonably be expected to be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own any of the material assets or operate the business of any of the Acquired Corporations; (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Mergers or any of the other Contemplated Transactions; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on any of the Acquired Corporations.

6.15  Sarbanes-Oxley Certifications.  If either the chief executive officer or the chief financial officer of the Company shall have failed to provide, with respect to any Company SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification as and in the form required under Rule 13a-14 or Rule 15d-14 under the Exchange Act or 18 U.S.C. § 1350, then each such failure shall have been rectified.

Section 7.	Conditions Precedent To Obligation Of The Company

The obligation of the Company to cause the Mergers to be effected and otherwise cause the Contemplated Transactions to be consummated is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1  Accuracy of Parent Specified Representations.  Each of the Parent Specified Representations shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any Parent Specified Representations made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of the Parent Specified Representations as of the foregoing dates, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded.

7.2  Accuracy of Parent Other Representations.  The Parent Other Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any Parent Other Representations made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (a) for purposes of determining the accuracy of the Parent Other Representations as of the foregoing dates (and for purposes of determining the accuracy of the Parent Other Representations for purposes of clause “(b)” of this proviso): (i) all “Parent Material Adverse Effect” qualifications and other materiality qualifications (but not dollar thresholds) limiting the scope of the Parent Other Representations shall be disregarded; (ii) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the Parent Other Representations shall be disregarded; and (iii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded; and (b) any inaccuracies in the Parent Other Representations will be disregarded to the extent that such inaccuracies, individually or in the aggregate, do not constitute, and would not reasonably be expected to have or result in, a Parent Material Adverse Effect.

7.3  Performance of Covenants.  Parent or Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent or Merger Sub at or prior to the Closing.

7.4  Effectiveness of Registration Statement.  The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order shall have been issued by the SEC and shall remain in effect with respect to the Form S-4 Registration Statement; and no proceeding seeking such a stop order shall have been initiated by the SEC and remain pending or shall be threatened in writing by the SEC.

7.5  Company Stockholder Approval.  This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.6  Parent Shareholder Approval.  The issuance of Parent Common Stock in the First Merger shall have been duly approved by the Required Parent Shareholder Vote.

7.7  Documents.  The Company shall have received the following documents:

(a) a legal opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated as of the Closing Date, to the effect that the Mergers will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that: (i) in rendering such opinion, Wilson Sonsini Goodrich & Rosati, Professional Corporation may rely upon the tax representation letters referred to in Section 5.10; and (ii) if Wilson Sonsini Goodrich & Rosati, Professional Corporation does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward Kronish llp renders such opinion to the Company); and

(b) a certificate executed by an executive officer of Parent, in his or her capacity as such but only for and on behalf of Parent and Merger Sub, confirming that the conditions set forth in Sections 7.1 (Accuracy of Parent Specified Representations), 7.2 (Accuracy of Parent Other Representations), 7.3 (Performance of Covenants), 7.6 (Parent Shareholder Approval) and 7.8 (No Parent Material Adverse Effect) have been duly satisfied.

7.8  No Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.9  HSR Waiting Period.  The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

7.10  Other Antitrust Waiting Periods.  Any waiting period applicable to the consummation of the Mergers under any applicable foreign Antitrust Law shall have expired or been terminated, other than any such waiting period imposed by the Specified Antitrust Laws.

7.11  Other Governmental Approvals.  Any Governmental Authorization required to be obtained with respect to the Mergers under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, other than any such Governmental Authorization required under the Specified Antitrust Laws, and no such Governmental Authorization so obtained shall require or contain any term, limitation, condition or restriction that would reasonably be expected to result in material harm to: (a) Parent or the Company or any Subsidiary of Parent or the Company; (b) any business or material asset of Parent or the Company or any Subsidiary of Parent or the Company; or (c) the future ability or authority of Parent or the Company or any Subsidiary of Parent or the Company to conduct business or to own, operate or retain exclusive rights to any material asset.

7.12  Listing.  The shares of Parent Common Stock to be issued in the First Merger shall have been approved for listing (subject to notice of issuance) on the NASDAQ Global Select Market or the NASDAQ Global Market.

7.13  No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.

7.14  Sarbanes-Oxley Certifications.  If either the chief executive officer or the chief financial officer of Parent shall have failed to provide, with respect to any Parent SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification as and in the form required under Rule 13a-14 or Rule 15d-14 under the Exchange Act or 18 U.S.C. § 1350, then each such failure shall have been rectified.

Section 8.	Termination

8.1  Termination.  This Agreement may be terminated prior to the First Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of Parent Common Stock in the First Merger by Parent’s shareholders):

(a) by mutual written consent of Parent and the Company, duly authorized by their respective boards of directors;

(b) by either Parent or the Company if the First Merger shall not have been consummated by the End Date (as defined below); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the First Merger by the End Date is attributable to a failure on the part of such party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such party at or prior to the First Effective Time;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the First Merger and/or the Second Merger;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote;

(e) by either Parent or the Company if: (i) the Parent Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and Parent’s shareholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the First Merger; and (ii) the issuance of Parent Common Stock in the First Merger shall not have been approved at the Parent Shareholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Shareholder Vote;

(f) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(g) by the Company (at any time prior to the approval of the issuance of Parent Common Stock in the First Merger by the Required Parent Shareholder Vote) if a Parent Triggering Event shall have occurred;

(h) by Parent if: (i) any of the Company Specified Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of the Company Specified Representations as of the date of this Agreement or as of any subsequent date, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); (ii) any of the Company Other Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case giving effect to clause “(b)” of the proviso to Section 6.2, such that the condition set forth in Section 6.2 would not be satisfied (it being understood that, for purposes of determining the accuracy of the Company Other Representations as of the date of this Agreement or as of any subsequent date, and for purposes of determining the accuracy of the Company Other Representations for purposes of clause “(b)” of the proviso to Section 6.2: (A) all “Company Material Adverse Effect” qualifications and other materiality qualifications (but not dollar thresholds) limiting the scope of the Company Other Representations shall be disregarded; (B) all “Company Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the Company Other Representations shall be disregarded; and (C) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); or (iii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.3 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or breach of a covenant or obligation by the Company is curable by the Company, and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; or

(i) by the Company if: (i) any of the Parent Specified Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of the Parent Specified Representations as of the date of this Agreement or as of any subsequent date, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); (ii) any of the Parent Other Representations shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case giving effect to clause “(b)” of the proviso to Section 7.2, such that the condition set forth in Section 7.2 would not be satisfied (it being understood that, for purposes of determining the accuracy of the Parent Other Representations as of the date of this Agreement or as of any subsequent date, and for purposes of determining the accuracy of the Parent Other Representations for purposes of clause “(b)” of the proviso to Section 7.2: (A) all “Parent Material Adverse Effect” qualifications and other materiality qualifications (but not dollar thresholds) limiting the scope of the Parent Other Representations (other than the Parent Materiality Qualified Representations) shall be disregarded; (B) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the Parent Other Representations shall be disregarded; and (C) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); or (iii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.3 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or breach of a covenant or obligation by Parent is curable by Parent, and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach.

The “End Date” shall be May 12, 2008; provided, however, that: (i) if, on May 12, 2008, a Specified Circumstance exists and each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.8, 6.12, 6.13 (other than with respect to the Specified Circumstance), 6.14 (other than with respect to the Specified Circumstance) and 6.15 is satisfied or has been waived, then the Company may, by providing written notice thereof to Parent on or prior to May 12, 2008, extend the End Date to August 12, 2008; and (ii) if, on May 12, 2008, a Specified Circumstance exists and each of the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.8, 7.12, 7.13 (other than with respect to the Specified Circumstance) and 7.14 is satisfied or has been waived, then Parent may, by providing written notice thereof to the Company on or prior to May 12, 2008, extend the End Date to August 12, 2008. This Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party prior to the termination of this Agreement pursuant to Section 8.3 shall have been paid in full.

8.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Joint Defense Agreement and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of this Agreement.

8.3  Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

(b) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) a Specified Circumstance shall not exist as of the time of such termination; (iii) a bona fide Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made at any time prior to the termination of this Agreement; (iv) a final vote on the adoption of this Agreement by the Company’s stockholders shall not have been held; and (v) either: (A) on or prior to the first anniversary of such termination of this Agreement, a Specified Acquisition Transaction (as defined below) is consummated; or (B) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement providing for a Specified Acquisition Transaction is entered into and, following such first anniversary, such Specified Acquisition Transaction (or any other Specified Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) is consummated, then, within two business days after the consummation of such Specified Acquisition Transaction, the Company shall pay to Parent a nonrefundable fee in the amount of $27,000,000 in cash. For purposes of this Agreement, the term “Specified Acquisition Transaction” shall have the same meaning as the term “Acquisition Transaction,” except that solely for purposes of the definition of Specified Acquisition Transaction all references to “15%” in the definition of “Acquisition Transaction” shall be deemed to refer instead to “40%.”

(c) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) a Specified Circumstance shall not exist as of the time of such termination; (iii) a bona fide proposal (a “Parent Acquisition Proposal”) by a third party (a “Specified Party”) to acquire Parent or effect a merger, consolidation or other strategic business combination with Parent (in either case, whether by means of a merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction) which, if consummated in accordance with its terms, would result in the holders of Parent Common Stock prior to the consummation thereof holding less than 50% of the voting equity interests (outstanding as of the consummation of such transaction) following the consummation thereof (in each case, a “Parent Transaction”) shall have been disclosed, announced, commenced, submitted or made by such Specified Party at any time prior to the termination of this Agreement; (iv) based on statements made by or on behalf of the Specified Party regarding such Parent Acquisition Proposal, a reasonable person would believe that either: (A) the consummation of such Parent Transaction was conditioned by such Specified Party on the termination of this Agreement, or (B) the amount of consideration to be paid by such Specified Party to holders of Parent Common Stock in such Parent Transaction would be greater if this Agreement were terminated; (v) a final vote on the approval of the issuance of Parent Common Stock in the First Merger by Parent’s shareholders shall not have been held; and (vi) either: (A) on or prior to the first anniversary of such termination of this Agreement, any Parent Transaction involving such Specified Party or any affiliate of such Specified Party (whether or not also involving one or more other parties) is consummated; or (B) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement providing for any Parent Transaction involving such Specified Party or any affiliate of such Specified Party (whether or not also involving one or more other parties) is entered into and, following such first anniversary, such Parent Transaction is consummated, then, within two business days after the consummation of such Parent Transaction, Parent shall pay to the Company a nonrefundable fee in the amount of $27,000,000 in cash.

(d) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d); (ii) a bona fide Acquisition Proposal shall have been publicly disclosed, publicly announced or otherwise publicly made at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote; (iii) such Acquisition Proposal shall not have been publicly withdrawn on or before the date that is ten business days prior to the date of the Company Stockholders’ Meeting; and (iv) either: (A) on or prior to the first anniversary of such termination of this Agreement, a Specified Acquisition Transaction is consummated; or (B) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement providing for a Specified Acquisition Transaction is entered into and, following such first anniversary, such Specified Acquisition Transaction (or any other Specified Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) is consummated, then, within two business days after the consummation of such Specified Acquisition Transaction, the Company shall pay to Parent a nonrefundable fee in the amount of $27,000,000 in cash.

(e) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e); (ii) a Specified Party shall have publicly disclosed, publicly announced or otherwise publicly made a Parent Acquisition Proposal for a Parent Transaction at any time prior to the approval of the issuance of Parent Common Stock in the First Merger by the Required Parent Shareholder Vote; (iii) based on statements made by or on behalf of the Specified Party that were publicly disclosed or announced regarding such Parent Acquisition Proposal, a reasonable person would believe that either: (A) the consummation of such Parent Transaction was conditioned by such Specified Party on the termination of this Agreement, or (B) the amount of consideration to be paid to holders of Parent Common Stock in such Parent Transaction would be greater if this Agreement were terminated; (iv) such Parent Acquisition Proposal shall not have been publicly withdrawn by such Specified Party on or before the date that is ten business days prior to the date of the Parent Shareholders’ Meeting; and (v) either: (A) on or prior to the first anniversary of such termination of this Agreement, any Parent Transaction involving such Specified Party or any affiliate of such Specified Party (whether or not also involving one or more other parties) is consummated; or (B) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement providing for any Parent Transaction involving such Specified Party or any affiliate of such Specified Party (whether or not also involving one or more other parties) is entered into and, following such first anniversary, such Parent Transaction is consummated, then, within two business days after the consummation of such Parent Transaction, Parent shall pay to the Company a nonrefundable fee in the amount of $27,000,000 in cash.

(f) If this Agreement is terminated by Parent pursuant to Section 8.1(f), or if this Agreement is otherwise terminated by Parent or the Company pursuant to Section 8.1 following the occurrence of a Company Triggering Event, then the Company shall pay to Parent, at the time specified in the next sentence, a nonrefundable fee in the amount of $27,000,000 in cash. In the case of any such termination of this Agreement by the Company, the fee referred to in the preceding sentence shall be paid by the Company prior to the time of such termination; and in the case of any such termination of this Agreement by Parent, the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

(g) If this Agreement is terminated by the Company pursuant to Section 8.1(g), or if this Agreement is otherwise terminated by Parent or the Company pursuant to Section 8.1 following the occurrence of a Parent Triggering Event, then Parent shall pay to the Company, at the time specified in the next sentence, a nonrefundable fee in the amount of $27,000,000 in cash. In the case of any such termination of this Agreement by Parent, the fee referred to in the preceding sentence shall be paid by Parent prior to the time of such termination; and in the case of any such termination of this Agreement by the Company, the fee referred to in the preceding sentence shall be paid by Parent within two business days after such termination.

(h) Under no circumstances shall Parent or the Company be entitled to receive more than one nonrefundable fee in the amount of $27,000,000 pursuant to this Section 8.3; provided, however, that nothing in this Section 8.3(h) shall limit the obligations of each party to pay any amounts required to be paid by such party under Section 8.3(a) in addition to any nonrefundable fee required to be paid by such party. If a party fails to pay when due any amount that such party is required to pay under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid through the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the lower of: (i) the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Legal Requirements.

Section 9.	Miscellaneous Provisions

9.1  Amendment.  This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the issuance of Parent Common Stock in the First Merger by Parent’s shareholders); provided, however, that: (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) after any such approval of the issuance of Parent Common Stock in the First Merger by Parent’s shareholders, no amendment shall be made which by law or any rule or regulation of the NASDAQ Global Select Market requires further approval of Parent’s shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2  Waiver.

(a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the First Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3  No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Mergers.

9.4  Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery.  This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that (a) the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms; and (b) the Joint Defense Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. Without limiting the generality of the foregoing, (a) Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except for the Company’s representations and warranties in Section 2, and that they are not relying and have not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Section 2, and (b) the Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except as provided in Section 3, and that it is not relying and has not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Section 3. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5  Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

9.6  Disclosure Schedules.  The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 2 and 4. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 3 and 4. For purposes of this Agreement: (a) each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2; and (b) each statement or other item of information set forth in the Parent Disclosure Schedule or in any update to the Parent Disclosure Schedule shall be deemed to be a representation and warranty made by Parent in Section 3.

9.7  Assignability; No Third Party Rights.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Except as specifically provided in Section 5.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

RF Micro Devices, Inc.
7628 Thorndike Road
Greensboro, NC 27409
Attention: Suzanne Rudy
Facsimile: (336) 931-7454

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP
5 Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Jane Ross, Esq. and David A. Lipkin, Esq.
Facsimile: (650) 849-7400

if to the Company:

Sirenza Microdevices, Inc.
303 S. Technology Court
Broomfield, CO 80021
Attention: Robert Van Buskirk
Facsimile: (303) 410-9976

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Attention: Steven V. Bernard
Facsimile: (650) 493-6811

Wilson Sonsini Goodrich & Rosati Professional Corporation
One Market Street
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Michael S. Ringler
Facsimile: (415) 947-2099

9.9  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10  Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

RF Micro Devices, Inc.

By:
/s/  Robert A. Bruggeworth

Name:	Robert A Bruggeworth
Title:	CEO and President

Iceman Acquisition Sub, Inc.

By:
/s/  Robert A. Bruggeworth

Name:	Robert A Bruggeworth
Title:	President

Sirenza Microdevices, Inc.

By:
/s/  Robert Van Buskirk

Name:	Robert Van Buskirk
Title:	President and CEO

Merger Agreement Signature Page

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations. “Acquired Corporations” shall mean: (a) the Company; and (b) each of the Company’s Subsidiaries.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving: (i) the purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than 15% of the outstanding capital stock of the Company as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than 15% of the outstanding capital stock of the Company as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, reorganization, share exchange, recapitalization, business combination or other similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business collectively constitutes or accounts for 15% or more of the consolidated net revenues, net income or net assets of the Company and its Subsidiaries, taken as a whole) that, if consummated in accordance with its terms, would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning more than 15% of the voting equity interests (outstanding as of the consummation of such transaction) in the surviving or resulting entity of such transaction; (iii) a sale, transfer, lease, exchange, license, acquisition or disposition of any business or businesses or assets that constitute or account for (A) 15% or more of the consolidated net assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof) or (B) 15% or more of the consolidated net revenues or consolidated net income of the Company and its Subsidiaries, taken as whole; or (iv) a liquidation, dissolution or other winding up of the business of the Company or of any Subsidiary or Subsidiaries of the Company whose business collectively constitutes or accounts for 15% or more of the consolidated net revenues, net income or net assets of the Company and its Subsidiaries, taken as a whole.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate. “Company Associate” shall mean any current or former officer or other employee, or current or former independent contractor, consultant or director, of or to any of the Acquired Corporations or any Company Affiliate.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company IP or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or has the right to acquire any right or interest.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule and exhibits thereto that have been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent upon the execution of the Agreement.

Company Employee. “Company Employee” shall mean any director or any officer or other employee of any of the Acquired Corporations.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (a) any of the Acquired Corporations or any Company Affiliate (including as a result of the assumption of, or the succession to the rights and obligations under, a Contract by an Acquired Corporation or a Company Affiliate); and (b) any Company Associate, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable law) without any obligation on the part of any Acquired Corporation or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Corporation under applicable foreign law.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Acquired Corporations or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

Company IP. “Company IP” shall mean all Intellectual Property Rights and Intellectual Property with respect to which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on the business, financial condition, operations or results of operations of the Acquired Corporations taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) Effects resulting from conditions generally affecting the United States or global economy or capital markets as a whole, and any changes therein, to the extent that such conditions and/or changes do not have a material disproportionate impact on the Acquired Corporations taken as a whole relative to other companies operating in the same industries as the Acquired Corporations; (ii) Effects resulting from conditions in the industries in which the Acquired Corporations operate, and any changes therein, to the extent that such conditions and/or changes do not have a material disproportionate effect on such Acquired Corporations relative to other companies operating in the same industries as the Acquired Corporations; (iii) acts of terrorism or war, weather conditions or other force majeure events that occur after the date of the Agreement, to the extent that such acts, conditions or events do not have a material disproportionate effect on the Acquired Corporations taken as a whole; (iv) changes in Legal Requirements, GAAP or international accounting standards, or interpretations thereof; (v) any legal claims made or other legal proceedings brought by any current or former Company stockholders (on their own behalf or on behalf of the Company) arising out of or related to the Agreement or any of the Contemplated Transactions; (vi) Effects resulting directly from the announcement or pendency of the Agreement and the Contemplated Transactions, including: (A) the loss or departure of any officers or other employees of any of the Acquired Corporations, and (B) the termination or potential termination of (or failure of or potential failure to renew) any contracts with customers, suppliers, distributors or other business partners of any

Acquired Corporation; (vii) Effects resulting from any actions taken or failure to take action which Parent has approved, consented to or requested in writing; (viii) Effects resulting from the failure to take any action expressly prohibited by the Agreement; (ix) any change in the trading price or trading volume of Company Common Stock, in and of itself (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Company Common Stock may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); and (x) any failure by the Company or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement, in and of itself (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred).

Company Option Plans. “Company Option Plans” shall mean: (a) the Company’s Amended and Restated 1998 Stock Plan, and (b) each compensatory equity award assumed by, or as to which a replacement award was provided by, any of the Acquired Corporations or any Company Affiliate.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Company Other Representations. “Company Other Representations” shall mean the representations and warranties of the Company contained in Section 2 of the Agreement or the Company Disclosure Schedule, other than the Company Specific Representations.

Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

Company Product. “Company Product” shall mean any product or service: (a) developed, manufactured, marketed, distributed, provided, performed, leased, licensed or sold, directly or indirectly, by or on behalf of any Acquired Corporation; or (b) currently under development by or for any Acquired Corporation (whether or not in collaboration with another Person) to the point of tape-out, qualification of samples, or quality or beta testing.

Company Product Software. “Company Product Software” shall mean any software (regardless of whether such software is owned by an Acquired Corporation or licensed to an Acquired Corporation by a third party) contained or included in or provided with any Company Product or used in the development, manufacturing, maintenance, repair, support, testing or performance of any Company Product.

Company PSA. “Company PSA” shall mean performance share awards representing the right to vest in and be issued shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Company RSA. “Company RSA” shall mean restricted stock purchase right awards representing the right to purchase and vest in shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Company Source Code. “Company Source Code” shall mean any source code, or any portion, aspect or segment of any source code, relating to any Intellectual Property owned by or licensed to any of the Acquired Corporations or in any Company Product Software.

Company Specified Representations. “Company Specified Representations” shall mean the representations and warranties of the Company contained in Sections 2.3(a), 2.21, 2.22, 2.23 and 2.25 of the Agreement or the equivalent sections of the Company Disclosure Schedule.

Company Triggering Event. A “Company Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company shall have withdrawn or shall have modified in a manner adverse to Parent the

Company Board Recommendation; (b) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation; (c) the board of directors of the Company fails to reaffirm the Company Board Recommendation within 10 days after Parent reasonably requests in writing that such recommendation be reaffirmed; (d) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal, other than confidentiality agreements that the Company is required to enter into pursuant to the proviso to Section 4.3(a) of the Agreement; (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (g) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within 10 business days after such Acquisition Proposal is publicly announced.

Company Unaudited Balance Sheet. “Company Unaudited Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2007 included in the Company’s Report on Form 10-Q for the fiscal quarter ended March 31, 2007, as filed with the SEC prior to the date of the Agreement.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain letter with respect to the non-use and non-disclosure of certain confidential information of the Company and Parent dated as of July 15, 2007, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” shall mean the Mergers and the other transactions contemplated by the Agreement, the Company Stockholder Voting Agreements and the Parent Shareholder Voting Agreements.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Foreign Plan.  “Foreign Plan” shall mean any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Corporation mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the

United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside the United States.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the First Merger, as said registration statement may be amended.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Global Market and the NASDAQ Global Select Market).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Joint Defense Agreement. “Joint Defense Agreement” shall mean that certain oral joint defense agreement entered into as of July 19, 2007 among the Company, Parent and the respective antitrust counsel to the Company and Parent.

Joint Proxy Statement/Prospectus. “Joint Proxy Statement/Prospectus” shall mean the joint proxy statement/prospectus to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting and to Parent’s shareholders in connection with the Parent Shareholders’ Meeting.

Knowledge. “knowledge” of any Entity shall mean, with respect to any particular matter, the actual knowledge of the executive officers, the General Counsel and the Chairman of the board of directors of such Entity regarding such matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD, the NASDAQ Global Market or the NASDAQ Global Select Market).

Made Available to Parent. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available to Parent” shall mean that such information, document or material was: (a) made publicly available on the SEC EDGAR database by the Company; (b) made available for review for a reasonable period of time by Parent or Parent’s Representatives by the Company between August 8, 2007 and the date of the Agreement in the virtual data room maintained by the Company with Merrill Corporation in connection with the Contemplated Transactions and to which Parent and Parent’s Representatives were given passworded access; (c) physically delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form; or (d) made available for review for a reasonable period of time by the public between August 8, 2007 and the date of the Agreement on the Company’s website located at www.sirenza.com.

Made Available to the Company. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available to the Company” shall mean that such information, document or material was: (a) made publicly available on the SEC EDGAR database by Parent (b) made available for review for a reasonable period of time by the Company or the Company’s Representatives by Parent between August 8, 2007 and the date of the Agreement in the virtual data room maintained by the Company with Merrill Corporation in connection with the Contemplated Transactions and to which the Company and the Company’s Representatives were given passworded access; (c) physically delivered to the Company or the Company’s Representatives via electronic mail or in hard copy form; or (d) made available for review for a reasonable period of time by the public between August 8, 2007 and the date of the Agreement on the Company’s website located at www.rfmd.com.

NCBCA. “NCBCA” shall mean the North Carolina Business Corporation Act.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, no par value, of Parent.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, has a material adverse effect on the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) Effects resulting from conditions generally affecting the United States or global economy or capital markets as a whole, and any changes therein, to the extent that such conditions and/or changes do not have a material disproportionate impact on Parent and its Subsidiaries, taken as a whole relative to other companies operating in the same industries as Parent and its Subsidiaries; (ii) Effects resulting from conditions in the industries in which Parent and its Subsidiaries operate, and any changes therein, to the extent that such conditions and/or changes do not have a material disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries as Parent and its Subsidiaries; (iii) acts of terrorism or war, weather conditions or other force majeure events that occur after the date of the Agreement, to the extent that such acts, conditions or events do not have a material disproportionate effect on Parent and its Subsidiaries, taken as a whole; (iv) changes in Legal Requirements, GAAP or international accounting standards, or interpretations thereof; (v) any legal claims made or other legal proceedings brought by any current or former Parent shareholders (on their own behalf or on behalf of Parent) arising out of or related to the Agreement or any of the Contemplated Transactions; (vi) Effects resulting directly from the announcement or pendency of the Agreement and the Contemplated Transactions, including: (A) the loss or departure of any officers or other employees of Parent or any of its Subsidiaries, or (B) the termination or potential termination of (or failure of or potential failure to renew) any contracts with customers, suppliers, distributors or other business partners of Parent or any of its Subsidiaries; (vii) Effects resulting from any actions taken or failure to take action which the Company has approved, consented to or requested in writing; (viii) Effects resulting from the failure to take any action expressly prohibited by the Agreement; (ix) any change in the trading price or trading volume of Parent Common Stock, in and of itself (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); and (x) any failure by Parent or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement, in and of itself (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred).

Parent Options. “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to Parent’s stock option plans, assumed by Parent or otherwise).

Parent Other Representations. “Parent Other Representations” shall mean the representations and warranties of Parent and Merger Sub contained in Section 3 of the Agreement or the Parent Disclosure Schedule, other than the Parent Specific Representations.

Parent Preferred Stock. “Parent Preferred Stock” shall mean Preferred Stock, no par value, of Parent.

Parent Specified Representations. “Parent Specified Representations” shall mean the representations and warranties of Parent and Merger Sub contained in Sections 3.2(a), 3.9, 3.11, 3.12 and 3.14 of the Agreement or the equivalent sections of the Parent Disclosure Schedule.

Parent Triggering Event. A “Parent Triggering Event” shall be deemed to have occurred if: (a) the board of directors of Parent shall have withdrawn or shall have modified in a manner adverse to the Company the Parent Board Recommendation; (b) Parent shall have failed to include in the Joint Proxy Statement/Prospectus the Parent Board Recommendation; or (c) the board of directors of Parent fails to reaffirm the Parent Board Recommendation within 10 days after the Company reasonably requests in writing that such recommendation be reaffirmed.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives.  “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act.  “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Specified Antitrust Laws.  An Antitrust Law shall be deemed to be a “Specified Antitrust Law” if Parent has filed no notification, report or other document required to be filed by Parent with any Governmental Body with respect to the Mergers and the other Contemplated Transactions pursuant to such Antitrust Law within 45 days following the date of the Agreement.

Specified Circumstance.  A “Specified Circumstance” shall be deemed to exist if: (a) any of the conditions set forth in Section 6.9, Section 6.10, Section 6.11, Section 7.9, Section 7.10 or Section 7.11 of the Agreement is not satisfied and has not been waived; or (b) as a result of a challenge by a Governmental Body under any Antitrust Law, any of the conditions set forth in Section 6.13, Section 6.14 or Section 7.13 of the Agreement is not satisfied and has not been waived.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer.  “Superior Offer” shall mean a bona fide written offer by an unaffiliated third party to acquire pursuant to a tender offer, exchange offer, merger, consolidation or other business combination: (a) all or substantially all of the assets of the Acquired Corporations; or (b) more than 50% of the outstanding voting securities of the Company and as a result of which the stockholders of the Company immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting Entity of such transaction or any direct or indirect parent thereof, that: (i) was not obtained or made as a direct or indirect result of a breach of Section 4.3 of the Agreement; and (ii) is determined by the board of directors of the Company, in its good faith judgment, after consulting with its independent financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation (including the effect on the likelihood or timing of consummation of any financing contingency), to be more favorable from a financial point of view to the Company’s stockholders than the Mergers.

Tax.  “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Exhibits

Exhibit A	—	Certain Definitions
Exhibit B	—	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	—	Form of Affiliate Agreement

List of Omitted Schedules and Exhibits
to that certain
Agreement and Plan of Merger and Reorganization, dated as of August 12, 2007, by and among
RF Micro Devices, Inc., Iceman Acquisition Sub, Inc.,
and
Sirenza Microdevices, Inc.

Pursuant to Item 601(b)(2) of Regulation S-K, RF Micro Devices, Inc. hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit identified below to the Securities and Exchange Commission upon request.

OMITTED SCHEDULES

Company Disclosure Schedule

Company Disclosure Schedule Part 2.1:	Subsidiaries; Due Organization; Etc.
Company Disclosure Schedule Part 2.2:	Certificate of Incorporation and Bylaws
Company Disclosure Schedule Part 2.3:	Capitalization, Etc.
Company Disclosure Schedule Part 2.4:	SEC Filings; Financial Statements
Company Disclosure Schedule Part 2.5:	Absence of Changes
Company Disclosure Schedule Part 2.6:	Title to Assets
Company Disclosure Schedule Part 2.7:	Employee Receivables
Company Disclosure Schedule Part 2.8:	Equipment; Real Property; Leasehold
Company Disclosure Schedule Part 2.9:	Intellectual Property
Company Disclosure Schedule Part 2.10:	Contracts
Company Disclosure Schedule Part 2.11:	Liabilities
Company Disclosure Schedule Part 2.12:	Compliance with Legal Requirements
Company Disclosure Schedule Part 2.13:	Certain Business Practices
Company Disclosure Schedule Part 2.14:	Governmental Authorizations
Company Disclosure Schedule Part 2.15:	Tax Matters
Company Disclosure Schedule Part 2.16:	Employee and Labor Matters; Benefit Plans
Company Disclosure Schedule Part 2.17:	Environmental Matters
Company Disclosure Schedule Part 2.18:	Insurance
Company Disclosure Schedule Part 2.19:	Transactions with Affiliates
Company Disclosure Schedule Part 2.20:	Legal Proceedings; Orders
Company Disclosure Schedule Part 2.21:	Authority; Binding Nature of Agreement
Company Disclosure Schedule Part 2.22:	Inapplicability of Section 203 of the DGCL and other Anti- takeover Statutes
Company Disclosure Schedule Part 2.23:	Vote Required
Company Disclosure Schedule Part 2.24:	Non-Contravention; Consents
Company Disclosure Schedule Part 2.25:	Opinion of Financial Advisor
Company Disclosure Schedule Part 2.26:	Financial Advisor
Company Disclosure Schedule Part 2.27:	Disclosure
Company Disclosure Schedule Part 4.2(b):	Operations Prior to Closing

Parent Disclosure Schedule

Parent Disclosure Schedule Part 3.1:	Due Organization
Parent Disclosure Schedule Part 3.2:	Capitalization, Etc.
Parent Disclosure Schedule Part 3.3:	SEC Filings; Financial Statements
Parent Disclosure Schedule Part 3.4:	Absence of Changes
Parent Disclosure Schedule Part 3.5:	Liabilities
Parent Disclosure Schedule Part 3.6:	Compliance with Legal Requirements
Parent Disclosure Schedule Part 3.7:	Certain Business Practices
Parent Disclosure Schedule Part 3.8:	Legal Proceedings; Orders
Parent Disclosure Schedule Part 3.9:	Authority; Binding Nature of Agreement
Parent Disclosure Schedule Part 3.10:	Environmental Matters
Parent Disclosure Schedule Part 3.11:	Vote Required
Parent Disclosure Schedule Part 3.12:	Ownership of Company Common Stock
Parent Disclosure Schedule Part 3.13:	Non-Contravention; Consents
Parent Disclosure Schedule Part 3.14:	Opinion of Financial Advisor
Parent Disclosure Schedule Part 3.15:	Financial Advisor
Parent Disclosure Schedule Part 3.16:	Valid Issuance
Parent Disclosure Schedule Part 3.17:	Disclosure
Parent Disclosure Schedule Part 4.2(c):	Operations Prior to Closing

OMITTED EXHIBITS

Exhibit B:	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C:	Form of Affiliate Agreement

Annex B

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (“Voting Agreement”) is entered into as of August 12, 2007, by and between RF Micro Devices, Inc., a North Carolina corporation (“Parent”), and            (“Stockholder”).

Recitals

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of certain shares of common stock of Sirenza Microdevices, Inc., a Delaware corporation (the “Company”).

B. Parent, Iceman Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”). Capitalized terms used but not otherwise defined in this Voting Agreement have the meanings assigned to such terms in the Merger Agreement.

C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive a combination of cash and shares of Parent Common Stock, as provided in the Merger Agreement.

D. Stockholder is entering into this Voting Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.

Agreement

The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1.	Certain Definitions

For purposes of this Voting Agreement:

(a) “Expiration Date” shall mean the earlier of: (i) the date on which the Merger Agreement is validly terminated; or (ii) the date upon which the Merger becomes effective.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Voting Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the Voting Period.

(d) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(e) “Voting Period” shall mean the period commencing on the date of this Voting Agreement and ending on the earlier of: (i) the date on which the Merger Agreement is validly terminated; and (ii) the date on which a final vote is taken by the stockholders of the Company on a proposal to adopt the Merger Agreement.

SECTION 2.	Transfer of Subject Securities and Voting Rights

2.1  Restriction on Transfer of Subject Securities.  Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected, other than pursuant to a written plan that meets all of the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934.

2.2  Restriction on Transfer of Voting Rights.  During the Voting Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3  Permitted Transfers.  Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual: (i) to any member of Stockholder’s immediate family; or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; (ii) upon the death of Stockholder; (iii) pursuant to the terms of a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act in effect prior to the date hereof; (iv) upon the vesting of restricted stock awards of Company Common Stock but only to the extent of such Stockholder’s income or other tax liability with respect to such vested restricted stock awards or (v) in a Transfer not for value to one or more persons or organizations in an aggregate amount not exceeding 100,000 shares of Company Common Stock; (b) if Stockholder is a partnership or limited liability company, (i) to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder or (ii) in a Transfer not for value to one or more persons or organizations in an aggregate amount not exceeding 100,000 shares of Company Common Stock; provided, however, that, except for the transfers listed in Section 2.3(a)(iii) and (iv), hereof, a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Voting Agreement.

SECTION 3.	Voting of Shares

3.1  Voting Covenant.  Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause any issued and outstanding shares of Company Common Stock Owned by Stockholder as of the record date with respect to such meeting or consent to be voted:

(a) in favor of: (i) the execution and delivery by the Company of the Merger Agreement; (ii) the adoption of the Merger Agreement; and (iii) each of the other actions contemplated by the Merger Agreement; and

(b) against the following actions (other than the Merger and the Contemplated Transactions): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving any Acquired Corporation; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of any Acquired Corporation; (iii) any reorganization, recapitalization, dissolution or liquidation of any Acquired Corporation; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Contemplated Transactions.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of the preceding sentence.

3.2  Proxy; Further Assurances.

(a) Contemporaneously with the execution of this Voting Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times during the Voting Period) with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by Stockholder. Notwithstanding anything else to the contrary contained in this Section 3.2, the Proxy shall terminate and be revoked (or shall under no circumstances become effective) with respect to the Subject Securities upon the Expiration Date, without any notice or action by Stockholders or any other person.

(b) Stockholder shall, at Stockholder’s own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Voting Agreement.

(c) Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Voting Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 4.	Waiver of Appraisal Rights

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of, or with respect to, any shares of Company Common Stock Owned by Stockholder.

SECTION 5.	STOCKHOLDER CAPACITY.

So long as a Stockholder or a representative of such Stockholder is an officer or director of the Company, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions, judgment or decisions taken by such Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations and responsibilities of such office (including the performance of obligations required by the fiduciary obligations and responsibilities of such Stockholder acting solely in his or her capacity as an officer or director), it being agreed and understood that this Agreement shall apply to such Stockholder solely in his or its capacity as a stockholder.

SECTION 6.	Representations and Warranties of Stockholder

Stockholder hereby represents and warrants to Parent as follows:

6.1  Authorization, etc.  Stockholder has the absolute and unrestricted power, authority and capacity to execute and deliver this Voting Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

6.2  No Conflicts or Consents.

(a) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not, require any Consent of any Person. The execution and delivery of any additional proxy pursuant to Section 3.2(a)(ii) with respect to any shares of Company Common Stock that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any Consent of any Person.

6.3  Title to Securities.  As of the date of this Voting Agreement: (a) Stockholder holds of record (free and clear of any Encumbrances) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Encumbrances) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

6.4  Accuracy of Representations.  The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement, and will be accurate in all respects at all times prior to the Expiration Date as if made as of any such time or date.

SECTION 7.	Miscellaneous

7.1  Stockholder Information.  Stockholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Form S-4 Registration Statement Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Voting Agreement.

7.2  Further Assurances.  From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.

7.3  Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

7.4  Notices.  Any notice or other communication under this Voting Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Voting Agreement:

if to Stockholder:

at the address set forth on the signature page hereof; and

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati PC
650 Page Mill Road
Palo Alto, CA 94304
Attn: Steven V. Bernard
Facsimile: (650) 493-6811

Wilson Sonsini Goodrich & Rosati PC
One Market Street
Spear Tower, Suite 3300
San Francisco, CA 94105
Attn: Michael S. Ringler
Facsimile: (415) 947-2099

if to Parent:

RF Micro Devices, Inc.
7628 Thorndike Road
Greensboro, NC 27409
Attn: Suzanne Rudy
Facsimile: (336) 931-7454

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP
5 Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Jane Ross, Esq. and David A. Lipkin, Esq.
Facsimile: (650) 849-7400

7.5  Severability.  Any term or provision of this Voting Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Voting Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.6  Entire Agreement.  This Voting Agreement, the Proxy, the Merger Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

7.7  Amendments.  This Voting Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

7.8  Assignment; Binding Effect; No Third Party Rights.  Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Voting Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

7.9  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.10  Non-Exclusivity.  The rights and remedies of Parent under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

7.11  Governing Law; Jurisdiction; Waiver of Jury Trial.  This Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; (b) irrevocably waives the right to trial by jury; and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which Stockholder or Parent, as the case may be, is to receive notice in accordance with Section 6.4.

7.12  Counterparts; Exchanges by Facsimile.  This Voting Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Voting Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Voting Agreement.

7.13  Captions.  The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

7.14  Waiver.  No failure on the part of Parent to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Voting Agreement, or any power, right, privilege or remedy of Parent under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.15  Independence of Obligations.  The covenants and obligations of Stockholder set forth in this Voting Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and the

Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Voting Agreement shall limit any of the rights or remedies of Parent under the Merger Agreement, or any of the rights or remedies of Parent or any of the obligations of Stockholder under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or any of the obligations of Stockholder under this Voting Agreement.

7.16  Construction.

(a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

(c) As used in this Voting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Voting Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

[Remainder of page intentionally left blank.]

In Witness Whereof, the parties have caused this Voting Agreement to be executed as of the date first written above.

RF Micro Devices, Inc.

By

Title

Stockholder

Signature

Printed Name

Address:

Facsimile:

Additional Securities
Shares Held of Record	Options and Other Rights	Beneficially Owned

Signature Page to Voting Agreement

Exhibit A

Form of Irrevocable Proxy

Proxy

Irrevocable Proxy

The undersigned stockholder (the “Stockholder”) of Sirenza Microdevices, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Bob Bruggeworth, Jerry Neal and RF Micro Devices, Inc., a North Carolina corporation (“Parent”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof.. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Iceman Acquisition Sub, Inc., a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Expiration Date (as defined in the Voting Agreement).

Prior to the Expiration Date, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote any Shares owned by the undersigned, at any meeting of the stockholders of the Company, however called, and in connection with any written action by consent of stockholders of the Company:

(a) in favor of: (i) the execution and delivery by the Company of the Merger Agreement; (ii) the adoption of the Merger Agreement; and (iii) each of the other actions contemplated by the Merger Agreement; and

(b) against the following actions (other than the Contemplated Transactions (as defined in the Merger Agreement)): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving any Acquired Corporation (as defined in the Merger Agreement); (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of any Acquired Corporation; (iii) any reorganization, recapitalization, dissolution or liquidation of any Acquired Corporation; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Contemplated Transactions.

Proxy

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated: August   , 2007

Stockholder

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy:

Proxy

Schedule of Omitted Documents

Pursuant to Instruction 2 to Item 601 of Regulation S-K, set forth below are (i) the names of the Sirenza Microdevices, Inc. stockholders who entered into Voting Agreements, each dated as of August 12, 2007, with RF Micro Devices, Inc., and (ii) information relating to the securities identified in each respective Voting Agreement.

	Securities
	Shares Held of	Options and	Additional Securities
Stockholder Name	Record	Other Rights	Beneficially Owned

Charles R. Bland	12,958	0	0
John Bumgarner	65,582	15,418	1,000
Christopher J. Crespi	16,000	0	0
Norman Hilgendorf	14,520	55,000	0
John Ocampo and
Susan Ocampo	0	0	11,222,241
Gerald L. Quinnell	34,563	0	1,000
Clay Simpson	12,500	37,000	0
Casimir Skrzypczak	24,182	42,000	0
Robert Van Buskirk	244,592	561,833	0
Gil J. Van Lunsen	6,358	60,000	0

Annex C

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (“Voting Agreement”) is entered into as of August 12, 2007, by and between Sirenza Microdevices, Inc., a Delaware corporation (the “Company”), and            (“Stockholder”).

Recitals

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of certain shares of common stock of RF Micro Devices, Inc., a North Carolina corporation (“Parent”).

B. Parent, Iceman Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Merger Agreement”), which provides (subject to the conditions set forth therein) for the merger of Merger Sub into the Company (the “Merger”). Capitalized terms used but not otherwise defined in this Voting Agreement have the meanings assigned to such terms in the Merger Agreement.

C. In the Merger, each outstanding share of common stock of the Company is to be converted into the right to receive a combination of cash and shares of Parent Common Stock, as provided in the Merger Agreement.

D. Stockholder is entering into this Voting Agreement in order to induce the Company to enter into the Merger Agreement and cause the Merger to be consummated.

Agreement

The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1.  Certain Definitions

For purposes of this Voting Agreement:

(a) “Expiration Date” shall mean the earlier of: (i) the date on which the Merger Agreement is validly terminated; or (ii) the date upon which the Merger becomes effective.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c) “Subject Securities” shall mean: (i) all securities of Parent (including all shares of Parent Common Stock and all options, warrants and other rights to acquire shares of Parent Common Stock) Owned by Stockholder as of the date of this Voting Agreement; and (ii) all additional securities of Parent (including all additional shares of Parent Common Stock and all additional options, warrants and other rights to acquire shares of Parent Common Stock) of which Stockholder acquires Ownership during the Voting Period.

(d) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than the Company; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than the Company; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(e) “Voting Period” shall mean the period commencing on the date of this Voting Agreement and ending on the earlier of: (i) the date on which the Merger Agreement is validly terminated; and (ii) the date on which a final vote is taken by the stockholders of Parent on a proposal to approve the issuance of Parent Common Stock in the Merger.

SECTION 2.	Transfer of Subject Securities and Voting Rights

2.1  Restriction on Transfer of Subject Securities.  Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected, other than pursuant to a written plan that meets all of the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934.

2.2  Restriction on Transfer of Voting Rights.  During the Voting Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3  Permitted Transfers.  Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual: (i) to any member of Stockholder’s immediate family; or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; (ii) upon the death of Stockholder; (iii) pursuant to the terms of a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act in effect prior to the date hereof; (iv) upon the vesting of restricted stock awards of Parent Common Stock but only to the extent of such Stockholder’s income or other tax liability with respect to such vested restricted stock awards or (v) in a Transfer not for value to one or more persons or organizations in an aggregate amount not exceeding 100,000 shares of Parent Common Stock; (b) if Stockholder is a partnership or limited liability company, (i) to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder or (ii) in a Transfer not for value to one or more persons or organizations in an aggregate amount not exceeding 100,000 shares of Parent Common Stock; provided, however, that, except for the transfers listed in Section 2.3(a)(iii) and (iv), hereof, a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Voting Agreement.

SECTION 3.	Voting of Shares

3.1  Voting Covenant.  Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of Parent, however called, and in any written action by consent of stockholders of Parent, unless otherwise directed in writing by the Company, Stockholder shall cause any issued and outstanding shares of ParentCommon Stock Owned by Stockholder as of the record date with respect to such meeting or consent to be voted in favor of: (a) the execution and delivery by Parent of the Merger Agreement; (b) the approval of the issuance of Parent Common Stock in the Merger; and (c) each of the other actions contemplated by the Merger Agreement.

Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the preceding sentence.

3.2  Proxy; Further Assurances.

(a) Contemporaneously with the execution of this Voting Agreement: (i) Stockholder shall deliver to the Company a proxy in the form attached to this Voting Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times during the Voting Period) with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to the Company an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Parent Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by Stockholder. Notwithstanding anything else to the contrary contained in this Section 3.2, the Proxy shall terminate and be revoked (or shall under no circumstances become effective) with respect to the Subject Securities upon the Expiration Date, without any notice or action by Stockholders or any other person.

(b) Stockholder shall, at Stockholder’s own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in the Company the power to carry out and give effect to the provisions of this Voting Agreement.

(c) Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Voting Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 4.	Waiver of Appraisal Rights

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of, or with respect to, any shares of Parent Common Stock Owned by Stockholder.

SECTION 5.	Stockholder Capacity.

So long as a Stockholder or a representative of such Stockholder is an officer or director of Parent, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions, judgment or decisions taken by such Stockholder in his or her capacity as an officer or director of Parent or any of its Subsidiaries or from fulfilling the obligations and responsibilities of such office (including the performance of obligations required by the fiduciary obligations and responsibilities of such Stockholder acting solely in his or her capacity as an officer or director), it being agreed and understood that this Agreement shall apply to such Stockholder solely in his or its capacity as a stockholder.

SECTION 6.	Representations and Warranties of Stockholder

Stockholder hereby represents and warrants to the Company as follows:

6.1  Authorization, etc.  Stockholder has the absolute and unrestricted power, authority and capacity to execute and deliver this Voting Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

6.2  No Conflicts or Consents.

(a) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected.

(b) The execution and delivery of this Voting Agreement and the Proxy by Stockholder do not, and the performance of this Voting Agreement and the Proxy by Stockholder will not, require any Consent of any Person. The execution and delivery of any additional proxy pursuant to Section 3.2(a)(ii) with respect to any shares of Parent Common Stock that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any Consent of any Person.

6.3  Title to Securities.  As of the date of this Voting Agreement: (a) Stockholder holds of record (free and clear of any Encumbrances) the number of outstanding shares of ParentCommon Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any Encumbrances) the options, warrants and other rights to acquire shares of Parent Common Stock set forth under the heading

“Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of Parent set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of Parent, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of Parent, other than the shares and options, warrants and other rights set forth on the signature page hereof.

6.4  Accuracy of Representations.  The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement, and will be accurate in all respects at all times prior to the Expiration Date as if made as of any such time or date.

SECTION 7.	Miscellaneous

7.1  Stockholder Information.  Stockholder hereby agrees to permit the Company to publish and disclose in the Joint Proxy Statement/Prospectus Stockholder’s identity and ownership of shares of Parent Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Voting Agreement.

7.2  Further Assurances.  From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.

7.3  Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

7.4  Notices.  Any notice or other communication under this Voting Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Voting Agreement:

if to Stockholder:

at the address set forth on the signature page hereof; and

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP
5 Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Jane Ross, Esq. and David A. Lipkin, Esq.
Facsimile: (650) 849-7400

if to the Company:

Sirenza Microdevices, Inc.
303 S. Technology Court
Broomfield, CO 80021
Attention: Robert Van Buskirk
Facsimile: (303) 410-9976

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati PC
650 Page Mill Road
Palo Alto, CA 94304
Attn: Steven V. Bernard
Facsimile: (650) 493-6811

Wilson Sonsini Goodrich & Rosati PC
One Market Street
Spear Tower, Suite 3300
San Francisco, CA 94105
Attn: Michael S. Ringler
Facsimile: (415) 947-2099

7.5  Severability.  Any term or provision of this Voting Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Voting Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

7.6  Entire Agreement.  This Voting Agreement, the Proxy, the Merger Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

7.7  Amendments.  This Voting Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Company and Stockholder.

7.8  Assignment; Binding Effect; No Third Party Rights.  Except as provided herein, neither this Voting Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Voting Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of the Company and its successors and assigns. Without limiting any of the restrictions set forth in Section 2, Section 3 or elsewhere in this Voting Agreement, this Voting Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Voting Agreement is intended to confer on any Person (other than the Company and its successors and assigns) any rights or remedies of any nature.

7.9  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Voting Agreement or in the Proxy, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

7.10  Non-Exclusivity.  The rights and remedies of the Company under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

7.11  Governing Law; Jurisdiction; Waiver of Jury Trial.  This Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; (b) irrevocably waives the right to trial by jury; and (c) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which Stockholder or the Company, as the case may be, is to receive notice in accordance with Section 6.4.

7.12  Counterparts; Exchanges by Facsimile.  This Voting Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Voting Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Voting Agreement.

7.13  Captions.  The captions contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

7.14  Waiver.  No failure on the part of the Company to exercise any power, right, privilege or remedy under this Voting Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Voting Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. the Company shall not be deemed to have waived any claim available to the Company arising out of this Voting Agreement, or any power, right, privilege or remedy of the Company under this Voting Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.15  Independence of Obligations.  The covenants and obligations of Stockholder set forth in this Voting Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder. Nothing in this Voting Agreement shall limit any of the rights or remedies of the Company under the Merger Agreement, or any of the rights or remedies of the Company or any of the obligations of Stockholder under any agreement between Stockholder and the Company or any certificate or instrument executed by Stockholder in favor of the Company; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of the Company or any of the obligations of Stockholder under this Voting Agreement.

7.16  Construction.

(a) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

(c) As used in this Voting Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Voting Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

[Remainder of page intentionally left blank.]

In Witness Whereof, the parties have caused this Voting Agreement to be executed as of the date first written above.

Sirenza Microdevices, Inc.

By

Title

Stockholder

Signature

Printed Name
Address:

Facsimile:

Additional Securities
Shares Held of Record	Options and Other Rights	Beneficially Owned

Signature Page to Voting Agreement

Exhibit A

Form of Irrevocable Proxy

Proxy

Irrevocable Proxy

The undersigned stockholder (the “Stockholder”) of RF Micro Devices, Inc., a Delaware corporation (“Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Robert Van Buskirk, Gerald Quinell and Sirenza Microdevices, Inc., a Delaware corporation (the “Company”), and each of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of Parent referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between the Company and the Stockholder (the “Voting Agreement”), and is granted in consideration of the Company entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Iceman Acquisition Sub, Inc., a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Expiration Date (as defined in the Voting Agreement).

Prior to the Expiration Date, the attorneys and proxies named above will be empowered, and may exercise this proxy, to vote any Shares owned by the undersigned, at any meeting of the stockholders of Parent, however called, and in connection with any written action by consent of stockholders of Parent in favor of: (i) the execution and delivery by Parent of the Merger Agreement; (ii) the approval of the issuance of Parent Common Stock in the Merger; and (iii) each of the other actions contemplated by the Merger Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated: August   , 2007

Stockholder

Signature

Printed Name

Number of shares of common stock of Parent owned of record as of the date of this proxy:

Schedule of Omitted Documents

Pursuant to Instruction 2 to Item 601 of Regulation S-K, set forth below are (i) the names of the RF Micro Devices, Inc. shareholders who entered into Voting Agreements, each dated as of August 12, 2007, with Sirenza Microdevices, Inc., and (ii) information relating to the securities identified in each respective Voting Agreement.

	Securities
	Shares Held of	Options and	Additional Securities
Shareholder Name	Record	Other Rights	Beneficially Owned

Robert A. Bruggeworth	5,000	2,057,260	0
Daniel A. DiLeo	0	105,000	0
Jeffery R. Gardner	0	65,000	0
John Harding	0	50,000	0
David A. Norbury	462,322	105,000	50,000
Albert E. Paladino	125,000	191,669	0
William J. Pratt	662,958	1,029,611	0
William A. Priddy, Jr.	49,348	1,056,920	0
Erik H. van der Kaay	48,000	275,000	0
Walter H. Wilkinson, Jr.	132,892	255,000	0

Global Markets & Investment Banking

Annex D

August 12, 2007

Board of Directors
RF Micro Devices, Inc.
7628 Thorndike Road
Greensboro, North Carolina 27409-9421

Members of the Board of Directors:

Sirenza Microdevices, Inc. (the “Company”), RF Micro Devices, Inc. (“Parent”), and Iceman Acquisition Sub, Inc., a newly formed, wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger and Reorganization (the “Agreement”), dated as of August 12, 2007, pursuant to which Merger Sub will be merged with and into the Company (the “First Merger”) in a transaction in which each outstanding share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), will be converted into the right to receive a combination of (i) $5.56 per share in cash (the “Per Share Cash Amount”) and (ii) 1.7848 shares of the common stock of Parent (“Parent Common Stock”), no par value (the “Exchange Ratio”), subject to adjustment as provided in Section 1.5(b) of the Agreement. The Per Share Cash Amount and the Exchange Ratio together are referred to as the “Merger Consideration”. By virtue of the First Merger, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). Immediately following the First Merger, the Surviving Corporation will be merged with and into Parent (the “Second Merger”), with Parent continuing as the surviving corporation in the Second Merger. Together, the First Merger and the Second Merger are referred to as the “Mergers”.

You have asked us whether, in our opinion, the Merger Consideration to be paid by Parent is fair from a financial point of view to holders of Parent Common Stock.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company and Parent that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and Parent, as well as the amount and timing of the cost savings and related expenses expected to result from the Mergers (the “Expected Synergies”) furnished to us by the Company and Parent;

(3) Conducted discussions with members of senior management and other representatives of the Company and Parent concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Mergers and the Expected Synergies;

(4) Reviewed the market prices and valuation multiples for the Company Common Stock and Parent Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and Parent and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Mergers with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

D-1

(8) Reviewed the potential pro forma impact of the Mergers;

(9) Reviewed a draft dated August 11, 2007 of the Agreement; and

(10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or Parent or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Parent. With respect to the financial forecast information discussed with us by the Company and Parent, the managements of the Company and Parent have advised us, and we have assumed, that such financial forecast information represents reasonable estimates and judgments as to the future financial performance of the Company and Parent, respectively. With respect to the Expected Synergies furnished to and discussed with us by the Company and Parent, management of Parent has advised us, and we have assumed, that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s and Parent’s management as to the Expected Synergies. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us in all respects material to our opinion.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Mergers.

We are acting as financial advisor to Parent in connection with the Mergers and will receive a fee from Parent for our services, a significant portion of which is contingent upon the consummation of the First Merger. In addition, Parent has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to Parent and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Common Stock and other securities of the Company, as well as the Parent Common Stock and other securities of Parent, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of Parent. Our opinion does not address the merits of the underlying decision by Parent to engage in the Mergers and does not constitute a recommendation to any shareholder of Parent as to how such shareholder should vote on the issuance of Parent Common Stock in the First Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Parent. We are not expressing any opinion herein as to the prices at which Parent Common Stock will trade following the announcement or consummation of the Mergers. On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by Parent is fair from a financial point of view to the holders of Parent Common Stock.

Very truly yours,

/s/	Merrill Lynch, Pierce, Fenner & Smith Incorporated
(MERRILL LYNCH, PIERCE, FENNER &
SMITH INCORPORATED)

JCM

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Annex E

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

August 12, 2007

Board of Directors
Sirenza Microdevices, Inc.
303 S. Technology Court
Broomfield, Colorado 80021

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of Sirenza Microdevices, Inc. (“Sirenza”) of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 12, 2007 (the “Agreement”), among RF Micro Devices, Inc. (“RF”), Iceman Acquisition Sub, Inc., a wholly owned subsidiary of RF (“Merger Sub”), and Sirenza. As more fully described in the Agreement, (a) Merger Sub will be merged with and into Sirenza and, immediately thereafter, Sirenza will be merged with and into RF (such mergers, the “Mergers”) and (b) each outstanding share of the common stock, par value $0.001 per share, of Sirenza (“Sirenza Common Stock”) will be converted into the right to receive a combination of (i) $5.56 in cash (such cash amount, the “Cash Consideration”) or (ii) 1.7848 shares of the common stock, no par value, of RF (“RF Common Stock” and, such number of shares, the “Stock Consideration”) (the Stock Consideration, together with the Cash Consideration, the “Consideration”). The terms and conditions of the Mergers are more fully set forth in the Agreement.

In connection with rendering our opinion, we have:

(i) reviewed certain publicly available financial statements and other business and financial information of Sirenza and RF, respectively;

(ii) reviewed certain internal financial statements and other financial and operating data concerning Sirenza and RF, respectively;

(iii) reviewed certain financial forecasts relating to Sirenza prepared by the management of Sirenza (the “Sirenza Forecasts”);

(iv) reviewed certain publicly available financial forecasts relating to RF for fiscal years ending March 31, 2008 and 2009 and extrapolated certain financial forecasts for fiscal years ending March 31, 2010 through 2013 based on growth rate and other assumptions provided to us by the management of RF (collectively, together with such growth rate and other assumptions, the “RF Public Forecasts”);

(v) reviewed and discussed with senior executives of Sirenza information relating to certain cost savings (collectively, the “Cost Savings”) expected by the managements of Sirenza and RF to result from the Mergers;

(vi) discussed the past and current operations, financial condition and prospects of each of Sirenza and RF with senior executives of Sirenza and RF;

(vii) discussed with senior executives of Sirenza their assessments as to (a) the technology and products of Sirenza and RF and the integration of such technology and products and (b) Sirenza’s existing and future relationships and arrangements with, and RF’s ability to retain, key employees, customers and suppliers of Sirenza;

(viii) reviewed the potential pro forma financial impact of the Mergers on the future financial performance of RF, including the potential effect on RF’s estimated earnings per share;

(ix) reviewed the reported prices and trading activity for Sirenza Common Stock and RF Common Stock;

Board of Directors
Sirenza Microdevices, Inc.
August 12, 2007

(x) compared the financial performance of Sirenza and RF, respectively, and the prices of Sirenza Common Stock and RF Common Stock, with that of certain other publicly traded companies we deemed relevant;

(xi) compared certain financial terms of the Mergers to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(xii) participated in discussions and negotiations among representatives of Sirenza, RF and their respective advisors;

(xiii) reviewed the Agreement;

(xiv) considered the results of our efforts to solicit, at the direction of Sirenza, indications of interest from selected third parties with respect to a possible acquisition of Sirenza; and

(xv) performed such other analyses and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us. With respect to the Sirenza Forecasts, we have assumed, at the direction of Sirenza, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Sirenza as to the future financial performance of Sirenza. With respect to the RF Public Forecasts, we have assumed, at the direction of RF, that the RF Public Forecasts utilized in certain of our analyses are a reasonable basis upon which to evaluate the future financial performance of RF and that RF will perform substantially in accordance with such estimates. With respect to the Cost Savings, we have assumed, at the direction of Sirenza and RF, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Sirenza and RF.

We have relied, at the direction of Sirenza, upon the assessments of senior executives of Sirenza as to (a) the technology and products of Sirenza and RF and the integration of such technology and products and (b) Sirenza’s existing and future relationships and arrangements with, and RF’s ability to retain, key employees, customers and suppliers of Sirenza. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Sirenza or RF, nor have we been furnished with any such valuations or appraisals. We have assumed, at the direction of Sirenza, that the Mergers together will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Mergers will be consummated as provided in the Agreement with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof.

We express no view or opinion as to any terms or aspects of the Mergers (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Mergers or the Consideration. In addition, no view or opinion is expressed as to the relative merits of the Mergers in comparison to other transactions available to Sirenza or in which Sirenza might engage or as to whether any transaction might be more favorable to Sirenza as an alternative to the Mergers, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of Sirenza to proceed with or effect the Mergers. We are not expressing any opinion as to what the value of RF Common Stock actually will be when issued or the prices at which Sirenza Common Stock or RF Common Stock may trade at any time.

We have acted as financial advisor to Sirenza in connection with the Mergers and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Mergers. We or our affiliates in the past have provided financial advisory and financing services to Sirenza, for which services we and our affiliates have received compensation. In the ordinary course of our businesses, we and our affiliates may actively trade or hold securities or loans of Sirenza or RF for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

Board of Directors
Sirenza Microdevices, Inc.
August 12, 2007

It is understood that this letter is for the benefit and use of the Board of Directors of Sirenza in connection with and for purposes of its evaluation of the Mergers. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Mergers.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the proposed Mergers by holders of Sirenza Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  Banc of America Securities LLC
BANC OF AMERICA SECURITIES LLC

Annex F

Section 262 of the Delaware General Corporation Law

SECTION 262. APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange 1or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

RFMD’s bylaws provide for the indemnification of its directors or officers against liabilities and litigation expenses that arise out of his status as such, excluding (i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with RFMD’s best interest and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

RFMD’s articles of incorporation provide for the elimination of the personal liability of each of RFMD’s directors to the fullest extent permitted by law.

RFMD maintains directors’ and officers’ liability insurance under which each controlling person, director and officer of RFMD is insured or indemnified against certain liabilities which he may incur in his capacity as such.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
Number		Description of Exhibit

2.1		Agreement and Plan of Merger and Reorganization among RF Micro Devices, Inc., Iceman Acquisition Sub, Inc. and Sirenza Microdevices, Inc., dated as of August 12, 2007 (included as Annex A to the joint proxy statement/prospectus which is a part of this Registration Statement on Form S-4)
2.2		Form of Voting Agreement between RF Micro Devices, Inc. and certain stockholders of Sirenza Microdevices, Inc. (included as Annex B to the joint proxy statement/prospectus which is a part of this Registration Statement on Form S-4)
2.3		Form of Voting Agreement between Sirenza Microdevices, Inc. and certain stockholders of RF Micro Devices, Inc. (included as Annex C to the joint proxy statement/prospectus which is a part of this Registration Statement on Form S-4)
3.1		Restated Articles of Incorporation of RF Micro Devices, Inc., dated July 27, 1999(1)
3.2		Articles of Amendment of RF Micro Devices, Inc. to Articles of Incorporation, dated July 26, 2000(2)
3.3		Articles of Amendment of RF Micro Devices, Inc. to Articles of Incorporation dated August 10, 2001(3)
3.4		Bylaws of RF Micro Devices, Inc., as amended and restated through June 1, 2004(4)
4.1		Specimen Certificate of Common Stock of RF Micro Devices, Inc.(5)
4.2		See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of RF Micro Devices, Inc.’s Articles of Incorporation and Bylaws defining the rights of holders of RF Micro Devices, Inc.’s common stock
5.1		Opinion of Womble Carlyle Sandridge & Rice, PLLC regarding legality of the securities
8.1		Opinion of Cooley Godward Kronish LLP regarding tax matters
8.2		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding tax matters
10	.1*	Offer letter between RF Micro Devices, Inc. and Robert Van Buskirk, dated August 13, 2007
10	.2*	Change in Control agreement between RF Micro Devices, Inc. and Robert Van Buskirk, dated August 13, 2007
10	.3*	Noncompetiton Agreement, dated August 13, 2007, executed by Robert Van Buskirk in favor of RF Micro Devices, Inc., Sirenza Microdevices, Inc. and other beneficiaries

Exhibit
Number		Description of Exhibit

10	.4*	RFMD NC Inventions, Confidentiality and Non-Solicitation Agreement, dated August 13, 2007, by and between Robert Van Buskirk and RF Micro Devices, Inc.
23.1		Consent of Ernst & Young, LLP, independent registered public accounting firm, with respect to RF Micro Devices, Inc.
23.2		Consent of Ernst & Young, LLP, independent registered public accounting firm, with respect to Sirenza Microdevices, Inc.
23.3		Consent of Womble Carlyle Sandridge & Rice, PLLC (set forth in Exhibit 5.1)
23.4		Consent of Cooley Godward Kronish LLP (to be set forth in Exhibit 8.1)
23.5		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (set forth in Exhibit 8.2)
24	.1*	Power of Attorney (set forth on signature page)
99.1		Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
99	.2*	Consent of Banc of America Securities LLC
99.3		Form of RF Micro Devices, Inc. Proxy
99.4		Form of Sirenza Microdevices, Inc. Proxy

*	Previously filed.

(1)	Incorporated by reference to the exhibit filed with RFMD’s Quarterly Report on Form 10-Q for the quarterly period ended June 26, 1999.

(2)	Incorporated by reference to the exhibit filed with RFMD’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2000.

(3)	Incorporated by reference to the exhibit filed with RFMD’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2001.

(4)	Incorporated by reference to the exhibit filed with RFMD’s Annual Report on Form 10-K for the fiscal year ended April 3, 2004.

(5)	Incorporated by reference to the exhibit filed with RFMD’s Registration Statement on Form S-1/A, filed April 8, 1997.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on October 2, 2007.

RF MICRO DEVICES, INC.

By:	/s/ ROBERT A. BRUGGEWORTH
Robert A. Bruggeworth
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated and on the dates set forth below.

Signature	Title	Date

/s/ Robert A. Bruggeworth Robert A. Bruggeworth	President, Chief Executive Officer and Director (Principal Executive Officer)	October 2, 2007

* William A. Priddy, Jr.	Chief Financial Officer, Corporate Vice President of Administration and Secretary (Principal Financial Officer)	October 2, 2007

* Barry D. Church	Vice President and Corporate Controller (Principal Accounting Officer)	October 2, 2007

* Albert E. Paladino	Chairman of the Board of Directors	October 2, 2007

* Daniel A. DiLeo	Director	October 2, 2007

* Jeffery R. Gardner	Director	October 2, 2007

* John R. Harding	Director	October 2, 2007

* David A. Norbury	Director	October 2, 2007

* William J. Pratt	Director	October 2, 2007

Signature		Title	Date

* Erik H. van der Kaay		Director	October 2, 2007

* Walter H. Wilkinson, Jr.		Director	October 2, 2007

*By:	/s/ Robert A. Bruggeworth Robert A. BruggeworthAttorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number		Description of Exhibit

2.1		Agreement and Plan of Merger and Reorganization among RF Micro Devices, Inc., Iceman Acquisition Sub, Inc. and Sirenza Microdevices, Inc., dated as of August 12, 2007 (included as Annex A to the joint proxy statement/prospectus which is a part of this Registration Statement on Form S-4)
2.2		Form of Voting Agreement between RF Micro Devices, Inc. and certain stockholders of Sirenza Microdevices, Inc. (included as Annex B to the joint proxy statement/prospectus which is a part of this Registration Statement on Form S-4)
2.3		Form of Voting Agreement between Sirenza Microdevices, Inc. and certain stockholders of RF Micro Devices, Inc. (included as Annex C to the joint proxy statement/prospectus which is a part of this Registration Statement on Form S-4)
3.1		Restated Articles of Incorporation of RF Micro Devices, Inc., dated July 27, 1999(1)
3.2		Articles of Amendment of RF Micro Devices, Inc. to Articles of Incorporation, dated July 26, 2000(2)
3.3		Articles of Amendment of RF Micro Devices, Inc. to Articles of Incorporation dated August 10, 2001(3)
3.4		Bylaws of RF Micro Devices, Inc., as amended and restated through June 1, 2004(4)
4.1		Specimen Certificate of Common Stock of RF Micro Devices, Inc.(5)
4.2		See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of RF Micro Devices, Inc.’s Articles of Incorporation and Bylaws defining the rights of holders of RF Micro Devices, Inc.’s common stock
5.1		Opinion of Womble Carlyle Sandridge & Rice, PLLC regarding legality of the securities
8.1		Opinion of Cooley Godward Kronish LLP regarding tax matters
8.2		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation regarding tax matters
10	.1*	Offer letter between RF Micro Devices, Inc. and Robert Van Buskirk, dated August 13, 2007
10	.2*	Change in Control agreement between RF Micro Devices, Inc. and Robert Van Buskirk, dated August 13, 2007
10	.3*	Noncompetiton Agreement, dated August 13, 2007, executed by Robert Van Buskirk in favor of RF Micro Devices, Inc., Sirenza Microdevices, Inc. and other beneficiaries
10	.4*	RFMD NC Inventions, Confidentiality and Non-Solicitation Agreement, dated August 13, 2007, by and between Robert Van Buskirk and RF Micro Devices, Inc.
23.1		Consent of Ernst & Young, LLP, independent registered public accounting firm, with respect to RF Micro Devices, Inc.
23.2		Consent of Ernst & Young, LLP, independent registered public accounting firm, with respect to Sirenza Microdevices, Inc.
23.3		Consent of Womble Carlyle Sandridge & Rice, PLLC (set forth in Exhibit 5.1)
23.4		Consent of Cooley Godward Kronish LLP (to be set forth in Exhibit 8.1)
23.5		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (set forth in Exhibit 8.2)
24	.1*	Power of Attorney (set forth on signature page)
99.1		Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
99	.2*	Consent of Banc of America Securities LLC
99.3		Form of RF Micro Devices, Inc. Proxy
99.4		Form of Sirenza Microdevices, Inc. Proxy

*	Previously filed.

(1)	Incorporated by reference to the exhibit filed with RFMD’s Quarterly Report on Form 10-Q for the quarterly period ended June 26, 1999.

(2)	Incorporated by reference to the exhibit filed with RFMD’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2000.

(3)	Incorporated by reference to the exhibit filed with RFMD’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2001.

(4)	Incorporated by reference to the exhibit filed with RFMD’s Annual Report on Form 10-K for the fiscal year ended April 3, 2004.

(5)	Incorporated by reference to the exhibit filed with RFMD’s Registration Statement on Form S-1/A, filed April 8, 1997.